As filed with the Securities and Exchange Commission June 22, 1998


                                                      Registration No. 333-52051
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                              --------------------


                                 AMENDMENT NO. 2

                                       TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              --------------------

                              BANKFIRST CORPORATION
             (exact name of registrant as specified in its charter)

   Tennessee                      6712                          58-1790903
(State or other            (Primary Standard                 (I.R.S. Employer
jurisdiction of        Industrial Classification          Identification Number)
incorporation or              Code Number)
organization)

                                               Fred R. Lawson, President and
                                                  Chief Executive Officer
          625 Market Street                        BankFirst Corporation
         Knoxville, TN 37902                         625 Market Street
           (423) 595-1100                           Knoxville, TN 37902
     (Address, including zip code,                     (423) 595-1100
  and telephone number,including area      (Name,address,including zip code,and
   code, of registrant's principal            telephone number,including area
          executive office)                      code,of agent for service)

                              --------------------

                                   Copies To:

 Kathryn Reed Edge          L.A. Walker, Jr.,            Robert G. McCullough
Miller & Martin LLP        Chairman and Chief               Baker, Donelson,
    Suite 2325,             Executive Officer           Bearman & Caldwell, P.C.
  SunTrust Center     First Franklin Bancshares, Inc.       511 Union Street
 424 Church Street        204 Washington Avenue                Suite 1700
Nashville, TN 37219         Athens, TN 37371              Nashville, TN 37219
 (615) 244-3119              (423) 745-2452                  (615) 726-5600

      Approximate date of commencement of proposed sale of securities to public:
As soon as practicable after the effective date of this Registration Statement.

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

                             BANKFIRST CORPORATION
                     625 Market Street, Knoxville, TN 37902


                                                                   June 22, 1998


Dear Shareholder:


      You are cordially invited to attend a Special Meeting of Shareholders of BankFirst Corporation ("BFC"), to be held on Thursday, July 2, 1998, on the 15th floor of the main office of BankFirst at 625 Market Street, Knoxville, Tennessee 37902 at 8:00 a.m., Eastern Daylight Savings Time (the "BFC Meeting").


      At this meeting, you will be asked to consider and vote upon a proposal to approve an Agreement and Plan of Merger, dated as of March 19, 1998 (the "Merger Agreement"), between First Franklin Bancshares, Inc. ("FFBS") and BFC, which provides for the merger of FFBS with and into BFC (the "Merger"), with BFC to be the surviving corporation. The proposed Merger is more fully described in the accompanying Joint Proxy Statement/Prospectus.

      If the Merger is approved and consummated, the Merger Agreement provides that (i) each issued and outstanding share of common stock of FFBS, $5.00 par value per share ("FFBS Common"), other than shares of FFBS Common held as treasury stock, will be converted into the right to receive 4.410 shares of common stock of BFC, $2.50 par value per share (the "BFC Common") and cash in lieu of fractional shares, and (ii) each issued and outstanding share of BFC Common Stock will remain issued and outstanding, unaffected by the Merger.

      As a result of the Merger, the separate existence of FFBS will cease and First National Bank and Trust Company of Athens, a wholly-owned subsidiary of FFBS, will become a wholly-owned subsidiary of BFC and will continue in operation serving its current markets as a national banking association.

      At the BFC Meeting, shareholders will also consider and vote on (i) the election of L. A. Walker, Jr., W. D. Sullins, Jr., and C. Scott Mayfield, Jr. to fill three additional positions on the Board of Directors of BFC which will be created upon the effectiveness of the Merger; such nominees were chosen from the current Board of Directors of FFBS and (ii) an amendment to the BFC Charter authorizing a five for one stock split of BFC Common, to be effective on June 30, 1998 or immediately after the Merger, whichever is later.

      The enclosed Notice of Special Meeting of Shareholders and Joint Proxy Statement/Prospectus explain the Merger and provide specific information relative to the BFC Meeting. Please carefully read these materials and thoughtfully consider the information contained in them. A representative of BFC's accounting firm will be available during the BFC Meeting to respond to questions.

      The Board of Directors of BFC believes that the Merger and the Merger Agreement are fair to, and in the best interests of, BFC and its shareholders. The Boards of Directors of both FFBS and BFC have approved the Merger Agreement. The Board of Directors of BFC recommends that you vote FOR approval of the Merger Agreement, election of the director nominees and approval of the Charter amendment.

      Your vote is important since approval of the Merger requires the affirmative vote of a majority of the outstanding shares of BFC Common. Whether or not you plan to attend the BFC Meeting, you are urged to promptly complete, sign, date and return the accompanying Proxy in the enclosed envelope, so that your shares may be represented at the BFC Meeting. All shareholders are invited to attend the BFC Meeting in person, and you may, if you wish, vote personally on all matters brought before the BFC Meeting, even if you have previously returned your Proxy.

                                           Sincerely,

                                           Fred R. Lawson
                                           President and Chief Executive Officer

                         FIRST FRANKLIN BANCSHARES, INC.
                     204 Washington Avenue, Athens, TN 37371


                                                                   June 22, 1998


Dear Shareholder:


      You are cordially invited to attend a Special Meeting of Shareholders of First Franklin Bancshares, Inc. ("FFBS"), to be held on Thursday, July 2, 1998, at the operations center of The First National Bank and Trust Company ("Athens") at 3 South Hill Street, Madison Park Center, Athens, Tennessee 37371 at 10:00 a.m., Eastern Daylight Savings Time (the "FFBS Meeting").


      At this meeting, you will be asked to consider and vote upon a proposal to approve an Agreement and Plan of Merger, dated as of March 19, 1998 (the "Merger Agreement"), between FFBS and BankFirst Corporation ("BFC"), which provides for the merger of FFBS with and into BFC (the "Merger"), with BFC to be the surviving corporation. The proposed Merger is more fully described in the accompanying Joint Proxy Statement/Prospectus.

      If the Merger is approved and consummated, the Merger Agreement provides that (i) each issued and outstanding share of common stock of FFBS, $5.00 par value per share ("FFBS Common"), other than shares of FFBS Common held as treasury stock, will be converted into the right to receive 4.410 shares of common stock of BFC, $2.50 par value per share ("BFC Common"), and cash in lieu of fractional shares and (ii) each issued and outstanding share of BFC Common will remain issued and outstanding, unaffected by the Merger. With respect to BFC Common received in the transaction by FFBS shareholders, the Merger Agreement provides for a tax-free exchange.

      BFC anticipates that a five for one stock split of BFC Common will occur on June 30, 1998 or immediately after the Merger, whichever is later. As a result of that stock split, each share of BFC Common received by FFBS shareholders in the Merger will become five shares of BFC Common.

      As a result of the Merger, the separate existence of FFBS will cease and Athens, a wholly-owned subsidiary of FFBS, will become a wholly-owned subsidiary of BFC and will continue in operation serving its current markets as a national banking association.

      The enclosed Notice of Special Meeting of Shareholders and Joint Proxy Statement/Prospectus explain the Merger and provide specific information relative to the FFBS Meeting. Please carefully read these materials and thoughtfully consider the information contained in them. A representative of FFBS's accounting firm will be present at the FFBS Meeting and available to respond to questions.

      The Board of Directors of FFBS believes that the transactions contemplated by the Merger Agreement are fair to and in the best interests of FFBS and its shareholders. The Boards of Directors of both FFBS and BFC have approved the Merger Agreement. The Board of Directors of FFBS recommends that you vote FOR approval of the Merger Agreement.

      Your vote is of great importance since approval of the Merger requires the affirmative vote of a majority of the outstanding shares of FFBS Common. Whether or not you plan to attend the FFBS Meeting, you are urged to promptly complete, sign, date and return the accompanying Proxy in the enclosed envelope, so that your shares may be represented at the FFBS Meeting. All shareholders are invited to attend the FFBS Meeting in person, and you may, if you wish, vote personally on all matters brought before the FFBS Meeting, even if you have previously returned your Proxy.

                                            Sincerely,

                                            L.A. Walker, Jr.,
                                            Chairman and Chief Executive Officer

                             BANKFIRST CORPORATION

                                   ----------

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS


                           To Be Held on July 2, 1998


                                   ----------


      NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of BankFirst Corporation ("BFC") will be held on Thursday, July 2, 1998 on the 15th floor of the main office of BankFirst at 625 Market Street, Knoxville, Tennessee 37902 at 8:00 a.m., Eastern Daylight Savings Time, for the following purposes:


      1. To consider and vote upon the approval and adoption of an Agreement and Plan of Merger dated as of March 19, 1998 (the "Merger Agreement") between First Franklin Bancshares, Inc. ("FFBS") and BFC, a copy of which is set forth as Appendix A to the attached Joint Proxy Statement/Prospectus. The Merger Agreement provides for, among other things, the proposed merger of FFBS with and into BFC (the "Merger"), with BFC to be the surviving corporation of the Merger;

      2. To consider and vote upon the election of L. A. Walker, Jr., W. D. Sullins, Jr., and C. Scott Mayfield, Jr. to fill three additional positions on the Board of Directors of BFC which will be created upon the effectiveness of the Merger; such nominees will serve as members of the board until the next annual meeting or until their successors are duly elected and qualified;

      3. To consider and vote upon an amendment to the BFC Charter which authorizes a five for one stock split of BFC Common to be effective June 30, 1998 or immediately after the Merger, whichever is later.

      4. To transact such other business as may properly come before the meeting. The Board of Directors of BFC is not aware of any other business to come before the meeting.

      The foregoing items of business are more fully described in the Joint Proxy Statement/Prospectus accompanying this Notice.

      Only shareholders of record at the close of business on May 15, 1998 are entitled to notice of, and to vote at, the meeting and any adjournments thereof.

      Approval of the Merger Agreement requires the affirmative vote of a majority of the outstanding shares of BFC common stock. Approval of the director nominees and Charter amendment require the affirmative vote of a majority of the common stock of BFC which is represented at the meeting. The Board of Directors of BFC recommends that shareholders vote FOR approval of the Merger Agreement, the director nominees and the Charter amendment.

                                        BY ORDER OF THE BOARD OF DIRECTORS


                                        Secretary

Knoxville, Tennessee

June 22, 1998


--------------------------------------------------------------------------------

                             YOUR VOTE IS IMPORTANT

 To ensure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. To revoke a proxy, you must submit to the Secretary of BFC, prior to voting, either a signed instrument of revocation or a duly executed proxy bearing a date or time later than the proxy being revoked. If you attend the meeting, you may vote in person even if you previously returned a proxy.

--------------------------------------------------------------------------------

                        FIRST FRANKLIN BANCSHARES, INC.

                                   ----------

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS


                           To Be Held on July 2, 1998


                                   ----------


      NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of First Franklin Bancshares, Inc. ("FFBS") will be held on Thursday, July 2, 1998 at the operations center of The First National Bank and Trust Company ("Athens") at 3 South Hill Street, Madison Park Center, Athens, Tennessee 37371 at 10:00 a.m., Eastern Daylight Savings Time, for the following purposes:


      1. To consider and vote upon the approval and adoption of an Agreement and Plan of Merger dated as of March 19, 1998 (the "Merger Agreement") between FFBS and BankFirst Corporation ("BFC"), a copy of which is set forth as Appendix A to the attached Joint Proxy Statement/Prospectus. The Merger Agreement provides for, among other things, the merger of FFBS with and into BFC (the "Merger"), with BFC to be the surviving corporation of the Merger;

      2. To transact such other business as may properly come before the meeting. The Board of Directors of FFBS is not aware of any other business to come before the meeting.

      The foregoing items of business are more fully described in the Joint Proxy Statement/Prospectus accompanying this Notice.

      Only shareholders of record at the close of business on May 15, 1998 are entitled to notice of, and to vote at, the meeting and any adjournments thereof.

      Approval of the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of FFBS common stock. The Board of Directors of FFBS recommends that shareholders vote FOR approval of the Merger Agreement.

                                  BY ORDER OF THE BOARD OF DIRECTORS


                                  Secretary

Athens, Tennessee

June 22, 1998


--------------------------------------------------------------------------------

                             YOUR VOTE IS IMPORTANT

To ensure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. To revoke a proxy, you must submit to the Secretary of FFBS, prior to voting, either a signed instrument of revocation or a duly executed proxy bearing a date or time later than the proxy being revoked. If you attend the meeting, you may vote in person even if you previously returned a proxy.

--------------------------------------------------------------------------------

                             JOINT PROXY STATEMENT

      BANKFIRST CORPORATION                      FIRST FRANKLIN BANCSHARES, INC.
      Proxy Statement for                              Proxy Statement for
Special Meeting of Shareholders                  Special Meeting of Shareholders

  To Be Held on July 2, 1998                       To Be Held on July 2, 1998


                                   PROSPECTUS

                             BANKFIRST CORPORATION
                                  Common Stock

      This Joint Proxy Statement/Prospectus relates to the proposed merger of First Franklin Bancshares, Inc. ("FFBS") with and into BankFirst Corporation ("BFC") upon the terms and subject to the conditions set forth in the Agreement and Plan of Merger, dated as of March 19, 1998, by and between FFBS and BFC (the "Merger Agreement").


      This Joint Proxy Statement/Prospectus is being furnished in connection with the solicitation of proxies by the Board of Directors of BFC (the "BFC Board") to be used at the Special Meeting of Shareholders of BFC to be held on July 2, 1998 (the "BFC Meeting") and by the Board of Directors of FFBS (the "FFBS Board") to be used at the Special Meeting of Shareholders of FFBS to be held on July 2, 1998 (the "FFBS Meeting," and together with the BFC Meeting, the "Meetings").


      At the Meetings, shareholders of BFC and FFBS will consider and vote upon the approval and adoption of the Merger Agreement. In addition, at the BFC Meeting, the BFC shareholders will consider and vote on (i) nominees to fill three additional BFC Board positions which will be created upon the effectiveness of the Merger; such nominees will be chosen from the current FFBS Board and (ii) a Charter amendment authorizing a five for one stock split of BFC's outstanding common stock to be effective June 30, 1998 or immediately after the Merger, whichever is later.

      The Merger Agreement provides that (i) each issued and outstanding share of common stock of FFBS, $5.00 par value per share ("FFBS Common"), other than shares of FFBS Common held as treasury stock, will be converted into the right to receive 4.410 shares of common stock of BFC, $2.50 par value per share ("BFC Common"), and cash in lieu of fractional shares, and (ii) each issued and outstanding share of BFC Common will remain issued and outstanding, unaffected by the Merger. As a result of the Merger, the separate existence of FFBS will cease, and The First National Bank and Trust Company ("Athens"), a wholly-owned subsidiary of FFBS, will become a wholly-owned subsidiary of BFC and will continue in operation under its existing federal charter as a national banking association serving its local market.


      This Joint Proxy Statement/Prospectus also serves as a Prospectus under the Securities Act of 1933, as amended (the "Securities Act"), relating to a maximum of 723,791 shares of BFC Common issuable to holders of FFBS Common pursuant to the Merger. This Joint Proxy Statement/Prospectus and the accompanying forms of proxy are first being mailed to the shareholders of BFC and FFBS on or about June 22, 1998.


      There is no established trading market for either BFC Common or FFBS Common. The exchange ratio was arrived at by arms-length negotiation between the BFC Board and the FFBS Board. See "The Merger." To management of BFC's knowledge and management of FFBS' knowledge, the most recent transactions with respect to the BFC Common and the FFBS Common were at $50.00 per share and $167.00 per share, respectively.

      See "Risk Factors" on page 9 for a summary of certain material risks and considerations relating to an investment in BFC Common.

THE SHARES OF BFC COMMON OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF A BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

THE SECURITIES TO BE ISSUED IN THE MERGER HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS JOINT PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                   ----------


       The date of this Joint Proxy Statement/Prospectus is June 22, 1998.

NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS JOINT PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, THE SECURITIES OFFERED BY THIS JOINT PROXY STATEMENT/PROSPECTUS, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION MAY NOT LAWFULLY BE MADE. NEITHER THE DELIVERY OF THIS JOINT PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES PURSUANT TO THIS JOINT PROXY STATEMENT/PROSPECTUS SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN SINCE THE DATE OF THIS JOINT PROXY STATEMENT/PROSPECTUS.

                                   ----------

                              AVAILABLE INFORMATION

      All information concerning BFC included in this Joint Proxy Statement/Prospectus and the attached Appendices has been furnished by BFC and all information concerning FFBS included in this Joint Proxy Statement/Prospectus and the attached Appendices has been furnished by FFBS.

      BFC has filed with the Securities and Exchange Commission ("SEC") a Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act") covering the securities described herein. This Joint Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. Statements contained herein or incorporated herein by reference concerning the provisions of documents are summaries of such documents, and each statement is qualified in its entirety by reference to the applicable document if filed with the SEC or attached as an appendix hereto. For further information, reference is hereby made to the Registration Statement and the exhibits filed therewith. The Registration Statement and any amendments thereto, including exhibits filed as a part thereof, are available for inspection and copying as set forth below.

      BFC will become subject to the information filing requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith will file reports and other information with the SEC. Such reports and other information will be available for copying and inspection at the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates, as well as at the following Regional Offices of the SEC: Seven World Trade Center, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Such material will also be accessible electronically by means of the SEC's home page on the Internet at http://www.sec.gov through the SEC's Electronic Data Gathering Analysis and Retrieval ("EDGAR") System.

      In addition, BFC intends to furnish its shareholders with annual reports containing financial statements audited by BFC's independent accountants and to make available to its shareholders quarterly reports for the first three quarters of each fiscal year containing unaudited financial statements.

--------------------------------------------------------------------------------

                                    SUMMARY

      The following is a summary of certain information contained elsewhere in this Joint Proxy Statement/Prospectus. Reference is made to, and this summary is qualified in its entirety by, the more detailed information contained elsewhere in this Joint Proxy Statement/Prospectus and in the attached Appendices. Shareholders of BFC and FFBS are urged to carefully read this Joint Proxy Statement/Prospectus and the attached Appendices in their entirety.

The Companies

      BFC, incorporated in Tennessee in 1988, is a bank holding company registered under the Bank Holding Company Act of 1956, as amended (the "BHCA"). BFC's principal asset is the capital stock of BankFirst, a Tennessee banking corporation. At March 31, 1998, BFC had consolidated total assets of $517 million and shareholders' equity of $40 million. BFC's principal offices are located at 625 Market Street, Knoxville, Tennessee 37902 and its telephone number is (423) 595-1100. See "BUSINESS OF BFC."

      FFBS, incorporated in Tennessee in 1982, is a bank holding company registered under the BHCA. FFBS' principal asset is the capital stock of Athens, a national banking association. At March 31, 1998 FFBS had consolidated total assets of $185 million and stockholders' equity of $22 million. FFBS' principal offices are located at 204 Washington Avenue, Athens, Tennessee 37371-0100 and its telephone number is (423) 745-2452. See "BUSINESS OF FFBS."

Special Meetings of Shareholders


      The BFC Meeting will be held on Thursday, July 2, 1998, on the 15th floor of the main office of BankFirst at 625 Market Street, Knoxville, Tennessee 37902 at 8:00 a.m., Eastern Daylight Savings Time. Only holders of record of BFC Common at the close of business on May 15, 1998 (the "BFC Record Date") will be entitled to vote at the BFC Meeting. On the BFC Record Date, there were issued and outstanding 1,275,893 shares of BFC Common held by approximately 250 holders of record. Each such share is entitled to one vote on each matter which comes up at the BFC Meeting. See "THE SPECIAL MEETINGS."


      At the BFC Meeting, shareholders of BFC will be asked to consider and vote upon a proposal to approve and adopt the Merger Agreement, which provides for the merger of FFBS with and into BFC, with BFC to be the surviving corporation. In addition, if the Merger is approved, shareholders will consider and vote upon election of nominees to fill three additional positions on the BFC Board which will be created upon the effectiveness of the Merger; such nominees will serve as members of the BFC Board until the next annual meeting or until their successors are duly elected and qualified and will be chosen from the current members of the FFBS Board. The BFC shareholders will also be asked to consider and vote upon a charter amendment to authorize a five for one stock split of BFC Common. Approval of the Merger requires the affirmative vote of a majority of the outstanding shares of BFC Common. Election of each of the nominees and approval of the Charter amendment require the affirmative vote of a majority of the shares of BFC Common which are represented at the BFC Meeting. See "THE SPECIAL MEETINGS."


      The FFBS Meeting will be held on Thursday, July 2, 1998, at the operations center for Athens at 3 South Hill Street, Madison Park Center, Athens, Tennessee 37371 at 10:00 a.m., Eastern Daylight Savings Time. Only holders of record of FFBS Common at the close of business on May 15, 1998 (the "FFBS Record Date") will be entitled to vote at the FFBS Meeting. On the FFBS Record Date, there were issued and outstanding 164,125 shares of FFBS Common held by approximately 300 holders of record. Each share is entitled to one vote on each matter to come up at the FFBS Meeting. See "THE SPECIAL MEETINGS."


      At the FFBS Meeting, shareholders of FFBS will be asked to consider and vote upon a proposal to approve and adopt the Merger Agreement, which provides for the merger of FFBS with and into BFC, with BFC to be the surviving corporation. Approval of the Merger Agreement requires the affirmative vote of a majority of the outstanding shares of FFBS. See "THE SPECIAL MEETINGS."

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Terms of the Merger

      Upon the effectiveness of the Merger (the "Effective Time"), each share of FFBS Common outstanding prior to the Effective Time will be converted into a right to receive 4.410 fully paid and non-assessable shares of BFC Common. Shareholders of FFBS, who do not exercise dissenters' rights, will receive BFC Common in exchange for their shares of FFBS Common. No fractional shares of BFC Common will be issued in connection with the Merger. In lieu of fractional shares, BFC will make a cash payment for the fractional interest based on a value of $60 per share. See "THE MERGER--Terms of the Merger." As promptly as practicable after the Effective Time, BFC will provide letters of transmittal to shareholders of FFBS for the purpose of exchanging their certificates of FFBS Common for certificates of BFC Common. See "THE MERGER--Surrender of Certificates."

      As a result of the Merger, the separate existence of FFBS will cease and Athens, a wholly owned subsidiary of FFBS, will become a wholly-owned subsidiary of BFC and will continue in operation serving its current markets as a national banking association. After the Merger, BFC will continue to be managed by its existing board of directors and officers. However, three new directors, chosen from the existing FFBS Board, will be added to the BFC Board. See "THE MERGER--Management After the Merger."

Subsequent Events

      Subsequent to the signing of the Merger Agreement and with the approval of FFBS, the BFC Board proposed to amend the BFC Charter to (i) increase the number of authorized shares of BFC Common from 3,000,000 to 15,000,000; (ii) remove the provision authorizing 1,000,000 shares of non-voting common stock, par value $2.50 per share (there were no shares of such non-voting common stock issued and outstanding); and (iii) change the name of BFC from "Smoky Mountain Bancorp, Inc." to "BankFirst Corporation." All three charter amendments were approved and adopted by the BFC shareholders on April 27, 1998.

Conditions; Regulatory Approvals

      Consummation of the Merger is subject to various conditions, including receipt of the shareholder approval solicited hereby, receipt of the necessary regulatory approvals, FFBS' receipt of a fairness opinion, receipt of an opinion of counsel regarding certain tax aspects of the Merger, receipt of an accountant's letter stating that the Merger can be accounted for as a pooling of interests, and satisfaction of customary closing conditions.

      The regulatory approvals and consents necessary to consummate the transactions contemplated by the Merger Agreement include the approval of the Federal Deposit Insurance Corporation (the "FDIC"), the Tennessee Department of Financial Institutions (the "TDFI"), and the Board of Governors of the Federal Reserve (the "FRB"). Applications have been submitted for such approvals. There can be no assurances as to when, if, or with what conditions such approvals will be granted. See "THE MERGER--Conditions to Consummation of the Merger," and "--Regulatory Approvals."

Certain Differences in Shareholders' Rights

      As a result of the Merger, shareholders of FFBS will become shareholders of BFC. Both FFBS and BFC are Tennessee corporations registered as bank holding companies pursuant to the BHCA. Therefore, the statutory provisions governing the rights of FFBS shareholders will not change as a result of the Merger. However, at the Effective Time, FFBS shareholders will become subject to the provisions of BFC's charter and bylaws. The rights of shareholders of FFBS currently differ from rights of shareholders of BFC with respect to certain important matters, including authorized capital stock, number and qualification of directors, indemnification of officers and directors, and dividend policy. For a summary of these differences, see "EFFECT OF THE MERGER ON RIGHTS OF SHAREHOLDERS."

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Dissenters' Rights

      Under the Tennessee Business Corporation Act ("TBCA"), holders of BFC Common and holders of FFBS Common who vote against the Merger and who deliver to BFC or FFBS, respectively, the required written demand and who otherwise comply with the requirements of the TBCA will be entitled to receive the value of their shares in cash as determined under the provisions of the TBCA. Such right will be lost, however, if the procedural requirements of the TBCA are not fully and precisely satisfied. See "THE MERGER--Dissenters' Rights."

Certain Federal Income Tax Consequences

      FFBS will receive an opinion of counsel that for federal income tax purposes the Merger will be treated as a reorganization within the meaning of
Section 368(a) of the Internal Revenue Code of 1986, as amended, and, accordingly, for federal income tax purposes, shareholders of FFBS Common will not recognize gain or loss upon the receipt of BFC Common, except to the extent of any cash received in lieu of fractional shares. See "THE MERGER--Certain Federal Income Tax Consequences."

      FFBS shareholders are urged to consult their own tax advisers as to the specific tax consequences to them of the Merger, including the applicability and effect of federal, state, local and other tax laws.

Market Prices of Common Stock

      Neither BFC Common nor FFBS Common is listed, traded or quoted on any securities exchange or in the over-the-counter market, and no dealer makes a market in either stock, although isolated transactions between individuals occur from time to time. To BFC management's knowledge, the most recent transaction with respect to BFC Common was at $50 per share; and to FFBS management's knowledge, the most recent transaction with respect to FFBS Common was at $167 per share. The shares of BFC Common to be issued hereunder are registered under the Securities Act.

Initial Public Equity Offering; Stock Split

      BFC presently intends to effect an initial public offering of BFC Common after the Merger, if market conditions are favorable. Neither such offering nor the Merger is conditioned on the closing of the other. In preparation for the offering, BFC anticipates that a five for one stock split of BFC Common will occur soon after the Merger. If the stock split is consummated, the number of issued and outstanding shares of BFC Common will increase from approximately two million (including the shares to be issued in the Merger) to approximately ten million.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

              SUMMARY PRO FORMA CONSOLIDATED FINANCIAL INFORMATION
                 (In thousands, except share and per share data)

      The following tables set forth (a) summary pro forma financial information for BFC and FFBS combined as of and for the three months ended March 31, 1998, and as of and for each of the five years in the period ended December 31, 1997, and (b) historical, pro forma and equivalent pro forma net income and cash dividends of BFC and FFBS on a per share basis as of such dates and for such periods, and the historical and the pro forma book value of BFC and the historical and the equivalent pro forma book value of FFBS on a per share basis as of March 31, 1998 (as adjusted). This information is derived from and should be read in conjunction with the historical financial statements of BFC and FFBS that appear elsewhere in this Joint Proxy Statement/Prospectus and with the pro forma consolidated condensed financial statements of BankFirst, which give effect to the Merger and which appear in this Joint Proxy Statement/Prospectus under the caption "Pro Forma Financial Information." The pro forma consolidated condensed financial information has been prepared based on the pooling of interest method of accounting on the assumptions that 723,791 shares of BFC common stock will be issued and that no FFBS shareholder will dissent. This information will vary if any FFBS shareholders dissent to the proposed merger. The equivalent pro forma per share information for FFBS has been determined by multiplying BFC pro forma per share information by 4.41 (the Exchange Ratio).

                                            Three Months
                                               Ended                                      Years Ended
                                           --------------   -----------------------------------------------------------------------
                                           March 31, 1998      1997           1996            1995          1994            1993
                                           --------------   -----------    -----------    -----------    -----------    -----------
Summary of operations
      Interest income - tax equivalent       $    14,484    $    51,893    $    47,311    $    42,677    $    34,317    $    29,301
      Interest expense                             6,000         22,652         21,238         19,082         13,357         11,963
                                             -----------    -----------    -----------    -----------    -----------    -----------
      Net interest income                          8,484         29,241         26,073         23,595         20,780         17,338
      Tax equivalent adjustment (1)                 (688)          (606)          (613)          (558)          (600)          (623)
                                             -----------    -----------    -----------    -----------    -----------    -----------
      Net interest income                          7,796         28,635         25,460         23,037         20,180         16,715
      Provision for loan losses                     (534)        (2,935)          (667)          (553)          (703)          (924)
      Noninterest income                           1,959          5,657          5,243          4,369          4,382          3,916
      Noninterest expenses (2)                    (6,638)       (21,323)       (20,799)       (19,157)       (17,201)       (14,013)
                                             -----------    -----------    -----------    -----------    -----------    -----------
      Income before income taxes                   2,583         10,034          9,237          7,696          6,657          5,694
      Income tax expense                             880          3,406          3,188          2,517          1,727          1,828
                                             -----------    -----------    -----------    -----------    -----------    -----------

Net earnings                                 $     1,703    $     6,628    $     6,049    $     5,179    $     4,929    $     3,866
                                             -----------    -----------    -----------    -----------    -----------    -----------
      Basic earnings per share               $      0.83    $      3.27    $      3.15    $      3.15    $      3.31    $      2.65
      Diluted earnings per share                    0.78           3.05           2.95           2.97           3.04           2.60
      Dividends per common share                    --             0.61           0.47           0.71           0.77           0.71

      Cash dividends declared - common       $      --      $     1,214    $       876    $     1,152    $     1,133    $     1,039
      Cash dividends declared - preferred             39            161            162             74             73           --
      Book value per common share                  30.87          30.00          31.35          27.79          23.03          20.54
      Average common shares
        outstanding                            1,997,357      1,974,919      1,869,117      1,619,206      1,468,873      1,458,380

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                            Three Months
                                               Ended                                      Years Ended
                                           --------------   -----------------------------------------------------------------------
                                           March 31, 1998      1997           1996            1995          1994            1993
                                           --------------   -----------    -----------    -----------    -----------    -----------
Selected year-end balances
      Total assets                           $ 701,432      $ 650,717      $ 595,284      $ 545,718      $ 480,687      $ 418,337
      Earning assets                           638,838        604,031        559,927        504,430        444,866        388,644
      Total securities                         130,740        127,736        134,781        135,127        121,390        116,851
      Loans - net of unearned income           479,330        464,967        412,793        350,652        306,905        253,692
      Allowance for loan losses                  6,411          6,098          4,723          4,690          4,526          4,054
      Total deposits                           567,228        549,769        516,339        480,346        430,407        376,838
      Repurchase agreements and
         federal funds                          34,775         16,302          5,966          7,632          1,363           --

      Long-term debt                            27,351         12,121         12,154          8,407          8,416          2,143

      Stockholders' equity                      61,724         59,894         53,826         42,512         34,074         29,958

Selected average balances
      Total assets                           $ 662,988      $ 621,719      $ 566,616      $ 527,495      $ 467,616      $ 399,080
      Earning assets                           600,526        577,178        528,179        488,834        419,005        367,538
      Total securities                         131,604        128,796        136,600        135,509        121,352        106,584
      Loans - net of unearned income           472,844        442,296        379,930        339,989        282,812        243,431
      Allowance for loan losses                  6,348          4,796          4,802          4,541          4,384          3,747
      Total deposits                           547,480        529,820        492,435        468,068        416,426        343,359
      Stockholders' equity                      60,554         56,430         47,787         38,282         31,195         28,686

Selected ratios
      Loans to deposits                         86.37%         83.48%         77.15%         72.64%         67.91%         70.90%
      Allowance to year end loans                1.34%          1.31%          1.14%          1.34%          1.47%          1.60%
      Allowance to nonperforming assets        163.30%        163.75%        173.19%        258.83%        311.71%        406.21%
      Equity to assets                           9.13%          9.08%          8.43%          7.26%          6.67%          7.19%
      Leverage capital ratio                     8.78%          9.73%          9.60%          8.35%          7.50%          8.60%
      Return on assets                           1.04%          1.07%          1.07%          0.98%          1.05%          0.97%
      Return on equity                          11.24%         11.75%         12.66%         13.53%         15.80%         13.48%
      Dividends payout ratio (3)                               18.77%         14.88%         22.56%         23.33%         26.88%

----------
(1) Tax equivalent basis was calculated using a 38% tax rate for all periods presented.
(2) Noninterest expenses for three months ended March 31, 1998 include nonrecurring merger expenses of $54, which had the effect of reducing net income by $34.
(3) Dividends declared on common shares divided by net income available to common shareholders.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                       Historical Pro Forma Per Share Data

                                                 Three Months             Year ended December 31,
                                                    Ended        ---------------------------------------
                                                March 31, 1998      1997          1996           1995
                                                --------------   ---------      ---------      ---------
BASIC EARNINGS PER SHARE
    Historical
     BankFirst                                   $     0.94      $    3.12      $    3.06      $    3.07
     First Franklin                                    2.87          15.62          14.40          14.15
     Pro forma combined                                0.83           3.27           3.15           3.15
     Equivalent amount of First Franklin               3.66          14.42          13.89          13.89

DILUTED EARNINGS PER SHARE
     Historical
     BankFirst                                   $     0.84      $    2.80      $    2.77      $    2.76
     First Franklin                                    2.87          15.62          14.40          14.15
     Pro forma combined                                0.78           3.05           2.95           2.96
     Equivalent amount of First Franklin               3.44          13.45          13.01          13.05

DIVIDENDS PER COMMON SHARE
     Historical
     BankFirst                                   $     --        $    --        $    --        $    0.34
     First Franklin                                    --             7.40           5.30           5.10
     Pro forma combined                                --             0.61           0.47           0.71
     Equivalent amount of First Franklin               --             --             --             3.13

BOOK VALUE PER COMMON SHARE
     Historical
     BankFirst                                   $    31.36
     First Franklin                                   30.03
     Pro forma combined                               30.87
     Equivalent amount of First Franklin             136.15

--------------------------------------------------------------------------------

                           FORWARD LOOKING STATEMENTS


      All statements other than statements of historical facts included in this Joint Proxy Statement/Prospectus, including, without limitation, statements under "SUMMARY," "RISK FACTORS," "BFC MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS," "FFBS MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS," "BUSINESS OF BFC" and "BUSINESS OF FFBS," regarding planned capital expenditures, financial position, business strategies and other plans and objectives for future operations, are forward looking statements. BFC and FFBS wish to caution readers that all forward-looking statements are necessarily speculative and not to place undue reliance on any such forward-looking statements, which speak only as of the date made, and to advise readers that various risks and uncertainties, including regional and national economic conditions, changes in levels of market interest rates, credit risks of lending activities, and competitive and regulatory factors, could affect financial performance and could cause actual results for future periods to differ materially from those anticipated or projected. Although BFC and FFBS believe that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. The forward-looking statements contained in this Joint Proxy Statement/Prospectus are not within the safe harbor for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Exchange Act since this is an initial public offering.


                                  RISK FACTORS

      Shareholders of BFC and FFBS are urged to consider carefully the following Risk Factors, as well as the other information contained in this Joint Proxy Statement/Prospectus.

Absence of Existing Public Market for BFC Common; Uncertain Market Price

      There is no existing market for BFC Common. BFC currently contemplates effecting an initial public offering of BFC Common after the Merger, subject to registration with the SEC and favorable market conditions. In connection with the proposed initial public offering, management expects to apply to list BFC Common on the NASDAQ National Market and certain underwriters have indicated an intention to make a market in BFC Common. There can be no assurance that the public offering will be consummated. In addition, even if the public offering is consummated, there can be no assurance that an active and liquid trading market for BFC Common will develop. Further, market prices of BFC Common will depend on many factors including, among other things, the operating results and financial condition of BFC and the market for similar securities. There can be no assurance as to the market price for BFC Common.

No Current Plan to Pay Cash Dividends on BFC Common

      BFC has not paid a cash dividend on BFC Common since 1995 and has no current plan to do so in the future. The ability of the Company to pay dividends is restricted by federal laws and regulations applicable to bank holding companies, and by Tennessee laws relating to the payment of dividends by Tennessee corporations. Because substantially all of its operations are conducted through its subsidiaries, BFC's ability to pay dividends depends on the ability of its subsidiaries to pay dividends to it. The ability of Athens and BankFirst (the "Banks") to pay dividends is also restricted by applicable regulations of the TDFI, the Office of the Comptroller of Currency ("OCC") and the FDIC. As a result, BFC may not be able to declare and pay a dividend to holders of BFC Common even if BFC's current dividend policy were to change.

Difficulty of BFC in Integrating Operations

      The future financial performance of BFC will depend, in part, on its ability to successfully integrate the operations and management of the Banks. There can be no assurance that BFC will be able to effectively and profitably integrate the operations and management of the Banks.

Government Regulations and Monetary Policy Impact on Operations

      The banking industry is subject to extensive federal and state supervision and regulation. Such regulation limits the manner in which BFC, BankFirst and Athens conduct their respective businesses, undertake new investments and activities, and obtain financing. This regulation is intended primarily for the protection of the deposit insurance fund and consumers, and not to benefit the holders of BFC's securities. Financial institution regulation has been the subject of significant legislation in recent years, and may be the subject of further significant legislation in the future, none of which is in the control of BFC. Significant new laws or changes in, or repeal of, existing laws may cause BFC's results to differ materially. Further, federal monetary policy, particularly as implemented through the Federal Reserve System, significantly affects credit conditions for BFC, primarily through open market operations in United States government securities, the discount rates for bank borrowings, and bank reserve requirements. A material change in these conditions would be likely to have a material impact on BFC's results of operations.

Dependence on Local Economic Conditions and Geographic Concentration

      The Banks' operations are located and concentrated primarily in Knox, Sevier, Blount, Loudon, Jefferson, and McMinn Counties in East Tennessee. As a result of this geographic concentration, the Banks' results depend largely upon economic conditions in these areas. A deterioration in economic conditions in these market areas could have a materially adverse impact on the quality of loan portfolios and demand for products and services, and, accordingly, the results of operations. In addition, a significant amount of the business of BankFirst, totaling 115% of its capital and loan loss reserves and 16% of its loan portfolio, is derived from the lodging industry, particularly in Sevier County, Tennessee which is adjacent to the Great Smoky Mountains National Park. A deterioration in the market for lodging generally, or for lodging in Sevier County specifically, could have a materially adverse impact on BFC's results of operations.

Competition

      The banking and financial services business in the East Tennessee area generally, and in the Banks' market areas specifically, is highly competitive. The increasingly competitive environment is a result, primarily, of changes in regulation, changes in technology and product delivery systems, and the accelerating pace of consolidation among financial service providers. The Banks compete for loans, deposits, customers and delivery of financial services with other commercial banks, savings and loan associations, securities and brokerage companies, mortgage companies, insurance companies, finance companies, money market funds, credit unions, and other non-bank financial service providers. Many of these competitors are much larger in terms of total assets and capitalization, have greater access to capital markets and offer a broader array of financial services than either BankFirst or Athens. There can be no assurance that the Banks will be able to compete effectively and the results of operations of each could be adversely affected if circumstances affecting the nature or level of competition change.

Dependence on Key Personnel

      After the Merger, BFC's success will depend substantially on certain members of senior management of BankFirst, in particular Fred R. Lawson, R. Stephen Hagood and David Allen and the senior management of Athens, including L.
A. Walker, Jr., John W. Perdue and Michael L. Bevins. BFC's business and financial condition could be materially, adversely affected by the loss of the services of any of such individuals. BFC does not carry key person insurance.

Credit Quality Risks

      A significant source of risk for the Banks arises from the possibility that losses will be sustained because borrowers, guarantors and related parties may fail to perform in accordance with the terms of their loans. Both BankFirst and Athens have adopted underwriting and credit monitoring procedures and credit policies, including the establishment and review of the allowance for credit losses that management of each believes are appropriate to minimize this risk by assessing the likelihood of nonperformance, tracking loan performance and diversifying each company's credit portfolio.

Such policies and procedures, however, may not prevent unexpected losses which could materially adversely affect the Banks' results of operations.

Sufficiency of Reserve for Loan Losses

      Management of the Banks maintains an allowance for loan losses based upon, among other things, historical experience, and evaluation of economic conditions and regular reviews of delinquencies and loan portfolio quality. Based upon such factors, management makes various assumptions and judgments about the ultimate collectibility of the respective loan portfolios and provides an allowance for potential loan losses based upon a percentage of the outstanding balances and for specific loans when their ultimate collectibility is considered questionable. Although management of BFC and FFBS believe that allowances for loan losses at each of their respective Banks are adequate, there can be no assurance that such allowances will prove sufficient to cover future losses. Future adjustments may be necessary if economic conditions differ or adverse developments arise with respect to non-performing or performing loans of the Banks. Material additions to the allowance for loan losses of the Banks would result in a material decrease in BFC's net income, and possibly its capital, and could result in a material decrease in BFC's net income, and possibly its capital, and could result in its inability to pay dividends, among other adverse consequences.

Concentration of Voting Control

      Following the Merger, James L. Clayton, Chairman of the BFC Board, and his wife will have the power to vote 44.8% of the outstanding shares of BFC Common. In addition, Mr. Clayton's relatives and affiliates will have the power to vote an additional 4.2% of the outstanding shares of BFC Common. Accordingly, Mr. Clayton will have the ability to exercise significant influence over the management and policies of BFC, as well as the outcome of all matters requiring shareholder vote, including the election of directors, adoption or amendment of BFC's Charter, and approval of mergers or similar transactions, such as the sale of substantially all of the BFC's assets.

Potentially   Adverse  Impact  of  Interest  Rates  and  Economic  and  Industry
Conditions

      The results of operations of banking institutions are materially affected by general economic conditions, the monetary and fiscal policies of the federal government and the regulatory policies of governmental authorities and other factors that affect market rates of interest. The results of operations of banking institutions depend to a large extent on their level of "net interest income," which is the difference between interest income on interest-earning assets, such as loans and investments, and interest expense on interest-bearing liabilities, such as deposits and borrowings. A significant portion of the assets of most banking institutions consists of long-term residential mortgages and loans with shorter terms to maturity. The repricing periods of these assets are generally longer than those of the banking institution's interest-bearing liabilities. As a result, the yield on interest-earning assets of most banking institutions adjusts to changes in interest rates at a slower rate than the cost of their interest-bearing liabilities. Banking institutions in recent years have experienced fluctuations in net interest income due to changing interest rates and to differences in the repricing characteristics of their interest-earning assets and interest-bearing liabilities. Because most banking institutions continue to hold assets which reprice more slowly than their liabilities, any significant increase in interest rates would be expected to have an adverse impact on net interest income.

Risks Associated with any Future Acquisitions by BFC

      BFC has experienced growth as a result of mergers and acquisitions of businesses or assets that complement or expand its existing business, such as the recent acquisition of Curtis Mortgage Company, Inc. BFC may engage in selected acquisitions or strategic mergers in the future. Acquisitions involve a number of special risks, including the time associated with identifying and evaluating potential acquisitions; BFC's ability to finance the acquisition and associated costs; the diversion of management's attention to the integration of the assets, operations and personnel of the acquired businesses; the introduction of new products and services into BFC's business; possible adverse short-term effects on BFC's results of operations; possible amortization of goodwill associated with an acquisition; and the risk of loss of key employees of the acquired businesses. BFC may issue equity securities and other forms of common stock-based consideration in connection with future acquisitions, which could cause dilution to existing shareholders of BFC. BFC has no present agreements, arrangements or commitments with respect to any acquisition. See "BUSINESS OF BFC."

Conflicts of Interests of Certain Persons in the Transaction

      Directors and officers of BFC and FFBS (and certain of their family members and related interests) have personal interests in the Merger that may present them with conflicts of interest in connection with the Merger. The BFC Board and the FFBS Board are aware of this and have considered the personal interests disclosed in this Joint Proxy Statement/Prospectus in their evaluation of the Merger. See "THE MERGER Background of and Reasons for the Merger" and "THE MERGER Interests of Certain Persons in the Merger."

                              THE SPECIAL MEETINGS

Meetings of Shareholders


      This Joint Proxy Statement/Prospectus is being furnished to the holders of BFC Common in connection with the solicitation of proxies by and on behalf of the BFC Board for use at the BFC Meeting to be held at 8:00 a.m., Eastern Daylight Savings Time, on Thursday, July 2, 1998, on the fifteenth floor of the main office of BankFirst at 625 Market Street, Knoxville, Tennessee, and at any adjournments thereof. The BFC Board has fixed the close of business on May 15, 1998 as the BFC Record Date for determining the shareholders of BFC entitled to vote at the BFC Meeting. This Joint Proxy Statement/Prospectus and the enclosed proxy are first being sent to holders of BFC Common on or about June 22, 1998.

      This Joint Proxy Statement/Prospectus is also being furnished to the holders of FFBS Common in connection with the solicitation of proxies by and on behalf of the FFBS Board for use at the FFBS Meeting to be held at 10:00 a.m., Eastern Daylight Savings Time, on Thursday, July 2, 1998, at the operations center of Athens at 3 South Hill Street, Madison Park Center, Athens, Tennessee and at any adjournments thereof. The FFBS Board has fixed the close of business on May 15, 1998 as the FFBS Record Date for determining the shareholders of FFBS entitled to vote at the FFBS Meeting. This Joint Proxy Statement/Prospectus and the enclosed proxy are first being sent to holders of FFBS Common on or about June 22, 1998.


Purpose of Meetings

      At the BFC Meeting, BFC shareholders will consider and vote upon (i) approval and adoption of the Merger Agreement; (ii) election of L. A. Walker, Jr., W. D. Sullins, Jr., and C. Scott Mayfield, Jr. to fill three additional positions on the BFC Board which will be created upon the effectiveness of the Merger; such nominees were chosen from the current member of the FFBS Board and will serve as members of the BFC Board until the next annual meeting or until their successors are duly elected and qualified; (iii) approval and adoption of an amendment to the BFC Charter authorizing a five for one stock split of BFC Common to be effective on June 30, 1998 or immediately after the Merger, whichever is later; and (iv) such other business as may properly come before the BFC Meeting or any adjournments thereof.

      At the FFBS Meeting, FFBS shareholders will consider and vote upon (i) approval and adoption of the Merger Agreement and (ii) such other business as may properly come before the FFBS Meeting or any adjournments thereof.

Voting Requirements at Meetings

      At the BFC Meeting, approval and adoption of the Merger Agreement will require the affirmative vote of the holders of a majority of the outstanding shares of BFC Common. The election of each of the three nominees to serve on the BFC Board and the approval and adoption of the Charter amendment will require the affirmative vote of a majority of the outstanding shares of BFC Common represented at the BFC Meeting. The presence at the BFC Meeting, in person or by proxy, of the holders of a majority of the total number of outstanding shares of BFC Common on the BFC Record Date will constitute a quorum for the transaction of business by such holders at the BFC Meeting. On the BFC Record Date, there were 1,275,893 outstanding shares of BFC Common, each holder of which is entitled to one vote per share with respect to each matter to be voted on at the BFC Meeting. BFC has no class or series of stock outstanding, other than BFC Common, which is entitled to vote at the BFC Meeting.


      As of the  BFC  Record  Date,  directors  and  executive  officers  of BFC
beneficially   owned  an  aggregate  of  1,018,180   shares  of  BFC  Common  or
approximately 80% of the shares of BFC Common outstanding on such date.


      At the FFBS Meeting, approval and adoption of the Merger Agreement will require the affirmative vote of the holders of a majority of the outstanding shares of FFBS Common. The presence at the FFBS Meeting, in person or by proxy, of the holders of a majority of the total number of outstanding shares of FFBS Common on the FFBS Record Date will constitute a quorum for the transaction of business by such holders at the FFBS Meeting. On the FFBS Record Date, there were 164,125 outstanding shares of FFBS Common, each holder of which is entitled to one vote per share with respect to each matter to be voted on at the FFBS Meeting. FFBS has no class or series of stock outstanding other than FFBS Common which is entitled to vote at the *FFBS Meeting.

      As of the FFBS Record Date, directors and executive officers of FFBS beneficially owned an aggregate of 7,962 shares of FFBS Common, or approximately 4.89% of the shares of FFBS Common outstanding on such date.

      At the Meetings, abstentions will be counted as present for quorum purposes, but will have the same effect as a vote "against" the proposal to approve the Merger Agreement. Broker "non-votes" will not be considered present for quorum purposes and will have the same effect as a vote "against" the proposal to approve the Merger Agreement. A "broker nonvote" refers to shares represented at the Meetings in person or by proxy by a broker or nominee where such broker or nominee (i) has not received voting instructions on a particular matter from the beneficial owners or persons entitled to vote and (ii) the broker or nominee does not have the discretionary voting power on such matter.

Proxies

      All proxies that are properly executed by holders of BFC Common and received by BFC prior to the BFC Meeting will be voted in accordance with the instructions noted thereon. Any proxy that does not specify to the contrary will be voted in favor of the approval and adoption of the Merger Agreement. Any holder of BFC Common who submits a proxy will have the right to revoke it, at any time before it is voted, by filing with the Secretary of BFC written notice of revocation or a duly executed later-dated proxy, or by attending the BFC Meeting and voting such BFC Common in person.

      All proxies that are properly executed by holders of FFBS Common and received by FFBS prior to the FFBS Meeting will be voted in accordance with instructions noted thereon. Any proxy that does not specify to the contrary will be voted in favor of approval and adoption of the Merger Agreement. Any holder of FFBS Common who submits a proxy will have the right to revoke it, at any time before it is voted, by filing with the Secretary of FFBS written notice of revocation or a duly executed later-dated proxy, or by attending the FFBS Meeting and voting such FFBS Common in person.

      All costs relating to the solicitation of proxies of holders of BFC Common and FFBS Common will be borne by BFC and FFBS, respectively. Proxies may be solicited by officers, directors and regular employees of BFC and BankFirst and FFBS and Athens personally, by mail, by telephone or otherwise. Although there is no formal agreement to do so, BFC and FFBS may reimburse banks, brokerage houses and other custodians, nominees and fiduciaries holding shares of stock in their names or those of their nominees for their reasonable expenses in sending solicitation material to their principals.

      It is important that proxies be returned promptly. Shareholders who do not expect to attend the respective Meetings of BFC and FFBS in person are urged to mark, sign and date the respective accompanying proxy and mail it in the enclosed postage pre-paid envelope so that their votes can be recorded.

                                   THE MERGER

      The following information concerning the Merger sets forth the material terms of the Merger Agreement and is qualified in its entirety by reference to the Merger Agreement which is incorporated herein by reference and attached hereto as Appendix A. BFC and FFBS shareholders are urged to carefully read the Merger Agreement.

Background of and Reasons for the Merger

      Background. In order to provide liquidity for shareholders of FFBS Common, the FFBS Board determined that it would be advantageous for FFBS to be acquired by a larger financial institution whose securities are or will be expected to be more freely traded. To this end, in February 1997, FFBS began discussions with a bank holding company headquartered in southeastern Tennessee. These discussions continued intermittently, but without success, until September 1997 when they terminated.

      BFC pursues a strategy of enhancing long-term shareholder value through both internal and external growth, while still maintaining a community banking philosophy. To implement this strategy, BFC has opened new branches, provided additional services to customers, and pursued acquisition opportunities involving compatible community banks. In June 1997, Fred R. Lawson, President and Chief Executive Officer of BFC and BankFirst, learned that FFBS might be seeking a strategic alliance or other transaction. Mr. Lawson then contacted L.A. Walker, Jr., Chairman and Chief Executive Officer of FFBS, about a possible merger between BFC and FFBS.

      During its discussions with the bank holding company headquartered in southeastern Tennessee, FFBS was approached by three other Tennessee financial institutions concerning proposed business combinations. The first potential acquiror was rejected because it was deemed to be too small, and its securities were not sufficiently liquid. The second potential acquiror was deemed to be undesirable because of perceived regulatory problems in that there was significant overlap between the geographic markets of FFBS and the financial institution. The third potential acquiror was BFC whose philosophy of community banking was attractive to the FFBS Board. BFC offered more autonomy to Athens after the proposed merger and BFC offered three seats on its board of directors to former FFBS directors.

      After FFBS negotiations with the bank holding company headquartered in southeastern Tennessee were terminated in September 1997, Mr. Walker contacted Mr. Lawson to see if BFC was still interested in expansion opportunities. There followed an exchange of information and discussions between representatives of BFC and FFBS relative to the possibility of a business combination.

      The first discussions concerning merger pricing occurred on January 14, 1998 when Mr. Lawson proposed an initial exchange ratio of 4.33 shares of BFC Common for each share of FFBS Common. At this point, the FFBS Board requested that Professional Bank Services, Inc. ("PBS"), which had earlier been retained to advise FFBS with respect to the intended merger discussion, analyze the proposed business combination and assist it in negotiations.

      On Thursday, February 5, 1998, Messrs. Perdue and Bevins met with the BFC Board and representatives of two investment banking firms which were advising the BFC Board, and discussed the Merger in the context of a potential public offering of shares of BFC Common.

      On Monday, February 9, 1998, Mr. Lawson met with Messrs. Walker, Perdue and Bevins in Athens, Tennessee and further discussion was had concerning the appropriate exchange ratio for FFBS Common. Negotiations concerning the appropriate exchange ratio continued until February 23, 1998 when the parties agreed to an exchange ratio of 4.41 and a $60 per share price for BFC Common. The BFC share price was based primarily upon book value but was ultimately agreed upon by arm length negotiations between the parties. The value of this consideration was higher than that offered by any of the other parties with which FFBS had conducted discussions. This exchange ratio was then approved by the executive committee of BFC and was subsequently approved by the board of directors of FFBS on February 25, 1998.

      In early March 1998, negotiating teams from FFBS and BFC met to discuss the details of the transaction. During the following weeks, attorneys representing both sides worked to document the proposed agreement and plan of merger.

      On March 17, 1998, the FFBS Board, after presentations by its legal counsel and PBS, unanimously approved the Merger Agreement and recommended its approval to FFBS' shareholders. The BFC Board unanimously approved the Merger Agreement and recommended its approval to BFC's shareholders on March 17, 1998. The Merger Agreement was signed by FFBS and BFC on March 19, 1998.

      Reasons for the Merger -- BFC. In reaching its determination that the Merger and Merger Agreement are fair to, and in the best interest of, BFC and its shareholders, the BFC Board consulted with its legal and financial advisers, as well as with BFC management, and considered a number of factors. Without assigning any relative or specific weights to the factors, the BFC Board considered without limitation, the following:

      -- the BFC Board's belief that the merger is consistent with BFC's strategy for enhancing long-term shareholder value through both internal and external growth, while still maintaining a community banking philosophy;

      -- the BFC Board's review, based in part on the presentation by BFC management regarding its due diligence of FFBS, of (i) the business, operations, earnings and financial condition of FFBS on both a historical and prospective basis; (ii) the enhanced opportunities for operating efficiencies (particularly in terms of integration of operations, data processing and support functions, although the BFC Board did not quantify such anticipated operating efficiencies) that could result from the Merger; (iii) the enhanced opportunities for growth that the Merger would make possible; and (iv) the respective contributions the parties would bring to a combined institution;

      -- the BFC Board's belief, based upon an analysis of the anticipated financial effects of the Merger, that upon consummation of the Merger, BFC and its banking subsidiaries would be well capitalized institutions, the financial positions of which would be in excess of all applicable regulatory capital requirements;

      -- the current and prospective economic and regulatory environment and competitive constraints facing the banking and financial institutions in BFC's market area;

      -- the recent business combinations involving financial institutions, either announced or completed, during the past year in the United States, the State of Tennessee and contiguous states and the effect of such combinations on competitive conditions in BFC's market area; and

      -- the BFC Board's belief that the Merger provides an opportunity to expand in BFC's East Tennessee market and to provide a broader array of financial services to the community while still maintaining a community bank.

      Recommendation of the BFC Board. For the reasons described above, the BFC Board unanimously approved the Merger Agreement and believes that the Merger is fair to, and is in the best interest of, its shareholders. ACCORDINGLY, THE BFC BOARD UNANIMOUSLY RECOMMENDS THAT THE BFC SHAREHOLDERS VOTE FOR ADOPTION OF THE MERGER AGREEMENT.

      Reasons for the Merger -- FFBS. In reaching its determination that the Merger and Merger Agreement are fair to, and in the best interest of, FFBS and its shareholders, the FFBS Board consulted with its legal and financial advisers, as well as with FFBS management, and considered a number of factors. Without assigning any relative or specific weights to the factors, the FFBS Board considered, without limitation, the following:

      -- the review by the FFBS Board with its legal and financial advisors of the terms and conditions of the Merger Agreement;

      -- the determination by PBS that the Merger is fair from a financial perspective to the FFBS shareholders;

      -- the FFBS Board's belief that the consideration to be received by the FFBS shareholders in the Merger offers a much higher value than the current trading value of FFBS Common and will be more liquid than FFBS Common, particularly in the event that a public offering of BFC Common is consummated;

      --  the  expectation   that  the  Merger  will  generally  be  a  tax-free
transaction   to   FFBS   and   its    shareholders   and   will   qualify   for
pooling-of-interests accounting treatment;

      -- the Merger will allow FFBS and Athens to remain part of a community bank institution dedicated to the service of its traditional market and will allow Athens to maintain its autonomy;

      -- the FFBS Board's belief that the Athens trust department can be marketed successfully in BankFirst's market areas;

      -- the recent business combinations involving financial institutions, either announced or completed, during the past year in the United States, the State of Tennessee and contiguous states and the effect of such combinations on competitive conditions in BFC's market area; and

      -- the geographic compatibility and lack of substantial overlap in FFBS' and BFC's markets and BFC's strong commitment to the communities it serves.

      Recommendation of the FFBS Board. For the reasons described above, the FFBS Board unanimously approved the Merger Agreement and believes that the Merger is fair to, and is in the best interest of, its shareholders. ACCORDINGLY, THE FFBS BOARD UNANIMOUSLY RECOMMENDS THAT THE FFBS SHAREHOLDERS VOTE FOR ADOPTION OF THE MERGER AGREEMENT.

      Each member of the FFBS Board has entered into a letter agreement with BFC which provides that the director will vote all shares of FFBS Common which he owns in favor of the Merger and will recommend approval of the Merger to other FFBS shareholders.

Opinion of PBS

      PBS was engaged by FFBS to advise the FFBS Board as to the fairness from a
financial   perspective  of  the  consideration  to  be  paid  by  BFC  to  FFBS shareholders as set forth in the Merger Agreement.

      PBS is a bank consulting firm with offices in Louisville, Atlanta, Chicago, Nashville and Washington, D.C. As part of its investment banking business, PBS is regularly engaged in reviewing the fairness of financial institution acquisition transactions from a financial perspective and in the valuation of financial institutions and other businesses and their securities in connection with mergers, acquisitions, estate settlements, and other transactions. Neither PBS nor any of its affiliates has a material financial interest in FFBS or BFC. PBS was selected to advise the FFBS Board based upon its familiarity with Tennessee financial institutions and knowledge of the banking industry as a whole.

      PBS performed certain analyses described herein and presented the range of values for FFBS resulting from such analyses to the Board of Directors of FFBS in connection with its advice as to the fairness of the consideration to be paid by BFC.

      A fairness opinion of PBS was delivered to the Board of Directors of FFBS on March 17, 1997, at a meeting of the FFBS Board and has been updated as of the date of this Joint Proxy Statement/Prospectus. A copy of the fairness opinion, which includes a summary of the assumptions made and information analyzed in deriving the fairness opinion, is attached as Appendix B to this Joint Proxy Statement/Prospectus and should be read in its entirety.

      In arriving at its fairness opinion, PBS reviewed certain publicly available business and financial information relating to FFBS and BFC. PBS considered certain financial and market data of FFBS and BFC, compared that data with similar data for certain publicly-held bank holding companies and considered the financial terms of certain other comparable bank transactions in the states of Tennessee, Alabama and Georgia that had recently been effected. PBS also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria that it deemed relevant. In connection with its review, PBS did not independently verify the foregoing information and relied on such information as being complete and accurate in all material respects. Financial forecasts prepared by PBS were based on assumptions believed by PBS to be reasonable and to reflect currently available information. PBS did not make an independent evaluation or appraisal of the assets of FFBS or BFC.

      As part of preparing the fairness opinion, PBS performed a due diligence review of BFC. As part of the due diligence, PBS reviewed the following items: minutes of the Board of Directors meetings of the subsidiary bank, BankFirst, from January 1997 through January 1998; reports of independent auditors and management letters and responses thereto, for the years ending December 31, 1996 and 1997; the most recent analysis and calculation of allowance for loan and lease losses for the subsidiary bank; internal loan review reports; investment portfolio activity reports; asset/liability management reports; asset quality reports; Uniform Holding Company Report for BFC as of December 31, 1996 and September 30, 1997; December 31, 1997 report of Condition and Income and September 30, 1997 Uniform Bank Performance Report for the subsidiary bank; and discussions of pending litigation and other issues with senior management of BFC.

      PBS reviewed and analyzed the historical performance of FFBS and FFBS' wholly-owned subsidiary, Athens, contained in: audited Annual Reports and financial statements dated December 1996 and 1997 of FFBS; June 30, 1997 and December 31, 1997, FR Y-9C Consolidated Financial Statements filed by FFBS with the Federal Reserve; September 30, 1997 Uniform Bank and Holding Company
Performance Reports; historical common stock trading activity of FFBS; and the premises and other fixed assets. PBS reviewed and tabulated statistical data regarding the loan portfolio, securities portfolio and other performance ratios and statistics. Financial projections were prepared and analyzed as well as other financial studies, analyses and investigations as deemed relevant for the purposes of this opinion. In its review of the afore mentioned information, PBS took into account its assessment of general market and financial conditions, its experience in other similar transactions, and its knowledge of the banking industry generally.

      In connection with rendering the fairness opinion and preparing its written and oral presentation to the FFBS Board, PBS performed a variety of financial analyses, including those summarized herein. The summary does not purport to be a complete description of the analyses performed by PBS in this regard. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and therefore, such an opinion is not readily susceptible to summary description. Accordingly, notwithstanding the separate factors summarized below, PBS believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its opinion. In performing its analyses, PBS made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond FFBS' or BFC's control. The analyses performed by PBS are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the values of businesses do not purport to be appraisals or to reflect the process by which businesses actually may be sold.

      Acquisition Comparison Analysis. In performing this analysis, PBS reviewed all bank acquisition transactions in the states of Tennessee, Alabama and Georgia (the "Regional Area") since 1990. There were 193 bank acquisition transactions in the Regional Area announced since 1990 for which detailed financial information was available. The purpose of the analysis was to obtain an evaluation range based on these Regional Area bank acquisition transactions. Median multiples of earnings and book value implied by the comparable transactions were utilized in obtaining a range for the acquisition value of FFBS. In addition to reviewing recent Regional Area bank transactions, PBS performed separate comparable analyses for acquisitions of banks which, like FFBS, had an equity-to-asset ratio between 10.00% and 12.00%, had total assets between $100.0 - $250.0 million, had a return on average equity ("ROAE") between 11.0% and 13.0%, and bank transactions effected in the state of Tennessee. In addition, median values for the 193 Regional Area acquisitions expressed as multiples of both book value and earnings were 1.75 and 16.20, respectively. The median multiples of book value and earnings for acquisitions of Regional Area banks which, like FFBS, had an equity-to-asset ratio between 10.00% and 12.00% were
1.84 and 18.38, respectively. For acquisitions of Regional Area banks with assets between $100.0 - $250.0 million the median multiples were 1.99 and 15.62, respectively. Regional Area acquisitions of banks with a ROAE between 11.0% and 13.0%, the median multiples were 1.78 and 16.58, respectively. The median multiples of book value and earnings for acquisitions of banks located in the state of Tennessee were 1.63 and 14.83, respectively.

      In the proposed transaction, FFBS shareholders will receive 723,791 shares of BFC Common for all 164,125 FFBS Common outstanding, as further defined in the Merger Agreement. The most recent sales of BFC Common took place on February 27, 1998, when 1,785 shares were sold at $50.00 per share. At the negotiated price of $60.00 per share of BFC Common, the consideration to be received by FFBS shareholders represents an aggregate value of $43,427,460 or $264.60 per share of FFBS Common. The $43,427,460 aggregate value represents a multiple of FFBS' December 31, 1997 book value and a multiple of FFBS' year end December 31, 1997 adjusted earnings of 2.07 and 17.54, respectively.

      Utilizing the negotiated price of $60.00 per share of BFC Common, the market value of the proposed transaction's percentile ranking was prepared and analyzed with respect to the above Regional Area comparable group. Compared to all Regional Area bank transactions, the acquisition value ranked in the 73rd percentile as a multiple of book value and in the 57th percentile as a multiple of earnings. Compared to Regional Area bank transactions where the acquired institution had an equity-to-asset ratio between 10.00% and 12.00%, the acquisition value ranked in the 73rd percentile as a multiple of book value and the 46th percentile as a multiple of earnings. For Regional Area bank acquisitions where the acquired institution had between $100.0 - $250.0 million in assets, the acquisition value ranked in the 58th percentile as both a multiple of book value and a multiple of earnings. For Regional Area bank transactions where the acquired institution had a ROAE between 11.0% and 13.0%, the acquisition value ranked in the 76th percentile as a multiple of book value and the 54th percentile as a multiple of earnings. For bank transactions in the state of Tennessee, the acquisition value ranked in the 77th percentile as a multiple of book value and in the 65th percentile as a multiple of earnings.

      Adjusted Net Asset Value Analysis. PBS reviewed FFBS' balance sheet data to determine the amount of material adjustments required to the stockholders' equity of FFBS based on differences between the market value of FFBS' assets and their value reflected on FFBS' financial statements. PBS determined that two adjustments were warranted. Equity was reduced by $85,000 to reflect goodwill on FFBS' balance sheet. Secondly, PBS also reflected a value of the non-interest bearing demand deposits of approximately $6,903,000. The aggregate adjusted net asset value of FFBS was determined to be $27,835,000 or $169.60 per share of FFBS Common.

      Discounted Earnings Analysis. A dividend discount cashflow analysis was performed by PBS pursuant to which a range of values of FFBS was determined by adding (i) the present value of estimated future dividend streams that FFBS could generate over a five-year period and (ii) the present value of the "terminal value" of FFBS' earnings at the end of the fifth year. The "terminal value" of FFBS' earnings at the end of the five-year period was determined by applying a multiple of 16.20 times the projected terminal year's earnings. The
16.20 multiple represents the median price paid as a multiple of earnings for all bank transactions in the Regional Area since 1990.

      Dividend streams and terminal values were discounted to present values using a discount rate of 12%. This rate reflects assumptions regarding the required rate of return of holders or buyers of FFBS' common stock. The aggregate value of FFBS, determined by adding the present value of the total cash flows, was $38,184,000 or $232.65 per share. In addition, using the five-year projection as a base, a twenty-year projection was prepared assuming that an annual growth rate of 6.0% and a consistent return on assets of 1.50% would remain in effect for the entire period, beginning in year two. Dividends were assumed to increase from 40.0% of income in years one through five to 60% of income for years six through twenty. This long-term projection resulted in an aggregate value of $31,659,000 or $192.90 per share of FFBS Common.

      Specific Acquisition Analysis. PBS valued FFBS based on an acquisition analysis assuming a "break-even" earnings scenario to an acquiror as to price, current interest rates and amortization of the premium paid. Based on this analysis, an acquiring institution would pay in aggregate $34,548,000, or $210.50 per share, assuming they were willing to accept no impact to their net income in the initial year. This analysis was based on a funding cost of 7.0%, adjusted for taxes and amortization of the acquisition premium over 15 years. This analysis was repeated assuming a potential acquiror would attain non-interest expense reductions of 10% in the transaction. Based on this analysis, an acquiring institution would pay in aggregate $37,753,000 or $230.03 per share of FFBS Common.

      Pro Forma Merger Analysis. PBS compared the historical performance of FFBS to that of BFC and other regional holding companies. This included, among other things, a comparison of profitability, asset quality and capital measures. In addition, the contribution of FFBS and BFC to the income statement and balance sheet of the pro forma combined company was analyzed.

      The effect of the affiliation on the historical and pro forma financial data of FFBS was prepared and analyzed. FFBS' historical financial data was compared to the pro forma combined historical and projected earnings, book value and dividends per share.

      PBS prepared analyses examining the pro forma impact, on BFC, of the proposed public stock offering. PBS also took into consideration in its various analyses the dilutive effects of BFC's common stock options outstanding.

      The fairness opinion is directed only to the question of whether the consideration to be received by FFBS' shareholders under the Merger Agreement is fair and equitable from a financial perspective and does not constitute a recommendation to any FFBS shareholder to vote in favor of the affiliation. No limitations were imposed on PBS regarding the scope of its investigation or otherwise by FFBS.

      Based on the results of the various analyses described above, PBS concluded that the consideration to be received by FFBS' shareholders under the Merger Agreement is fair and equitable from a financial perspective to the shareholders of FFBS.

      PBS will receive fees in the amount of approximately $59,285 for all services performed in connection with the sale of FFBS and the rendering of the Fairness Opinion, regardless of whether or not the Merger is consummated. In addition, FFBS has agreed to indemnify PBS and its directors, officers and employees, from liability in connection with the transaction, and to hold PBS harmless from any losses, actions, claims, damages, expenses or liabilities related to any of PBS' acts or decisions made in good faith and in the best interest of FFBS.

Terms of the Merger

      At the Effective Time, FFBS will merge with and into BFC with BFC to be the surviving corporation. All FFBS Common held by FFBS as treasury stock will be canceled and retired and shall cease to exist. Each share of FFBS Common, other than treasury stock and shares with respect to which dissenters' rights have been perfected, will be converted into and exchanged for the right to receive 4.410 fully paid and non-assessable shares of BFC Common. No fractional shares of BFC Common will be issued in connection with the Merger. In lieu of fractional shares, BFC will make a cash payment equal to the fractional interest which a FFBS shareholder would otherwise receive based on a per share price of $60, before adjustments for any BFC stock splits. The fractional interest will be determined by combining all shares owned by such FFBS shareholder.

Effective Time

      The Effective Time of the Merger will be the later to occur of the acceptance for filing by the Secretary of State of Tennessee of Articles of Merger filed in accordance with the TBCA, or on such later date as the Articles of Merger may specify. Unless otherwise mutually agreed upon in writing by FFBS and BFC, the Merger will close at 10:00 a.m. on June 30, 1998 at the offices of BankFirst, 625 Market Street, Knoxville, Tennessee. If the required regulatory approvals have not been received, the Merger will close on the last business day of the month after the regulatory approvals are obtained.

Surrender of Certificates

      As promptly as practicable after the Effective Time of the Merger, BankFirst, acting in the capacity of exchange agent, will mail to each former holder of record of FFBS Common a form of letter of transmittal, together with instructions for the exchange of such holder's certificates representing shares of FFBS Common for certificates representing shares of BFC Common.

      HOLDERS OF FFBS COMMON SHOULD HOLD THEIR CERTIFICATES UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL FORM AND INSTRUCTIONS FROM THE EXCHANGE AGENT.

      Upon surrender to BankFirst, as exchange agent, of one or more certificates for FFBS Common together with a properly completed letter of transmittal, there will be issued and mailed to the holder of FFBS Common surrendering such items a certificate or certificates representing the number of shares of BFC Common to which such holder is entitled.

      No dividend or other distribution payable after the Merger with respect to BFC Common will be paid to the holder of any unsurrendered certificate until the holder surrenders such certificate(s), at which time the holder will be entitled to receive all previously withheld dividends and distributions, without interest.

      After the Merger, there will be no transfers on FFBS' or BFC's stock transfer books of shares of FFBS Common issued and outstanding at the Effective Time. If certificates representing shares of FFBS Common are presented for transfer after the Merger, they will be canceled and exchanged for the shares of BFC Common deliverable in respect thereof as determined in accordance with the provisions of the Merger Agreement.

Conditions to Consummation of the Merger

      The respective obligations of BFC and FFBS to effect the Merger are subject to the satisfaction prior to the Merger of the following conditions: (a) all regulatory approvals shall have been received, and no such approval shall be conditioned or restricted in a manner which, in the opinion of the FFBS or BFC Boards, has a material adverse impact on the Merger so as to render it inadvisable; (b) the Merger Agreement has been duly adopted and approved by the shareholders of FFBS and BFC; (c) FFBS and BFC shall have received a letter from Crowe, Chizek & Company LLP, stating that, in their opinion, no conditions exist with respect to either company which would preclude accounting for the Merger as a pooling of interests; and (d) the Registration Statement shall have become effective under the Securities Act, and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceeding for that purpose shall have been commenced.

      The obligation of FFBS to effect the Merger shall be subject to the satisfaction, prior to the Merger, of the following additional conditions: (a) the representations and warranties of BFC in the Merger Agreement shall have been true when made and at the Effective Time; (b) the obligations and agreements and covenants of BFC in the Merger Agreement shall have been performed and complied with by the effective Time; (c) there shall not have been any material, adverse change in BFC between the date of the Merger Agreement and the Effective Time; (d) FFBS shall have obtained from PBS a fairness opinion indicating that the Merger is fair to the shareholders of FFBS from a financial point of view; (e) to the extent that any lease, contract, or agreement to which FFBS or Athens is a party or by which any of them is bound or to which any of their properties is subject shall require the consent of any other person or entity to the merger transactions, such consent shall have been obtained by the Effective Time; (f) BFC shall have delivered to FFBS an opinion of its counsel as provided in the Merger Agreement; (g) BFC shall have delivered to FFBS such supplements as may be necessary or appropriate to ensure the accuracy and completeness of the information disclosed by BFC; (h) FFBS shall have obtained an opinion of counsel that the Merger shall be treated for federal income tax purposes as a tax-free reorganization with respect to FFBS shareholders; (i) no more than 1,275,079 shares of BFC Common and 218,508 shares of preferred stock of BFC shall be outstanding immediately prior to the Effective Time unless options are exercised or preferred shares are converted; and (j) FFBS shall have received a letter, commonly referred to as a "comfort letter," from Crowe, Chizek & Company LLP with respect to certain financial information as of the mailing of the Joint Proxy Statement/Prospectus and as of the Effective Time.

      The obligation of BFC to effect the Merger is subject to the satisfaction at or prior to the Merger of the following additional conditions: (a) the representations and warranties of FFBS in the Merger Agreement shall have been true when made and at the Effective Time; (b) the agreements and covenants of FFBS in the Merger Agreement shall have been performed and complied with by the effective Time; (c) to the extent that any lease, contract, or agreement to which FFBS or Athens is a party or by which any of them is bound or to which any of their properties is subject shall require the consent of any other person or entity to the merger transactions, such consent shall have been obtained by the Effective Time; (d) there shall not have been any material, adverse change in FFBS between the date of the Merger Agreement and the Effective Time; (e) FFBS shall have delivered to BFC an opinion of its counsel as provided in the Merger Agreement; (f) BFC shall have delivered to FFBS such supplements as may be necessary or appropriate to ensure the accuracy and completeness of the information disclosed by BFC; (g) no more than 164,125 shares of FFBS Common shall be outstanding immediately prior to the Effective Time; (h) the directors of FFBS shall have submitted their resignations, effective as of the Effective Time; (i) FFBS shall have delivered to BFC such other documents or instruments, and shall have taken such other actions as may reasonably have been requested by BFC or its counsel with respect to the Merger; and (j) BFC shall have received a letter, commonly referred to as a "comfort letter," from G.R. Rush & Company, P.C. with respect to certain financial information as of the mailing of the Joint Proxy Statement/Prospectus and as of the Effective Time.

Conduct of Business Pending Merger

      The Merger Agreement contains certain restrictions on the conduct of FFBS' and BFC's businesses pending consummation of the Merger. In general, the business of FFBS and its subsidiaries and of BFC and its subsidiaries shall be conducted only in the usual, regular and ordinary course and in substantially the same manner as prior to the signing of the Merger Agreement. FFBS and BFC must each preserve its business organization, goodwill, and relationships with depositors, customers and employees.

      In particular, the Merger Agreement provides that neither party may, without the prior written consent of the other, among other things, (a) issue any shares of capital stock; declare, set aside, or pay any dividend or other distribution with respect to its outstanding capital stock; make any change in its capital stock by split, reverse split, reclassification, reorganization, subdivision or otherwise; acquire any shares of its capital stock; amend its charter or bylaws; or merge or consolidate with or into any other association, corporation, trust or entity; (b) grant any stock options, warrants, rights or other securities convertible into capital stock; (c) incur any obligations in excess of its legal lending limit or having a maturity of more than one year, other than in the course of business; (d) enter into any supply contracts, leases or other agreements that cannot be terminated without substantial penalty and/or notice of not more than 30 days; (e) change any loan, investment, or management policies or make any material alteration in the manner of keeping its books, accounts, and records; (f) grant any salary increase or bonus or enter into any new employment or employee benefit contract or arrangement except in the ordinary course of business; (g) sell or otherwise dispose of any assets other than in the ordinary course of business; (h) take any action that would adversely affect the ability of any party to obtain the required approvals of any governmental authorities; (i) authorize or permit anyone to initiate contact with any person or entity in an effort to solicit, initiate, or encourage a takeover proposal; (j) not take or fail to take any action that would cause any of the representations or warranties made in this Merger Agreement to be or become untrue; and (k) extend credit or accept any deposit other than on substantially the same terms as those prevailing at the time for comparable transactions by other banks in the same geographic area.

Subsequent Events

      Subsequent to the signing of the Merger Agreement and with the approval of FFBS, the Charter was amended to (i) increase the number of authorized shares of BFC Common from 3,000,000 to 15,000,000; (ii) remove the provision authorizing 1,000,000 shares of non-voting common stock, par value $2.50 per share (no shares of such non-voting common stock were issued and outstanding); and (iii) change the name of BFC from "Smoky Mountain Bancorp, Inc." to "BankFirst Corporation."

Regulatory Approvals

      The Merger is subject to the prior approval of the Board of Governors of the Federal Reserve System ("FRB") under Section 3 of the BHCA. Application for approval of the Merger was filed with the FRB on April 27, 1998. The FRB has notified the FDIC and TDFI have the right to comment on the Merger. In evaluating the Merger, the FRB must consider, among other factors, the financial and managerial resources and future prospects of the institutions and the conveniences and needs of the communities to be served. The relevant statutes prohibit the FRB from approving the Merger if (i) it would result in a monopoly or would be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any part of the United States or (ii) its effect in any section of the country may be to substantially lessen competition or to tend to create a monopoly, or if it would be a restraint of trade in any other manner, unless the FRB finds that any anti-competitive effects are outweighed clearly by the public interest and the probable effect of the transaction in meeting the convenience and needs of the communities to be served. The Merger may not be consummated until the 30th day (which the United States Department of Justice may reduce to 15 days) following the date of the FRB approval, during which time the Department of Justice may challenge the transaction on antitrust grounds. The commencement of any antitrust action would stay the effectiveness of the approval of the FRB, unless a court of competent jurisdiction specifically orders otherwise.

      There can be no assurance that the regulatory authorities described above will approve the Merger, and if the Merger is approved, there can be no assurance as to the date of such approval. There can also be no assurance that any such approvals will not contain a condition or requirement which causes such approvals to fail to satisfy the conditions to consummation of the Merger set forth in the Merger Agreement.

No Solicitation

      BFC and FFBS are prohibited by the Merger Agreement from soliciting or knowingly encouraging inquiries or proposals with respect to, or furnishing any information relating to or participating in any negotiations or discussions concerning, any acquisition or purchase of all or a material portion of its assets (whether owned by it directly or owned by any of its subsidiaries), or of a substantial equity interest in it or any business combination with it or any of its subsidiaries, other than as contemplated by the Merger Agreement. BFC and FFBS have agreed to notify each other immediately if any inquiries or proposals as described above are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated with, BFC or FFBS.

Waiver; Amendment; Termination

      Any amendment, modification or waiver of any provision of the Merger Agreement must be set forth in writing and duly executed by the party against whom enforcement of the amendment, modification or waiver is sought.

      The Merger Agreement may be terminated at any time prior to the Merger, either before or after its approval by the shareholders of FFBS and/or BFC, as follows: (a) by the mutual consent of the FFBS and BFC Boards; (b) by either FFBS or BFC upon delivery of written notice of termination, if any event occurs which renders satisfaction of any of the conditions precedent to the Merger impossible, unless the condition is waived; (c) by either the FFBS Board or the BFC Board if the Effective Time has not occurred by September 30, 1998 and no further approvals are necessary; and (d) by either the FFBS Board or the BFC Board, if any court of competent jurisdiction or other governmental body shall have taken any action prohibiting the Merger and such action has become final and non-appealable.

      In the event of termination of the Merger Agreement, the Merger Agreement shall become void and have no effect except that: (a) the confidentiality requirements shall survive, and (b) if the Merger Agreement is terminated by either board because some act, condition or omission of the non-terminating party has rendered impossible the satisfaction of one or more the conditions to the obligation of the terminating party to effect the Merger, the terminating party shall be entitled to reimbursement from the non-terminating party for the costs and expenses actually and reasonable incurred by it in connection with the Merger. If the Merger Agreement is terminated without cause after approval by the shareholders of BFC and FFBS, the terminating party shall pay $4,000,000 to the non-terminating party as liquidated damages.

Management After the Merger

      After the Merger, BFC and BankFirst will continue to be managed by its current officers and directors, except that three additional positions will be added to the BFC Board. BFC will use its best efforts to have the three additional positions filled by L. A. Walker, Jr., W. D. Sullins, Jr., and C. Scott Mayfield, Jr., who are three of the current directors of FFBS. Athens will continue to be managed by its current officers and directors. The Athens board will be expanded to include Fred R. Lawson, who is President, Chief Executive Officer and a director of BFC.

Interests of Certain Persons in the Merger

      All of the current directors of BFC and three current directors of FFBS will serve as directors of BFC after the Effective Time. The current officers and directors of BankFirst and Athens will continue to serve after the Effective Time. For a description of the compensation received by certain executive officers of BFC, BankFirst and Athens, see "MANAGEMENT OF BFC" and "BUSINESS OF FFBS."

      In the normal course of business, BankFirst and Athens make loans to directors and officers of BFC and FFBS, including loans to certain related persons and entities. Such loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other customers, and in the opinion of management of both FFBS and BFC, do not involve more than the normal risk of collectibility. As of March 31, 1998, the amount of these loans (including amounts available under lines of credit) by BankFirst to BFC directors and officers was 1.22% of BankFirst's total loans and the amount of these loans (including amounts available under lines of credit) by Athens to FFBS directors and officers was 1.28% of Athens' total loans.

Dissenters' Rights

      If the  Merger is  consummated,  holders  of record of FFBS  Common or BFC
Common who follow the procedures specified by Chapter 23 of the Tennessee Business Corporation Act ("TBCA") will be entitled to determination and payment in cash of the "fair value" of their stock immediately before the Effective Time, excluding value resulting from the anticipation of the Merger but including interest thereon. FFBS and BFC shareholders who elect to follow such procedures are referred to as "Dissenting Shareholders" and, for purposes of the discussion in this section only, BFC and FFBS are jointly referred to as the "Corporation."

      A VOTE IN FAVOR OF THE MERGER AGREEMENT BY A HOLDER OF FFBS COMMON OR BFC COMMON WILL RESULT IN THE WAIVER OF THE SHAREHOLDER'S RIGHT TO DISSENT.

      The following is a summary of the provisions of the TBCA which govern the rights of shareholders to dissent. It is not intended to be a complete statement of such provisions and is qualified in its entirety by reference to Appendix C.

      Shareholders electing to exercise dissenters' rights must not vote in favor of the Merger Agreement and must file a written notice of their intent to demand payment for their shares (the "Objection Notice") with the Secretary of the Corporation before the vote is taken at the meeting. The Objection Notice must state that the shareholder intends to demand payment for his or her shares of common stock if the Merger is effected. A vote against approval of the Merger Agreement will not, in and of itself, constitute an Objection Notice. A failure to vote will not constitute a waiver of dissenters' rights as long as the requirements of Chapter 23 of the TBCA are complied with. However, any shareholder who executes a proxy card and who desires to effect his or her appraisal rights must mark the proxy card "Against" the proposal relating to the Merger because if the proxy card is left blank, it will be voted "For" the proposal relating to the Merger.

      If the Merger Agreement is approved, each shareholder who has filed an Objection Notice will be notified by the Corporation of such approval within 10 days of the Special Meeting (the "Dissenters' Notice"). Within the time prescribed in the Dissenters' Notice, shareholders electing to dissent must make a demand for payment (the "Payment Demand"), certify whether they acquired beneficial ownership of the shares before March 20, 1998 (the date of the first public announcement of the principal terms of the Merger Agreement), and deposit their certificates in accordance with the terms of the Dissenters' Notice. Upon filing the Payment Demand and depositing the certificates, the shareholder will retain all other rights of a shareholder until these rights are canceled or modified by consummation of the Merger. A Payment Demand may not be withdrawn unless the Corporation consents. Failure to comply with these procedures will cause the shareholder to lose the right to payment for the shares. Consequently, any shareholder who desires to exercise dissenters' rights is urged to consult his or her legal adviser before attempting to exercise such rights.

      As soon as the Merger is consummated, or upon receipt of a Payment Demand, the Corporation shall pay to each Dissenting Shareholder who has complied with the requirements of TBCA the amount that the Corporation estimates to be the fair value of the shares of common stock, plus accrued interest.

      If the Merger is not consummated within two months after the date set for demanding payment and depositing certificates, the Corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares. If, after returning deposited certificates and releasing transfer restrictions, the Merger is consummated, the Corporation must send a new Dissenters' Notice and repeat the payment demand procedure.

      If a Dissenting Shareholder believes that the amount paid or offered by the Corporation is less than the fair value of his or her shares or that the interest due is calculated incorrectly, or if the Corporation fails to make payment, the Dissenting Shareholder may, within one month after (i) the Corporation made or offered payment for the shares or failed to pay for the shares or (ii) the Corporation failed to return deposited certificates or release restrictions on uncertificated shares timely, notify the Corporation in writing of his or her own estimate of the fair value of such shares (including interest due) and demand payment of such estimate (less any payment previously received). Failure to notify the Corporation in writing of a demand for payment within one month after the Corporation made or offered payment for such shares will constitute a waiver of the right to demand payment.

      If the Corporation and the Dissenting Shareholder cannot agree on a fair price two months after the Corporation receives such a demand for payment, the statute provides that the Corporation will institute judicial proceedings in a court of record with equity jurisdiction, (the "Court") to fix (i) the fair value of the shares immediately before consummation of the Merger, excluding any appreciation or depreciation in anticipation of the Merger, and (ii) the accrued interest. The Court is required to issue a judgment for the amount, if any, by which the fair value of the shares, as determined by the Court, plus interest, exceeds the amount paid by the Corporation, or for the fair value, plus accrued interest, of the Dissenting Shareholder's after-acquired shares for which the Corporation elected to withhold payment. If the Corporation does not institute such proceeding within such two-month period, the Corporation shall pay each Dissenting Shareholder whose demand remains unsettled the respective amount demanded by each shareholder.

      The Court will, generally, assess the court costs and expenses of such proceedings against the Corporation, unless the Court finds that any or all of the Dissenting Shareholders' demand for additional payment was arbitrary, vexatious or otherwise not in good faith. The Court may assess fees and expenses of counsel and experts in amounts the Court finds equitable: (i) against the Corporation if the Court finds that the Corporation did not comply with the TBCA or (ii) against either the Corporation or any Dissenting Shareholder, if the Court finds that they acted arbitrarily, vexatiously or not in good faith. If the Court finds that the services of counsel for any Dissenting Shareholder were of substantial benefit to other Dissenting Shareholders, the Court may award reasonable fees to such counsel be paid out of amounts awarded to benefitted Dissenting Shareholders.

Certain Federal Income Tax Consequences

      The following discussion summarizes the material federal income tax considerations of the Merger that are generally applicable to holders of FFBS Common. This discussion is based on currently existing provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury Regulations promulgated thereunder and current administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences to BFC, FFBS or the FFBS shareholders as described herein.


      FFBS has received an opinion (the "Tax Opinion") from Miller & Martin LLP, tax counsel for FFBS, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. A copy of the Tax Opinion is attached hereto as Appendix D. The Tax Opinion is based upon facts existing as of the date of this Joint Proxy Statement/Prospectus, and, in rendering the opinion referred to in this section, such counsel has relied upon representations, made as of the such date, by BFC, FFBS and certain management shareholders of FFBS, which counsel has assumed to be true, correct and complete, including representations as to the intent of the historic shareholders of FFBS to retain ownership of the BFC Common that they receive in the Merger. If such representations are untrue, incorrect or incomplete, the Tax Opinion could be adversely affected. No ruling has been or will be sought from the Internal Revenue Service (the "IRS") as to the United States federal income tax consequences of the Merger, and the opinion of counsel set forth herein is not binding upon the IRS or any court.

      Subject to the assumptions and qualifications referred to herein and in the Tax Opinion, it is Miller & Martin LLP's opinion that the following federal income tax consequences should result:


      a. FFBS and BFC will each be "a party to a reorganization" as that term is defined in Section 368(b) of the Code.

      b. No gain or loss will be recognized by an FFBS shareholder upon the exchange in the Merger of his or her FFBS Common solely for BFC Common (except with respect to cash received in lieu of a fractional share interest in BFC Common).

      c. The tax basis in the BFC Common received in the Merger by an FFBS shareholder (including the basis of a fractional share interest in BFC Common) will be the same as such shareholder's tax basis in the FFBS Common surrendered in exchange therefor.

      d. The holding period of the BFC Common received by an FFBS shareholder in the Merger will include the period during which the FFBS Common surrendered in exchange therefor was held (provided that such FFBS Common was held by such FFBS shareholder as a capital asset at the Effective Time).

      e. An FFBS shareholder who receives cash proceeds in lieu of a fractional share interest in BFC Common will recognize gain or loss equal to the difference between such proceeds and the tax basis allocated to the fractional share interest. Such gain or loss will constitute capital gain or loss if such shareholder's FFBS Common is held as a capital asset at the Effective Time and will be long-term capital gain or loss if shares of FFBS Common have been held for more than one year at the Effective Time. Capital gain on assets held for more than one year that is recognized by certain non-corporate shareholders is subject to federal income tax at preferential tax rates. If such gain is recognized with respect to assets held for more than 18 months, it is generally subject to income tax at further reduced tax rates.

      f. An FFBS shareholder who exercises dissenters' rights under any applicable law with respect to a share of FFBS Common and receives payments for such stock in cash should recognize capital gain or loss (if such stock was held as a capital asset at the Effective Time of the Merger) measured by the difference between the amount of cash received and the shareholder's basis in such shares, provided such payment is neither essentially equivalent to a dividend within the meaning of Section 302 of the

            Code nor has the effect of a distribution of a dividend within the meaning of Section 356(a)(2) of the Code (collectively, a "Dividend Equivalent Transaction"). A sale of FFBS Common incident to an exercise of dissenters' rights will generally not be a Dividend Equivalent Transaction if, as a result of such exercise, the dissenting stockholder owns no shares of FFBS Common (either actually or constructively within the meaning of Section 318 of the
            Code) immediately after the Merger.

      g. No gain or loss will be recognized by FFBS as a result of the Merger.


      As a condition to the obligation of FFBS to consummate the Merger, FFBS must receive a similar opinion from Miller & Martin LLP dated as of the Effective Date of the Merger. The opinion will be based upon facts existing at the Effective Time of the Merger, and, in rendering the opinion referred to in this section, such counsel will rely upon representations, made as of the Effective Time of the Merger, by BFC, FFBS and certain management shareholders of FFBS, which counsel will assume to be true, correct and complete, including representations as to the intent of the historic shareholders of FFBS to retain ownership of the BFC Common that they receive in the Merger. If such representations are untrue, incorrect or incomplete, such opinion could be adversely affected. No ruling has been or will be sought from the Internal Revenue Service (the "IRS") as to the United States federal income tax consequences of the Merger, and the opinion of counsel set forth herein is not binding upon the IRS or any court.


      A successful challenge by the IRS to the status of the Merger as a reorganization under Section 368(a) of the Code would result in significant adverse tax consequences to the FFBS shareholders. An FFBS shareholder would recognize gain or loss with respect to each share of FFBS Common surrendered equal to the difference between the shareholder's basis in such share and the fair market value, as of the Effective Time, of BFC Common received in exchange therefor. In such event, a shareholder's aggregate basis in the BFC Common so received would equal its fair market value, and the stockholder's holding period for such stock would begin the day after the Closing Date.


      BEC and FFBS hereby undertake to re-circulate proxy information and to re-solicit proxies in the event that the condition of a tax opinion dated as of the Effective Time of the Merger is waived and there is a material change in the federal income tax consequences of the Merger.


      Certain noncorporate FFBS shareholders may be subject to backup withholding at a rate of 31% on cash payments received in lieu of a fractional share interest in BFC Common. Backup withholding will not apply, however, to a stockholder who furnishes a correct taxpayer identification number ("TIN") and certifies that he, she or it is not subject to backup withholding on the substitute Form W-9 included in the Transmittal Letter, who provides a certificate of foreign status on Form W-8, or who is otherwise exempt from backup withholding. A stockholder who fails to provide the correct TIN on Form W-9 may be subject to a $50 penalty imposed by the IRS.

      Each FFBS shareholder also will be required to retain records and file with such holder's U.S. federal income tax return a statement setting forth certain facts relating to the Merger.


      THE FOREGOING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF THE MATERIAL UNITED STATES FEDERAL INCOME CONSEQUENCES OF THE MERGER AND OF HOLDING BFC COMMON AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR LISTING OF ALL
POTENTIAL TAX EFFECTS RELEVANT TO A DECISION WHETHER TO VOTE IN FAVOR OF APPROVAL OF THE MERGER AND APPROVAL AND ADOPTION OF THE MERGER AGREEMENT. THE DISCUSSION DOES NOT ADDRESS THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES THAT MAY BE RELEVANT TO A PARTICULAR FFBS SHAREHOLDER SUBJECT TO SPECIAL TREATMENT UNDER CERTAIN FEDERAL INCOME TAX LAWS, SUCH AS: (i) PERSONS SUBJECT TO THE ALTERNATIVE MINIMUM TAX, (ii) PERSONS WHO ACQUIRED THEIR FFBS COMMON AS PART OF A "STRADDLE," "CONVERSION TRANSACTION," "HEDGING TRANSACTION" OR OTHER RISK REDUCTION TRANSACTION, (iii) PERSONS WHO ARE DEALERS IN SECURITIES, FINANCIAL INSTITUTIONS, INSURANCE COMPANIES, TAX-EXEMPT ORGANIZATIONS, OR FOREIGN PERSONS AND (iv) PERSONS WHO ACQUIRED FFBS COMMON PURSUANT TO THE EXERCISE OF STOCK OPTIONS OR RIGHTS OR OTHERWISE AS COMPENSATION. THIS DISCUSSION ALSO DOES NOT ADDRESS ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCALITY OR
FOREIGN JURISDICTION. THE DISCUSSION OF UNITED STATES FEDERAL INCOME TAX CONSEQUENCES IS BASED UPON THE CODE, TREASURY REGULATIONS PROMULGATED THEREUNDER AND ADMINISTRATIVE RULINGS AND COURT DECISIONS AS OF THE DATE HEREOF. ALL OF THE FOREGOING ARE SUBJECT TO CHANGE AND ANY SUCH CHANGE COULD AFFECT THE CONTINUING VALIDITY OF THIS DISCUSSION. FFBS SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE MERGER TO THEM.


Accounting Treatment

      BFC will account for the Merger as a pooling-of-interests transaction in accordance with generally accepted accounting principles, which, among other things, require that the number of shares of FFBS Common acquired for cash pursuant to the exercise of dissenters' rights or in lieu of fractional shares not exceed 10% of the outstanding shares of

FFBS Common. Under this accounting treatment, assets and liabilities of FFBS will be added to those of BFC at their recorded book values, and the shareholders' equity of the two companies will be combined in BFC's consolidated balance sheet. Financial statements of BFC issued after the Effective Time of the Merger will be restated to reflect the consolidated operations of BFC and FFBS as if the Merger had taken place prior to the periods covered by the financial statements. A condition to the consummation of the Merger is BFC's and FFBS' receipt of a letter from Crowe, Chizek & Company, LLP, stating that, in their opinion, no conditions exist with respect to either company which would preclude accounting for the Merger as a pooling of interests.

Resales of BFC Common

      The shares of BFC Common issued to FFBS shareholders pursuant to the Merger Agreement will be freely transferrable under the Securities Act, except for shares issued to any shareholder who may be deemed to be an "affiliate" (generally including, without limitation, directors, certain executive officers and beneficial owners of 10% or more of a class of capital stock ) of FFBS for purposes of Rule 145 under the Securities Act ("Rule 145") as of the date of the FFBS Meeting. Affiliates may not sell their shares of BFC Common acquired in the Merger except pursuant to an effective registration statement under the Securities Act covering such shares or in compliance with Rule 145 or another applicable exemption from the registration requirements of the Securities Act and until such time as financial results covering at least 30 days of combined operations of FFBS and BFC after the Merger have been published. BFC may place restrictive legends on certificates representing BFC Stock issued to persons who are deemed "affiliates" of FFBS under Rule 145. This Joint Proxy Statement/Prospectus does not cover resales of BFC Common received by any person who may be deemed to be an affiliate of FFBS.

Stock Split

      In order to facilitate an initial public offering of BFC Common, BFC shareholders are voting to approve a five for one stock split of BFC Common to be effective on June 30, 1998 or immediately after the Effective Time of the Merger, whichever is later. As a result of such a stock split, each share of BFC Common which a FFBS shareholder is entitled to receive in the Merger will become four shares of BFC Common. If both the Merger and the five for one stock split are consummated the number of issued and outstanding shares of BFC Common will increase to approximately ten million.

Initial Public Equity Offering

      BFC presently intends to effect an initial public offering of BFC Common after the Merger, if market conditions are favorable. Neither such offering nor the Merger is conditioned on the closing of the other. In preparation for the offering, BFC anticipates that a five for one stock split of BFC Common will occur soon after the Merger. If the stock split is consummated, the number of issued and outstanding shares of BFC Common will increase from approximately two million (including the shares to be issued in the Merger) to approximately eight million.

Expenses

      The Merger Agreement provides, in general, that BFC and FFBS will each pay its own expenses in connection with the Merger Agreement and the transactions contemplated thereby. But see, "THE MERGER Waiver; Amendment; Termination.

                         PRO FORMA FINANCIAL INFORMATION

      The following unaudited pro forma consolidated balance sheets as of March 31, 1998, and December 31, 1997, and the unaudited pro forma condensed consolidated statements of income for the three months ended March 31, 1998, and for the years ended December 31, 1997, 1996 and 1995, have been prepared to reflect the proposed acquisition of FFBS. BFC's proposed acquisition of First Franklin is presented as if the acquisition had occurred on December 31, 1997, with respect to the balance sheet and as of January 1, 1995, with respect to the statements of income for the three months ended March 31, 1998, and for the years ended December 31, 1997, 1996 and 1995 in each case after providing the effect to the pro forma adjustments described in the accompanying notes. BFC is also undertaking a public offering of its common stock, which is contemplated to occur subsequent to the merger with FFBS. These pro formas do not reflect the effect of the proposed public offering, from which the proposed net proceeds to BFC are expected to be $13 million. Both transactions are contemplated, but neither is a condition nor dependent upon the other. The pro forma adjustments are based on estimates made for the purposes of preparing these pro forma financial statements. The actual adjustments to the accounts of BFC will be made based on the underlying historical financial data at the time of the transaction. BFC's management believes that the estimates used in these pro forma financial statements are reasonable under the circumstances. The pro forma information gives effect to the proposed merger of BFC and FFBS under the pooling-of-interest method of accounting, which as discussed previously, is a condition of the merger. No adjustments to these pro forma financial statements were necessary to conform accounting methods as contemplated by APB Opinion No. 16.

      These pro forma financial statements should be read in conjunction with the historical financial statements and related notes presented elsewhere in this Joint Proxy Statement/Prospectus. The unaudited pro forma condensed consolidated balance sheet as of December 31, 1997 and March 31, 1998 are not necessarily indicative of the combined financial position had the transactions been effective at those dates. The unaudited pro forma condensed consolidated statements of income are not necessarily indicative of the results of operations that would have occurred had the acquisition of FFBS been effective at the beginning of the periods indicated, or of the future results of operations of BFC.

                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                  (Dollars in thousand, except per share data)
                                   (Unaudited)

                                                         As of March 31, 1998
                                           -------------------------------------------------
                                                       First       Pro Forma      Pro Forma
                                           BankFirst  Franklin    Adjustments   Consolidated
                                           ---------  --------    -----------   ------------
ASSETS
Cash and cash equivalents                 $  23,711   $  11,104   $    --        $  34,815
Investment in subsidiary                       --          --        21,105(1)        --
                                                                    (21,105)(2)
Securities available for sale                75,206      55,534        --          130,740
Loans held for sale                          19,969        --          --           19,969
Loans, net                                  361,029     111,890        --          472,919
Premises and equipment, net                  19,202       2,703        --           21,905
Mortgage servicing rights                     6,992        --          --            6,992
FHLB and FRB stock                            2,422         677        --            3,099
Intangible assets                             2,120          76        --            2,196
Accrued interest receivable and
  other assets                                6,176       2,621        --            8,797
                                          ---------   ---------   ---------      ---------

    Total assets                          $ 516,827   $ 184,605   $    --        $ 701,432
                                          =========   =========   =========      =========

LIABILITIES
Deposits                                  $ 410,125   $ 157,103   $    --        $ 567,815
Federal funds purchased                      14,500        --          --           14,500
Repurchase agreements                        19,175       1,100        --           20,275
Federal Home Loan Bank advances              25,000       2,351        --           27,351
Accrued interest payable and other
  liabilities                                 6,280       2,329        --            8,609
                                          ---------   ---------   ---------      ---------
    Total liabilities                       475,080     162,883        --          637,963

Employee Stock Ownership Plan                 1,745        --          --            1,745

SHAREHOLDERS' EQUITY
Common Stock                                  3,105         821       1,809(1)       4,914
                                                                       (821)(2)
Noncumulative preferred stock                 1,079        --          --            1,079
Additional paid-in capital                   19,938       3,218       2,230(1)      22,168
                                                                     (3,218)(2)
Retained earnings                            15,206      17,066      17,066(1)      32,272
                                                                    (17,706)(2)
Unrealized gain (loss) on securities
  available for sale                            674         617        --            1,291
                                          ---------   ---------   ---------      ---------
    Total shareholders' equity               40,002      21,722        --           61,724
                                          ---------   ---------   ---------      ---------
    Total liabilities and shareholders'
      equity                              $ 516,827   $ 184,605   $    --        $ 701,432
                                          =========   =========   =========      =========

(1) Issuance of 723,791 shares of BankFirst in exchange for the 164,125 common shares of First Franklin.
(2)   To eliminate investment in First Franklin.

                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                  (Dollars in thousand, except per share data)
                                   (Unaudited)

                                                        As of December 31, 1997
                                           ------------------------------------------------
                                                       First      Pro Forma     Pro Forma
                                           BankFirst  Franklin   Adjustments   Consolidated
                                           ---------  --------   -----------   ------------
ASSETS
Cash and cash equivalents                 $  24,363   $   6,927   $    --        $  31,290
Investment in subsidiary                       --          --        20,618(1)        --
                                                                    (20,618)(2)
Securities available for sale                71,912      55,824        --          127,736
Loans, net                                  345,564     113,305        --          458,869
Premises and equipment, net                  18,737       2,729        --           21,466
FHLB and FRB stock                            2,380         666        --            3,046
Accrued interest receivable and
  other assets                                5,794       2,516        --            8,310
                                          ---------   ---------   ---------      ---------
    Total assets                          $ 468,750   $ 181,967   $    --        $ 650,717
                                          =========   =========   =========      =========

LIABILITIES
Deposits                                  $ 395,152   $ 154,617   $    --        $ 549,769
Borrowed funds                               16,511       1,750        --           18,261
Federal Home Loan Bank advances              10,000       2,121        --           12,121
Accrued interest payable and other
  liabilities                                 6,672       2,462        --            9,134
                                          ---------   ---------   ---------      ---------
    Total liabilities                       428,335     160,950        --          589,285

Employee Stock Ownership Plan                 1,536        --          --            1,536

SHAREHOLDERS' EQUITY
Common stock                                  3,099         820       1,809(1)       4,908
                                                                       (820)(2)
Noncumulative preferred stock                 1,093        --          --            1,093
Additional paid-in capital                   20,112       3,203       2,214(1)      22,326
                                                                     (3,203)(2)
Retained earnings                            14,013      16,595      16,595         30,608
                                                                    (16,595)(2)
Unrealized gain (loss) on securities
  available for sale                            562         399        --              961
                                          ---------   ---------   ---------      ---------
    Total shareholders' equity               38,879      21,017        --           59,896
                                          ---------   ---------   ---------      ---------
    Total liabilities and shareholders'
      equity                              $ 468,750   $ 181,967   $    --        $ 650,717
                                          =========   =========   =========      =========


(1) Issuance of 723,791 shares of BankFirst in exchange for the 164,125 common shares of First Franklin.
(2)   To eliminate investment in First Franklin.

              PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                  (Dollars in thousands, except per share data)
                                   (Unaudited)

                                            Three Months Ended March 31, 1998
                                         --------------------------------------
                                                                     Pro Forma
                                         BankFirst  First Franklin  Consolidated
                                         ---------  --------------  ------------
INTEREST INCOME
Interest and fees on loans                $ 9,088       $ 2,734        $11,822
Taxable securities                          1,089           351          1,440
Nontaxable securities                          57           397            454
Other                                          46            34             80
                                          -------       -------        -------
      Total interest income                10,280         3,516         13,796
INTEREST EXPENSE
Deposits                                    3,774         1,547          5,321
Short term borrowings                         628            15            643
Long term borrowings                         --              36             36
                                          -------       -------        -------
     Total interest expense                 4,402         1,598          6,000
                                          -------       -------        -------
NET INTEREST INCOME                         5,878         1,918          7,796
PROVISION FOR LOAN LOSSES                     225           309            534
                                          -------       -------        -------
NET INTEREST INCOME AFTER
  PROVISION FOR LOAN LOSSES                 5,653         1,609          7,262
OTHER INCOME
Service charges and fees                      466           301            767
Loan servicing income, net                    325          --              325
Gain on sale of loans                         206          --              206
Trust department income                        24           161            185
Other income                                  452            24            476
                                          -------       -------        -------
     Total Other Income                     1,473           486          1,959
OTHER EXPENSE
Salaries and employee benefits              2,820           826          3,646
Occupancy expense                             434           107            541
Equipment expense                             496           167            663
Other operating expense                     1,398           390          1,788
                                          -------       -------        -------
     Total other expense                    5,148         1,490          6,638
                                          -------       -------        -------
INCOME BEFORE INCOME TAXES                  1,978           605          2,583
INCOME TAXES                                  746           134            880
                                          -------       -------        -------
NET INCOME                                $ 1,232       $   471        $ 1,703
                                          =======       =======        =======

EARNINGS PER SHARE:
     Basic                                $  0.94       $  2.87        $  0.83
     Diluted                              $  0.84       $  2.87        $  0.78

              PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                  (Dollars in thousands, except per share data)
                                   (Unaudited)

                                               Year-Ended December 31, 1997
                                        ----------------------------------------
                                                                     Pro Forma
                                        BankFirst   First Franklin  Consolidated
                                        ---------   --------------  ------------
INTEREST INCOME
Interest and fees on loans               $32,769       $10,111         $42,880
Taxable securities                         4,513         2,361           6,874
Nontaxable securities                        122         1,051           1,173
Other                                        221           139             360
                                         -------       -------         -------
      Total interest income               37,625        13,662          51,287
INTEREST EXPENSE
Deposits                                  15,044         6,060          21,104
Short term borrowings                        744           118             862
Long term borrowings                         686          --               686
                                         -------       -------         -------
     Total interest expense               16,474         6,178          22,652
                                         -------       -------         -------
NET INTEREST INCOME                       21,151         7,484          28,635
PROVISION FOR LOAN LOSSES                  2,250           685           2,935
                                         -------       -------         -------
NET INTEREST INCOME AFTER
  PROVISION FOR LOAN LOSSES               18,901         6,799          25,700
OTHER INCOME
Service charges and fees                   2,640         1,171           3,811
Other income                                 780         1,066           1,846
                                         -------       -------         -------
     Total other income                    3,420         2,237           5,657
OTHER EXPENSE
Salaries and employee benefits             7,986         3,124          11,110
Occupancy expense                          1,312           404           1,716
Equipment expense                          2,028           509           2,537
Other operating expense                    4,458         1,502           5,960
                                         -------       -------         -------
     Total other expense                  15,784         5,539          21,323
                                         -------       -------         -------
INCOME BEFORE INCOME TAXES                 6,537         3,497          10,034
INCOME TAXES                               2,471           935           3,406
                                         -------       -------         -------
NET INCOME                               $ 4,066       $ 2,562         $ 6,628
                                         =======       =======         =======
EARNINGS PER SHARE:
     Basic                               $  3.12       $ 15.62         $  3.27
     Diluted                             $  2.80       $ 15.62         $  3.05

              PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                  (Dollars in thousands, except per share data)
                                   (Unaudited)

                                             Year-Ended December 31, 1996
                                       -----------------------------------------
                                                                     Pro Forma
                                       BankFirst   First Franklin   Consolidated
                                       ---------   --------------   ------------
INTEREST INCOME
Interest and fees on loans              $28,227       $ 9,362         $37,589
Taxable securities                        4,815         2,473           7,288
Nontaxable securities                       172         1,016           1,188
Other                                       370           263             633
                                        -------       -------         -------
      Total interest income              33,584        13,114          46,698
INTEREST EXPENSE
Deposits                                 14,108         5,989          20,097
Short term borrowings                       562            50             612
Long term borrowings                        529          --               529
                                        -------       -------         -------
     Total interest expense              15,199         6,039          21,238
                                        -------       -------         -------
NET INTEREST INCOME                      18,385         7,075          25,460
PROVISION FOR LOAN LOSSES                   517           150             667
                                        -------       -------         -------
NET INTEREST INCOME AFTER
  PROVISION FOR LOAN
LOSSES                                   17,868         6,925          24,793
OTHER INCOME
Service charges and fees                  2,615         1,181           3,796
Other income                                782           665           1,447
                                        -------       -------         -------
     Total other income                   3,397         1,846           5,243
OTHER EXPENSE
Salaries and employee benefits            7,392         3,147          10,539
Occupancy expense                         1,724           405           2,129
Equipment expense                         1,884           498           2,382
Other operating expense                   4,412         1,337           5,749
                                        -------       -------         -------
     Total other expense                 15,412         5,387          20,799
                                        -------       -------         -------
INCOME BEFORE INCOME TAXES                5,853         3,384           9,237
INCOME TAXES                              2,189           999           3,188
                                        -------       -------         -------
NET INCOME                              $ 3,664       $ 2,385         $ 6,049
                                        =======       =======         =======
EARNINGS PER SHARE:
     Basic                              $  3.06       $ 14.40         $  3.15
     Diluted                            $  2.77       $ 14.40         $  2.95

              PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                  (Dollars in thousands, except per share data)
                                   (Unaudited)

                                              Year-Ended December 31, 1995
                                      ------------------------------------------
                                                                     Pro Forma
                                      BankFirst    First Franklin   Consolidated
                                      ---------    --------------   ------------
INTEREST INCOME
Interest and fees on loans             $24,628        $ 9,171          $33,799
Taxable securities                       4,049          2,565            6,614
Nontaxable securities                      200            874            1,074
Other                                      372            260              632
                                       -------        -------          -------
      Total interest income             29,249         12,870           42,119
INTEREST EXPENSE
Deposits                                12,640          5,576           18,216
Short term borrowings                      177             90              267
Long term borrowings                       599           --                599
                                       -------        -------          -------
     Total interest expense             13,416          5,666           19,082
                                       -------        -------          -------
NET INTEREST INCOME                     15,833          7,204           23,037
PROVISION FOR LOAN LOSSES                  378            175              553
                                       -------        -------          -------
NET INTEREST INCOME AFTER
 PROVISION FOR LOAN LOSSES              15,455          7,029           22,484
OTHER INCOME
Service charges and fees                 2,181          1,124            3,305
Other income                               508            556            1,064
                                       -------        -------          -------
     Total other income                  2,689          1,680            4,369
OTHER EXPENSE
Salaries and employee benefits           6,746          3,003            9,749
Occupancy expense                        1,142            401            1,543
Equipment expense                        1,213            472            1,685
Other operating expense                  4,744          1,436            6,180
                                       -------        -------          -------
     Total other expense                13,845          5,312           19,157
                                       -------        -------          -------
INCOME BEFORE INCOME TAXES               4,299          3,397            7,696
INCOME TAXES                             1,474          1,043            2,517
                                       -------        -------          -------
NET INCOME                             $ 2,825        $ 2,354          $ 5,179
                                       =======        =======          =======
EARNINGS PER SHARE:
     Basic                             $  3.07        $ 14.15          $  3.15
     Diluted                           $  2.76        $ 14.15          $  2.96

         BFC MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

      The following discussion and analysis is presented to facilitate the understanding of the consolidated financial position and results of operations of BFC. The consolidated financial information discussed herein primarily reflects the activities of BFC's wholly-owned subsidiary, BankFirst. The discussion identifies trends and material changes that occurred during the reported periods and should be read in conjunction with the consolidated financial statements of BFC and the accompanying notes. The periods included within this discussion are the years 1997 and 1996 with respect to financial position, and 1997, 1996 and 1995 with respect to results of operations.

General

      BFC is a community banking organization, headquartered in Knoxville, Tennessee, which generates loans and deposits through its 23 offices in Knox, Blount, Sevier, Loudon and Jefferson Counties. BFC provides each of the communities it serves with a variety of financial services, including commercial and retail banking products, focusing primarily on funding commercial loan growth through deposits and borrowings.

      At year-end 1997, BFC had $468.8 million in assets, was well capitalized with an 8.6% leverage ratio, and had 1997 net income of $4.1 million. BFC reached this financial position over a five-year period through internal growth combined with selected mergers. Acquisitions have been a component of the BFC's growth since 1996 and may be utilized in the future if suitable opportunities arise, such as acquisition candidates that complement geographic position and the mix of products and services, and that provide expertise in new lines of business. The following information about BFC is important to understanding this discussion and analysis.

      In the fall of 1992, James Clayton and a group of investors acquired a majority interest in BankFirst, formerly known as First Heritage, and installed a local bank management team the following year. Drawing upon existing relationships with loan and deposit customers who followed management from their previous bank, BankFirst increased its assets from approximately $60 million in 1993 to approximately $230 million in 1996. These customers, while new to BankFirst, were mature relationships representing lower than normal lending risk because of their seasoned performance history. During 1996, Clayton acquired control of Smoky Mountain Bancorp, Inc. ("Smoky Mountain") and its wholly-owned subsidiary, First National Bank of Gatlinburg. At year-end 1996 these entities were combined with BankFirst in a share exchange accounted for in a manner similar to a pooling of interests. Following the combination, BFC had total assets of $423 million. The combined entity continued to grow in 1997, primarily through commercial and commercial real estate lending financed through deposit growth.

      In January 1998, BankFirst purchased Curtis Mortgage Co., Inc. ("Curtis Mortgage") for $7.5 million as an opportunity to enhance mortgage origination, which had not been a significant line of business, and as an opportunity to diversify revenues through loan servicing. Curtis Mortgage is a 53 year old mortgage company which originates and purchases mortgage loans for sale and servicing. Curtis Mortgage generally has not retained loans for its portfolio, although its servicing portfolio was approximately $451 million at the date of acquisition. This transaction was accounted for as a purchase, and accordingly, is not reflected in the 1997 historical financial statements of BFC.

      BFC changed its name from "Smoky Mountain Bancorp, Inc." to "BankFirst Corporation" at the April 27, 1998 shareholder meeting. Management expects to continue growing through expansion of retail locations, through expansion of products and services, such as mortgage servicing opportunities though Curtis Mortgage, and possible future mergers or acquisitions. At the current time, BFC has no present agreements, arrangements or commitments with respect to any acquisition, other than the Merger Agreement.

      The major components of BFC's financial position and operating results for the past five years are summarized in the following table.

                           FIVE-YEAR FINANCIAL SUMMARY
         (Dollar amounts in thousands, except share and per share data)

                                                                      For the years ended December 31,
                                                ----------------------------------------------------------------------------
                                                    1997            1996            1995            1994           1993
                                                --------------   ------------    -----------     ------------    -----------
Summary of operations
    Interest income - tax equivalent             $    37,688     $    33,673     $    29,352     $    22,549     $    17,928
    Interest expense                                  16,474          15,199          13,416           9,242           7,877
                                                 -----------     -----------     -----------     -----------     -----------
   Net interest income                                21,214          18,474          15,936          13,307          10,051
   Tax equivalent adjustment (1)                         (63)            (89)           (103)            (72)            (55)
                                                 -----------     -----------     -----------     -----------     -----------
      Net interest income                             21,151          18,385          15,833          13,235           9,996
    Provision for loan losses                         (2,250)           (517)           (378)           (503)           (624)
    Noninterest income                                 3,420           3,397           2,689           2,475           2,026
    Noninterest expenses                             (15,784)        (15,412)        (13,845)        (12,146)         (9,230)
                                                 -----------     -----------     -----------     -----------     -----------
    Income before income taxes                         6,537           5,853           4,299           3,060           2,168
Income tax expense                                     2,471           2,189           1,474             663             826
                                                 -----------     -----------     -----------     -----------     -----------
Net earnings                                     $     4,066     $     3,664     $     2,825     $     2,397     $     1,342
                                                 ===========     ===========     ===========     ===========     ===========

Basic earnings per share                         $      3.12     $      3.06     $      3.07     $      3.12     $      1.83
Diluted earnings per share                              2.80            2.77            2.76            2.68            1.75
Dividends per common share                              --              --              0.34            0.40            0.33
Cash dividends declared - common                        --              --               305             298             241
Cash dividends declared - preferred                      161             162              74              73            --
Book value per common share                            30.53           34.37           30.23           24.91           20.31
Average common shares outstanding                  1,251,556       1,145,754         895,843         745,510         735,017

            Selected year-end balances
Total assets                                     $   468,750     $   422,993     $   374,789     $   317,784     $   271,264

Earning assets                                       431,858         397,449         346,283         287,886         250,522

Total securities                                      71,912          76,474          79,874          58,817          55,316
Loans - net of unearned income                       350,566         315,249         253,471         222,504         182,001
Allowance for loan losses                              5,002           3,570           3,407           3,282           2,949
Total deposits                                       395,152         366,351         329,913         285,050         247,346
Repurchase agreements                                 16,302           5,966           7,632           1,363            --
Long-term debt                                        10,000          12,000           8,244           8,244           3,477
Stockholders' equity                                  38,879          34,154          24,076          18,834          14,931

            Selected average balances
Total assets                                     $   446,524     $   397,678     $   363,948     $   314,132     $   257,187
Earning assets                                       412,508         369,529         335,558         275,214         235,320
Total securities                                      71,650          78,842          79,865          58,946          47,867
Loans- net of unearned income                        337,390         284,163         246,805         205,253         174,211
Allowance for loan losses                              3,683           3,500           3,245           3,210           2,698
Total deposits                                       378,678         344,372         324,286         281,188         217,874
Stockholders' equity                                  35,443          29,276          21,263          16,061          14,504

           Ratios based on average balances
Loans to deposits                                      89.10%          82.52%          76.11%          72.99%          79.96%
Allowance to year end loans                             1.43%           1.13%           1.34%           1.48%           1.62%
Equity to assets                                        8.14%           7.36%           5.84%           5.11%           5.64%
Leverage capital ratio                                  8.60%           8.25%           6.85%           6.74%           6.04%
Return on assets                                        0.91%           0.92%           0.78%           0.76%           0.52%
Return on equity                                       11.19%          12.52%          13.28%          14.93%           9.25%
Dividends payout ratio (2)                              --              --             11.09%          12.82%          17.96%

----------------
(1) Tax equivalent basis was calculated using a 38% tax rate for all periods presented.
(2) Dividends declared on common shares divided by net income available to common shareholders.

Financial Position

      The most significant change in the makeup of BFC's financial position from 1995 to 1997 has been loan growth, funded primarily with deposits and supplemented with borrowings and/or increases in equity through common and preferred stock sales. Earning assets were 92% of 1997 total assets and were approximately at this level during 1996.

Lending

      The Loans Outstanding Table reflects the primary earning asset, the loan portfolio. Total loans were $350.6 million at year-end 1997 and $315.2 million at year-end 1996. Loan growth was $35.3 million, or 11%, during 1997, and $61.8 million, or 24%, during 1996. Loan growth from 1993 through 1996 was accelerated from loan customers following management from their previous banking relationships. All loan categories continued growth during 1997, primarily from commercial lending, as BFC expanded the loan portfolio in Eastern Tennessee. Even though loan growth has been experienced in each of the last five years, the rate of growth slowed during 1997 as management completed refinancing their previous customer relationships. Management expects loan growth to continue. Commercial lending will continue to be the primary focus, although management will work to diversify loan products to consumers, such as increased residential mortgage loans through Curtis Mortgage.

      A banking company's credit risk profile is generally reflected in the level and types of loans held, since loans are usually the highest risk assets owned. Even though the majority of BFC's loans are commercial, which is typically the highest risk loan type, management believes that BFC's credit risk exposure is lower than other similar commercial loan portfolios. Two factors mitigate credit risk in this portfolio: first 69.5% of total loans are secured by real estate, and second the early growth was generated through seasoned loan relationships. BFC's low levels of charge-offs and non-performing loans further illustrate the lower credit risk.

      Lending activities are under the direct supervision of BankFirst's Board of Directors and Senior Management. BankFirst operates a loan policy which states among other things, guidelines for underwriting, credit criteria, loan composition, concentrations, and administration. Commercial loans are generally underwritten with a life of 15 years; mortgage loans retained are generally variable rate and have an average term of five years; and installment loans are underwritten for a maximum of five years. Loan to value guidelines are generally 80% for commercial real estate, 50% for equipment, and 80% for residential real estate.

                                LOANS OUTSTANDING
                          (Dollar amounts in thousands)


                                                      at December 31,
                               -------------------------------------------------------------
                                  1997         1996        1995          1994        1993
                               ---------    ---------    ---------    ---------    ---------
Commercial, financial, and
   agricultural                $  65,681    $  50,286    $  39,171    $  31,202    $  22,751
Commercial real estate           144,876      140,048      102,233       91,983       79,563
Real estate-construction          18,082       20,894       18,184       16,822        9,984
Residential real estate           81,235       72,471       64,915       56,789       53,875
Installment                       39,092       30,782       28,614       25,544       15,757
Other                              2,355        1,640        1,447        1,585          666
                               ---------    ---------    ---------    ---------    ---------
  Total loans                    351,321      316,121      254,564      223,925      182,596
Unearned income                     (755)        (872)      (1,093)      (1,421)        (595)
                               ---------    ---------    ---------    ---------    ---------
      Total loans, net         $ 350,566    $ 315,249    $ 253,471    $ 222,504    $ 182,001
                               =========    =========    =========    =========    =========

Securities

      BankFirst uses its securities portfolio primarily as a source of liquidity and a base from which to pledge assets for repurchase agreements. Securities are not a primary focus of BFC, and represent only 15.3% of total assets. Total securities were $71.9 million at year-end 1997, which is slightly lower than the $76.5 million balance in 1996. BankFirst's investment strategy is to maintain a portfolio of acceptable risk at sufficient levels to provide pledging for deposits and borrowings. BankFirst's policy guidelines are designed to minimize credit, market, or liquidity risk, and securities generally must have a rating of Aa or better to be purchased. All securities are classified as available for sale to provide the most flexibility for asset liability management. U.S. Government and Agency securities represented 88.8% of the 1997 total portfolio. Mortgage-backed securities were only $1.8 million, or 2.5%, of total securities at 1997. Approximately 87% of 1997 securities were pledged for public deposits and repurchase agreements.

                                   SECURITIES
                          (Dollar amounts in thousands)


                                                          at December 31,
                                                 -------------------------------
                                                  1997        1996        1995
                                                 -------     -------     -------
Available for sale
  U.S. Government & Agencies                     $63,853     $73,303     $76,251
  States and political subdivisions                6,236       2,712       3,325
  Mortgage-backed and asset-backed                 1,823         459         298
                                                 -------     -------     -------
            Total available for sale             $71,912     $76,474     $79,874
                                                 =======     =======     =======

                          Securities Maturity Schedule
                          (Dollar amounts in thousands)

                               1 Year and Less          1 to 5 Years         5 to 10 Years      Over 10 Years           Total
                             --------------------    ------------------- --------------------  ----------------  -----------------
                               Balance     Rate       Balance      Rate     Balance   Rate      Balance   Rate    Balance     Rate
                             --------------------    ------------------- --------------------  ----------------  -----------------
Available for sale
  U.S. Government &
     Agencies                  $ 7,990    6.103%      $ 31,424    6.48%     $ 24,439   6.58%    $  --            $ 63,853     6.47%
  State and municipal              211    6.570%         2,732    8.72%        2,401   5.77%      892    7.93%      6,236     7.40%
  Mortgage-backed and
      asset-backed                                                                                                  1,823     6.92%
                               -------                --------              --------            -----            --------
Total available for sale       $ 8,201                $ 34,156              $ 26,840            $ 892            $ 71,912
                               =======                ========              ========            =====            ========

Deposits and Borrowings

      Deposits have been BFC's primary source of funding for loans. The Deposit Information Table reflects BFC's deposit information for 1995, 1996, and 1997. Total deposits have continued to grow during this period to a level of $395.2 million at year-end 1997. The growth rate of deposits was 8% during 1997 and 11% during 1996. BFC's deposit strategy has been to remain competitive in its markets, although not to pay the highest yield. The Company has demonstrated a consistent ability to raise deposits quickly within its market areas by slightly raising interest rates. Banking companies experience competition for deposits with other banks and brokerage houses. As a result of this competition, BFC's 1997 deposit mix was only 17% noninterest bearing, 37% lower yielding demand and savings, and 46% time deposits. Deposit growth is expected to continue to be facilitated through marketing efforts and new retail locations. The cost of these fundraising activities is expected to be relative to costs historically incurred.

      The loan to deposit ratio increased to 89.1% at 1997, from 82.5% at 1996. Loan growth out paced the growth of deposit sources. To supply the needed funding, BFC increased its repurchase agreements from $5.9 million in 1996 to $16.3 million in 1997. BFC actively solicits customer repurchase agreement accounts. These accounts are considered volatile under regulatory requirements, although BFC has found them to be a steady source of funding. BFC has also utilized the Federal Home Loan Bank of Cincinnati ("FHLB") as a borrowing source. FHLB borrowings declined from $12 million in 1996 to $10 million in 1997, all of which mature during 1998. The FHLB will continue to be a source for funding loan growth in the future, as management intends to draw additional borrowings to fund the Curtis Mortgage warehouse line of credit and for other loan growth.

      While more costly than deposit funding, repurchase agreements and FHLB advances are typically the lowest cost borrowed funds available in the marketplace, and are utilized by management to raise identified amounts of funds with more precision than deposit solicitations. Although management expects to continue using repurchase agreements, short-term borrowings and FHLB advances as secondary funding sources, core deposits will continue to be BFC's primary funding source. See further discussion of deposits and borrowings in the liquidity and interest rate sensitivity sections.

                               DEPOSIT INFORMATION
                          (Dollar amounts in thousands)

                                                  Deposits at December 31,
                                            ------------------------------------
                                              1997          1996          1995
                                              ----          ----          ----
Noninterest bearing                         $ 66,426      $ 47,301      $ 48,938
Interest bearing demand                      131,210       120,713       107,482
Savings deposits                              15,669        15,468        18,235
Time                                         181,847       182,869       155,258
                                            --------      --------      --------
              Total deposits                $395,152      $366,351      $329,913
                                            ========      ========      ========

                                           Maturity Ranges of Time Deposits
                                   with Balances of $100 or More at December 31,
                                   --------------------------------------------
                                      1997             1996              1995
                                      ----             ----              ----
3 months or less                    $21,780           $25,681           $19,626
3 through 6 months                   11,679             9,058            11,790
6 through 12 months                  18,189            15,048             8,928
over 12 months                       10,289             5,985             6,937
                                    -------           -------           --------
                                    $61,937           $55,772           $47,281
                                    =======           =======           =======

Equity and Capital Resources

      BFC was classified as "well capitalized" during 1997 and 1996. The leverage capital ratio increased during both periods, from 8.25% in 1996 to 8.6% in 1997, with total stockholders' equity of $38.9 million. BFC has issued stock as a result of the exercise of stock options, conversion of preferred stock to BFC Common, and a five-for-four common stock split in 1997. During 1996, $4.5 million was raised from sales of BFC Common and $1.8 million was raised from sales of preferred stock. These stock sales were primarily motivated by the desire to increase operating capital and to maintain well capitalized levels while supporting asset growth. To further support equity growth, no cash dividends were paid on BFC Common.

      BFC had three million shares of BFC Common authorized. Authorized shares were increased to 15 million to accommodate the Merger and the proposed public offering.

      Items that represent common stock equivalents include 218,508 shares of 5% preferred stock, $5.00 par value per share ("BFC Preferred"), and 172,886 common stock options outstanding at year-end 1997. BFC Preferred is convertible into
 .6175 shares of common stock, adjustable for any subsequent stock splits. There are one million shares of BFC Preferred authorized; management currently has no plans to issue additional shares. There are 423,961 additional shares of BFC Common available for grant under the stock option plan. BFC plans to continue granting stock options to selected officers, directors and other key employees.

      Capital adequacy in the banking industry is evaluated primarily by the use of three required capital ratios: leverage capital (Tier I capital divided by average assets less intangible assets and unrealized security gains/losses); Tier I risk-based capital (Tier I capital divided by risk-weighted assets); and total risk-based capital (Tier I capital plus Tier II capital divided by risk-weighted assets). Tier I capital is shareholders' equity less intangible assets plus/less unrealized losses/gains. Tier II capital consists of the allowance for loan losses limited to 1.25% of risk-weighted assets. Risk weights are assigned to on-and off-balance sheet items in arriving at risk-adjusted total assets. Because BFC's consolidated assets exceed $150 million, BFC is required to meet the capital regulations on a consolidated basis, and BankFirst is required to meet the regulations on a bank-only basis.

      The regulatory capital ratios for BFC and BankFirst are present in Note 12 to the accompanying consolidated financial statements. BFC meets the requirements to be considered "well capitalized" under regulatory guidelines. The Merger with FFBS, if approved, is not expected to affect the capital category of BFC.

      Asset growth is the primary factor which creates a need for capital. Management's current policy is to retain all earnings in order to increase capital levels to support growth; therefore, cash dividends on BFC Common have not been paid. Current common shareholders also have the ability to increase their investment levels, and have historically demonstrated a willingness to do so when business conditions warranted such additional investments. Management also believes that public capital markets could be successfully accessed to meet BFC's capital needs.

Results of Operations

      Net income for 1997 was $4.1 million, representing an 11% increase over 1996. Net income for 1996 was $3.7 million, or 30% higher than 1995, and the 1995 net income was $2.8 million, or 18% higher than 1994. The return on average assets for 1997 was .91%, slightly lower than .92% in 1996, and up from .78% in 1995. Net income has grown in each of these periods; however, the 1997 growth rate was lower primary because of the $2.2 million provision for loan losses, which was $1.7 million higher than the previous year. This variance is further explained with the discussion about the provision for loan losses.

      BFC's basic and dilutive earnings per share remained even from 1995 to 1996, and increased to 1997. Earnings per share were flat during 1996 primarily due to issuance of additional BFC Common during the year and the 1996 merger. The difference between basic and dilutive earnings per share was approximately $.30 for each of the years 1997, 1996 and 1995. The dilution results from the common stock equivalents from the preferred stock and the stock option plan. Further dilution is anticipated to occur during 1998 from the additional shares issued in the public offering.

      BFC has paid 5% dividends on its preferred stock in the past, but has generally not paid cash dividends on BFC Common. Dividends on BFC Common were paid by Smoky Mountain Bancorp, Inc. before Clayton acquired a controlling interest. BFC currently does not have plans to pay cash dividends on BFC Common.

Net Interest Income

      Net interest income is the difference between interest and fees earned on earning assets, principally loans and investments, and the interest paid on deposits and other interest bearing funds. It is the major component of earnings for a financial institution. For analytical purposes, the interest earned on loans and investments is measured and expressed on a fully tax equivalent (FTE) basis. Tax-exempt interest income is increased to an amount comparable to interest subject to federal income taxes in order to properly evaluate the effective yields earned on earning assets. The tax equivalent adjustment is based on a combined federal and state tax rate of 38%.

      Net interest income is influenced primarily by market interest rates, changes in the balance and mix of earning assets and interest-bearing liabilities, the proportion of earning assets that are funded by demand deposits and equity capital, and the relative repricing periods for earning assets and interest-bearing liabilities. Some of these factors are controlled to a certain extent by management. Conditions beyond management's control may have a significant impact on changes in net interest income from one period to another. Examples of such external factors are Federal Reserve Board monetary policy, introduction of new loan or deposit products by bank and non-bank financial competitors, and the fiscal and debt management policies of the federal government.

      The following table details the key determinants of net interest income: the average daily balance sheet for each year (including the components of earning assets and supporting liabilities), the related interest income on an FTE basis, interest expense, and the average rates earned and paid on these assets and liabilities.

                    AVERAGE BALANCE SHEETS AND INTEREST RATES
                          (Dollar amounts in thousands)

                                                                     Years ended December 31,
                              -----------------------------------------------------------------------------------------------------
                                            1997                                1996                                1995
                              ---------------------------------   ---------------------------------  ------------------------------
                                Average               Average       Average               Average      Average              Average
                                Balance    Interest     Rate        Balance    Interest     Rate       Balance   Interest     Rate
                              ---------------------------------   ---------------------------------  ------------------------------
            ASSETS
Interest earning assets
  Securities
    Taxable                     $   69,014     $4,513     6.54%       $ 74,769  $  4,815      6.44%     $ 75,103    $4,049   5.39%
    Tax-exempt (1)                   2,552        196     7.68%          3,883       277      7.13%        4,388       323   7.36%
    Unrealized gain on A.F.S.           84                                 190                               374
                              ---------------------------------    --------------------------------  ------------------------------
Total securities                    71,650      4,709     6.57%         78,842     5,092      6.46%       79,865     4,372   5.47%
  Loans (2)                        337,390     32,769     9.71%        284,163    28,227      9.93%      246,805    24,628   9.98%
  Federal funds sold and other       3,468        221     6.37%          6,524       370      5.67%        8,888       372   4.19%
                              ---------------------------------    --------------------------------  ------------------------------
         Total earning assets      412,508     37,699     9.14%        369,529    33,689      9.12%      335,558 $  29,372   8.75%
                                                       -------                             -------                        -------
Noninterest earning assets
  Allowance for loan losses        (3,683)                              (3,500)                           (3,245)
  Premises and equipment            17,019                              14,051                            14,484
  Cash and due from banks           15,088                              11,810                            11,686
    Accrued interest and other
    assets                           5,592                               5,788                             5,465
                              ------------                         -----------                       -----------
         Total assets           $  446,524                           $ 397,678                          $ 363,948
                              ------------                         -----------                        -----------

        LIABILITIES AND
     SHAREHOLDERS' EQUITY
Interest-bearing liabilities
  Deposits
    Interest-bearing demand
      deposits                     122,730     $4,500     3.67%      $ 109,431  $   4,689      4.28%     $ 106,689   $4,345   4.07%
    Savings deposits                14,989        387     2.58%         16,173        461      2.85%        18,091      488   2.70%
    Time deposits                  185,310     10,157     5.48%        169,851      8,958      5.27%       155,498    7,807   5.02%
                              ---------------------------------   ---------------------------------  -----------------------------
Total interest-bearing deposits    323,029     15,044     4.66%        295,455     14,108      4.78%       280,278   12,640   4.51%
  Borrowed funds
    Repurchase agreements            9,110        438     4.81%          7,346        347      4.72%         4,839      276   5.70%
    Other borrowings                 6,034        350     5.80%          3,823        213      5.57%         3,744      149   3.98%
    Long-term borrowings            11,243        642     5.71%          8,385        531      6.33%         5,000      351   7.02%
                              ---------------------------------   ---------------------------------  -----------------------------
Total borrowed funds                26,387      1,430     5.42%         19,554      1,091      5.58%        13,583      776   5.71%
                              ---------------------------------   ---------------------------------  -----------------------------
  Total interest-bearing
    liabilities                    349,416     16,474     4.71%        315,009     15,199      4.82%       293,861   13,416   4.57%
                                            -------------------                   ------------------                ---------------

Noninterest-bearing liabilities
  Employee stock ownership plan      1,536                               1,389                               1,710
  Noninterest-bearing demand        55,649                              48,917                              44,008
     deposits
  Other liabilities                  4,480                               3,087                               3,106
  Shareholders' equity              35,443                              29,276                              21,263
                              ------------                         -----------                         -----------
  Total liabilities and
      shareholders' equity      $  446,524                           $ 397,678                           $ 363,948
                              ------------                         -----------                         -----------
Interest margin recap
  Net interest income and
    interest rate spread                      $21,225     4.43%                 $  18,490      4.30%               $  15,956   4.18%
                                          ===========  -------                  =========   -------                =========  -----
  Net interest income margin                              5.15%                                5.00%                           4.76%
                                                       =======                              =======                           =====

(1) Interest income on tax-exempt securities has been adjusted to a tax equivalent basis using a marginal federal income tax rate of 38% for all years. Tax equivalent adjustments were $74 for 1997, $105 for 1996, and $123 for 1995.
(2) Nonaccrual loans are included in average loan balances and loan fees are included in interest income. Loan fees were $704 for 1997, $987 for 1996, and $693 for 1995.

      An analysis of the changes in net interest income from period to period is presented in the following table. Information is provided in each category with respect to (i) changes attributable to changes in volume (changes in volume multiplied by prior rate), (ii) changes attributable to changes in rate (changes in rate multiplied by prior volume), and (iii) the net change. The changes attributable to the combined impact of volume and rate have been allocated proportionately to the changes due to volume and the changes due to rate.

                              VOLUME/RATE ANALYSIS
                          (Dollar amounts in thousands)

                                      1997 change from 1996 due to     1996 change from 1995 due to
                                      ----------------------------     ----------------------------
                                      Volume      Rate       Total     Volume      Rate      Total
                                      ------      ----       -----     ------      ----      -----
Interest income
  Loans                              $ 5,392    $  (850)   $ 4,542    $ 3,744    $  (145)   $ 3,599
  Securities
    Taxable                             (363)        61       (302)       (18)       784        766
    Tax-exempt                           (86)         5        (81)       (36)       (10)       (46)
      Total securities interest         (449)        66       (383)       (54)       774        720
  Federal funds sold                    (144)        (5)      (149)      (204)       202         (2)
                                     -------    -------    -------    -------    -------    -------
      Total interest income            4,799       (789)     4,010      3,486        831      4,317

Interest expense
  Interest-bearing demand deposits       607       (796)      (189)       114        230        344
  Savings deposits                       (45)       (29)       (74)       (45)        18        (27)
  Time deposits                          838        361      1,199        744        407      1,151
  Repurchase agreements                   85          6         91        161        (90)        71
  Other borrowings                       128          9        137          3         61         64
  Long-term borrowings                   195        (84)       111        258        (78)       180
                                     -------    -------    -------    -------    -------    -------
      Total interest expense           1,808       (533)     1,275      1,235        548      1,783
                                     -------    -------    -------    -------    -------    -------
      Net interest income            $ 2,991    $  (256)   $ 2,735    $ 2,251    $   283    $ 2,534
                                     =======    =======    =======    =======    =======    =======

      Net interest income (FTE) increased $2.7 million from 1996 to 1997, and $2.5 million from 1995 to 1996, or approximately 15% each year. Net interest margin also improved each period, moving from 4.76% in 1995, to 5.00% in 1996 and 5.15% in 1997. The strong increase in net interest income and steady improvement in net interest margin are primarily attributable to an increase in the level of earning assets and a change in the makeup of those assets.

      Average earning assets increased 11.6% from 1996 to 1997, and 10.1% from 1995 to 1996. This strong growth is a result of management's focus on lending activities. The pace of growth in loans, 18.7% in 1997 and 15.1% in 1996, drove the overall growth in earning assets. Management has been able to achieve this growth in loans because of long term relationships developed by current management while at other financial institutions, an aggressive calling program, and opportunities for relationship development arising from the acquisitions of other community based institutions by banking companies not headquartered in BankFirst's primary market area. Management expects loan growth to continue, although the rate of growth recently experienced may not be sustained.

      The strong growth in loans has improved the net interest rate spread and net interest margin. Loans are the highest yielding earning assets. During 1995, loans represented 73.6% of earning assets. During 1996 this ratio increased to 76.9%, and in 1997 it increased further to 81.8%. So, even though the average rate earned on loans has decreased in each of the last two years, the yield on total interest earning assets has increased in each period. The increased yield on securities has also supported the increase in average yield on earning assets. While the increase in yield from 1995 to 1996 was consistent with general market rate increases, in 1997 management engaged an outside advisor, Martin & Company, with the intent of improving investment yields. Average yields on investments increased in 1997, while general market rates declined to some extent.

      Net interest income and net interest margin have also been helped by several factors related to funding. Most importantly, most of BFC's asset growth has continued to be funded with deposits, the least costly source of funding. Average interest-bearing deposits grew 9.3% from 1996 to 1997, almost keeping pace with the growth in earning assets. Even with this strong deposit growth, the average rate paid on deposits fell from 4.78% in 1996 to 4.66% in 1997. BFC is generally asset driven, managing funding to support assets gathered.

      The portion of earning assets funded by non-interest bearing deposits, other liabilities, and equity has increased from 20.4% in 1995, to 22.0% in 1996, to 23.2% in 1997. These sources of funding do not carry an interest cost, and thus the amount of interest earning assets supported by noninterest-bearing liabilities has increased. This factor does not impact net interest spread, but has a positive impact on net interest margin.

      The increase in deposits plus non-interest bearing sources of funding has not quite kept pace with the growth in earning assets. As a result, borrowed funds have increased from 4.0% of average earning assets in 1995 to 5.3% in 1996 and 6.4% in 1997. These funds are more costly than deposits and their increase relative to total funding has put some downward pressure on net interest margin and spread. In 1995, the average cost of borrowing exceeded the average cost of deposits by 120 basis points ("bp"). In 1996 this fell to 80 bp, and in 1997 it decreased further to 76 bp. The merger with FFBS may permit BFC to moderate its use of other borrowed funds.

Provision for Loan Losses and Asset Quality

      The provision for loan losses represents charges made to earnings to maintain an adequate allowance for loan losses. The allowance is maintained at an amount believed to be sufficient to absorb losses in the loan portfolio. Factors considered in establishing an appropriate allowance include a careful assessment of the financial condition of the borrower; a realistic determination of the value and adequacy of underlying collateral; the condition of the local economy and the condition of the specific industry of the borrower; a comprehensive analysis of the levels and trends of loan categories; and a review of delinquent and classified loans. BFC applies a systematic process for determining the adequacy of the allowance for loan losses including an internal loan review function and a monthly analysis of the adequacy of the allowance. The monthly analysis includes determination of specific potential loss factors on individual classified loans, historical potential loss factors derived from actual net charge-off experience and trends in nonperforming loans, and potential loss factors for other loan portfolio risks such as loan concentrations, local economy, and the nature and volume of loans.

      Activity in the allowance for loan losses is reflected in the Analysis of Allowance for Loan Losses Table. The recorded values of loans actually removed from the consolidated balance sheets are referred to as charge-offs and, after netting out recoveries on previously charged-off assets, become net charge-offs. BankFirst's policy is to charge off loans when, in management's opinion, the loan is deemed uncollectible, although concerted efforts are made to maximize recovery. BFC's level of net charge-offs to average loans, was .24% in 1997,
 .12% in 1996, and .10% in 1995. Charge-offs have been relatively immaterial through 1996 and increased to $878 in 1997 substantially due to two commercial credits.

                      ANALYSIS OF ALLOWANCE FOR LOAN LOSSES
                          (Dollar amounts in thousands)

                                      1997         1996           1995         1994          1993
                                      ----         ----           ----         ----          ----
Balance at beginning of year       $   3,570     $   3,407     $   3,282     $   2,949     $   2,447

Loans charged off
  Commercial, financial, and
     agricultural                       (501)         (129)         (179)         (215)         (160)
  Commercial real estate                (128)           --            --            --            --
  Real estate-construction                --            --            --            --            --
  Residential real estate                (22)          (10)          (44)           --            --
  Installment                           (213)         (300)         (177)          (73)          (69)
  Lease financing                        (14)           --            --            --            --
                                   ---------     ---------     ---------     ---------     ---------
               Total charge-offs        (878)         (439)         (400)         (288)         (229)
                                   ---------     ---------     ---------     ---------     ---------

Charge-offs recovered
  Commercial, financial, and
     agricultural                         30            41           130           102            87
  Commercial real estate                   2            --            --            --            --
  Real estate-construction                --            --            --            --            --
  Real estate-residential                 17            --            --            --            --
  Installment                             11            44            17            15            20
  Lease financing                         --            --            --            --            --
                                   ---------     ---------     ---------     ---------     ---------
                Total recoveries          60            85           147           117           107
                                   ---------     ---------     ---------     ---------     ---------

Net loans charged off                   (818)         (354)         (253)         (171)         (122)
Current year provision                 2,250           517           378           504           624
                                   ---------     ---------     ---------     ---------     ---------

Balance at end of year             $   5,002     $   3,570     $   3,407     $   3,282     $   2,949
                                   =========     =========     =========     =========     =========

Loans, net at year end             $ 350,566     $ 315,249     $ 253,471     $ 222,504     $ 182,001
Ratio of allowance to loans
  at year end                           1.43%         1.13%         1.34%         1.48%         1.62%
Average loans                      $ 337,390     $ 284,163     $ 246,805     $ 205,253     $ 174,211
Ratio of net loans charged off
  to average loans                      0.24%         0.12%         0.10%         0.08%         0.07%

      The level of non-performing loans is an important element in assessing asset quality and the relevant risk in the credit portfolio. Non-performing loans include non-accrual loans, restructured loans and loans delinquent 90 days or more. Loans are classified as non-accrual when management believes that collection of interest is doubtful, but for which principal is considered collectible. Another element associated with asset quality is other real estate owned (OREO), which represents properties acquired through loan defaults by customers. The Nonperforming Assets Table presents the amount and type of non-performing assets from 1993 through 1997. Non-performing loans were higher in 1997 and 1996 than in previous years; however, were still only .62% of loans in 1997 and .65% of loans in 1996, which is low compared to the banking industry in general. The dollar increase during 1997 is due to the maturing portfolio, and is less attributable to conditions in the marketplace. The allowance for loan losses is more than double the amount of non-performing loans at year-end 1997. BFC considers commercial loans on nonaccrual or classified as doubtful under the internal grading system to be impaired. For these loans, a specific reserve, if any, is computed using discounted expected cash flows or conversion of collateral. There were no material impaired loans at year-end 1997.

      Even though BFC has low levels of non-performing loans and has experienced low charge-offs, management maintains the allowance for loan losses at a level adequate to cover credit losses inherent in the portfolio. Management's judgment as to the adequacy of the allowance is based upon a number of assumptions about future events which it believes to be reasonable, but are likely to change. There can be no assurance that charge-offs in future periods will not exceed the allowance or that additional increases in the allowance will not be required. During 1997, BankFirst recorded a provision for loan losses of $2.3 million, which was substantially higher than the two preceding years. Factors which gave rise to the 1997 increased provision and the resultant 40.1% increase in the allowance included a 30.6% increase in commercial business loans during the year and a 131.1% increase in net charge-offs during the year, which increased the historical loss factors applied to the portfolio.

                              NONPERFORMING ASSETS
                          (Dollar amounts in thousands)

                                                 as of December 31,
                                 ----------------------------------------------
                                  1997      1996      1995      1994      1993
                                 ------    ------    ------    ------    ------
Principal balance
  Nonaccrual                     $  642    $  625    $  298    $  568    $   96
  90 days or more past due
    and still accruing            1,533     1,423       272       228       125
                                 ------    ------    ------    ------    ------
       Total nonperforming
         loans                   $2,175    $2,048    $  570    $  796    $  221
                                 ======    ======    ======    ======    ======

Nonperforming as a percent
   of loans                        0.62%     0.65%     0.22%     0.36%     0.12%
Other real estate owned          $  500    $  216    $  770    $  317    $  396
OREO as a percent of loans         0.14%     0.07%     0.30%     0.14%     0.22%
Allowance as a percent of
  nonperforming loans            229.98%   174.32%   597.72%   412.31%  1334.39%

      The 1997 loan portfolio was 60% commercial and commercial real estate loans, which represent higher risk than residential mortgage and consumer loans based on their size and more dependency on cash flow. BankFirst also has a concentration of commercial real estate loans to the hospitality industry, substantially in Sevier County, Tennessee. Management has determined that an allowance level of 1.43% at 1997 is adequate for this risk. Future provisions for loan losses will be dependent on loan growth, loan mix, portfolio credit risk and actual losses incurred. Provisions during 1998 are not expected to be at 1997 levels.

                          LOAN COMPOSITION AND ALLOWANCE
                          (Dollar amounts in thousands)


                                          Composition of loan portfolio
                                             by type at December 31,
                                 ----------------------------------------------
                                  1997      1996      1995      1994      1993
                                  ----      ----      ----      ----      ----
Commercial, financial,
  and agricultural               18.70%    15.91%    15.39%    13.93%    12.46%
Commercial real estate           41.24%    44.30%    40.16%    41.08%    43.57%
Real estate-construction          5.15%     6.61%     7.14%     7.51%     5.47%
Residential real estate          23.12%    22.93%    25.50%    25.36%    29.51%
Installment                      11.13%     9.74%    11.24%    11.41%     8.63%
Other                             0.67%     0.52%     0.57%     0.71%     0.36%
                                 ------    ------    ------    ------    ------
  Total                          100.0%    100.0%    100.0%    100.0%    100.0%
                                 ======    ======    ======    ======    ======

                                           Allocation of allowance for loan
                                                losses at December 31,
                                       -----------------------------------------
                                       1997     1996     1995     1994     1993
                                       ----     ----     ----     ----     ----
Commercial, financial,
  and agricultural                    $1,078   $  741   $  659   $  589   $  605
Commercial real estate                 1,715    1,304    1,244    1,153    1,048
Real estate-construction                 214      260      217      208      132
Residential real estate                  666      602      552      481      412
Installment                              423      361      332      317      211
Unallocated                              906      302      403      534      541
                                      ------   ------   ------   ------   ------
  Total                               $5,002   $3,570   $3,407   $3,282   $2,949
                                      ======   ======   ======   ======   ======

Noninterest Income and Expense

      The following tables reflect the significant components and percent changes of noninterest income and expense from 1995 through 1997.

                               NONINTEREST INCOME
                          (Dollar amounts in thousands)

                                         % change             % change
                                 1997    from '96    1996     from '95    1995
                                 ----    --------    ----     --------    ----
Noninterest Income
  Deposit service charges
    and fees                    $2,640     0.96%    $2,615     19.90%    $2,181
  Other                            379   (34.99)%      583    129.53%       254
                                ------  --------    ------   --------    ------
                                 3,019    (5.60)%    3,198     31.33%     2,435
  Realized gain on sale
    of loans                       226    13.57%       199      9.94%       181
  Security gains/(losses)          175   100.00%        --   (100.00)%       73
                                ------  --------    ------   --------    ------
      Total noninterest income  $3,420     0.68%    $3,397     26.33%    $2,689
                                ======  ========    ======   ========    ======

                               NONINTEREST EXPENSE
                          (Dollar amounts in thousands)

                                       % change              % change
                             1997      from '96     1996      from '95    1995
                             ----      --------     ----      --------    ----
Noninterest Expense
  Salaries and employee
    benefits                $ 7,986      8.04%    $ 7,392       9.58%    $ 6,746
  Occupancy expenses          1,312    (23.90)%     1,724      50.96%      1,142
  Equipment expenses          2,028      7.64%      1,884      55.32%      1,213
  Office expenses               625     68.46%        371     (35.59)%       576
  Data processing expenses      981     33.47%        735      37.38%        535
  FDIC assessments               48    (64.18)%        134    (73.47)%       505
  Other                       2,804    (11.60)%      3,172       1.41%     3,128
                            -------    -------    -------    --------    -------
      Total noninterest
        expense             $15,784      2.41%    $15,412      11.32%    $13,845
                            =======    =======    =======    ========    =======

      While net interest income is the primary source of income for BFC, noninterest income is also an important source of income. The primary recurring source of noninterest income is service charges on deposit accounts. Service charges on deposit accounts increased .95% from 1996 to 1997, and increased 19.9% from 1995 to 1996.

      Another component of noninterest income is gains on sales of securities and loans. BFC classifies all of its securities as "available for sale," to maximize its ability to sell securities for interest rate risk management, income enhancement, etc. Security sales were $13.9 million in 1997, generating $175,000 in gains. There were no security sales in 1996, and the $73,000 security gains in 1995 were on $8.2 million sales of trading securities. Management discontinued trading securities during 1995, and current policies do not permit trading. Gains from loan sales of $226,000 in 1997, $199,000 in 1996, and $181,000 in 1995 were solely gains realized from sales of mortgage loans servicing released to private investors. Proceeds from sales of these mortgage loans were $15.5 million during 1997. BFC generally has not retained mortgage loans in the portfolio. With the acquisition of Curtis Mortgage, BFC expects to utilize its various retail locations as a source for expanded mortgage loan origination volume. Curtis Mortgage, through increased volume, is expected to provide a significant increase in gains on loan sales as well as enhance earnings from loan servicing income.

      Noninterest expense increased only 2.4% in 1997 from 1996. Increases in office administration and data processing costs were offset by declines in occupancy and FDIC assessments. BankFirst's FDIC insurance rate is at the lowest level charged by the FDIC, which is currently close to zero. Noninterest expenses increased 11.3% from 1995 to 1996, primarily from occupancy and equipment expenses, also offset by a decline in FDIC assessments. Future occupancy expenses are expected in increase as a result from new branch locations currently being constructed, and the 1997 purchase of additional main office space. Data processing expenses are expected to increase with growth and from new software purchased by BankFirst's data processing service bureau. Other identified contributors to 1998 noninterest expense will be the costs associated with the proposed merger with FFBS, which are estimated to be $350,000.

Income Taxes

      BFC's effective income tax rate was approximately 37% in 1997 and 1996, and 34% in 1995. The increase from 1995 is primarily due to lower tax exempt income. BFC had deferred tax liabilities of $295,000 at year-end 1997 and $227,000 at year-end 1996. Note 9 to the consolidated financial statements contains additional analysis of income taxes.

Liquidity and Interest Rate Sensitivity

      Liquidity. Liquidity management is both a daily and long-term responsibility of management. BFC adjusts its investments in liquid assets and long and short term borrowing based upon management's expectations of expected loan demand, expected deposit flows, and securities sold under agreements to repurchase (which are generally deposit equivalents arising from a corporate cash management program offered by BankFirst). Management maintains a liquidity ratio which, on average, is lower than its peer institutions, because of its ready access to significant funding sources. Management looks to deposits and other borrowings as its primary sources of liquidity. The Asset/Liability Committee evaluates funding sources on a quarterly basis, sets funding policy and evaluates repricing and maturity of BFC's assets and liabilities in order to diminish the potential adverse impact that changes in interest rates could have on BFC's net interest income.

      Interest Rate Sensitivity. A key element in the financial performance of financial institutions is the level and type of interest rate risk assumed. The single most significant measure of interest rate risk is the relationship of the repricing periods of earning assets and interest-bearing liabilities. The more closely the repricing periods are correlated, the less interest rate risk assumed by BFC. In general, community bank customer preferences tend to push the average repricing period for interest-bearing liabilities to a shorter time frame than the average repricing period of earning assets, resulting in a net liability sensitive position in time frames less than one year. Because most of BFC's commercial real estate loans are based on the prime rate and can reprice daily, BFC's asset repricing structure is shorter than most community based institutions. A summary of BFC's repricing GAP at December 31, 1997 follows:

                     LIQUIDITY AND INTEREST RATE SENSITIVITY
                          (Dollar amounts in thousands)


                                                                     at December 31, 1997
                                     ----------------------------------------------------------------------------
                                       1 - 90          91 - 365          1 - 5          Over 5
                                        Days             Days            Years          Years            Total
                                     ----------       ---------        ---------       ---------       ---------
Interest earning assets
  Loans, net                         $ 164,234        $  37,013        $ 119,806       $  29,513       $ 350,566
  Securities available for sale
    Taxable                                999            7,077           32,903          26,261          67,240
    Tax-exempt                            --                125            1,254           3,293           4,672
                                     ---------        ---------        ---------       ---------       ---------
Total securities                           999            7,202           34,157          29,554          71,912
  Federal funds sold                     7,000             --               --              --             7,000
                                     ---------        ---------        ---------       ---------       ---------
Total interest earning assets        $ 172,233        $  44,215        $ 153,963       $  59,067       $ 429,478
                                     =========        =========        =========       =========       =========

Interest bearing liabilities
  Interest-bearing demand deposits   $ 131,211        $    --          $    --         $    --         $ 131,211
  Savings deposits                      15,668             --               --              --            15,668
  Time Deposits                         50,967           98,280           32,275             325         181,847
  Repurchase agreements and other
    borrowed funds                      15,553              458              500            --            16,511
  Long-term borrowings                    --             10,000             --              --            10,000
                                     ---------        ---------        ---------       ---------       ---------
Total interest bearing liabilities   $ 213,399        $ 108,738        $  32,775       $     325       $ 355,237
                                     =========        =========        =========       =========       =========

Rate sensitive gap                     (41,166)         (64,523)         121,188          58,742          74,241
Rate sensitive cumulative gap          (41,166)        (105,689)          15,499          74,241
Cumulative gap as a percentage of
 earning assets                          (9.59)%         (24.61)%          3.61%          17.29%

      As demonstrated in the table, BFC has a cumulative negative GAP of approximately 10% and 25% at the end of 90 days and one year, respectively. Management believes that this level of negative GAP is appropriate since many of the liabilities which are contractually immediately repricable can be effectively repriced more slowly than the contractual asset repricing in a rising rate environment. Conversely, those liabilities can often be repriced downward more rapidly than contractually required asset repricing in a downward rate environment. The degree to which management can control the rate of change in deposit liabilities which are contractually immediately repricable is affected to a large extent by the speed and amount of interest rate movements. Management's estimates regarding the actual repricing of contractually immediately repricable liabilities is incorporated into BFC's earnings simulation model.

      BFC uses an earnings simulation model to analyze net interest income sensitivity. Potential changes in market interest rates and their subsequent effect on interest income is then evaluated. The model projects the effect of instantaneous movements in interest rates of 100 and 200 basis points. Assumptions based on the historical behavior of BFC's deposit rates and balances in relation to interest rates are also incorporated in the model. These assumptions are inherently uncertain and, as a result, the model cannot precisely measure net interest income or precisely predict the impact of fluctuations in market interest rates on net interest income. Actual results will differ from the model's simulated results due to timing, magnitude and frequency of interest rate changes, as well as changes in market conditions and the application of various management strategies.

      The following table illustrates BFC's estimated annualized earnings sensitivity profile as of December 31, 1997.

                           INTEREST RATE SENSITIVITY
                          (Dollar amounts in thousands)

                              Decrease in Rates                Increase in Rates
                              -----------------                -----------------
                                200       100                   100       200
                               Basis     Basis      Level      Basis     Basis
                              Points     Points     Rates      Points    Points
                              ------     ------     -----      ------    ------
Projected Interest Income
Loans                         31,931     34,077     36,223     38,369    40,515
Investments                    5,126      5,212      5,297      5,382     5,468
Federal funds sold                16         16         16         16        16
                             -------    -------    -------    -------   -------
Total interest income         37,073     39,305     41,536     43,767    45,999

Projected Interest Expense
Deposits                      13,587     14,853     15,989     17,240    18,491
FHLB term advances               554        611        668        725       782
Federal funds purchased          611        818      1,025      1,232     1,439
                             -------    -------    -------    -------   -------
Total interest expense        14,752     16,282     17,682     19,197    20,712
                             -------    -------    -------    -------   -------
Net interest income           22,321     23,023     23,854     24,570    25,287
Change from level rates       (1,533)      (831)                  716     1,433
% change from level rates      (6.43)%    (3.48)%                3.00%     6.01%

      In the event of an immediate 100 bp upward shift in the yield curve, it is estimated that net interest income would increase by approximately $700,000 compared to an increase of $1.4 million in the event of a similar 200 bp rate movement. These changes represent 3% and 6% of net interest income, respectively. Downward rate movements result in estimated decreases in net interest income of similar amounts and percentages.

      Even though BFC's cumulative GAP at one year is negative, the earnings simulation model indicates that an increase in interest rates of 100 bp and 200 bp would result in increased net interest income. This occurs because management believes that if overall market interest rates increase modestly, the market would not require an immediate, corresponding repricing of non-term deposit liabilities.

                            FUNDING USES AND SOURCES
                          (Dollar amounts in thousands)

                                                        1997                                    1996
                                         ------------------------------------     ----------------------------------
                                          Average        Increase/(decrease)      Average        Increase/(decrease)
                                          Balance        Amount      Percent      Balance        Amount      Percent
                                         --------      ---------     -------      --------      --------     -------
Funding Uses
  Loans, net of unearned
     income                              $337,390      $ 53,227       18.73%      $284,163      $ 37,358       15.14%
  Taxable securities                       69,014        (5,755)      (7.70)%       74,769          (334)      (0.44)%
  Tax exempt securities                     2,552        (1,331)     (34.28)%        3,883          (505)     (11.51)%
  Federal funds sold                        3,468        (3,056)     (46.84)%        6,524        (2,364)     (26.60)%
                                         --------      --------       -----       --------      --------       -----
        Total Uses                       $412,424      $ 43,085       11.67%      $369,339      $ 34,155       10.19%
                                         ========      ========       =====       ========      ========       =====
Funding Sources
  Noninterest bearing deposits           $ 55,649      $  6,732       13.76%$       48,917      $  4,909       11.15%
  Interest bearing demand                 122,730        13,299       12.15%       109,431         2,742        2.57%
  Savings deposits                         14,989        (1,184)      (7.32)%       16,173        (1,918)     (10.60)%
  Time deposits                           185,310        15,459        9.10%       169,851        14,353        9.23%
  Repurchase agreements                     9,110         1,764       24.01%         7,346         2,507       51.81%
  Other borrowings                          6,034         2,211       57.83%         3,823            79        2.11%
  Long-term borrowings                     11,243         2,858       34.08%         8,385         3,385       67.70%
                                         --------      --------       -----       --------      --------       -----
        Total Sources                    $405,065      $ 41,139       11.30%      $363,926      $ 26,057        7.71%
                                         ========      ========       =====       ========      ========       =====

      BFC has demonstrated a consistent ability to raise deposits quickly within its market area by slightly raising interest rates, and has been able to achieve deposit growth without paying above market interest rates. The current strategy calls for BFC to be no higher than second highest in its pricing as compared to its primary competitors. Deposit growth has funded most of the significant asset growth in the past several years, but has decreased modestly as a percent of total funding. BFC does not solicit brokered deposits, but does have more certificates greater than $100,000 than its peer institutions. Because of the other sources of liquidity discussed below, management does not consider this to be a significant liquidity or interest rate risk. BFC does not actively seek out these deposits, and the average interest rate paid on these deposits is less than peer. Included in certificates of deposit over $100,000 at year-end 1997 are $9 million in deposits from the State of Tennessee. During 1998, management intends to reduce this relationship at the pace of $1 million per month, replacing this financing with other sources of funds.

      BFC actively solicits customer cash management and repurchase agreement accounts. These accounts are considered volatile under regulatory requirements, although BFC has found them to be a steady source of funding. BFC has been able to increase customer relationships in this areas because of its strong business lending program. While more costly than deposit funding, these deposit equivalents are typically the lowest cost borrowed funds available in the marketplace.

      Although it had no borrowings of this type outstanding at year-end 1997, BFC maintains significant federal funds lines of credit with other financial institutions. At that date total borrowing capacity under those lines amounted to $31.2 million under agreements with five commercial banks and the FHLB. Federal funds borrowing are available on demand and reprice on a daily basis.

      BFC also has substantial additional borrowing capacity available from the FHLB. Under the terms of its advances agreement with the FHLB, BFC can borrow approximately $40 million without purchasing additional FHLB stock. BFC had $10 million in borrowings at year-end 1997.

      Another source of liquidity is the sale of equity securities. The primary shareholders of BFC have historically had an ability and willingness to supply capital, in the form of both preferred and common stock, when necessary. Although the primary basis for providing capital is to meet regulatory capital requirements discussed below (see "Capital Adequacy"), sales of such securities by the holding company provide additional funds which can be used to finance activities of either the holding company or the bank. Proceeds from such sales have exceeded $7.5 million since January 1, 1995.

      Sales and maturities of assets are another source of liquidity. Proceeds from maturities of securities were $24.2 million, $73.4 million, and $36.6 million in 1997, 1996 and 1995, respectively. While management is currently extending the average maturity of its securities for interest rate risk purposes, substantial liquidity is available from normal maturities of securities. BFC also had $72.0 million in securities classified as available for sale at December 31, 1997. The ability to sell such securities, which are essentially quite liquid, is another potential source of liquidity, although management does not use this source of funding frequently. To the extent such securities are pledged to outstanding borrowings, they are not available for liquidity purposes. Proceeds from the maturities of loans are another steady source of funding, although on a net basis the demands for new loans and renewal have exceeded funds provided by maturing loans. An additional source of liquidity for BFC is cash generated by operations, which amounted to $10.9 million, $5.5 million, and $4.2 million in 1997, 1996, and 1995, respectively.

                                 LOAN LIQUIDITY
                          (Dollar amounts in thousands)


                                        Loan Maturities at December 31, 1997
                                    --------------------------------------------
                                      1 year       1 - 5       Over 5
                                     and less      years        years    Total
                                    ------------ ---------   --------  ---------
Commercial, financial,
   and agricultural                   $34,973    $ 22,968     $  7,740  $ 65,681
Commercial real estate                 20,452      27,034       97,390   144,876
Real estate - construction
   and residential                     25,088      36,577       37,652    99,317
Installment and other                  10,252      26,104        5,091    41,447
                                      -------    --------     --------  --------
          Total selected loans        $90,765    $112,683     $147,873  $351,321
                                      =======    ========     ========  ========
Loans maturing after 1 year with:
  Fixed interest rates                                                  $120,703
  Floating interest rates                                                139,853
                                                                        --------
                                                                        $260,556
                                                                        ========

      The liquidity discussion above has described BFC's liquidity needs on a consolidated basis. In general, the deposit and borrowing capacity described above is at the bank level, while the equity based sources of funding are at the holding company level. Substantial liquidity can be moved between the bank and the holding company, although there are certain regulatory restrictions on such flows, particularly from the bank to the holding company, as described in note 12 to the financial statements. At year-end 1997, the bank had the ability to transfer approximately $6.2 million to the holding company without special regulatory approval. The holding company currently has no borrowings, and management's current policy is not to pay dividends on BFC Common; rather, earnings are retained to provide capital to support BFC's growth. As a result, the holding company's independent liquidity needs are only related to holding company only expenses, which are quite small in relationship to its sources of liquidity.

As of and for the Three Months Ended March 31, 1998

      The following section provides additional selected discussion of the financial condition and results of operations of BFC as of and for the three months ended March 31, 1998. This discussion should be read in conjunction with the unaudited consolidated financial statements of BFC.

      General. On January 16, 1998, BankFirst acquired a mortgage loan origination and servicing company, Curtis Mortgage, for $7.5 million in a purchase transaction. The primary asset acquired included a $451.0 million loan servicing portfolio with a mortgage servicing right asset valued at $7.0 million. Since Curtis Mortgage does not retain mortgage loans for its portfolio, the amount of loans in process and loans held for sale at purchase were $6.2 million. The mortgage servicing right assets are being amortized on a level-yield basis over the life of the underlying mortgage loans, an average life estimated to be approximately eight years. The excess of the purchase price over the fair value of net assets acquired resulted in $1.9 million of goodwill, which is being amortized on a straight-line basis over 15 years.

      Financial Position. Total assets grew from $468.8 million at year-end 1997 to $516.8 million at March 31, 1998, a $48.0 million increase. The primary changes in assets were attributed to a $19.6 million increase in loans held for sale, a $15.5 million increase in net loans, a $6.9 million of mortgage servicing assets, and intangible assets recorded from the purchase. For the period from January 16, 1998 purchase date to March 31, 1998, Curtis Mortgage purchased and originated $42.9 million of loans held for sale and had sales totaling $29.8 million. Total intangible assets at march 31, 1998 included goodwill from the Curtis Mortgage purchase and approximately $200,000 of intangibles from previous transactions.

      Total liabilities grew from $428.3 million at year-end to $475.1 million at March 31, 1998, an increase of $46.8 million. Of this growth, deposits accounted for $15 million, federal funds purchased were $14.5 million, repurchase agreements accounted for $2.9 million and BankFirst borrowed $15 million of overnight FHLB advances. Federal funds purchased and the additional FHLB advances were used to fund mortgage loans in process and held for sale.

      Equity grew $1.1 million primarily from retained net income. The leverage capital ratio fell from 8.6% at year-end 1997 to 7.8% at March 1998 resulting from asset growth and goodwill recorded in the purchase transaction. This ratio still maintains BFC in the well capitalized category.

      Results of Operations. Net income from the three months ended March 31, 1998 was $1.2 million versus $1.1 million for the comparable period in 1997. Interest and fees on loans was $1.3 million higher than the prior year period, primarily from $30.0 million growth in the loan portfolio. Interest expense on deposits increased $80,000 from the prior year period also due to an increase in outstanding deposits. Interest expense on borrowings increased $291,000 from the prior year period resulting from increases in short-term borrowings associated with funding mortgage loans in process and held for sale as discussed above.

      The largest changes in noninterest expense from the three months ended March 1998 versus March 1997 is $325,000 of mortgage loan servicing income, net of amortization, and $154,000 increase in gains on sale of loans associated with Curtis Mortgage. Noninterest expenses increased $1.2 million from the same periods, primarily from an $832,000 increase in salaries from additional staff employed by BFC during its growth and salaries associated with Curtis Mortgage. The March 1998 period reflects $39,000 of nonrecurring expenses associated with the merger with FFBS. Other increases in noninterest expense categories were attributed to growth of BFC.

Year 2000

      BFC has implemented plans to address Year 2000 compliance. The issue arises from the fact that many existing computer programs use only a two digit field to identify the year. These programs were designed without considering the impact once the calendar rolls over to "00". If not corrected, computer applications could fail or create inaccurate results by or at the Year 2000. BankFirst must not only evaluate and test its own Year 2000 readiness, it must also coordinate  with  other  entities  with  which it  routinely  interacts  such as suppliers, creditors, borrowers, customers, and other financial service organizations, which have the same Year 2000 risk.

      BFC has initiated an implementation plan providing for Year 2000 readiness by the end of 1998. Management believes BFC's plan is on target with the goals established by its regulators. BFC has completed the awareness and assessment phases and has substantially completed the remediation phase of the plan. BFC's data processing service bureau implemented new software which has been Year 2000 certified, and BFC completed its conversion to this new software in April, 1998. Conversion to the new host system necessitated an upgrade of BFC's chief pc's and their operating systems, which have been tested for Year 2000 compliance. BFC is entering the testing phase of the plan, which is scheduled to be substantially completed by year end 1998. A contingency plan for Year 2000 has been developed to address mission critical systems.

      BFC has determined that the Year 2000 issue may be critical to its operations, however customer readiness is not deemed by management to be material to BFC's overall performance. Management believes that the total costs of becoming Year 2000 compliant will not be material. Through 1997, expenditures for Year 2000 have been immaterial, and Year 2000 related expenditures for 1998 are projected to be $190,000.

Effects of Inflation

      The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of BFC's operations. Nearly all of the assets and liabilities of BFC are financial, unlike most industrial companies. As a result, BFC's performance is directly impacted by changes in interest rates, which are indirectly influenced by inflationary expectations. BFC's ability to match the interest sensitivity of its financial assets to the interest sensitivity of its financial liabilities in its asset/liability management may tend to minimize the effect of change in interest rates on BFC's performance. Changes in interest rates do not necessarily move to the same extent as changes in the prices of goods and services.

New Accounting and Reporting Requirements

      Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income." This Statement establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. Comprehensive income is defined as all changes in equity other than those resulting from investments by owners or distributions to owners. The most common items of other comprehensive income include unrealized gains or losses on securities available for sale. This Statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. Statement No. 130 is effective for 1998. The only item of comprehensive income for BFC is changes in unrealized gains on securities, which was $493,000 in 1997 and $(518,000) in 1996.

      SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." SFAS No. 131 is effective for public companies interim and year-end financial statements for reporting periods following the first required full fiscal year disclosure. This Statement establishes new guidance for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about reportable operating segments in interim financial reports issued to shareholders. SFAS No. 131 supersedes the industry approach to segment disclosures previously required by SFAS No. 14, "Financial Reporting for Segments of a Business Enterprise", replacing it with a method of segment reporting which is based on the structure of an enterprise's internal organization reporting. The Statement also establishes standards for related disclosures about products and services, geographic areas and major customers. BankFirst plans to include segment reporting in the year-end 1998 financial statements.

      FDIC Improvement Act (FDICIA) of 1991. The FDICIA stipulates many responsibilities of financial institutions, its boards of directors, and accountants. Many of the provisions have already been effective for BankFirst; however, there are certain filing requirements which are only applicable to banks with assets over $500,000. This threshold is measured on an individual bank basis, not on consolidated assets. BankFirst had total year-end 1997 assets of $468.8 million and is expected to exceed $500 million during 1998. As a result, BankFirst will be required to comply with the FDICIA reporting requirements during 1999.

                                 BUSINESS OF BFC

General

      BFC is a bank holding company which was incorporated in Tennessee in 1988. Its principal asset is the capital stock of BankFirst. At March 31, 1998 BFC had total assets of $517 million and stockholders' equity of $40 million. BankFirst, BFC's wholly-owned subsidiary, is a community bank which provides a variety of banking and financial services to businesses and individuals. BankFirst's headquarters is located at 625 Market Street, Knoxville, Tennessee 37902. BankFirst has 22 additional branch offices and 38 ATMs located in Blount, Knox, Loudon, Sevier and Jefferson Counties.

      BankFirst has two wholly-owned subsidiaries: Eastern Life Insurance Company ("Eastern") and Curtis Mortgage Company ("Curtis Mortgage"). Eastern is a credit life, accident and disability reinsurance company, formed in 1993. BankFirst acquired Curtis for $7.5 million in a cash purchase in early 1998. Curtis Mortgage is a Tennessee corporation regulated by the TDFI, which both originates and services mortgages.

Employees

      BFC does not have any employees who are not also employees of BankFirst. As of March 31, 1998, BFC had approximately 258 full-time equivalent employees. The employees are not represented by a collective bargaining unit. BFC believes its relationship with its employees to be good.

Customers

      It is the opinion of management that there is no single customer or affiliated group of customers whose deposits, if withdrawn, would have a materially adverse affect on the business of BFC.

Properties

      BFC's principal and executive offices are located at 625 Market Street, Knoxville, Tennessee 37902. BankFirst currently conducts business at 23 offices. BFC owns the land and building on which its executive offices are located and also owns 17 of its branch locations. BFC leases either the land, the building or both in connection with the operation of its other 5 branch offices.

BankFirst operates eight offices in Knox County:

Market Street Office       Farragut Office            Knoxville Center Office
625 Market Street          11140 Kingston Pike        3031-A Mall Road North
Knoxville, TN 37902        Knoxville, TN 37922        Knoxville, TN 37924

Bearden Office             Halls Office               Cedar Bluff Office
4611 Kingston Pike         7108 Maynardville Hwy      330 Cedar Bluff Rd. North
Knoxville, TN 37919        Knoxville, TN 37918        Knoxville, TN 37923

Rocky Hill Office          Weisgarber Office
7710 Northshore            1235 Weisgarber Rd.
Knoxville, TN 37902        Knoxville, TN 37909

Four branches in Loudon County:

Loudon Office                Philadelphia Office      Tellico Village Office
406 Grove Street             22730 West Lee Hwy       302 Village Square
Loudon, TN 37774             Philadelphia, TN 37846   Loudon, TN 37774

Lenoir City Office
391 Highway 321
Lenoir City, TN 37771

Two branches in Jefferson County:

Jefferson City Office        Dandridge Office
263 E. Broadway Blvd.        858 S. Hwy 92
Jefferson City, TN 37760     Dandridge, TN 37725

Six branches in Sevier County:

Gatlinburg Office            Dudley Creek Office      Pigeon Forge Office
811 Parkway                  912 E. Parkway           3416 South River Road
Gatlinburg, TN 37738         Gatlinburg, TN 37738     Pigeon Forge, TN 37863

Sevierville Office           Dolly Parton Parkway     Kodak Office
430 Forks of the River Pkwy     Office                2950 Winfield Dunn Pkwy
Sevierville, TN 37862        710 Dolly Parton Pkwy    Kodak, TN 37764
                             Sevierville, TN 37862

Three branches in Blount County:

Maryville Office             Alcoa Office             Seymour Office
710 South Foothills          1109 Associates Blvd.    10232 Chapman Hwy
  Plaza Dr.                  Alcoa, TN 37801          Seymour, TN 37865
Maryville, TN 37801

Legal Proceedings

      The nature of its business generates a certain amount of litigation against BFC and BankFirst involving matters arising in the ordinary course of business. None of the legal proceedings currently pending or threatened to which BFC or BankFirst is a party or to which any of their properties are subject will have, in the opinion of management of BFC, a material effect on the business or financial condition of BFC or BankFirst.

      On November 24, 1997, BankFirst filed a lawsuit in the Chancery Court for Sevier County, Tennessee against Electronic Communications Corporation ("ECC") and Steve Newland, bearing Case No. 97-11-328 (the "Lawsuit"), which was later amended to join Paymentech Merchant Services, Inc. ("Paymentech") as a defendant. The lawsuit alleges that Paymentech made unauthorized and unreported deletions from wire transfers to BankFirst in the aggregate amount of $544,393. Paymentech has filed a counterclaim and a cross-claim against ECC in the lawsuit, alleging that Paymentech inadvertently overpaid BankFirst the total sum of $3,967,908. On March 18, 1998, the parties reached a partial settlement in which Paymentech agreed to reduce its counterclaim to $544,393 and BankFirst agreed to transfer $3,423,515 to Paymentech which had been retained by BankFirst. With respect to the matters not settled, BFC Management expects to proceed to trial in 1998. BFC Management has established certain reserves against possible losses in amounts it deems adequate and believes that the possibility of any additional exposure is remote.

Banking

      BankFirst conducts its business as a commercial bank, with special emphasis on retail banking, including the acceptance of checking and savings deposits and the making of commercial, real estate, personal, home improvement, automobile and other installment and term loans. It also offers trusts, notary public services, safe deposit box rentals, and other customary bank services to its customers.

Competition

      BankFirst has substantial competition in attracting and retaining deposits and in lending funds. The primary factors in competing for deposits are the range and quality of financial services offered, the ability to offer attractive rates, and the availability of convenient office locations. There is direct competition for deposits from credit unions and commercial banks and savings institutions. Additional significant competition for savings deposits comes from other investment alternatives, such as money market mutual funds and corporate and government securities. The primary factors in competing for loans are the range and quality of lending services offered, interest rates and loan origination fees. Competition for the origination of real estate loans normally comes from other savings and financial institutions, mortgage companies, commercial banks, credit unions and insurance companies.

Supervision and Regulation

      The following summary of statutes and regulations affecting banks and bank holding companies does not purport to be complete and is qualified in its entirety by reference to the statutes and regulations described.

      Bank Holding Company Act of 1956. BFC is a bank holding company registered under the provisions of the BHCA, and consequently, will be subject to examination by the Board of Governors of the Federal Reserve ("FRB").

      A bank holding company is required to file with the FRB annual reports and other information regarding its business operations and those of its subsidiaries. It is also subject to examination by the FRB and is required to obtain FRB approval prior to acquiring, directly or indirectly, ownership or control of any voting shares of any bank, if, after such acquisition, it would own or control, directly or indirectly, more than 5% of the voting stock of such bank unless it already owns a majority of the voting stock of such bank. Furthermore, a bank holding company is, with limited exceptions, prohibited from acquiring direct or indirect ownership or control of any voting stock of any company which is not a bank or a bank holding company, and must engage only in the business of banking or managing or controlling banks or furnishing services to or performing services for its subsidiary banks. One of the exceptions to this prohibition is the ownership of shares of a company the activities of which the FRB has determined to be so closely related to banking or management or controlling banks as to be proper incident thereto.

      A bank holding company and its subsidiaries are also prohibited from engaging in certain tie-in arrangements in connection with the extension of credit or provision of any property or service. Thus, an affiliate of a bank holding company may not extend credit, lease, sell property, or furnish any services or fix or vary the consideration for these on the condition that the customer (i) must obtain or provide some additional credit, property, or services from or to its bank holding company or subsidiaries thereof or (ii) must not obtain some other credit, property, or services from a competitor, except to the extent reasonable conditions are imposed to assure the soundness of the credit extended. Proposals to allow some exceptions to these rules recently have been enacted, and additional regulatory relief on this issue is pending.

      In approving acquisitions by bank holding companies of banks and companies engaged in the banking-related activities, the FRB considers a number of factors, including the expected benefits to the public such as greater convenience, increased competition, or gains in efficiency, as weighed against the risks of possible adverse effects such as undue concentration of resources, decreased or unfair competition, conflicts of interest, or unsound banking practices. The FRB is also empowered to differentiate between new activities and activities commenced through the acquisition of a going concern.

      The Attorney General of the United States may, within 15 days after approval of an acquisition by the FRB, bring an action challenging such acquisition under the federal antitrust laws, in which case the effectiveness of such approval is stayed pending a final ruling by the courts. Failure of the Attorney General to challenge an acquisition does not, however, exempt the holding company from complying with both state and federal antitrust laws after the acquisition is consummated or immunize the acquisition from future challenge under the anti-monopolization provisions of the Sherman Act.

      Tennessee Banking Act; Federal Deposit Insurance Act. BankFirst is incorporated under the banking laws of the State of Tennessee and, as such, is subject to the supervision of the TDFI and to regular examination by that department. BankFirst's deposits are insured by the FDIC through the Bank Insurance Fund ("BIF"), and, therefore, it is subject to the provisions of the Federal Deposit Insurance Act ("FDIA") and to examination by the FDIC.

      Tennessee statutes and the FDIA regulate a variety of the banking activities of BankFirst, including required reserves, investments, loans, mergers and consolidations, issuance of securities, payment of dividends, and establishment of branches. There are certain limitations under federal and Tennessee law on the payment of dividends by banks. Under Tennessee law, the directors of a state bank, after making proper deduction for all expenditures, expenses, taxes, losses, bad debts, and any write-offs or other deductions required by the TDFI, may credit net profits to the bank's undivided profits account, and may quarterly, semi-annually, or annually declare a dividend in such amount as they shall judge expedient after deducting any net loss from the undivided profits account and transferring to the bank's surplus account (i) the amount (if any) required to raise the surplus ("Additional Paid-in-Capital Account") to 50% of the capital stock and (ii) the amount required (if any), but not less than 10% of net profits, until the paid-in-surplus account equals the capital stock account, provided that the bank is adequately reserved against deposits and such reserves will not be impaired by the declaration of the dividend.

      A state bank, with the approval of the TDFI, may transfer funds from its surplus account to the undivided profits (retained earnings) account or any part of its paid-in-capital account. The payment of dividends by any bank is dependent upon its earnings and financial condition and, in addition to the limitations referred to above, is subject to the statutory power of certain federal and state regulatory agencies to act to prevent what they deem unsafe or unsound banking practices. The payment of dividends could, depending upon the financial condition of the Bank, be deemed to constitute such an unsafe or unsound practice. Tennessee law prohibits state banks from paying dividends other than from undivided profits, and when the surplus account is less than the capital stock account, imposes certain other restrictions on dividends. The FDIA prohibits a state bank, the deposits of which are insured by the FDIC, from paying dividends if it is in default in the payment of any assessments due the FDIC.

      In addition to the foregoing restrictions, the FRB has the power to prohibit dividends by bank holding companies if their actions constitute unsafe or unsound practices. The FRB has issued a policy statement on the payment of cash dividends by bank holding companies which expresses the FRB's view that a bank holding company experiencing earnings weaknesses should not pay cash dividends that exceed its net income or that could only be funded in ways that weaken the bank holding company's financial health, such as by borrowing.

      BankFirst is also subject to regulation respecting the maintenance of certain minimum capital levels, and it will be required to file annual reports and such additional information as the Tennessee Banking Act and FDIC regulations require. BankFirst is also subject to certain restrictions on loan amounts, interest rates, "insider" loans to officers, directors and principal shareholders, tie-in arrangements, and transactions with affiliates, as well as many other matters. Strict compliance at all times with state and federal banking laws will be required.

      Tennessee law contains limitations on the interest rates that may be charged on various types of loans. The operations of banks are also affected by various consumer laws and regulations, including those relating to equal credit opportunity and regulation of consumer lending practices. All Tennessee banks must become and remain insured banks under the FDIA. (See 12 U.S.C. ss. 1811, et seq.)

      There are various legal restrictions on the extent to which BFC and its nonbank subsidiaries can borrow or otherwise obtain credit from BankFirst. There are also legal restrictions on BankFirst's (i) purchase of or investment in BFC securities; (ii) purchase of assets from BFC and its nonbank subsidiaries; (iii) loans or extensions of credit to third parties collateralized by the securities or obligations of BFC and its nonbank subsidiaries; (iv) issuance of guaranties, acceptances and letters of credit on behalf of BFC and its nonbank subsidiaries;
(v) transactions with BFC and its nonbank subsidiaries; and (vi) transactions with respect to which BFC and its nonbank subsidiaries act as agent, participate or have a financial interest. Subject to certain limited exceptions, BankFirst (including for purposes of this paragraph all subsidiaries of such bank) may not extend credit to BFC or to any other affiliate (other than another bank and certain exempted affiliates) in an amount which exceeds 10% of BankFirst's capital stock and surplus and may not extend credit in the aggregate to all such affiliates in an amount which exceeds 20% of its capital stock and surplus. Further, there are legal requirements as to the type, amount and quality of collateral which must secure such extensions of credit by BankFirst to BFC or to such other affiliates. Also, extensions of credit and other transactions between BankFirst and BFC or such other affiliates must be on terms and under circumstances, including credit standards, that are substantially the same or at least as favorable to such bank as those prevailing at the time for comparable transactions with nonaffiliated companies. Also, BFC and its subsidiaries are prohibited from engaging in certain tie-in arrangements in connection with any extension of credit, lease or sale of property or furnishing of services.

      The Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA") provides that a depository institution insured by the FDIC can be held liable for any loss incurred by, or reasonably expected to be incurred by, the FDIC after August 9, 1989 in connection with (i) the default of a commonly controlled FDIC insured depository institution or (ii) any assistance provided by the FDIC to a commonly controlled FDIC insured depository institution in danger of default. FIRREA provides that certain types of persons affiliated with financial institutions can be fined, by the federal regulatory agency having jurisdiction over a depository institution with federal deposit insurance (such as BankFirst), up to $1 million per day for each violation of certain regulations related to transactions with executive officers, directors, and principal shareholders. Other violations may result in civil money penalties of $5,000 to $25,000 per day or in criminal fines and penalties. In addition, the FDIC has been granted enhanced authority to withdraw or to suspend deposit insurance in certain cases.

      The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") which substantially revised the depository institution regulatory and funding provisions of the FDIA requires the federal banking regulators to take "prompt corrective action" with respect to FDIC-insured depository institutions that do not meet minimum capital requirements. FDICIA establishes five capital tiers: "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized"and "critically undercapitalized." Under applicable regulations, a FDIC-insured depository institution is defined to be well capitalized if it maintains a Leverage Ratio of at least 5%, a risk adjusted Tier I Capital Ratio of at least 6% and a Total Capital Ratio of at least 10% and is not subject to a directive, order or written agreement to meet and maintain specific capital levels. An insured depository institution is defined to be adequately capitalized if it meets all of its minimum capital requirements as described above. An insured depository institution will be considered undercapitalized if it fails to meet any minimum required measure, significantly undercapitalized if it is significantly below such measure and critically undercapitalized if it fails to maintain a level of tangible equity equal to not less than 2% of total assets. An insured depository institution may be deemed to be in a capitalization category that is lower than is indicated by its actual capital position if it receives an unsatisfactory examination rating.

      FDICIA generally prohibits an FDIC-insured depository institution from making any capital distribution (including payment of dividends) or paying any management fee to its holding company if the depository institution would thereafter be undercapitalized. Undercapitalized depository institutions are subject to restrictions on borrowing from the Federal Reserve System. In addition, undercapitalized depository institutions are subject to growth limitations and are required to submit capital restoration plans. A depository institution's holding company must guarantee the capital plan, up to an amount equal to the lesser of 5% of the depository institution's assets at the time it becomes undercapitalized or the amount of the capital deficiency when the institution fails to comply with the plan. The federal banking agencies may not accept a capital plan without determining, among other things, that the plan is based on realistic assumptions and is likely to succeed in restoring the depository institution's capital. If a depository institution fails to submit an acceptable plan, it is treated as if it is significantly undercapitalized.

      Significantly undercapitalized depository institutions may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become adequately capitalized, requirements to reduce total assets and cessation of receipt of deposits from correspondent banks. Critically undercapitalized depository institutions are subject to appointment of a receiver or conservator.

      FDICIA contains numerous other provisions, including new accounting, audit and reporting requirements, termination of the "too big to fail" doctrine except in special cases, limitations on the FDIC's payment of deposits at foreign branches, new regulatory standards in such areas as asset quality, earnings and compensation, and revised regulatory standards for, among other things, powers of state banks, real estate lending and capital adequacy. FDICIA also requires that a depository institution provide 90 days prior notice of the closing of any branches.

      Various other legislation, including proposals to revise the bank regulatory system and to limit or expand the investments that a depository institution may make with insured funds, is from time to time introduced in Congress. The TDFI and the FDIC examine the Bank periodically for compliance with various regulatory requirements. Such examinations, however, are for the protection of the BIF and for depositors and not for the protection of investors and shareholders.

      Interstate Act. The Reigle-Neal Interstate Banking and Branching Efficiency Act of 1994 ("Interstate Act") permits (i) bank holding company acquisitions of banks of a minimum age of up to five years as established by state law, (ii) mergers of national and state banks across state lines unless the home state of either bank has opted out of the interstate bank merger provision, (iii) branching de novo by national and state banks into other states if the state has opted-in to this provision of the Interstate Act, and (iv) certain interstate bank agency activities. Regulations have not yet been issued under the Interstate Act. A bill has been enacted by the Tennessee legislature which repeals the Tennessee Reciprocal Banking Act, amends the Tennessee Bank Structure Act of 1974, and amends Tennessee's bank branching laws by opting in to the Interstate Act. Management cannot predict the extent to which the business of BankFirst may be affected.

      FDIC Insurance Premiums. BankFirst is required to pay semiannual FDIC deposit insurance assessments to the BIF. As required by FDICIA, the FDIC adopted a risk-based premium schedule which increased the assessment rates for most FDIC-insured depository institutions. Under the schedule, the premiums initially ranged from $.23 to $.31 for every $100 of deposits.

      Based upon certain requirements of FDICIA, an institution's premium assessment is based on the probability that the deposit insurance fund will incur a loss with respect to the institution, the likely amount of any such loss, and the revenue needs of the deposit insurance fund. Any change in these rates and the category of risk into which BankFirst falls could have an adverse effect on BankFirst's earnings.

      Under the FDIA, insurance of deposits may be terminated by the FDIC upon a finding that the institution has engaged in unsafe and unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by a federal bank regulatory agency.

      The thrift industry is paying a one-time assessment of $4.5 billion to capitalize the Savings Association Insurance Fund ("SAIF"), and banks bear part of the cost of the Financing Corporation ("FICO") bonds sold from 1987-89 in an effort to shore up the former Federal Savings and Loan Insurance Corporation. BIF-member institutions, such as the BankFirst, will pay one-fifth the rate paid by SAIF members until January 1, 2000. After such date, BIF and SAIF members will share the FICO payments on a pro-rata basis.

      Capital Requirements. The state and federal regulatory agencies use capital adequacy guidelines in their examination and regulation of banks. If capital falls below the minimum levels established by these guidelines, a bank may be denied approval to acquire or establish additional banks or non-bank businesses, to open facilities, or may be subject to other regulatory restrictions or actions.

      Banking organizations historically were required to maintain a minimum ratio of primary capital to total assets of 5.5%, and a minimum ratio of total capital to total assets of 6.0%. The primary and total capital ratio requirements have been replaced by the adoption of risk-based and leverage capital requirements.

      Risk-Based Capital Requirements. The risk-based capital guidelines are designed to make regulatory capital requirements more sensitive to differences in risk profile among banks to account for off-balance sheet exposure and to minimize disincentives for holding liquid assets. Assets and off-balance sheet items are assigned to broad risk categories each with appropriate weights. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance sheet items. The ratios are minimums. The guidelines require all federally regulated banks to maintain a minimum risk-based total capital ratio of 8%, of which at least 4% must be Tier I capital (see the description of Tier I capital and Tier II capital below).

      A banking organization's qualifying total capital consists of two components: Tier I capital (core capital) and Tier II capital (supplementary capital). Tier I capital is an amount equal to the sum of: (i) common shareholders' equity (including adjustments for any surplus or deficit); (ii) non-cumulative perpetual preferred stock; and (iii) the company's minority interests in the equity accounts of consolidated subsidiaries. Intangible assets generally must be deducted from Tier I capital, subject to limited exceptions for goodwill arising from certain supervisory acquisitions. Other intangible assets may be included in an amount up to 25% of Tier I capital, provided that the asset meets each of the following criteria: (i) the asset must be able to be separated and sold apart from the banking organization or the bulk of its assets; (ii) the market value of the asset must be established on an annual basis through an identifiable stream of cash flows and there must be a high degree of certainty that the asset will hold this market value notwithstanding the future prospects of the banking organization; and (iii) the banking organization must demonstrate that a liquid market exists for the asset. Intangible assets in excess of 25% of Tier I capital generally are deducted from a banking organization's regulatory capital. At least 50% of the banking organization's total regulatory capital must consist of Tier I capital.

      Tier II capital is an amount equal to the sum of (i) the allowance for possible credit losses in an amount up to 1.25% of risk-weighted assets; (ii) cumulative perpetual preferred stock with an original maturity of 20 years or more and related surplus; (iii) hybrid capital instruments (instruments with characteristics of both debt and equity), perpetual debt and mandatory convertible debt securities; and (iv) in an amount up to 50% of Tier I capital, eligible term subordinated debt and intermediate-term preferred stock with an original maturity of five years or more, including related surplus. The inclusion of the foregoing elements of Tier II capital are subject to certain requirements and limitations of the banking regulators.

      Investments in unconsolidated banking and finance subsidiaries, investments in securities subsidiaries and reciprocal holdings of capital instruments must be deducted from capital. The federal banking regulators may require other deductions on a case-by-case basis.

      Under the risk-weighted capital guidelines, balance sheet assets and certain off-balance sheet items, such as standby letters of credit, are assigned to one of four risk weight categories (0%, 20%, 50%, or 100%) according to the nature of the asset and its collateral or the identity of any obligor or guarantor. For example, cash is assigned to the 0% risk category, while loans secured by one-to-four family residences are assigned to the 50% risk category. The aggregate amount of such asset and off-balance sheet items in each risk category is adjusted by the risk weight assigned to that category to determine weighted values, which are added together to determine the total risk-weighted assets for the banking organization. Accordingly, an asset, such as a commercial loan, which is assigned to a 100% risk category is included in risk-weighted assets at its nominal face value, whereas a loan secured by a single-family home mortgage is included at only 50% of its nominal face value. The application ratios are equal to capital, as determined, divided by risk-weighted assets, as determined.

      Leverage Capital Requirements. The banking regulators have issued a final regulation requiring certain banking organizations to maintain additional capital of 1% to 2% above a 3% minimum Tier I Leverage Capital Ratio (Tier I capital, less intangible assets, to total assets). In order for an institution to operate at or near the minimum Tier I leverage capital requirement of 3%, the banking regulators expect that such institution would have well-diversified risk, no undue rate risk exposure, excellent asset quality, high liquidity and good earnings. In general, the bank would have to be considered a strong banking organization, rated in the highest category under the bank rating system and have no significant plans for expansion. Higher Tier I leverage capital ratios of up to 5% will generally be required if all of the above characteristics are not exhibited, or if the institution is undertaking expansion, seeking to engage in new activities, or otherwise faces unusual or abnormal risks.

      The rule provides that institutions not in compliance with the regulation are expected to be operating in compliance with a capital plan or agreement with the regulator. If they do not do so, they are deemed to be engaging in an unsafe and unsound practice and may be subject to enforcement action. Failure to maintain capital of at least 2% of assets constitutes an unsafe and unsound practice and may be subject to enforcement action Failure to maintain capital of at least 2% of assets constitutes an unsafe and unsound condition justifying termination of FDIC insurance.

      Year 2000 Compliance. The Year 2000 poses serious challenges to the banking industry. Many experts believe that even the most prepared organizations may encounter some implementation problems. The federal banking agencies are concerned that financial institutions avoid major disruptions to service and operations. All banks are required to have an action plan to address Year 2000 issues which must include an indication of management awareness of the problems and the commitment to solutions, identification of external risks, and operational issues that are relevant to a bank's Year 2000 planning.

      On May 5, 1997, the Federal Financial Institutions Examination Council ("FFIEC") issued a directive to all federally-insured financial institutions which outlined comprehensive guidance for banks in effecting a Year 2000 complaint system. The FFIEC directive established the following target time frames to accomplish critical actions concerning Year 2000 compliance:

      * By September 30, 1997, all existing banks should have identified affected applications and databases. Mission critical applications should be identified and an action plan set for Year 2000 work.

      * By December 31, 1998, code enhancements and revisions, hardware upgrades, and other associated changes should be largely completed by all banks. In addition, for mission critical applications, programming changes should be largely completed and testing should be well underway.

      * Between January 1, 1999 and December 31, 1999, banks should be testing and implementing their Year 2000 conversion programs.

Effect of Governmental Policies

      BankFirst's earnings will be affected by the difference between the interest earned on its loans and investments and the interest paid on its deposits or other borrowings. The yields on its assets and the rates paid on its liabilities are sensitive to changes in prevailing market rates of interest. Thus, the earnings and growth of BankFirst will be influenced by general economic conditions, fiscal policies of the federal government, and the policies of regulatory agencies, particularly the FRB, which establishes national monetary policy. The nature and impact of any future changes in fiscal or monetary policies cannot be predicted.

      Commercial banks are affected by the credit policy of various regulatory authorities, including the FRB. An important function of the FRB is to regulate the national supply of bank credit. Among the instruments of monetary policy used by the FRB to implement these objections are open market operations in U.S. Government securities, changes in reserve requirements on bank deposits, changes in the discount rate on bank borrowings, and limitations on interest rates that banks may pay on time and savings deposits. The FRB uses these means in varying combinations to influence overall growth of bank loans, investments and deposits, and also to affect interest rates charged on loans, received on investments or paid for deposits.

      The monetary and fiscal policies of regulatory authorities, including the FRB, also affect the banking industry. Through changes in the reserve requirements against bank deposits, open market operations in U.S. Government securities and changes in the discount rate on bank borrowings, the FRB influences the cost and availability of funds obtained for lending and investing. No prediction can be made with respect to possible future changes in interest rates, deposit levels or loan demand or with respect to the impact of such changes on the business and earnings of the BankFirst.

      From  time to  time,  legislation  is  enacted  which  has the  effect  of increasing  the  cost of  doing  business,  limiting  or  expanding  permissible activities, or affecting the competitive balance between banks and other financial institutions. For example, the Depository Institutions Deregulation and Monetary Control Act of 1980 (the "Deregulation Act") provided for the phasing out of restrictions on deposit interest rate ceilings, the authorization of new accounts and related services, and the expansion of the lending authority of savings and loan associations. The Deregulation Act has altered, to a certain extent, the competitive relationship that previously existed among financial institutions, and it may result in a substantial reduction in the historical distinction between the services offered by banks, savings and loan associations, and other financial institutions.

                                MANAGEMENT OF BFC

Directors and Executive Officers

      The following table provides certain information regarding directors of BFC.

                                                                  Principal
                                                  Director     Occupation for
     Name               Age       Positions        Since      previous 5 years
----------------       -----   ---------------   ---------  --------------------

James L. Clayton        64     Chairman of the      1996    Chairman - Clayton
                               Board Director                 Homes, Inc.

Fred R. Lawson          62     President,           1996    Bank President
                               Director

C. Warren Neel          59     Director             1996    Dean - University
                                                              of Tennessee
                                                              School of
                                                              Business
                                                              Administration

Charles Earl Ogle, Jr   58     Director             1994    Real Estate Investor

Geoffrey A. Wolpert     42     Director             1990    Restauranteur

      No director is related to any other director. No current director of BFC is a director or executive officer of another bank holding company, bank, savings and loan association, or credit union; however, James L. Clayton, C. Warren Neel and director nominee W. D. Sullins, Jr. serve as directors for publicly traded companies. Mr. Clayton is on the board of directors of Clayton Homes, Inc., Dollar General Corporation and Chateau Communities, Inc. Mr. Neel is a director of Clayton Homes Inc., American Healthcorp, Inc., O'Charley's Inc., Promus Companies, Inc. and Proffitts, Inc. Mr. Sullins serves on the board of directors of TLC The Laser Center, Inc.

      Directors of BFC are elected annually and each director holds office until his or her successor is elected and qualified. The following provides certain information regarding the nominees for election of the BFC Board.

      L.A. Walker, Jr., age 62, has been Chairman, Chief Executive Officer and a director of FFBS since its formation in 1983. Mr. Walker has also served as Chairman of the Athens board of directors and as Chief Executive Officer of Athens since 1980.

      W.D. Sullins, Jr., age 55, has been a director of FFBS since 1987 and has been an optometrist in Athens and Madisonville, Tennessee since 1965.

      C. Scott Mayfield, Jr., age 47, has been a director of FFBS since 1988 and has been President of Mayfield's Dairy since 1995, and an executive officer of Mayfield's Dairy prior to that time.

      The following is a brief description of the business experience of the executive officers of BFC.

      Fred R. Lawson. Mr. Lawson is the President of BFC and has been the President and Chief Executive Officer of BankFirst since 1993. Prior to joining BankFirst, Mr. Lawson was the President of Bank of East Tennessee, the President of Blount National Bank and the President of Tennessee National Bancshares.

      R. Stephen Hagood. Mr. Hagood joined BankFirst in 1993 as Executive Vice President. Prior to joining BankFirst, Mr. Hagood was employed by Bank of East Tennessee as Senior Vice President of Commercial Lending and Mortgage Banking in Knoxville.

      C. David Allen. Mr. Allen joined BankFirst as Vice President in 1990 and has served as Senior Vice President and Chief Financial Officer since 1993. Prior to joining BankFirst, Mr. Allen was employed by Third National Bank in Loudon County as Vice President and Cashier.

      Jerry L. French. Mr. French joined BankFirst in 1993 as Senior Vice President of Operations. Prior to joining BankFirst, Mr. French served as Regional President of Bank of East Tennessee in Hamblen County and Regional Vice President of the Murfreesboro District of First American Bank.

      Leigh G. Sterling. Ms. Sterling joined BankFirst in 1997 as Senior Vice President of Information Systems. Prior to joining BankFirst, Ms. Sterling worked as an information systems consultant for three years after serving as Senior Vice President of Operations and Information Systems at Bank of East Tennessee in Knoxville.

      Sharon O. Woods. Ms. Woods joined BankFirst in 1996 as Senior Vice President of Marketing, assuming responsibility for Retail Banking in 1997.
Prior to joining BankFirst, Ms. Woods was Vice President and Director of Marketing for First National Bank of Gatlinburg beginning in 1991.

Directors' Compensation

      During 1997, each non-employee director of BFC received $500 per board meeting attended.

Executive Compensation

      The following table sets forth the cash compensation paid by BankFirst for services rendered in all capacities during the fiscal year ended December 31, 1997 to the President and Chief Executive Officer of BankFirst and each other executive officer of BankFirst whose annual salary and bonus for such fiscal year was in excess of $100,000 (each, a "Named Executive Officer"). No compensation is paid to the officers of BFC for their services to BFC. Neither BFC nor BankFirst have any employment agreements with their executive officers.

                            1997 ANNUAL COMPENSATION

                                                         Fiscal                    Other Annual     Underlying       All Other
Name                             Position                Salary      Bonus         Compensation     Options(#)     Compensation
----                             --------                ------      -----         ------------     ----------     ------------
Fred R. Lawson           President, Chief Executive     $209,349   $  25,000        $ 498,213 (1)      6,875         $ 4,912 (2)
                         Officer

R. Stephen Hagood        Executive Vice President        110,619      11,000          105,251 (1)      1,250           1,217 (2)

Jerry L. French          Senior Vice President of         90,480      10,000              --             625           2,068 (2)
                         Operations

----------------
(1)  Earnings on sale of stock from options exercised in 1997.

(2)  Contributions by BankFirst to 401(k) Plan.

      The following table sets forth certain information with respect to the grant of stock options under BFC's Option Plans to the named executive officers for the year ended December 31, 1997.

                        INDIVIDUAL OPTION GRANTS IN 1997

                                Number of             Percent of Total
                          Securities Underlying       Options Granted         Exercise
                             Options Granted            to Employees          of Base         Expiration         Grant Date
Name                      ----------------------       in Fiscal Year       Price ($/Sh)         Date           Present Value (1)
----                                                   ----------------      ------------    --------------   -------------------
Fred R. Lawson                     6,250                   19.01%              $38.40          1/25/2007           $40,555
                                     625                    1.90%               38.40          3/21/2007            11,102

R. Stephen Hagood                  1,250                    3.80%               38.40          3/21/2007            22,204

Jerry L. French                      625                    1.90%               38.40          3/21/2007            11,102

(1) The fair value of the option grants is estimated on the date of the grant using the Black-Scholes option pricing model with the following assumptions: risk free interest rate of 6.90% for March 21, 1997 grants and 6.17% for January 25, 1997 grant, and expected years until exercise of nine years and three years, respectively, based on management's estimate.

      The following table sets forth certain information with respect to options exercised during 1997 and the value of unexercised options held by the Named Executive Officers of BFC.

                       AGGREGATED OPTION EXERCISES IN 1997
                         AND 1997 YEAR END OPTION VALUES

                                                                 Number of Securities
                                                               Underlying Unexercised      Value of Unexercised
                                   Number of                      Options at Fiscal        In-the-Money Options
                                     Shares                           Year-End              at Fiscal Year-End
                                    Acquired          Value         Exercisable/              Exercisable/
Name                               on Exercise       Realized       Unexercisable             Unexercisable
                                 ----------------  ------------   -----------------      ----------------------
Fred R. Lawson                       17,535          $498,213       41,365/27,250        $1,144,196/396,450 (1)

R. Stephen Hagood                     3,501           105,021         9,667/2,100           290,411/21,100 (1)

Jerry L. French                        --                --             644/1,600             8,265/19,383 (1)

--------------
(1)  Value based on $50 per share, which is the last known transaction price.

      BankFirst's compensation decisions are made by the Executive Committee of the BankFirst Board of Directors. The Executive Committee is composed of James
L. Clayton,  Fred R. Lawson, C. Warren Neel, Charles Earl Ogle, Jr. and Geoffrey
A. Wolpert. The Executive Committee does not use any formal compensation policies or standards in making its compensation decisions.

Certain Benefit Plans and Agreements

      Retirement Plans. BankFirst has a 401(k) profit sharing plan which covers substantially all employees. Employee contributions are voluntary and employer contributions are discretionary. Employee contributions are fully vested and employer contributions are fully vested after five years. Expenses were $135,000 and $75,000 for 1997 and 1996, respectively.

      Employee Stock  Ownership  Plan. BFC has an Employee Stock  Ownership Plan
(ESOP) which enables employees who have met minimum service and age requirements to acquire shares of BFC's common stock. The cost of the Plan is borne by BFC through discretionary contributions to an employee stock ownership trust. Shares of common stock are allocated to each participating employee and are held in trust until the employee's termination, retirement or death. BFC made no contribution to the ESOP in 1997. BFC contributed $30,000 to the ESOP in 1996. No contribution was made to the ESOP in 1995.

      Stock Option Plans. As of December 31, 1997, BFC has an incentive stock option plan for officers, directors and key employees (the "ISO Plan") within the meaning of Section 422A of the Internal Revenue Code of 1986, as amended. The ISO Plan was approved by the BFC shareholders on April 27, 1998. A total of 500,000 shares of BFC Common have been reserved for issuance under the ISO Plan.

      Under the terms of the ISO Plan, options are granted at market value as determined by the BFC Board on the date of grant. Options granted under the ISO are exercisable at the option of the holder upon vesting. Twenty percent of the shares covered by the option vest on the first anniversary date of the grant of the option and on each of the next four anniversary dates of the grant of the option an additional 20% of the covered shares vest. Options under the ISO Plan expire 10 years from the date of the grant. On January 2, 1988, BFC granted 28,400 shares under the ISO Plan.

      BFC has granted stock options under two previous stock option plans dated March 14, 1995 and October 11, 1995. The exercise price of each option under each plan is the market value of BFC's common stock on the date of the grant as determined by the BFC Board. The maximum term of the options under both plans is 10 years from the date of the grant. The options are exercised at the election of the holder after vesting. The options under the October 11, 1995 plan vest at an annual rate of 20%. Options granted under the March 14, 1995 plan were immediately exercisable on issuance. Management does not expect to issue any additional options under the March 14, 1995 and October 11, 1995 plans.

      As of March 31, 1998, BFC had a total of 201,286 outstanding options, 97,628 of which are currently exercisable.

Transactions with Management

      BFC has and expects to have in the future banking and other business transactions in the ordinary course of its banking business with directors, officers, and 10% beneficial owners of BFC and their affiliates, including members of their families or corporations, partnerships, or other organizations in which such officers or directors have a controlling interest, on substantially the same terms (including price, or interest rates and collateral) as those prevailing at the time for comparable transactions with unrelated parties. Any such banking transactions will not involve more than the normal risk of collectibility nor present other unfavorable features to BFC. As of March 31, 1998, the amount of these loans (including amounts available under lines of credit) by BankFirst to BFC affiliates was 1.22% of BankFirst's total loans.

      BFC engaged in certain transactions regarding its Knoxville headquarters in 1997. BankFirst was a 50% partner in Heritage-Clayton Partnership with CMH Services, a subsidiary of Clayton Homes, Inc., the purpose of which was to own and operate the building at 625 Market Street, Knoxville, Tennessee. James L. Clayton, Chairman of the BFC Board and BFC's majority shareholder, is the controlling shareholder and Chairman of Clayton Homes, Inc. The Company's main offices occupy a portion of this building. During 1997, BankFirst purchased CMH Services' interest in the building at its fair market value of $923,817. The market value of the building was established by an independent appraisal. The partnership dissolved upon BankFirst purchase of CMH Services' interest. Clayton Homes, Inc. will continue to lease eight floors of the building and have discretionary access to an additional floor through May 31, 1998 at an average rate of $7.98 per square foot, for a total of $209,568 per year. Management believes that neither the sale price nor the lease rate is more favorable than market rates.

Securities Law Limitations

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of BFC, BFC has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Ownership of BFC Common Stock

      As of March 31, 1998, BFC's records indicated the following number of shares were beneficially owned by (i) all persons who own beneficially 5% or more of BFC Common; (ii) each person who is a director, a Named Executive Officer or a director nominee of BFC; and (iii) all directors and executive officers as a group.


                                                                 Amount and Nature
                                                              of Beneficial Ownership      Percent
Name of Beneficial Owner     Address of Beneficial Owner       (Number of Shares)(1)      of Class(2)
------------------------     ---------------------------       ---------------------      ----------

James L. Clayton             c/o Clayton Homes, Inc.                1,013,236(3)            67.3%
                             P.O. Box 15169
                             Knoxville, TN  37901


Fred R. Lawson               BankFirst                                 79,855(4)             5.3%
                             P. O. Box 10
                             Knoxville, TN  37901

Charles Earl Ogle, Jr.       c/o HMO, Inc./ILM                         14,107(5)                *
                             644 Parkway, Suite 1
                             Gatlinburg, TN  37738

Geoffrey A. Wolpert          1110 Parkway                              36,899(6)             3.5%
                             Gatlinburg, TN  37738

C. Warren Neel               University of Tennessee                   59,173(7)             3.9%
                             College of Business Administration
                             716 Stokely Management Center
                             Knoxville, TN  37996

R. Stephen Hagood            BankFirst                                 21,510(8)             1.4%
                             P. O. Box 10
                             Knoxville, TN  37901

Jerry L. French              BankFirst                                  5,407(9)                *
                             P. O. Box 10
                             Knoxville, TN  37901

L.A. Walker, Jr.             First National Bank & Trust Co.             --                   --
                             204 Washington Avenue
                             Athens, TN 37371


W.D. Sullins, Jr.            P.O. Box 666                             --                   --
                             Athens, TN 37371-0666

C. Scott Mayfield, Jr.       P.O. Box 310                             --                   --
                             Athens, TN 37371-0310


Directors and Executive
Officers as a Group (10                                          1,230,187(10)              81.6%
persons)


--------------
*  Less than one percent.

(1) Under the rules of the Securities and Exchange Commission, a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to vote or direct the voting of such security, or "investment power," which includes the power to dispose or direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has the right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which he has no beneficial interest. For purposes of calculating the percent of Common Stock beneficially owned, all shares that are subject to options that are exercisable within 60 days are deemed to be presently outstanding.

(2) Percentages based on a total class of 1,506,781 shares, including 1,275,893 issued and outstanding shares of BFC Common, 215,805 shares of convertible preferred stock, which is presently convertible into 133,260 shares of BFC Common, and 97,628 shares of BFC Common for which there are vested options presently exercisable at the option of the holders.


(3) Includes 13,418 shares owned by Mr. Clayton's wife, sons, daughter, daughter-in-law, son-in-law and grandson, as to which Mr. Clayton disclaims any beneficial interest, and includes 77,110 shares held in three separate trusts which benefit Mr. Clayton's family and grandchildren, of which Mr. Clayton's son serve as trustee, as to which Mr. Clayton also disclaims any beneficial interest. Also includes 23,366 shares that Mr. Clayton has the right to acquire upon the conversion of the 37,839 shares of BFC Preferred owned by him, and includes 5,370 shares that Mr. Clayton's wife and son have the right to acquire upon conversion of the 8,696 shares of BFC Preferred owned by them, the latter as to which Mr. Clayton disclaims any beneficial interest. Also includes 3,866 shares that Mr. Clayton has the right to purchase upon the exercise of stock options owned by him.


(4) Includes 100 shares owned by Mr. Lawson's wife. Also includes 41,365 shares that Mr. Lawson has the right to purchase upon the exercise of stock options and 33,524 shares that Mr. Lawson has the right to acquire upon the conversion of the 54,289 shares of BFC Preferred owned by him.

(5) Includes 10,062 shares owned by Mr. Ogle's father, mother and daughter, as to which Mr. Ogle disclaims any beneficial interest. Also includes 322 shares owned by ILM Rentals, L.P., in which Mr. Ogle has an ownership interest, and 1,375 shares that Mr. Ogle has the right to purchase upon exercise of stock options owned by him.

(6) Includes 34,915 shares in BFC's ESOP, of which Mr. Wolpert serves as one of three trustees. Also includes 257 shares owned by Steaks, Inc., which is owned by Mr. Wolpert and 750 shares that he has the right to purchase upon the exercise of stock options.

(7) Includes 4,160 shares beneficially owned, directly or indirectly, by Mr. Neel's brothers, as to which Mr. Neel disclaims any beneficial interest. Also includes 26,811 shares that Mr. Neel has the right to purchase upon the exercise of stock options owned by hm and 16,762 shares that Mr. Neel has the right to acquire upon the conversion of the 27,144 shares of BFC Preferred owned by him.

(8) Includes 9,667 shares that Mr. Hagood has the right to purchase upon the exercise of stock options owned by him and 6,712 shares that Mr. Hagood has the right to acquire upon the conversion of the 10,870 shares of BFC Preferred owned by him.

(9) Includes 644 shares that Mr. French has the right to purchase upon the exercise of stock options owned by him and 3,338 shares that Mr. French has the right to acquire upon the conversion of the 5,405 shares of BFC Preferred owned by him.

(10) Includes beneficial ownership for all directors and officers listed above and incorporates Notes 3 through 9.

                        DESCRIPTION OF BFC CAPITAL STOCK

    General. The total amount of authorized capital stock of BFC consists of 15,000,000 shares of common stock $2.50 par value per share ("BFC Common") of which 1,275,893 shares were outstanding as of the BFC Record Date; and 1,000,000 shares of preferred stock, $5.00 par value per share ("BFC Preferred") of which 219,059 shares were outstanding as of the BFC Record Date. The following summary describes certain material provisions of BFC's stock, but does not purport to be complete and is subject to and qualified in its entirety by, the Charter and the Bylaws of BFC that are included as exhibits to the Registration Statement of which this Joint Proxy Statement/Prospectus forms a part and by the provisions of applicable law.

    Common Stock. The issued and outstanding shares of BFC Common are validly issued, fully paid and nonassessable. Subject to the prior rights of any BFC Preferred, the holders of outstanding shares of BFC Common are entitled to receive ratably dividends out of assets legally available therefor at such times and in such amounts whether in cash or stock as the BFC Board may from time to time determine. The declaration and payment of dividends by the BFC Board is subject to the rules and regulations of the FRB governing the amount of dividends which may be paid to shareholders, the manner in which dividends are paid, and the methods, if any, by which capital stock and surplus may be retired and reduced.

    The shares of BFC Common are not redeemable or convertible, and the holders thereof have no preemptive or subscription rights to purchase any securities of BFC. Upon liquidation, dissolution or winding up of BFC, the holders of BFC Common are entitled to receive pro rata the assets of BFC which are legally available for distribution after payment of all debts and other liabilities and subject to the prior rights of any holders of BFC Preferred then outstanding. Each outstanding share of BFC Common is entitled to one vote on all matters submitted to a vote of shareholders. BFC has applied for quotation of its BFC Common on the NASDAQ National Market under the symbol "BKFR."

    Convertible Preferred Stock. Holders of BFC Preferred may receive noncumulative dividends at an annual rate of 5% of the initial sale price at the option of the BFC Board and subject to the rules and regulations of the FRB regarding dividends. BFC Preferred is convertible at any time at the option of the holder into BFC Common at a conversion rate of 0.6175 shares of BFC Common for each share of BFC Preferred. Holders of BFC Preferred have no voting, redemption, or preemptive rights.

             FFBS MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

    The following discussion and analysis is presented to facilitate the understanding of the financial position and results of operations of FFBS. It identifies trends and material changes that occurred during the reported periods and should be read in conjunction with the consolidated financial statements and accompanying notes.

Overview of Operations

    FFBS is a community banking organization located in Athens, Tennessee. The Company is well capitalized, with an equity to assets ratio of 11.55% at year end 1997. FFBS reported earnings of $2.6 million, or $15.62 per share, in 1997, an increase of $177,000, or $1.22 per share, reported in 1996. The net increase in earnings was attributed to an increase in both interest income and noninterest income which were reduced by the increase in the provision for loan losses. These components are further discussed below.

    The Five-Year Financial Summary Table reflects FFBS' performance in terms of key industry ratios. The 1997 ratios reflect FFBS' increased earnings and capital position. The 1997 return on average assets was 1.46%, an increase from 1.41% in 1996. Return on average equity was 12.74%, a decrease from 12.88% in 1996. Average equity to average assets was 11.47%, slightly above the prior year. The dividend payout ratio was 47.36% in 1997, an increase from 36.81% in 1996. The Board of Directors has elected to retain at least half of the annual profits to strengthen the capital position.

    Assets increased $9.7 million during 1997 primarily as a result of an increase in the loan portfolio. The loan portfolio grew as a result of better cash flow management and increased deposits and other borrowings.

    FFBS manages its credit risk and interest rate risk, the two most significant risks in commercial banking. FFBS' credit risk is its most significant risk because, in recent years, it has experienced higher than historical average levels of problem loans and loan losses. The current level of nonperforming loans is higher than previous levels; however, management devotes significant attention to managing problem loans and minimizing loan losses. FFBS' interest rate risk exposure is not unlike its community bank peers. FFBS' asset-liability strategy is based on management's expectations concerning interest rate movement and a balancing of liquidity flexibility with yield.

                           FIVE-YEAR FINANCIAL SUMMARY
              (Dollar amounts in thousands, except per share data)


                                                      For the years ended December 31,
                                      --------------------------------------------------------------------
                                       1997            1996          1995           1994          1993
                                       ----            ----          ----           ----          ----
     Summary of operations
Interest income - tax equivalent     $  14,205      $  13,638      $  13,325      $  11,768      $  11,373
Interest expense                         6,178          6,039          5,666          4,295          4,086
                                     ---------      ---------      ---------      ---------      ---------
  Net interest income                    8,027          7,599          7,659          7,473          7,287
Tax equivalent adjustment (1)             (543)          (524)          (455)          (528)          (568)
                                     ---------      ---------      ---------      ---------      ---------
  Net interest income                    7,484          7,075          7,204          6,945          6,719
Provision for loan losses                 (685)          (150)          (175)          (200)          (300)
Noninterest income                       2,237          1,846          1,680          1,907          1,890
Noninterest expenses                     5,539          5,387          5,312          5,056          4,783
                                     ---------      ---------      ---------      ---------      ---------
Income before income taxes               3,497          3,384          3,397          3,596          3,526
Income tax expense                         935            999          1,043          1,064          1,002
                                     ---------      ---------      ---------      ---------      ---------
Net income                           $   2,562      $   2,385      $   2,354      $   2,532      $   2,524
                                     =========      =========      =========      =========      =========

     Per share data
Basic earnings                       $   15.62      $   14.40      $   14.15      $   15.12      $   15.03
Cash dividends declared              $    7.40      $    5.30      $    5.10      $    5.00      $    4.75
Average common shares outstanding      163,982        165,660        166,325        167,461        167,949

     Selected year-end balances
Total assets                         $ 181,967      $ 172,291      $ 170,929      $ 162,903      $ 147,073
Earning assets                         172,173        162,478        158,147        153,980        138,122
Total securities                        56,490         58,933         56,342         63,162         62,124
Loans - net of unearned income         114,401         97,544         97,181         84,401         71,691
Allowance for loan losses                1,096          1,153          1,283          1,244          1,105
Total deposits                         154,617        149,988        150,433        145,357        129,492
Long-term borrowings                     2,121            154            163            172            180
Shareholders' equity                    21,017         19,672         18,436         15,240         15,027

     Selected average balances
Total assets                         $ 175,195      $ 168,938      $ 163,547      $ 153,484      $ 141,893
Earning assets                         165,839        159,622        154,061        143,791        132,218
Securities                              58,315         58,730         56,429         62,406         58,717
Loans- net of unearned income          104,906         95,767         93,184         77,559         69,220
Allowance for loan losses                1,113          1,302          1,296          1,174          1,049
Total deposits                         151,142        148,063        143,782        135,238        125,485
Long-term borrowings                       971            159            553            175             78
Shareholders' equity                    20,103         18,511         17,019         15,134         14,182

     Ratios based on average balances
Loans to deposits                        69.41%         64.68%         64.81%         57.35%         55.16%
Equity to assets                         11.47%         10.96%         10.41%          9.86%          9.99%
Return on average assets                  1.46%          1.41%          1.44%          1.65%          1.78%
Return on average equity                 12.74%         12.88%         13.83%         16.73%         17.80%
Dividends as a percent of net income     47.36%         36.81%         36.03%         33.07%         31.61%

(1) Tax equivalent basis was calculated using a 34% tax rate for all periods presented.

Net Interest Income

    Net interest income is the most significant component of FFBS' earnings. Net interest income is the excess of interest income earned on assets, such as loans and securities, over the interest paid for funds to support those assets, such as deposits and borrowings. Net interest income is affected by volume and rate of average interest earning assets and interest-bearing liabilities. The change in net interest income is typically measured by net interest spread and net interest margin. The interest spread is the difference between the average yield on interest earning assets and the average cost of interest-bearing liabilities. The net interest margin is determined by dividing net interest income by average interest earning assets.

    The following table represents the major components of interest earning assets and interest-bearing liabilities. For analytical purposes, interest income presented in the table has been adjusted to a tax equivalent basis assuming a 34% tax rate for all years. The tax equivalent adjustment recognizes the income tax savings when comparing taxable and tax-exempt assets.

                    AVERAGE BALANCE SHEETS AND INTEREST RATES
                          (Dollar amounts in thousands)

                                                                             Years ended December 31,
                                       --------------------------------------------------------------------------------------------
                                                       1997                            1996                         1995
                                       -------------------------------  ------------------------------  ---------------------------
                                         Average               Average    Average              Average  Average             Average
                                         Balance    Interest     Rate     Balance    Interest   Rate    Balance   Interest    Rate
                                       -------------------------------  ------------------------------  ---------------------------
            ASSETS
Interest earning assets
  Securities
    Taxable                            $  36,166   $   2,270     6.28%  $  38,651    $ 2,398    6.20%  $ 40,739   $  2,513    6.17%
    Tax-exempt (1)                        20,776       1,610     7.75%     19,453      1,552    7.98%    15,317      1,338    8.74%
    Other                                  1,169          74     6.33%        972         63    6.48%       785         51    6.50%
    Unrealized gain on A.F.S                 204        --                   (346)      --                 (412)      --
                                       -------------------------------  -----------------------------  -----------------------------

      Total securities                    58,315       3,954     6.78%     58,730      4,013    6.83%    56,429      3,902    6.91%
  Loans (2)                              104,906      10,112     9.64%     95,767      9,362    9.78%    93,184      9,163    9.83%
  Interest-bearing deposits with
    other banks                              236          15     6.36%      1,180         61    5.17%     1,154         75    6.50%
  Federal funds sold and securities
    purchased under
    agreements to resell                   2,382         124     5.21%      3,945        202    5.12%     3,294        185    5.62%
                                       -------------------------------  -----------------------------  -----------------------------
  Total earning assets                   165,839   $  14,205     8.57%    159,622    $13,638    8.54%   154,061   $ 13,325    8.65%
                                                   ===================               ================             =================
Noninterest earning assets
  Allowance for loan losses               (1,113)                          (1,302)                       (1,296)
  Premises and equipment                   2,750                            2,910                         2,911
  Cash and due from banks                  5,788                            6,132                         6,305
  Accrued interest and other assets        1,931                            1,576                         1,566
                                       ---------                        ---------                      --------
  Total assets                         $ 175,195                        $ 168,938                      $163,547
                                       =========                        =========                      ========

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing liabilities
  Deposits
    Interest-bearing demand deposits   $  19,211   $     507     2.64%  $  18,617    $   496    2.66% $  18,777   $    521    2.77%
    Savings deposits                      21,814         647     2.97%     21,682        646    2.98%    23,576        748    3.17%
    Time deposits                         85,472       4,906     5.74%     84,597      4,847    5.73%    77,142      4,308    5.58%
      Total interest-bearing deposits    126,497       6,060     4.79%    124,896      5,989    4.80%   119,495      5,577    4.67%
  Borrowed funds
    Securities sold under agreement
      to repurchase                         --          --                                                 --         --       --
    Other borrowings                       1,139          64     5.62%        887         41    4.62%       930         56    6.02%
   Long-term borrowings                      971          54     5.56%        159          9    5.66%       553         33    5.97%
                                       -------------------------------  -----------------------------  -----------------------------
      Total borrowed funds                 2,110         118     5.59%      1,046         50    4.78%     1,483         89    6.00%
                                       -------------------------------  -----------------------------  -----------------------------
  Total interest-bearing liabilities     128,607   $   6,178     4.80%    125,942    $ 6,039    4.80%   120,978   $  5,666    4.68%
                                                   ===================               ================             =================

Noninterest-bearing liabilities
  Noninterest-bearing demand deposits     24,645                           23,167                        24,287
  Other liabilities                        1,840                            1,318                         1,263
  Shareholders' equity                    20,103                           18,511                        17,019
                                       ---------                        ---------                      --------
  Total liabilities and shareholders'
    equity                             $ 175,195                        $ 168,938                      $163,547
                                       =========                        =========                      ========
Interest margin recap
  Net interest income and interest
    rate spread                                    $   8,027     3.76%               $ 7,599    3.75%             $  7,659    3.97%
                                                   ===================               ================             =================
  Net interest income margin                                     4.84%                          4.76%                         4.97%
                                                                 =====                          =====                         =====


(1) Interest income on tax-exempt securities has been adjusted to a tax equivalent basis using a marginal federal income tax rate of 34% for all years. Tax equivalent adjustments were $543 for 1997, $524 for 1996, and $455 for 1995.

(2) Nonaccrual loans are included in average loan balances and loan fees are included in interest income. Loan fees were $409 for 1997, $340 for 1996, and $381 for 1995.

    The following table depicts the dollar effect of volume of interest sensitive assets and liabilities and interest rate changes on FFBS' interest income and interest expense. Information is provided in each category with respect to changes attributable to changes in volume (changes in volume multiplied by prior rate), changes attributable to changes in rate (changes in rate multiplied by old volume), and the net change. Variances which were not specifically attributable to volume or rate were allocated proportionately between rate and volume using the absolute values of each for a basis for the allocation. Nonaccruing loans were included in the average loan balances used in determining the yields. Interest foregone on nonaccruing loans is disclosed in
Note 3 to the consolidated financial statements, and is not considered to have a material effect on the reasonableness of these presentations.


                              VOLUME/RATE ANALYSIS
                          (Dollar amounts in thousands)

                                       1997 change from 1996 due to   1996 change from 1995 due to
                                       ----------------------------   ----------------------------
                                         Volume    Rate    Total        Volume   Rate     Total
                                         ------    ----    -----        ------   ----     -----
Interest income
  Loans                                  $ 904    $(154)   $ 750        $ 255    $ (56)   $ 199
  Securities
    Taxable                               (152)      24     (128)        (128)      13     (115)
    Tax-exempt                             108      (50)      58          385     (171)     214
    Other                                   13       (2)      11           12     --         12
      Total securities interest            (31)     (28)     (59)         269     (158)     111
  Interest-bearing deposits with
    other banks                            (33)     (13)     (46)           2      (16)     (14)
  Federal funds sold                       (79)       1      (78)          39      (22)      17
                                         -----    -----    -----        -----    -----    -----
      Total interest income                761     (194)     567          565     (252)     313
                                         -----    -----    -----        -----    -----    -----
Interest expense
  Interest-bearing demand deposits          16       (5)      11           (4)     (21)     (25)
  Savings deposits                           4       (3)       1          (45)     (57)    (102)
  Time deposits                             50        9       59          425      114      539
  Other borrowings                          13       10       23           (3)     (12)     (15)
  Long-term borrowings                      47       (2)      45          (22)      (2)     (24)
                                         -----    -----    -----        -----    -----    -----
      Total interest expense               130        9      139          350       23      373
                                         -----    -----    -----        -----    -----    -----
 Net interest income                     $ 631    $(203)   $ 428        $ 214    $(274)   $ (60)
                                         =====    =====    =====        =====    =====    =====

    FFBS' 1997 net interest income margin (tax equivalent) was $8 million, an increase of $428,000 (5.63%) from 1996. This increase was substantially related to interest income, which contributed $567,000 to the increase in net interest income during 1997. The average balance of loans grew $9.1 million at an average rate decrease of 14 basis points, while the average balance of the securities portfolio decreased $415,000 and losing 5 basis points on the average rate. The increase in loans resulted from FFBS' attempts to expand its loan base by using cash inflows generated by increased deposits, other borrowings and sales or maturities of securities. Management's goal was to maximize net interest income. The effect solely of loan volume growth was $904,000, which was partially reduced by the loan interest rate of ($154,000). Securities, both rate and volume, contributed ($59,000) to partially offset the loan interest increase.

    Interest expense reduced net interest income by ($139,000). The effect of interest-bearing liability volume was ($130,000). There was no significant change in the interest rate paid on deposits. The largest change was an increase in time deposits.

Noninterest Income and Expense

    Noninterest income and expense for 1997 and 1996 and percentage change between such years is included in the following table.


                          NONINTEREST INCOME & EXPENSE
                          (Dollar amounts in thousands)

                                                % change                 % change
                                      1997      from '96      1996       from '95      1995
                                    --------    --------    --------     --------    --------
Noninterest Income
Trust Department income             $    622        8.74%   $    572         3.81%   $    551
Service charges and fees               1,171       (0.85)%     1,181         5.07%      1,124
Prepaid pension cost adjustment          222         --         --            --          --
Other                                     88       12.82%         78         6.85%         73
                                    --------    --------    --------     --------    --------
                                       2,103       14.86%      1,831         4.75%      1,748
Realized gain on sale of loans          --       (100.00)%        35          --          --
Security gains/(losses)                  134     (770.00)%       (20)      (70.59)%       (68)
                                    --------    --------    --------     --------    --------
         Total noninterest income   $  2,237       21.18%   $  1,846         9.88%   $  1,680
                                    ========    ========    ========     ========    ========
Noninterest Expense
Salaries and employee benefits      $  3,124       (0.73)%   $ 3,147         4.80%   $  3,003
Occupancy expense                        404       (0.25)%       405         1.00%        401
Equipment expense                        509        2.21%        498         5.51%        472
Office expense                           150       (7.41)%       162        16.55%        139
Data processing fees                     272         --          272        16.24%        234
FDIC assessments                        --           --         --        (100.00)%       160
Other                                  1,080       19.60%        903         --           903
                                    --------    --------    --------     --------    --------
        Total noninterest expense   $  5,539        2.82%   $  5,387         1.41%   $  5,312
                                    ========    ========    ========     ========    ========

    There were no significant variances between 1997 and 1996 in either noninterest income or expense. The largest changes in 1997 were a pension plan adjustment of $222,000 for previously unrecorded prepaid pension plan costs and an increase of $154,000 on the net gain on securities sales. For 1996, the largest changes were an increase of $83,000 on securities sales gains, an increase in salaries and employee benefits of $144,000, and a decrease in FDIC assessments of $160,000.

Income Taxes

    FFBS' effective income tax rate was 26.7% in 1997 versus 29.5% in 1996. The primary cause of the effective tax rate decline was an increase in tax free securities income. Management evaluates the deferred tax assets and liabilities each quarter and has determined that no valuation allowance was needed in 1997 or 1996 for any of the deferred tax assets. Note 8 to the consolidated financial statements contains additional analysis of income taxes.

Loans and Asset Quality

                  Loans. The loan portfolio constitutes the major earning assets of FFBS, and offers the best alternative for maximizing interest spread above the cost of funds. The following table reflects outstanding balances by loan type. FFBS' lending area is primarily McMinn County, Tennessee. The majority of loans are secured by specific items of collateral. FFBS' major lending guidelines require 75% loan to value ratio for commercial loans and an 90% loan to value ratio for loans secured by real estate. FFBS does not have any loan concentration specific to any industry or individual borrower. There are no loans outstanding to foreign entities. FFBS does sell residential real estate loans in the secondary market.

                                LOANS OUTSTANDING
                          (Dollar amounts in thousands)

                                                                 at December 31,
                                          -------------------------------------------------------------
                                            1997         1996         1995         1994         1993
                                          ---------    ---------    ---------    ---------    ---------
Commercial, financial, and agricultural   $  29,462    $  19,328    $  14,259    $  26,478    $  20,697
Real estate-construction                      6,895        5,485        3,837        2,609        2,169
Residential real estate                      38,908       38,165       43,361       24,683       19,613
Commercial real estate                       19,226       15,341       14,139       11,329       11,489
Installment                                  20,855       19,495       21,955       19,549       18,224
Other                                           268          395          307          333          287
                                          ---------    ---------    ---------    ---------    ---------
  Total loans                               115,614       98,209       97,858       84,981       72,479
Unearned income                              (1,213)        (665)        (677)        (580)        (788)
                                          ---------    ---------    ---------    ---------    ---------
     Total loans, net                     $ 114,401    $  97,544    $  97,181    $  84,401    $  71,691
                                          =========    =========    =========    =========    =========

                                              Composition of loan portfolio by type at December 31,
                                          -------------------------------------------------------------
                                               1997         1996         1995         1994         1993
                                          ---------    ---------    ---------    ---------    ---------
Commercial, financial, and agricultural       25.48%       19.68%       14.57%       31.16%       28.56%
Real estate-construction                       5.96%        5.59%        3.92%        3.07%        2.99%
Residential real estate                       33.65%       38.86%       44.31%       29.05%       27.06%
Commercial real estate                        16.63%       15.62%       14.45%       13.33%       15.85%
Installment                                   18.04%       19.85%       22.44%       23.00%       25.14%
Other                                          0.23%        0.40%        0.31%        0.39%        0.40%
                                          ---------    ---------    ---------    ---------    ---------
     Total                                    100.0%       100.0%       100.0%       100.0%       100.0%
                                          =========    =========    =========    =========    =========

    FFBS' total loan portfolio increased $16.9 million during 1997, a $10.1 million increase in commercial, financial and agricultural loans, and a $3.9 million increase in commercial real estate loans. Management's strategy was to increase net interest income by expanding the loan portfolio in the following loan categories: commercial and financial loans, commercial real estate loans, real estate construction loans, and consumer installment loans. FFBS' strategy was to address loan portfolio risk by avoiding industry concentrations, focusing more on the local market, and to reduce interest rate risk by originating more variable rate loans.

    Loan Liquidity. The Loan Liquidity Table reflects the maturity schedule of commercial, financial and agricultural loans and each type of real estate loans. For each of these loan types, the table also reflects the fixed and variable loans maturing after one year. Real estate loans maturing within one year are $11.8 million (13% of total), from 1-5 years are $20.7 million (22% of total), and over 5 years are $32.6 million (34% of total). Commercial, financial and agricultural loans maturing within one year are $8.6 million (9% of total), from 1-5 years are $14.4 million (15%), and over 5 years are $6.5 million (7%). Approximately 59% of these loans mature within 5 years. Selected loans maturing from 1-5 years are 85% fixed rate and 15% variable rate. Selected loans due after 5 years are 75% variable. During recent years, management has been focusing on increasing the percentage of variable rate loans to reduce the amount of interest rate sensitivity to the portfolio.

                                 LOAN LIQUIDITY
                          (Dollar amounts in thousands)

                                           Loan Maturities at December 31, 1997
                                          --------------------------------------
                                           1 year    1 - 5     Over 5
                                          and less   years      Years     Total
                                          --------  --------  --------  --------
Commercial, financial, and agricultural   $  8,573  $ 14,390  $  6,499  $ 29,462
Real estate-construction                     3,645     1,117     2,133     6,895
Real estate-residential                      3,159     7,683    28,066    38,908
Real estate-commercial                       4,991    11,867     2,368    19,226
                                          --------  --------  --------  --------
          Total selected loans            $ 20,368  $ 35,057  $ 39,066  $ 94,491
                                          ========  ========  ========  ========

                                        Sensitivity to Changes in Interest Rates
                                        ----------------------------------------
                                           Fixed Rate           Variable Rate
                                          -------------         -------------
Commercial, financial, and agricultural
  Due after one year through five years   $      10,573         $       3,817
  Due after five years                            1,062                 5,437
Real estate-construction
  Due after one year through five years           1,117                  --
  Due after five years                            1,950                   183
Real estate-residential
  Due after one year through five years           7,588                    95
  Due after five years                            4,717                23,349
Real estate-commercial
  Due after one year through five years          10,456                 1,411
  Due after five years                            2,087                   281
                                          -------------         -------------
            Total selected loans          $      39,550         $      34,573
                                          =============         =============

    Provision and Allowance for Loan Losses. The provision for loan losses represents charges made to earnings to maintain an adequate allowance for loan losses. The allowance is maintained at an amount believed to be sufficient to absorb possible losses that may be experienced in the credit portfolio. Factors considered in establishing an appropriate allowance include: a careful assessment of the financial condition of the borrower; a realistic determination of the value and adequacy of underlying collateral; the condition of the local economy and the condition of the specific industry of the borrower; a comprehensive analysis of the levels and trends of loan categories; and a review of delinquent and classified loans. A quarterly analysis of the allowance is prepared to determine a specific allocation for loans which represent significant loss exposure and an allocation based on historical loan loss experience and other factors and trends.

    Activity in the allowance for loan losses is reflected in the following table. The recorded values of loans actually removed from the consolidated balance sheets are referred to as charge-offs and, after netting out recoveries on previously charged-off assets, become net charge-offs. FFBS' policy is to charge off loans, when, in management's opinion, the loan is deemed uncollectible, although concerted efforts are made to maximize recovery.

                      ANALYSIS OF ALLOWANCE FOR LOAN LOSSES
                          (Dollar amounts in thousands)

                                             1997          1996         1995         1994         1993
                                          ---------     ---------    ---------    ---------    ---------
Balance at beginning of year              $   1,153     $   1,283    $   1,244    $   1,105    $     945

Loans charged off
Commercial, financial, and agricultural         578            53           24           19           81
Real estate-construction                       --            --           --             45         --
Real estate-residential                          54            45         --              1           61
Real estate-commercial                           33             6         --           --             14
Installment                                     290           361          277          218          220
                                          ---------     ---------    ---------    ---------    ---------
              Total charge-offs                 955           465          301          283          376
                                          ---------     ---------    ---------    ---------    ---------
Charge-offs recovered
Commercial, financial, and agricultural          11            12           16           47           97
Real estate-construction                         33            12         --           --           --
Real estate-residential                          22            21           13           42           17
Real estate-commercial                         --            --           --              7         --
Installment                                     147           140          136          126          122
                                          ---------     ---------    ---------    ---------    ---------
              Total recoveries                  213           185          165          222          236
                                          ---------     ---------    ---------    ---------    ---------
Net loans charged off                           742           280          136           61          140
Current year provision                          685           150          175          200          300
                                          ---------     ---------    ---------    ---------    ---------
Balance at end of year                    $   1,096     $   1,153    $   1,283    $   1,244    $   1,105
                                          =========     =========    =========    =========    =========

Loans at year end                         $ 114,401     $  97,544    $  97,181    $  84,401    $  71,691
Ratio of allowance to loans
  at year end                                  0.96%         1.18%        1.32%        1.47%        1.54%

Average loans                             $ 104,906     $  95,767    $  93,184    $  77,559    $  69,220

Ratio of net loans charged off
  to average loans                             0.71%         0.29%        0.15%        0.08%        0.20%

                                              Allocation of allowance for loan losses at December 31,
                                          --------------------------------------------------------------
                                             1997          1996         1995         1994         1993
                                          ---------     ---------    ---------    ---------    ---------
Commercial, financial, and agricultural   $     153     $      60    $      55    $      28    $     149
Real estate-construction                         30            78           59           65           35
Real estate-residential                         173           524          675          582          399
Real estate-commercial                          159            62           19           34          113
Installment                                     563           305          377          447          198
Unallocated                                      18           124           98           88          211
                                          ---------     ---------    ---------    ---------    ---------
Total                                     $   1,096     $   1,153    $   1,283    $   1,244    $   1,105
                                          =========     =========    =========    =========    =========

    The allowance for loan losses declined $57,000 to $1.1 million in 1997, and the ratio of the allowance to total loans decreased from 1.18% in 1996 to 0.96% in 1997. The decline in the allowance was primarily due to a larger provision in 1997, as net charge-offs increased $462,000 from 1996. The increase in the ratio of net loans charged off to average loans also reflects the increase in net loans charged off, although average loans increased $9.1 million from 1996 to 1997. FFBS' allocation of the allowance is consistent with the institution's loss experience. Approximately 51% and 14% of the allowance is allocated to the installment loans and commercial, financial and agricultural loans, respectively. These loan categories represent those loan groups having the highest risk and highest loss experience. The loss experience on real estate loan categories has been less and accordingly less allowance has been allocated. The unallocated allowance allocation is $18,000, or 2%, of the total allowance.


    Asset Quality. Loan credit risk is the greatest risk that FFBS faces. FFBS has had a history of moderate to minor levels of problem loans and loan losses. Below is a discussion on FFBS' problem loans and losses and the relationship to the level of the allowance for loan losses discussed above.

    The level of nonperforming loans is an important element in assessing asset quality and the relevant risk in the credit portfolio. Nonperforming loans include nonaccrual loans and loans delinquent 90 days or more. Loans, including impaired loans under Statement of Financial Accounting Standard No. 114, are classified as nonaccrual status generally when they become past due 90 days, or earlier if management assesses that collection of interest is doubtful, but for which principal is considered collectible. When loans are placed on nonaccrual status, all unpaid accrued interest is reversed. These loans are returned to accrual status only when the borrower demonstrates the ability to remain current for a sustained period of time. Management permits certain loans to accrue past 90 days if the loan is fully secured and either in the process of being renewed or submitted for collection. Another element associated with asset quality is other real estate owned "OREO," which represents properties acquired by FFBS through loan defaults by customers. OREO balances were not material at FFBS. Nonperforming assets and relative percentage to loan balances is presented in the following table.

                              NONPERFORMING ASSETS
                          (Dollar amounts in thousands)

                                                          as of December 31,
                                       --------------------------------------------------------
                                         1997        1996        1995        1994        1993
                                       --------    --------    --------    --------    --------
Principal balance
  Nonaccrual                           $    499    $    275    $    283    $    303    $    381
  Restructured and Nonaccrual               116        --          --          --          --
  90 days or more past due                  172          95         189          36        --
                                       --------    --------    --------    --------    --------
          Total nonperforming loans    $    787    $    370    $    472    $    339    $    381
                                       ========    ========    ========    ========    ========
Nonperforming as a percent of net
  loans                                    0.69%       0.38%       0.49%       0.41%       0.54%
Other real estate owned                $    378    $     93        --          --          --
OREO as a percent of loans                 0.33%       0.10%       --          --          --
Allowance as a percent of
  nonperforming loans                    139.26%     311.62%     271.82%     366.96%     290.03%

    Nonperforming loans, primarily nonaccrual but including 90 days past due but still accruing, increased $417,000 from 1996 to $787,000 at year end 1997. The percentage of nonperforming loans to net loans increased to 0.69% in 1997, and the allowance as a percent of nonperforming loans decreased to 139% in 1997. The increase in nonaccrual loans is due to real estate loans ($226,000 increase) and commercial loans ($125,000 increase). The composition of 1997 nonaccrual loans is one loan greater than $100,000, seven loans in the range from $25,000 to $99,000, and 20 loans below these levels.

    Management believes the allowance for loan losses is maintained at a level sufficient to cover possible losses in the portfolio and is appropriate given the level of risk in the portfolio. Management recognizes the level of nonperforming loans and net charge-offs, and therefore initiates a frequent and detailed loan loss prevention program. Management conducts a monthly analysis of the adequacy of the allowance for loan losses including a review of nonperforming and other potentially problem loans. The allowance analysis is computed based on specific loss exposures on certain loans and a historical loss factor based on loss experience. The loss exposure on nonperforming loans is computed monthly.

    Information on impaired loans, loans where management believes there is doubt as to the full repayment of principal and interest, is presented in the consolidated financial statements in Note 3. Impaired loans are exclusive of past due loans, since some past due loans may still be accruing interest. Impaired loans increased from $275,000 in 1996 to $615,000 in 1997. This increase is primarily due to an increase in problem loans related to commercial borrowers which are few in number, but which carry larger balances.

Securities

    Securities are classified as "available-for-sale." Available-for-sale securities are those which FFBS may decide to sell if needed for liquidity, asset-liability management, or other reasons. Securities available-for-sale are reported at fair value, with unrealized gains and losses included as a separate component of equity, net of tax. FFBS does not maintain any held-to-maturity securities or trading securities.

    The following table summarizes the carrying values of securities for 1997, 1996 and 1995, and the maturity distribution at December 31, 1997, by classification. The investment portfolio consists primarily of obligations of states and political subdivisions. Year-end securities balances were $56.5 million at 1997, a decrease of $2.4 million from 1996. This decrease demonstrates management's strategy to increase the net interest income by investing securities proceeds (received from securities sales or maturities) into loan portfolio products.

    Mortgage-backed securities and collateralized mortgage obligations (or asset-backed securities) are presented in the maturity table by their stated maturity dates; however, the industry experience is for these securities to
mature  earlier  than  the  stated  dates  due  to   accelerated   payments  and
refinancing.

    Note  2  to  the  consolidated   financial  statements  reflects  the  gross
unrealized gains and losses in the securities portfolio. Total securities in 1997 were at a net $643,000 unrealized gain, up from a net unrealized gain of $430,000 in 1996. These trends reflect the impact of the market reaction to longer term securities in FFBS' portfolio.

    While FFBS has been decreasing the available-for-sale securities, reinvested funds were used to purchase securities with longer maturities in order to secure higher yields.

    FFBS sold $21.6 million available-for-sale securities in 1997 and $13 million in 1996. Net realized gains and losses were immaterial in each year.

    The securities portfolio carries varying degrees of risk. Investments in U.S. Treasury and Federal agency securities have little or no credit risk. Mortgage-backed and asset-backed securities are substantially issues of Federal agencies. Obligations of states and political subdivisions represent FFBS' highest exposure in the portfolio. This risk is minimized through the purchase of high quality investments. When purchased, obligations of states and political subdivisions must have a rating of within the top four highest grades as determined by Moody's or Standard and Poor's. The risk of non-rated municipal bonds is minimized by limiting the amounts invested, and by investing in local issues. Management believes that the non-rated securities are of a high quality. FFBS does not use off-balance sheet derivative financial instruments, such as interest rate swaps.

                                   SECURITIES
                 (at Market Value - Dollar amounts in thousands)

                                                          at December 31,
                                                  ------------------------------
                                                    1997       1996       1995
                                                  --------   --------   --------
Securities available-for-sale
U.S. Government & Agencies                        $ 14,116   $ 18,217   $ 18,878
States and political subdivisions(1)                32,763     20,259     18,615
Mortgage-backed and asset-backed                     8,945     19,831     18,260
FHLB and FRB stock                                     666        626        589
                                                  --------   --------   --------
Total securities available-for-sale               $ 56,490   $ 58,933   $ 56,342
                                                  ========   ========   ========

                                                                     Securities Maturity Schedule
                               -----------------------------------------------------------------------------------------------------
                                1 Year and Less       1 to 5 Years         5 to 10 Years        Over 10 Years           Total
                               ----------------     ----------------     ----------------     ----------------     ----------------
                                Balance    Rate      Balance    Rate      Balance    Rate      Balance    Rate      Balance    Rate
                               ----------------     ----------------     ----------------     ----------------     ----------------
Available-for-sale
U.S. Treasury and Agencies     $  3,988    5.39%    $  9,130    6.26%    $    497    6.16%    $    501    7.06%    $ 14,116    5.74%
State and municipal(1)(2)           544    6.76%       3,125    5.35%      12,987    4.77%      16,107    4.81%      32,763    4.86%
Mortgage-backed and asset-
  backed                           --                    436    6.19%       1,885    5.98%       6,624    6.49%       8,945    6.33%
FHLB and FRB stock                 --                   --                   --       666         7.11%    666         7.11%
                               --------             --------             --------             --------             --------
     Total available-for-sale  $  4,532             $ 12,691             $ 15,369             $ 15,369             $ 56,490
                               ========             ========             ========             ========             ========

(1) Rates on state and municipal securities are not tax equivalent rates.

(2) The aggregate book and market value of securities issued by York County, South Carolina School District is $3 million, or 14.4%, of stockholders' equity.


Deposits and Borrowings

    Deposits. The deposit base provides the major funding source for earning assets. A three-year schedule of deposits by type and maturities of time deposits greater than $100,000 is presented in the following table. Total deposits have grown from 1996 to 1997, increasing $4.6 million to $154.6 million in 1997. There were not significant variances in the mix of deposit types, although $3.6 million of the increase was in time deposits. FFBS competes with other financial institutions and brokerage institutions for deposits in its market. FFBS' strategy was to maintain the rate paid on savings and demand accounts and slightly increase the rates paid on certificates to retain these balances as they compete in the market.

                               DEPOSIT INFORMATION
                          (Dollar amounts in thousands)

                                            Deposits at December 31,
                                  --------------------------------------------
                                    1997              1996              1995
                                  --------          --------          --------
Noninterest bearing               $ 26,323          $ 26,860          $ 25,387
Interest bearing demand             19,551            18,439            18,076
Savings demand                      21,601            21,108            23,272
Time                                87,142            83,581            83,698
                                  --------          --------          --------
       Total deposits             $154,617          $149,988          $150,433
                                  ========          ========          ========

                                        Maturity Ranges of Time Deposits
                                  with Balances of $100 or More at December 31,
                                  --------------------------------------------
                                    1997              1996              1995
                                  --------          --------          --------
3 months or less                  $  3,906          $  2,897          $  5,882
3 through 6 months                   2,645             2,124             2,398
6 through 12 months                  2,978             4,571             2,939
over 12 months                       6,794             4,104             4,415
                                  --------          --------          --------
                                  $ 16,323          $ 13,696          $ 15,634
                                  ========          ========          ========

    Total time deposits greater than $100,000 increased by $2.6 million during 1997. The growth in time deposits has been primarily in long-term certificates (those having more than one year maturity).

    Borrowings. Other borrowed funds consist of advances from the Federal Home Loan Bank, federal funds purchased, and the treasury tax and loan note option. FFBS does not have any securities sold under agreements to repurchase.

    In order to promote loan portfolio growth, FFBS borrowed an additional $2 million of advances from the Federal Home Loan Bank in 1997. These additional advances increased the year-end 1996 advance balance of $154,000 to $2.1 million in 1997. Information on borrowings is presented in the consolidated financial statements in Note 7.

Liquidity and Rate Sensitivity

    Liquidity management is the process by which FFBS ensures that adequate liquid funds are available to meet financial commitments on a timely basis. These commitments include withdrawals by depositors, funding credit obligations to borrowers, servicing long-term obligations, shareholder dividend payments, paying operating expenses, funding capital expenditures, and maintaining reserve requirements. Liquidity is monitored closely by the asset-liability committee, which establishes policies and rates, makes prudent investing and funds management decisions, and manages liquidity levels.

    The liquidity of FFBS is dependent on the receipt of dividends from the banking subsidiary. Certain restrictions exist regarding the transfer of funds from the subsidiary as explained in Note 13 to the consolidated financial statements. Management expects that in the aggregate, the banking subsidiary will continue to have the ability to dividend adequate funds to FFBS.

    FFBS' source of funding is predominantly core deposits consisting of both business and individual deposits, maturities and sales of securities, repayments of loan principal and interest, and advances from the Federal Home Loan Bank. The deposit base is diversified between individuals and businesses which helps avoid dependence on large concentrations of funds. FFBS does not solicit certificates of deposits from brokers. The following table details the main components of cash flows for 1997 and 1996.

                            FUNDING USES AND SOURCES
                          (Dollar amounts in thousands)

                                                   1997                               1996
                                       -----------------------------      -----------------------------
                                        Average   Increase/(decrease)      Average   Increase/(decrease)
                                                  ------------------                 ------------------
                                        Balance     Amount    Percent       Balance    Amount    Percent
                                       --------    --------  --------      --------   --------  --------
Funding Uses
  Loans, net of unearned income        $104,906   $  9,139      9.54%     $ 95,767   $  2,583      2.77%
  Taxable securities                     36,166     (2,485)    (6.43)%      38,651     (2,088)    (5.13)%
  Tax exempt securities                  20,776      1,323      6.80%       19,453      4,136     27.00%
  Other                                   1,169        197     20.27%          972        187     23.82%
  Interest bearing deposits in other
    banks                                   236       (944)   (80.00)%       1,180         26      2.25%
  Federal funds sold and securities
    purchased under agreements to
    resell                                2,382     (1,563)   (39.62)        3,945        651     19.76%
                                       --------   --------   -------      --------   --------   -------
                Total Uses             $165,635   $  5,667      3.54%     $159,968   $  5,495      3.56%
                                       ========   ========   =======      ========   ========   =======
Funding Sources
  Noninterest bearing deposits         $ 24,645   $  1,478      6.38%     $ 23,167   $ (1,120)    (4.61)%
  Interest bearing demand and
    savings deposits                     41,025        726      1.80%       40,299     (2,054)    (4.85)%
  Time deposits                          85,472        875      1.03%       84,597      7,455      9.66%
  Other borrowings                        1,139        252     28.41%          887        (43)    (4.62)%
  Long-term borrowings                      971        812    510.69%          159       (394)   (71.25)%
                                       --------   --------   -------       -------   --------   -------
               Total Sources           $153,252   $  4,143      2.78%     $149,109   $  3,844      2.65%
                                       ========   ========   =======      ========   ========   =======

    FFBS' primary funding sources during 1997 were loan repayments and pay-offs, maturities and sales of securities, deposit growth and borrowings. Primary uses of funding sources during 1997 were a net increase in loans and purchases of securities.

    Interest rate risk is the exposure to FFBS' earnings and capital from changes in future interest rates. All financial institutions assume interest rate risk as an integral part of normal operations. Managing and measuring the interest rate risk is the process that ranges from reducing the exposure of FFBS' interest margin regarding swings in interest rates to assuring that there is sufficient capital and liquidity to support future balance sheet growth.

    FFBS' interest rate sensitivity position is influenced by the distribution of interest earning assets and interest-bearing liabilities among the maturity categories. The following table reflects interest earning assets and interest-bearing liabilities by maturity distribution. Product lines re-pricing in time periods predetermined by contractual agreements are included in the respective maturity categories.

                     LIQUIDITY AND INTEREST RATE SENSITIVITY
                          (Dollar amounts in thousands)

                                                              at December 31, 1997
                                             --------------------------------------------------------
                                              1 - 90     91 - 365      1 - 5      Over 5
                                               Days        Days        Years       Years      Total
                                             --------    --------    --------    --------    --------
Interest earning assets
  Loans                                      $ 22,293    $ 31,901    $ 48,275    $ 11,932    $114,401
  Securities available-for-sale
    Taxable                                     1,426       5,125      16,573         576      23,700
    Tax-exempt                                     50         488       3,076      28,533      32,147
                                             --------    --------    --------    --------    --------
      Total Securities                          1,476       5,613      19,649      29,109      55,847
  Other-primarily short-term time deposits
    with Federal Home Loan Bank                 1,925        --          --          --         1,925
                                             --------    --------    --------    --------    --------
Total earning assets                         $ 25,694    $ 37,514    $ 67,924    $ 41,041    $172,173
                                             ========    ========    ========    ========    ========
Interest bearing liabilities
  Interest-bearing demand deposits           $ 19,551        --          --          --      $ 19,551
  Savings deposits                             21,601        --          --          --        21,601
  Time deposits                                16,599      29,748      40,795        --        87,142
  Federal funds purchased                         650        --          --          --           650
  Treasury tax and loan note option             1,100        --          --          --         1,100
  Long-term borrowings                             25          72         384       1,640       2,121
                                             --------    --------    --------    --------    --------
Total interest bearing liabilities           $ 59,526    $ 29,820    $ 41,179    $  1,640    $132,165
                                             ========    ========    ========    ========    ========

Rate sensitive gap                           $(33,832)   $  7,694    $ 26,745    $ 39,401    $ 40,008
Rate sensitive cumulative gap                $(33,832)   $(26,138)   $    607    $ 40,008
Cumulative gap as a percentage of earning
  assets                                      (131.67)%    (69.68)%       .89%      97.48%

    The purpose of this GAP chart is to measure interest rate risk utilizing the re-pricing intervals of interest sensitive assets and liabilities. Rate sensitive GAPs constantly change as funds are acquired and invested and as rates change. Rising interest rates are likely to increase net interest income in a positive GAP position while falling interest rates are beneficial in a negative GAP position.

    FFBS has a negative GAP position for the 1-90 days time period, and a positive GAP position for all other time periods presented. The Liquidity and Interest Rate Sensitivity Table places interest-bearing demand and savings deposits in the shortest maturity category because these liabilities do not have defined maturities. If these deposits were placed in a maturity distribution representative of FFBS' deposit base history, the GAP position would increase in the shortest maturity category, and decrease in both the 1-5 years category and the over 5 years category. Management feels that funding sources such as securities and federal funds sold are sufficient to meet any funding uses based on historical levels and assessment of market demand for loans. Management sets deposit interest rates competitively to prevent a significant amount of deposits from withdrawing.

    Since most of the assets and liabilities are monetary in nature, inflation has an effect on financial institutions. Personnel costs, occupancy expenses and equipment costs all tend to reflect the inflation rate as measured by the consumer price index. FFBS continues to attempt to offset such increases by raising noninterest income.

Capital Adequacy

    Capital adequacy in the banking industry is evaluated primarily by the use of three required capital ratios: Leverage capital (Tier I capital divided by average assets less intangible assets and unrealized security gains/losses); Tier I risk-based capital (Tier I capital divided by risk weighted assets); and total risk-based capital (Tier I capital plus Tier II capital divided by risk weighted assets). Tier I capital is shareholders' equity less intangible assets plus/less unrealized losses/gains. Tier II capital consists of the allowance for loan losses limited to 1.25% of risk weighted assets. Risk weights are assigned to on-and off-balance sheet items in arriving at risk-adjusted total assets.

    See Note 13 to the consolidated financial statements for details on the three capital requirements. FFBS meets the well capitalization capital standards as of year end 1997.

Pending Changes

    Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income." This Statement establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. Comprehensive income is defined as all changes in equity other than those resulting from investments by owners or distributions to owners. The most common items of other comprehensive income include unrealized gains or losses on securities available for sale. This Statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. Statement No. 130 is effective for 1998. The only item of comprehensive income for FFBS is changes in unrealized gains (losses) on securities, which was $132,000 in 1997 and ($87,000) in 1996.

As of and for the Three Months Ended March 31, 1998

    The following discussion is presented to provide additional information concerning the consolidated financial condition as of March 31, 1998 and the consolidated results of operations for the three months ended March 31, 1998 and 1997 for FFBS. This discussion and analysis should be read in conjunction with the consolidated financial statements where this March 31 information is presented (unaudited).

    Overview of Operations. Net income for the three months ended March 31, 1998 was $471,000, or $2.87 per share compared with $507,000 or $3.09 per share for the same period in 1997. Two primary factors resulted in this variance. First, the net interest income increased $167,000 in the current year period as compared to the prior year period.

    The second factor was a $309,000 provision for loan losses recorded in March 1998, $249,000 more than the previous year provision for the same period. Due to the increase in loans charged off in the 1998 period, an increase in the allowance for loan losses was needed in order to maintain the allowance at a desired level.

    Financial Condition. From December 31, 1997 to March 31, 1998 there were minor declines in loans and securities, while cash and cash equivalents and deposits reflected a minor increase. Total assets increased $2.6 million during this period to $184.6 million at March 31, 1998. The changes in assets and liabilities are consistent with management's strategy as previously discussed.

                                BUSINESS OF FFBS

General

    FFBS, incorporated in Tennessee, is a bank holding company that commenced operations in 1983. Its principal asset is the capital stock of Athens. At March 31, 1998, FFBS had total assets of $185 million and stockholder equity of $22 million. Athens, FFBS' wholly-owned subsidiary, is a nationally chartered banking corporation. The bank was formed in 1872 and received its national charter in 1884. Athens provides a variety of banking, financial and trust services to businesses and individuals. FFBS formed a finance company named Friendly Finance, Inc. ("Friendly Finance") during 1997, which is a wholly-owned subsidiary of Athens. Friendly Finance is located at 600 Decatur Pike Plaza, Athens, Tennessee which facility is leased by Athens.

Employees

    As of March 31, 1998, FFBS had approximately 99 full-time equivalent employees. The employees are not represented by a collective bargaining unit. FFBS believes its relationship with its employees to be good.

Customers

    It is the opinion of management that there is no single customer or affiliated group of customers whose deposits, if withdrawn, would have a materially adverse effect on the business of FFBS.

Properties

    FFBS has its principal office in its headquarters building at 204 Washington Avenue, Athens, Tennessee, which is owned by Athens. Athens owns or leases the following properties in which it operates five branches, an operations center, and Friendly Finance.


Description            Address                   Term                   Extensions             Square Footage
-----------            -------                   ----                   ----------             --------------
Operations       3 South Hill Street       2/1/94 - 1/31/99         2 additional 5-year          20,500
Center           Madison Park Center                                terms
                 Athens, TN  37371-
                 0110

Branch           1604 Decatur Pike         3/27/90 - 11/20/2003     3 additional 3-year          (Land Lease)
                 Athens, TN 37303-2424                              terms

Branch           601 Tennessee Avenue      Own                              ------                    ------
                 Etowah, TN 37331

Branch           3099 U.S. Highway 11      Own                              ------                    ------
                 Calhoun, TN 37309

Branch           111 South Niota Road      Own                              ------               10,368
                 Englewood, TN 37329       12/29/89 - 12/31/99                                   (Land Lease
                                           on parking lot lease                                  for parking lot)

Branch           3809 U.S. Highway         Own                              ------                    ------
                 South
                 Riceville, TN 37370


Friendly         600 Decatur Pike Plaza    7/3/97 - 7/13/99         2 additional 2-year          1,350
Finance, Inc.    Athens, TN 37303                                   terms

                  Athens operates six automatic teller machines as follows:

      Athens operates six automatic teller machines as follows:

           Location                                 Own/Lease Property
           --------                                 ------------------
           204 Washington                                   Own
           Athens, TN 37303

           1604 Decatur Pike                                Own
           Athens, TN 37303

           601 Tennessee Avenue                             Own
           Etowah, TN 37331

           Walmart Store                                   Lease
           1610 Congress Parkway
           Athens, TN 37303

           BP/Blimpie Subs                                 Lease
           947 Congress Parkway
           Athens, TN 37303

           Phillips 66/Blimpie Subs                        Lease
           1430 Murray's Chapel
           Sweetwater, TN 37874

Legal Proceedings

    The nature of its business generates a certain amount of litigation against FFBS and Athens involving matters arising in the ordinary course of business. None of the legal proceedings currently pending or threatened to which FFBS or Athens is a party or to which any of their properties are subject will have, in the opinion of management of FFBS, a material effect on the business or financial condition of FFBS or Athens.

Banking

    Athens conducts its business as a commercial bank, with special emphasis in retail banking, including the acceptance of checking and savings deposits, and the making of commercial, real estate, personal, home improvement, automobile and other installment and term loans. It also offers trusts, notary public services and other customary bank services to its customers.

Competition

    All phases of FFBS' banking activities are highly competitive. Athens competes actively with seven commercial banks and savings associations, as well as finance companies, credit unions and other financial institutions located in its service area, which includes McMinn County in Tennessee.

Executive Compensation

    L.A. Walker, Jr. is the Chairman of the Board and Chief Executive Officer of Athens. For his services to Athens in 1997, Mr. Walker received a salary of $115,050 and a bonus of $30,856. Neither FFBS nor Athens have an employment agreement with Mr. Walker or any other executive officer.

Supervision and Regulation

    FFBS is a bank holding company within the meaning of the federal Bank Holding Company Act of 1956, as amended (the "Act"), and is registered with the Board of Governors of the Federal Reserve System (the "Board"). FFBS is required to file with the Board annual reports and such additional information as the Board may require pursuant to the Act. The Board may also make examinations of FFBS and its subsidiaries. The following summary of the Act and of the other acts described herein is qualified in its entirety by express reference to each of the particular acts.

    The Act requires every bank holding company to obtain the prior approval of the Board before acquiring direct or indirect ownership or control of more than 5% of the voting shares of any bank which is not majority owned by the bank holding company. The Act prohibits a bank holding company, with certain exceptions, from acquiring direct or indirect ownership or control of more than 5% of the outstanding voting shares of any company which is not a bank and from engaging in any business other than banking or furnishing services to or performing services for its subsidiaries. The 5% limitation is not applicable to ownership of shares in any company the activities of which the Board has determined to be so closely related to banking or managing or controlling banks as to be a proper incident thereto.

    Athens and Friendly Finance, Inc. are "affiliates" of FFBS within the meaning of the Federal Reserve Act. This act places restrictions on a bank's loans or extensions of credit to, purchases of or investments in the securities of, and purchases of assets from an affiliate, a bank's loans or extensions of credit to third parties collateralized by the securities or obligations of an affiliate, the issuance of guarantees, acceptances, and letters of credit on behalf of an affiliate, and certain bank transactions with an affiliate, or with respect to which an affiliate acts as agent, participates, or has a financial interest. Furthermore, a bank holding company and its subsidiaries are prohibited from engaging in certain tie-in arrangements in connection with any extension of credit, lease or sale of property or furnishing of services.

    Under Board policy, FFBS is expected to act as a source of financial strength to its subsidiary bank and to commit resources to support its bank subsidiary. This support may be required at times when, absent such Board policy, FFBS may not be inclined to provide it. Under the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 ("FIRREA"), a depository institution insured by the FDIC can be held liable for any loss incurred by, or reasonably expected to be incurred by, the FDIC after August 9, 1989 in connection with (i) the default of a commonly controlled FDIC-insured depository institution or (ii) any assistance provided by the FDIC to any commonly controlled FDIC-insured depository institution "in danger of default." "Default" is defined generally as the appointment of a conservator or receiver and "in danger of default" is defined generally as the existence of certain conditions indicating that a default is likely to occur in the absence of regulatory assistance. Under FDICIA (see discussion below) a bank holding company may be required to guarantee the capital plan of an undercapitalized depository institution. Any capital loans by a bank holding company to any of its subsidiary banks are subordinate in right of payment to deposits and to certain other indebtedness of such subsidiary bank. In the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank will be assumed by the bankruptcy trustee and entitled to a priority of payment.

    Athens is a nationally chartered bank and is subject to examination and regulation by the OCC. Friendly Finance, Inc. is a state-chartered industrial loan and thrift company and is subject to examination and regulation by the TDFI.

    The operation of Athens is subject to state and federal statutes applicable to national banks and the regulations of the OCC and the FDIC. Such statutes and regulations relate to required reserves, investments, loans, mergers and consolidations, issuances of securities, payment of dividends, establishment of branches and other aspects of Athens' operations.

    Athens is also subject to the provisions of the Community Reinvestment Act of 1977, which requires the OCC, in connection with its regular examination of the bank, to assess Athens' record in meeting the credit needs of the communities served by Athens, including low- and moderate-income neighborhoods.

    Capital Requirements. The OCC's minimum capital standards applicable to national banks require the most highly-rated institutions to meet a Tier I leverage capital ratio of at least 3.0% of total assets. Tier I (or "core capital") consists of common stockholders' equity, noncumulative perpetual preferred stock and minority interests in consolidated subsidiaries minus all intangible assets other than limited amounts of purchased mortgage servicing rights and certain other accounting adjustments. All other banks must have a Tier I leverage ratio of at least 100-200 basis points above the 3% minimum. The OCC capital regulations establish a minimum leverage ratio of not less than 4% for banks that are not highly rated or are anticipating or experiencing significant growth.

    OCC capital regulations require higher capital levels for banks which exhibit more than a moderate degree of risk or exhibit other characteristics which necessitate that higher than minimum levels of capital be maintained. Any insured bank with a Tier I capital to total assets ratio of less than 2% is deemed to be operating in an unsafe and unsound condition pursuant to Section 8(a) of the FDIA unless the insured bank enters into a written agreement, to which the FDIC is a party, to correct its capital deficiency. Insured banks operating with Tier I capital levels below 2% (and which have not entered into a written agreement) are subject to an insurance removal action. Insured banks operating with lower than the prescribed minimum capital levels generally will not receive approval of applications submitted to the FDIC. Also, inadequately capitalized national banks will be subject to such administrative action as the FDIC deems necessary.

    OCC regulations also require that banks meet a risk-based capital standard. The risk-based capital standard requires the maintenance of total capital (which is defined as Tier I capital and Tier II or supplementary capital) to risk weighted assets of 8% and Tier I capital to risk-weighted assets of 4%. In determining the amount of risk-weighted assets, all assets, plus certain off balance sheet items, are multiplied by a risk-weight of 0% to 100%, based on the risks the OCC believes are inherent in the type of asset or item. The components of Tier I capital are equivalent to those discussed above under the 3% leverage requirement. The components of mandatory convertible securities, term subordinated debt, intermediate-term preferred stock and allowance for possible loan and lease losses. Allowance for possible loan and lease losses includable in supplementary capital is limited to a maximum of 1.25% of risk-weighted assets. Overall, the amount of capital counted toward supplementary capital cannot exceed 100% of Tier I capital. The OCC includes in its evaluation of a bank's capital adequacy an assessment of risk-based capital focussing principally on broad categories of credit risk. No measurement framework for assessing the level of a bank's interest rate risk exposure has been codified but, effective board and senior management oversight of the banks tolerance for interest rate risk is required.

    The OCC has adopted the Federal Financial Institutions Examination Council's recommendation regarding the adoption of Statement of Financial Accounting Standard No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Specifically, the agencies determined that net unrealized holding gains or losses on available for sale debt and equity securities should not be included when calculating core and risk-based capital ratios.

    OCC capital requirements are designated as the minimum acceptable standards for banks whose overall financial condition is fundamentally sound, which are well-managed and have no material or significant financial weakness. The OCC capital regulations state that, where the OCC determines that the financial history or condition, including off-balance sheet risk, managerial resources and/or the future earnings prospects of a bank are not adequate and/or a bank has a significant volume of assets classified substandard, doubtful or loss or otherwise criticized, the OCC may determine that the minimum adequate amount of capital for that bank is greater than the minimum standards established in the regulation.

    Year 2000 Compliance. The Year 2000 poses serious challenges to the banking industry. Many experts believe that even the most prepared organizations may encounter some implementation problems. The federal banking agencies are concerned that financial institutions avoid major disruptions to service and operations. All national banks are required to have an action plan to address Year 2000 issues which must include an indication of management awareness of the problemsand the commitment to solutions; identification of external risks; and operational issues that are relevant to a bank's Year 2000 planning.

    The OCC issued Advisory Letter 97-6, dated May 16, 1997, which outlines comprehensive guidance for banks to effect a Year 2000 compliant system. AL 97-6 established the following target time frames to accomplish critical actions concerning Year 2000 compliance:

    * By September 30, 1997, all existing national banks should have identified affected applications and databases. Mission critical applications should be identified and an action plan set for Year 2000 work.

    * By December 31, 1998, code enhancements and revisions, hardware upgrades, and other associated changes should be largely completed by all national banks. In addition, for mission critical applications, programming changes should be largely completed and testing should be well underway.

    * Between January 1, 1999 and December 31, 1999, national banks should be testing and implementing their Year 2000 conversion programs.

    Athens has been examined by the OCC for compliance with OCC preparedness guidelines and with its own Year 2000 Preparedness Plan and has received a rating of "Satisfactory."

    Prompt Corrective Action. FDICIA was enacted in December 1991, substantially revising the bank regulatory and funding provisions of the FDIA and making revisions to several other federal banking statutes. Among other things, FDICIA requires the federal banking regulators to take "prompt corrective action" in respect of depository institutions that do not meet minimum capital requirements. Athens has capital levels well above the minimum requirements. In addition, an institution that is not well capitalized is generally prohibited from accepting brokered deposits and offering interest rates on deposits higher than the prevailing rate in its market and also may not be able to "pass through" insurance coverage for certain employee benefit accounts. FDICIA also requires the holding company of any undercapitalized depository institution to guarantee, in part, certain aspect of such depository institution's capital plan for such plan to be acceptable. FDICIA contains numerous other provisions, including new accounting, audit and reporting requirements, termination of the "too big to fail" doctrine except in special cases, limitations on the FDIC's payment of deposits at foreign branches, new regulatory standards in such areas as asset quality, earnings and compensation and revised regulatory standards for, among other things, real estate lending and capital adequacy. FDICIA also requires that a depository institution provide 90 days prior notice of the closing of any branches.

Effect of Governmental Policies

    FFBS, Athens and Friendly Finance, Inc. are affected by the policies of regulatory authorities, including the Federal Reserve System. An important function of the Federal Reserve System is to regulate the national money supply. Among the instruments of monetary policy used by the Federal Reserve are: purchases and sales of U.S. Government securities in the marketplace; changes in the discount rate, which is the rate any depository institution must pay to borrow from the Federal Reserve; and changes in the reserve requirements of depository institutions. These instruments are effective in influencing economic and monetary growth, interest rate levels and inflation.

    The monetary policies of the Federal Reserve System and other governmental policies have had a significant effect on the operating results of commercial banks in the past and are expected to continue to do so in the future. Because of changing conditions in the national economy and in the money market, as well as the result of actions by monetary and fiscal authorities, it is not possible to predict with certainty future changes in interest rates, deposit levels, loan demand or the business and earnings of FFBS or whether the changing economic conditions will have a positive or negative effect on operations and earnings.

    Bills are pending before the United States Congress which could affect the business of FFBS and Athens, and there are indications that other similar bills may be introduced in the future. It cannot be predicted whether or in what form any of these proposals will be adopted or the extent to which the business of FFBS and Athens may be affected thereby.

Ownership of FFBS Common Stock

    As of March 31, 1998, FFBS' records indicated the following number of shares were beneficially owned by (i) a persons who own beneficially 5% or more of FFBS Common, (ii) each person who is a director or an executive officer of FFBS and
(iii) all directors and executive officers as a group.

                                          Amount and Nature
                                       of Beneficial Ownership        Percent
Name of Beneficial Owner                  (Number of Share)           of Class
------------------------                  -----------------           --------
Michael L. Bevins                               1925                   1.18%
William P. Biddle, III                          1411                      *
Charles W. Bivens                               1259                      *
R. Hal Buttram                                   214                      *
Robert B. Mayfield                               319                      *
C. Scott Mayfield, Jr.                           706                      *
John W. Perdue                                   211                      *
Jerry Richardson                                 250                      *
Joel C. Riley                                    437                      *
William R. Rodgers                               285                      *
W.D. Sullins, Jr.                                400                      *
L.A. Walker, Jr.                                 545                      *
Directors and Executive
  Officers as a Group (12 persons)              7962                   4.89%

---------
   *  Less than one percent.

                        DESCRIPTION OF FFBS CAPITAL STOCK

    FFBS is authorized by its charter to issue a maximum of 400,000 shares of common stock, $5.00 par value (the "FFBS Common"), of which 164,125 were outstanding at March 24, 1998. The holders of FFBS Common are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. Cumulative voting is not allowed. Holders of FFBS Common are entitled to receive ratably such dividends, if any, as may be declared by the FFBS Board out of funds legally available therefor; provided, however, that the declaration and payment of dividends by the FFBS Board shall be subject to the rules and regulations of the FRB governing the amount of dividends which may be paid to shareholders, the manner in which dividends are paid, and the methods, if any, by which capital stock and surplus may be retired and reduced. In the event of liquidation, dissolution or winding up of FFBS, holders of FFBS Common will be entitled to share ratably in all assets remaining after payment of liabilities. Holders of FFBS Common have no preemptive rights. Holders of FFBS Common have no right to convert the FFBS Common into any other securities. All shares of FFBS Common outstanding are fully paid and nonassessable. FFBS acts as the transfer agent and registrar for FFBS Common.

                 EFFECT OF THE MERGER ON RIGHTS OF SHAREHOLDERS

    Both BFC and FFBS are Tennessee corporations subject to the provisions of TBCA. Therefore, the Merger will not alter the statutory provisions applicable to the shareholders of FFBS. However, following the Merger, the rights of shareholders of FFBS who become shareholders of BFC will be governed by the Charter and Bylaws of BFC. The following is a summary of the material differences in the rights of shareholders of FFBS and BFC and is qualified in its entirety by reference to the governing law and the Charters and Bylaws of BFC and FFBS. Certain topics discussed below are also subject to federal law and the regulations promulgated thereunder, including those of the FDIC and FRB.

Authorized Capital Stock

    BFC's Charter authorizes the issuance of up to 16,000,000 shares of capital stock: 15,000,000 shares of common stock, par value $2.50 per share, and 1,000,000 shares of preferred stock, par value $5.00 per share. BFC had issued and outstanding, as of the BFC Record Date, 1,275,893 shares of BFC Common and 215,805 shares of BFC Preferred.

    FFBS' Charter authorizes the issuance of up to 400,000 shares of common stock, par value $5.00 per share, of which 164,125 shares were issued and outstanding as of the FFBS Record Date.

Number and Qualifications of Directors

    FFBS' Charter provides that the FFBS Board will have a maximum of 15 members and that the affirmative vote of not less than 80% of the outstanding shares of FFBS Common is required to change that provision of the Charter. BFC's Charter provides for no fewer than 5 directors and no more than 25.

    FFBS' Bylaws allow for both active and advisory directors. Active directors must be between the ages of 30 and 70. Advisory directors must be over the age of 70 and serve in an advisory capacity only; advisory directors do not have voting powers. BFC's Bylaws have no such age requirements or provisions for advisory directors.

    BFC directors are elected for a term of one year and serve until their successors are elected and qualified. FFBS' Bylaws provide staggered terms for directors. FFBS directors are elected for staggered three-year terms and serve until their successors are elected and qualified.

Removal of Directors

    A FFBS director can be removed for cause by either the shareholders or the FFBS Board. A BFC director may be removed by the shareholders at a meeting called for such purpose.

Shareholder Approval of Certain Mergers or Sales of Assets

    FFBS' Charter requires the approval of 80% of the outstanding shares of FFBS Common for any merger or sale, exchange or lease of substantially all of the assets of FFBS, if the FFBS Board does not recommend that the shareholders vote to approve the merger, sale, exchange or lease. Neither BFC's Charter nor Bylaws contain a similar provision.

Meetings of Shareholders

    BFC's Bylaws authorize the President, a majority of the members of the Board of Directors or shareholders owning at least 25% of the outstanding common stock to call a special meeting of shareholders for any purpose. Such a call shall state the purpose of the proposed meeting and the business transacted at the special meeting must be confined to the purposes stated in the call.

    FFBS' Bylaws authorize the President, the Chairman of the FFBS Board, a majority of the FFBS Board, and holders of at least 10% of the outstanding shares of FFBS Common to call a special meeting of shareholders.

Indemnification

    The TBCA provides in certain situations for mandatory and permissive indemnification of directors and officers. The TBCA provides that statutory indemnification is not to be deemed exclusive of any other rights to which a director seeking indemnification may be entitled; provided, however, no indemnification may be made if a final adjudication adverse to the director or officer establishes his liability (i) for any breach of loyalty to the corporation or its shareholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; or (iii) for unlawful distributions. The Bylaws of BFC provide for indemnification of directors and officers to the full extent allowed by the TBCA.

    The Bylaws of FFBS allow for indemnification to the full extent allowed by the TBCA; provided that, no person can be indemnified or reimbursed in relation to any matter as to which he is finally adjusted to have been guilty or liable for gross negligence of his duties to FFBS; and provided that, no person shall be indemnified or reimbursed in relation to any matter which has been made the subject of a compromise settlement except with the approval of (i) a court of competent jurisdiction, (ii) the holders of a majority of the outstanding shares of FFBS Common, or (iii) the FFBS Board.

Dividends and Other Distributions

    The TBCA provides that BFC, generally, may make dividends or other distributions to its shareholders unless after the distribution either (i) BFC would not be able to pay its debts as they become due in the usual course of business or (ii) BFC's assets would be less than the sum of its liabilities plus the amount that would be needed to satisfy the preferential dissolution rights of its preferred stock. In addition, the FRB places additional restrictions on the payment of dividends by bank holding companies.

    FFBS has traditionally paid dividends on FFBS Common. BFC, generally, pays dividends on BFC Preferred and has sporadically paid dividends on BFC Common. However, BFC has no current intention to pay future cash dividends on BFC Common.

                            VALIDITY OF COMMON STOCK

    A legal opinion to the effect that the shares of BFC Common when issued in accordance with the Merger Agreement, will be validly issued, fully paid and nonassessable, has been rendered by Ritchie & Eubanks PLLC, Knoxville, Tennessee, counsel to BFC.

                                     EXPERTS

    The Consolidated Financial Statements of First Franklin Bancshares, Inc. and subsidiaries included herein have been so included in reliance on the report of G.R. Rush & Company, P.C., Chattanooga, Tennessee, independent certified public accountants, given on the authority of said firm as experts in auditing and accounting.

    The Consolidated Financial Statements of BankFirst Corporation and subsidiaries as of December 31, 1997 have been included herein in reliance on the report of Crowe, Chizek and Company LLP, Louisville, Kentucky, independent certified public accountants, given on the authority of that firm as experts in accounting and auditing. The consolidated financial statements of BankFirst Corporation (formerly known as Smoky Mountain Bancorp, Inc.) as of December 31, 1996 and 1995 and for the two years then ended have been included herein in reliance on the re port of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

    The report of Coopers & Lybrand L.L.P. with respect to BankFirst Corporation's (formerly known as Smoky Mountain Bancorp, Inc.) consolidated financial statements as of December 31, 1995 and for the year then ended makes reference to the fact that separate financial statements of Smoky Mountain Bancorp, Inc. included in the 1995 restated consolidated balance sheet and statements of income, stockholders' equity and cash flows of BankFirst Corporation (formerly known as Smoky Mountain Bancorp, Inc.) were audited by Hazlett, Lewis Bieter, P.L.L.C., independent accountants. The report of Hazlett, Lewis & Bieter, P.L.L.C. with respect to Smoky Mountain Bancorp, Inc.'s consolidated financial statements as of and for the year ended December 31, 1995 has been included herein, given on the authority of that firm as experts in accounting and auditing.

Change in Accountants

    Coopers & Lybrand L.L.P. had served as BFC's independent accountants from June 1996 to June 1997. However, effective June 3, 1997 the Executive Committee of the BFC Board decided that Coopers & Lybrand L.L.P. would not be reengaged and, on the Executive Committee's recommendation, the BFC Board engaged Crowe Chizek and Company LLP as independent accountants for BFC and its subsidiaries, effective June 3, 1997.

    Coopers & Lybrand L.L.P. had been engaged to audit BFC's financial statements as of and for the period ended December 31, 1996 and to audit BankFirst's financial statements as of and for the periods ended December 31, 1993, December 31, 1994 and December 31, 1995. Coopers & Lybrand L.L.P.'s reports on the financial statements of BankFirst and BFC for those years do not contain an adverse opinion or a disclaimer of opinion, and such reports are not qualified or modified as to uncertainty, audit scope or accounting principles. During the time Coopers & Lybrand L.L.P. served as accountant for BankFirst and BFC, BankFirst and BFC had no disagreements with Coopers & Lybrand L.L.P. on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of Coopers & Lybrand L.L.P., would have caused them to make reference thereto in such reports nor were there any reportable events required to be disclosed. In accordance with the rules of the SEC, Coopers & Lybrand L.L.P. has reviewed and concurred with the above discussion. A copy of Coopers & Lybrand L.L.P.'s letter is filed as an exhibit to the registration statement of which this Joint Proxy Statement/Prospectus is a part.

    Hazlett, Lewis & Bieter, P.L.L.C. served as BFC's independent accountants prior to June 1996. However, based on bids received from Hazlett, Lewis & Bieter, P.L.L.C. and Coopers & Lybrand L.L.P., the Executive Committee decided not to re-engage Hazlett, Lewis & Bieter, P.L.L.C. on or about June 17, 1996. The BFC Board engaged Coopers & Lybrand L.L.P. as BFC's independent accountants on or about June 17, 1996.

    Hazlett, Lewis & Bieter, P.L.L.C. had been engaged to audit the financial statements of BFC (formerly known as Smoky Mountain Bancorp, Inc.) as of and for the period ended December 31, 1995. Hazlett, Lewis & Bieter, P.L.L.C. report on the financial statements of BFC for 1995 did not contain an adverse opinion or a disclaimer of opinion, and such report is not qualified or modified as to uncertainty, audit scope or accounting principles. During the time Hazlett, Lewis & Bieter, P.L.L.C. served as accountants for BFC (formerly know as Smoky Mountain Bancorp, Inc.), BFC had no disagreements with Hazlett, Lewis & Bieter, P.L.L.C. on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of Hazlett, Lewis & Bieter, P.L.L.C., would have caused them to make reference thereto in such reports nor were there any reportable events required to be disclosed. In accordance with the rules of the SEC, Hazlett, Lewis & Bieter, P.L.L.C. has reviewed and concurred with the above discussion. A copy of Hazlett, Lewis & Bieter, P.L.L.C.'s letter is filed as an exhibit to the registration statement of which this Joint Proxy Statement/Prospectus is a part.

                         INDEX TO FINANCIAL INFORMATION

                                                                            Page
                                                                            ----

Financial Statements of BankFirst Corporation 1997, 1996 and 1995 (audited)

      Report of Independent Accountants for 1997............................F-2

      Report of Independent Accountants for 1996 and 1995...................F-3

      Report of Independent Auditors for 1995...............................F-4

      Consolidated Balance Sheets...........................................F-5

      Consolidated Statements of Income.....................................F-6

      Consolidated Statements of Changes in Stockholders' Equity............F-7

      Consolidated Statements of Cash Flows.................................F-8

      Notes to Consolidated Financial Statements............................F-9

Financial Statements of BankFirst Corporation March 31, 1998 (unaudited)

      Consolidated Balance Sheet............................................F-24

      Consolidated Statements of Income.....................................F-25

      Consolidated Statement of Changes in Stockholders' Equity.............F-26

      Consolidated Statements of Cash Flows.................................F-27

      Notes to Consolidated Financial Statements............................F-28

Financial Statements of First Franklin Bancshares, Inc.
  1997, 1996 and 1995 (audited)

      Independent Auditors' Report .........................................F-30

      Consolidated Balance Sheets...........................................F-31

      Consolidated Statements of Income.....................................F-32

      Consolidated Statements of Changes in Stockholders' Equity............F-33

      Consolidated Statements of Cash Flows.................................F-34

      Notes to Consolidated Financial Statements............................F-35

Financial Statements of First Franklin Bancshares, Inc.
  March 31, 1998 (unaudited)

      Consolidated Balance Sheets...........................................F-47

      Consolidated Statements of Income.....................................F-48

      Consolidated Statements of Changes in Stockholders' Equity............F-49

      Consolidated Statements of Cash Flows.................................F-50

      Notes to Consolidated Financial Statements............................F-51

                        REPORT OF INDEPENDENT ACCOUNTANTS

Board of Directors and Stockholders
BankFirst Corporation
Knoxville, Tennessee

We have audited the accompanying consolidated balance sheet of BankFirst Corporation (formerly Smoky Mountain Bancorp, Inc.) as of December 31, 1997 and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of BankFirst Corporation as of December 31, 1997, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

                                              Crowe, Chizek and Company LLP

Louisville, Kentucky
February 6, 1998, except for Note 17
  as to which the date is March 19, 1998

                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders
BankFirst Corporation (formerly known as Smoky Mountain Bancorp, Inc.)

We have audited the accompanying consolidated balance sheet of BankFirst Corporation (formerly known as Smoky Mountain Bancorp, Inc.) and Subsidiaries as of December 31, 1996, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The consolidated financial statements give retroactive effect to a business combination with BankFirst, which has been accounted for in a manner similar to a pooling of interest, as described in Note 2 to the consolidated financial statements.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of BankFirst Corporation (formerly known as Smoky Mountain Bancorp, Inc.) and Subsidiaries as of December 31, 1996, and the consolidated results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles.

We previously audited and reported on the balance sheet, statements of income, changes in stockholders' equity and cash flows of BankFirst as of and for the year ended December 31, 1995, prior to the restatement for the 1996 combination accounted for in a manner similar to a pooling of interest. The contribution of BankFirst to interest income and net income represented 46% and 57% of the respective 1995 restated totals. Separate consolidated financial statements of Smoky Mountain Bancorp, Inc. included in the 1995 restated consolidated balance sheet and statements of income, changes in stockholders' equity and cash flows were audited and reported on separately by other auditors. We also audited the combination of the accompanying consolidated balance sheet and statements of income, changes in stockholders' equity and cash flows as of and for the year ended December 31, 1995, after restatement for the 1996 pooling of interest; in our opinion, such consolidated statements have been properly combined on the basis described in Note 2 of the notes to the consolidated financial statements.

                                                    COOPERS & LYBRAND L.L.P.

Knoxville,  Tennessee
February  6,  1997

                         REPORT OF INDEPENDENT AUDITORS

To the Stockholders and Board of Directors
BankFirst Corporation (formerly Smoky Mountain Bancorp, Inc.)

We have audited the consolidated statements of income, changes in stockholders' equity, and cash flows of BankFirst Corporation (formerly Smoky Mountain Bancorp, Inc.) and subsidiary for the year ended December 31, 1995, prior to the restatement for the 1996 combination with BankFirst accounted for in a manner similar to a pooling interest. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of operations and the cash flows of BankFirst Corporation (formerly Smoky Mountain Bancorp, Inc.) and subsidiary for the year ended December 31, 1995, in conformity with generally accepted accounting principles, prior to the restatement for the 1996 combination with BankFirst accounted for in a manner similar to a pooling of interest.

/s/ Hazlett, Lewis & Bieter
Chattanooga, Tennessee
January 24, 1996

                              BANKFIRST CORPORATION

                           CONSOLIDATED BALANCE SHEETS
                           December 31, 1997 and 1996
         (Dollar amounts in thousands, except share and per share data)

                                                              1997       1996
                                                            --------   --------

ASSETS
     Cash and due from banks .............................  $ 17,363   $  9,195
     Federal funds sold ..................................     7,000      3,800
                                                            --------   --------
         Total cash and cash equivalents .................    24,363     12,995
     Securities available for sale, at fair value ........    71,912     76,474
     Loans, net ..........................................   345,564    311,679
     Premises, furniture and equipment, net ..............    18,737     14,195
     Federal Home Loan Bank Stock, at cost ...............     2,380      1,926
     Accrued interest receivable and other assets ........     5,794      5,724
                                                            --------   --------
         Total assets ....................................  $468,750   $422,993
                                                            ========   ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
     Noninterest-bearing deposits ........................  $ 66,426   $ 47,301
     Interest-bearing deposits ...........................   328,726    319,050
                                                            --------   --------
         Total deposits ..................................   395,152    366,351
     Securities sold under agreements to repurchase ......    16,302      5,966
     Other borrowed funds ................................       209        550
     Advances from the Federal Home Loan Bank ............    10,000     12,000
     Accrued interest payable and other liabilities ......     6,672      2,583
                                                            --------   --------
         Total liabilities ...............................   428,335    387,450

Employee Stock Ownership Plan ............................     1,536      1,389

Stockholders' equity
     Common stock:  $2.50 par value, 3,000,000 shares
       authorized, 1,273,410 and 993,683 shares
       outstanding in 1997 and 1996 ......................     3,099      2,394
     Noncumulative convertible preferred stock:  $5 par
       value, 1,000,000 shares authorized, 218,508 and
       225,559 shares outstanding in 1997 and 1996 .......     1,093      1,128
     Additional paid-in capital ..........................    20,112     19,818
     Retained earnings ...................................    14,013     10,745
     Unrealized gain on securities available for sale ....       562         69
                                                            --------   --------
         Total stockholders' equity ......................    38,879     34,154
                                                            --------   --------
         Total liabilities and stockholders' equity ......  $468,750   $422,993
                                                            ========   ========

          See accompanying notes to consolidated financial statements.

                              BANKFIRST CORPORATION

                        CONSOLIDATED STATEMENTS OF INCOME
                  Years ended December 31, 1997, 1996 and 1995
         (Dollar amounts in thousands, except share and per share data)

                                                   1997        1996        1995
                                                 -------     -------     -------
Interest income
    Interest and fees on loans ...............   $32,769     $28,227     $24,628
    Taxable securities .......................     4,513       4,815       4,049
    Nontaxable securities ....................       122         172         200
    Other ....................................       221         370         372
                                                 -------     -------     -------
                                                  37,625      33,584      29,249
Interest expense
    Deposits .................................    15,044      14,108      12,640
    Short-term borrowings ....................       744         562         177
    Long-term borrowings .....................       686         529         599
                                                 -------     -------     -------
                                                  16,474      15,199      13,416
                                                 -------     -------     -------
Net interest income ..........................    21,151      18,385      15,833
Provision for loan losses ....................     2,250         517         378
                                                 -------     -------     -------
Net interest income after provision
  for loan losses ............................    18,901      17,868      15,455

Noninterest income
    Service charges and fees .................     2,640       2,615       2,181
    Net securities gains .....................       175        --            73
    Net gain on loan sales ...................       226         199         181
    Other ....................................       379         583         254
                                                 -------     -------     -------
                                                   3,420       3,397       2,689
Noninterest expenses
    Salaries and employee benefits ...........     7,986       7,392       6,746
    Occupancy expense ........................     1,312       1,724       1,142
    Equipment expense ........................     2,028       1,884       1,213
    Office expense ...........................       625         371         576
    Data processing fees .....................       981         735         535
    FDIC assessments .........................        48         134         505
    Other ....................................     2,804       3,172       3,128
                                                 -------     -------     -------
                                                  15,784      15,412      13,845
                                                 -------     -------     -------
Income before income taxes ...................     6,537       5,853       4,299

Provision for income taxes ...................     2,471       2,189       1,474
                                                 -------     -------     -------
Net income ...................................   $ 4,066     $ 3,664     $ 2,825
                                                 =======     =======     =======
Earnings per share:
    Basic ....................................   $  3.12     $  3.06     $  3.07
    Diluted ..................................   $  2.80     $  2.77     $  2.76

          See accompanying notes to consolidated financial statements.

                              BANKFIRST CORPORATION

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                  Years ended December 31, 1997, 1996 and 1995
         (Dollar amounts in thousands, except share and per share data)

                                                                                             Net
                                                                                          Unrealized     Total
                                                                  Additional                Gains        Stock-
                                            Common    Preferred    Paid-in     Retained    (Losses)     holders'
                                             Stock      Stock      Capital     Earnings  on Securities   Equity
                                           --------    --------    --------    --------    --------    --------
Balance, January 1, 1995 ................. $  1,767    $    641    $ 12,344    $  5,368    $ (1,286)   $ 18,834

Sales of common stock, 40,379 shares .....      101        --         1,207        --          --         1,308

Cash dividends on preferred stock ........     --          --          --           (74)       --           (74)

Cash dividends on common stock ...........                                         (305)                   (305)

Net income ...............................     --          --          --         2,825        --         2,825

Reclassification of ESOP shares subject
  to put options .........................     --          --          (385)       --          --          (385)

Change in unrealized gains (losses) ......     --          --          --          --         1,873       1,873
                                           --------    --------    --------    --------    --------    --------

Balance, January 1, 1996 .................    1,868         641      13,166       7,814         587      24,076

Sales of preferred stock, 97,297 shares ..     --           487       1,314        --          --         1,801

Sales of common stock, 159,606 shares ....      399        --         4,073        --          --         4,472

Conversion of debenture into
  common stock, 25,000 shares ............       63        --           437        --          --           500

Cash dividends on preferred stock ........     --          --          --          (162)       --          (162)

Common stock dividend, 12,695 shares .....       31        --           540        (571)       --          --

Net income ...............................     --          --          --         3,664        --         3,664

Reclassification of ESOP shares subject
  to put options .........................       33        --           288        --          --           321

Change in unrealized gains (losses) ......     --          --          --          --          (518)       (518)
                                           --------    --------    --------    --------    --------    --------

Balance, January 1, 1997 .................    2,394       1,128      19,818      10,745          69      34,154

Stock options exercised, 23,659 shares ...       59        --           465        --          --           524

Conversion of 7,051 shares preferred
  stock into 3,482 shares common stock ...        9         (35)         26        --          --          --

Cash dividends on preferred stock ........     --          --          --          (161)       --          (161)

Common stock split, 253,727 shares .......      634        --          --          (634)       --          --

Cash paid for fractional shares in stock
  split ..................................     --          --          --            (3)       --            (3)

Repurchased common stock, 1,141 shares ...       (3)       --           (44)       --          --           (47)

Net income ...............................     --          --          --         4,066        --         4,066

Reclassification of ESOP shares subject
  to put options .........................        6        --          (153)       --          --          (147)

Change in unrealized gains (losses) ......     --          --          --          --           493         493
                                           --------    --------    --------    --------    --------    --------

Balance, December 31, 1997 ............... $  3,099    $  1,093    $ 20,112    $ 14,013    $    562    $ 38,879
                                           ========    ========    ========    ========    ========    ========

          See accompanying notes to consolidated financial statements.

                              BANKFIRST CORPORATION

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                  Years ended December 31, 1997, 1996 and 1995
         (Dollar amounts in thousands, except share and per share data)

                                                             1997        1996        1995
                                                           --------    --------    --------
Cash flows from operating activities
    Net income ........................................... $  4,066    $  3,664    $  2,825
    Adjustments to reconcile net income to net
      cash from operating activities
       Provision for loan losses .........................    2,250         517         378
       Depreciation ......................................    1,381       1,071         849
       Amortization and accretion, net ...................     (156)       (329)       (108)
       Gain on securities sales ..........................     (175)       --           (73)
       Loss (gain) on sale of assets .....................       85         625          (3)
       Gain on sale of mortgage loans ....................     (226)       (199)       (181)
       Proceeds from sales of mortgage loans .............   15,491      12,297      10,462
       Originations of mortgage loans held for sale ......  (15,562)    (12,267)    (10,436)
       Proceeds from sale of trading securities ..........     --          --         8,169
       Purchase of trading securities ....................     --          --        (8,115)
       Changes in assets and liabilities
          Accrued interest receivable and other assets ...      (70)        (74)       (303)
          Accrued interest payable and other liabilities .    3,788         177         708
                                                           --------    --------    --------
              Net cash provided by operating activities ..   10,872       5,482       4,172

Cash flows from investing activities
    Time deposits in other banks .........................     --          --         1,350
    Purchase of securities ...............................  (32,378)    (71,380)    (54,474)
    Proceeds from maturities of securities ...............   24,173      73,437      36,563
    Proceeds from sales of securities ....................   13,893        --          --
    Net increase in loans ................................  (35,839)    (62,094)    (31,856)
    Purchase of FHLB stock ...............................     (454)       --          --
    Premises and equipment expenditures, net .............   (6,008)     (1,988)     (2,820)
                                                           --------    --------    --------
          Net cash used in investing activities ..........  (36,613)    (62,025)    (51,237)

Cash flows from financing activities
    Net change in deposits ...............................   28,801      36,437      44,863
    Net change under repurchase agreements
      and other borrowed funds ...........................    9,995      (1,116)      5,519
    Advances from the Federal Home Loan Bank .............     --        10,000        --
    Repayments of advances from Federal Home Loan Bank ...   (2,000)     (3,000)       --
    Payments of notes payable ............................     --        (3,244)       --
    Preferred stock dividends paid .......................     (161)       (162)        (74)
    Common stock dividends paid ..........................     --          --          (305)
    Cash paid for fractional shares in stock split .......       (3)       --          --
    Sales of stock and stock options exercised ...........      524       6,273       1,308
    Repurchase of common stock ...........................      (47)       --          --
                                                           --------    --------    --------
          Net cash provided by financing activities ......   37,109      45,188      51,311
                                                           --------    --------    --------

Net change in cash and cash equivalents ..................   11,368     (11,355)      4,246

Cash and cash equivalents, beginning of year .............   12,995      24,350      20,104
                                                           --------    --------    --------

Cash and cash equivalents, end of year ................... $ 24,363    $ 12,995    $ 24,350
                                                           ========    ========    ========
Supplemental disclosures:
    Interest paid ........................................ $ 16,480    $ 15,264    $ 12,630
    Income taxes paid ....................................    2,203       2,372       1,677
    Loans converted to other real estate .................      422         133         789
    Debenture converted to common stock ..................     --           500        --
    Preferred stock converted to common stock ............       35        --          --
    Reclassification of ESOP shares ......................     (147)        321        (385)

          See accompanying notes to consolidated financial statements.

                              BANKFIRST CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
         (Dollar amounts in thousands, except share and per share data)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      Principles of Consolidation: The consolidated financial statements include the accounts of BankFirst Corporation (formerly Smoky Mountain Bancorp, Inc.) (the "Company") and its wholly-owned subsidiaries, BankFirst (the Bank) and First National Bank of Gatlinburg. In April, 1998, the Company changed its name to BankFirst Corporation. First National Bank of Gatlinburg was merged into BankFirst in March 1997. All significant inter-company balances and transactions have been eliminated in consolidation.

      Nature of Operations: The Bank generates commercial, mortgage and installment loans, and receives deposits from customers located throughout Eastern Tennessee. The majority of the loans are secured by specific items of collateral including business assets, real property and consumer assets. Borrowers' cash flow is expected to be a primary source of repayment. Real estate loans are secured by both residential and commercial real estate. Substantially all operations are in the banking industry.

      Use of Estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the financial statements and the disclosures provided, and future results could differ. Estimates that are more susceptible to change in the near term include the allowance for loan losses and fair values of securities.

      Cash Flow Reporting: Cash and cash equivalents include cash on hand, balances due from banks, and federal funds sold. Net cash flows are reported for customer loan and deposit transactions and other borrowed funds.

      Securities: Securities are classified as held to maturity and are carried at amortized cost when management has the positive intent and ability to hold to maturity. Securities are classified as available for sale when they might be sold prior to maturity for liquidity, asset-liability management, or other reasons. Available for sale securities are carried at fair value, with unrealized gains or losses included as a separate component of equity, net of tax. Trading securities are carried at fair value, with changes in unrealized holding gains and losses included in income. Realized gains or losses are determined based on the amortized cost of the specific security sold. Interest income includes amortization of purchase premium or discounts. Securities are written down to fair value when a decline in fair value is not temporary.

      Loans: Loans are reported at the principal balance outstanding, net of deferred loan fees and costs. Interest income on real estate, commercial and consumer loans is accrued over the term of the loans based on the principal outstanding. Interest income is not reported when full loan repayment is in doubt.

      Allowance for Loan Losses: The allowance for loan losses is a valuation allowance, increased by the provision for loan losses and decreased by charge-offs less recoveries. Management estimates the allowance balance required based on past loan loss experience, known and inherent risks in the portfolio, information about specific borrower situations and estimated collateral values, economic conditions, and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management's judgment, should be charged-off.

      Loans are considered impaired if full payment under the loan terms is not expected. Impairment is evaluated in total for smaller-balance loans of similar nature such as residential mortgage and consumer loans, and on an individual loan basis for other loans. Impaired loans are carried at the present value of expected cash flows discounted at the loan's effective interest rate or at the fair value of the collateral if the loan is collateral dependent. A portion of the allowance for loan losses is allocated to impaired loans. Loans are evaluated for impairment when payments are delayed, or when the internal grading system indicates a doubtful classification. Payments on such loans are reported as principal reductions.

      Mortgage Loans Held for Sale: Mortgage loans held for sale are carried at the lower of aggregate cost or market. The cost of mortgage loans held for sale is the mortgage note amount plus certain net origination costs less

                              BANKFIRST CORPORATION

         (Dollar amounts in thousands, except share and per share data)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

discounts collected. The aggregate cost of mortgage loans held for sale at year-end 1997 and 1996, is less than their aggregate net realizable value.

      Premises, Furniture and Equipment: Premises, furniture and equipment are stated at cost less accumulated depreciation. Depreciation expense is computed using the straight line and declining-balance methods over the estimated useful lives of the assets. Maintenance and repairs are expensed and major improvements are capitalized. These assets are reviewed for impairment when events indicate the carrying amount may not be recoverable.

      Other Real Estate: Real estate acquired through foreclosure or acceptance of a deed in lieu of foreclosure is recorded at the lower of cost (fair value at date of foreclosure) or fair value less estimated selling costs. Expenses incurred in carrying other real estate are charged to operations as incurred.

      Repurchase Agreements: Substantially all repurchase agreement liabilities represent amounts advanced by various customers that are not covered by federal deposit insurance and are secured by securities owned.

      Income Taxes: The Company files consolidated federal and state income tax returns. Income tax expense is the sum of the current year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are the expected future tax consequences of temporary differences between the carrying amounts and tax bases of assets and liabilities, computed using enacted tax rates. A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized.

      Loss Contingencies: The Company is involved in various legal actions. In the opinion of management, the outcome of these matters will not have a material effect on the Company's financial position, results of operations, or cash flows.

      Fair Value of Financial Instruments: Fair values of financial instruments are estimated using relevant market information and other assumptions, as disclosed in Note 15. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect the estimates.

      Preferred Stock: The preferred stock pays dividends at a rate of 5%, and is noncumulative, nonvoting, and each share is convertible into .6175 shares of common stock at the option of the holder. The conversion ratio of preferred stock into common stock is adjusted for common stock dividends and splits. Preferred stock has equal liquidation rights to common stock.

      Earnings Per Common Share: Basic earnings per share is based on weighted average common shares outstanding. Diluted earnings per share further assumes issuance of any dilutive potential common shares. Earnings per share are restated for all subsequent stock dividends and splits.

      Reclassifications: Certain items in the 1996 and 1995 financial statements have been reclassified to conform with the 1997 presentation.

      Current  Accounting  Issues:  Statement of Financial  Accounting  Standard
(SFAS) No. 130, "Reporting Comprehensive Income" was issued in June 1997. This Statement requires that certain items be reported in a separate statement of comprehensive income, be included as a separate, additional component of the statement of income, or be added to the statement of stockholders' equity. Such items include foreign currency translations, accounting for futures contracts, accounting for defined benefit pension plans, and accounting for certain investments in debt and equity securities. The periodic change in net appreciation or depreciation on securities available for sale reported in the Company's balance sheet is an element of comprehensive income under this standard. This Statement is effective for the Company in 1998.

                              BANKFIRST CORPORATION

         (Dollar amounts in thousands, except share and per share data)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

      SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" was issued in June 1997. This Statement changes the way public companies report information about operating segments in annual financial statements and requires that those companies report selected information about operating segments in interim financial reports. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. Operating segments are parts of a company for which separate information is available which is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in evaluating performance. Required disclosures for operating segments include total segment revenues, total segment profit or loss, and total segment assets. The Statement also requires disclosures regarding revenues derived from products and services (or similar groups of products or services), countries in which the company derives revenue or holds assets, and about major customers, regardless of whether this information is used in operating decision making. The Company is required to adopt the disclosure requirements in its 1998 annual report, and in interim periods in 1999. The 1999 interim period disclosures are required to include comparable 1998 information.


NOTE 2 - BUSINESS COMBINATION

      At the close of business on December 31, 1996, BankFirst stockholders exchanged 1,154,652 shares of its common stock for 570,380 shares of BankFirst Corporation (formerly Smoky Mountain Bancorp, Inc.) common stock. In addition, outstanding employee stock options to purchase 221,466 shares of BankFirst common stock were converted into options to purchase approximately 109,404 shares of BankFirst Corporation common stock, as adjusted for the 1997 stock split. The combination has been accounted for in a manner similar to a pooling of interests and, accordingly, the Company's consolidated financial statements were restated in 1996 and 1995 to include the accounts and operations of BankFirst for the period prior to the combination.

      Separate interest income and net income of the merged entities are as follows:

                                                       1996           1995
                                                     -------        -------
     Interest income
          BankFirst Corporation ..................   $17,081        $15,934
          BankFirst ..............................    16,503         13,315
                                                     -------        -------
                                                     $33,584        $29,249
                                                     =======        =======
     Net income
          BankFirst Corporation ..................   $ 1,450        $ 1,224
          BankFirst ..............................     2,214          1,601
                                                     -------        -------
                                                     $ 3,664        $ 2,825
                                                     =======        =======

                                        January 1,                    January 1,
                                          1995          Effect          1995
                                      As Previously       of             As
                                        Reported      Combination     Restated
                                      -------------   -----------     --------
Stockholders' equity
     Common stock ...................   $    464        $  1,303      $  1,767
     Noncumulative convertible
       preferred stock ..............       --               641           641
     Additional paid-in capital .....      2,167          10,177        12,344
     Unrealized loss on securities
       available for sale ...........       (668)           (618)       (1,286)
     Retained earnings ..............      3,818           1,550         5,368
                                        --------        --------      --------
         Total ......................   $  5,781        $ 13,053      $ 18,834
                                        ========        ========      ========

                              BANKFIRST CORPORATION

         (Dollar amounts in thousands, except share and per share data)

NOTE 3 - SECURITIES

      Securities available for sale are summarized as follows:

                                        Gross        Gross
                                      Amortized    Unrealized      Unrealized        Fair
1997                                     Cost         Gains          Losses         Value
----                                 -----------   -----------    -----------    -----------
U.S. Treasury securities .........   $    19,172   $       272    $      --      $    19,444
Obligations of U.S.
  government agencies ............        43,946           492            (29)        44,409
Obligations of states and
  political subdivisions .........         6,145            91           --            6,236
Mortgage-backed securities .......         1,742            83             (2)         1,823
                                     -----------   -----------    -----------    -----------
                                     $    71,005   $       938    $       (31)   $    71,912
                                     ===========   ===========    ===========    ===========

                                        Gross         Gross
                                      Amortized    Unrealized      Unrealized        Fair
1996                                     Cost         Gains          Losses         Value
----                                 -----------   -----------    -----------    -----------
U.S. Treasury securities .........   $    12,422   $        45    $       (52)   $    12,415
Obligations of U.S.
  government agencies ............        60,884           265           (261)        60,888
Obligations of states and
  political subdivisions .........         2,596           117             (1)         2,712
Mortgage-backed securities .......           459          --             --              459
                                     -----------   -----------    -----------    -----------
                                     $    76,361   $       427    $      (314)   $    76,474
                                     ===========   ===========    ===========    ===========

      The amortized cost and estimated market value of debt securities available for sale at year-end 1997, by contractual maturity, is shown below. Securities not due at a single maturity date, primarily mortgage-backed securities, are shown separately.

                                                      Amortized     Fair
                                                        Cost        Value
                                                      ---------   ---------
     Due in one year or less ......................   $   8,195   $   8,201
     Due after one year through five years ........      33,754      34,156
     Due after five years through ten years .......      26,440      26,840
     Due after ten years ..........................         874         892
                                                      ---------   ---------
     Mortgage-backed securities ...................       1,742       1,823
                                                      ---------   ---------
          Total maturities ........................   $  71,005   $  71,912
                                                      =========   =========

                                                   1997      1996      1995
                                                  -------   -------   -------
Sales of securities available for sale
     Realized gains ............................  $   206   $  --     $  --
     Realized losses ...........................       31      --        --

Sales of trading securities
     Realized gains ............................  $  --     $  --     $    75
     Realized losses ...........................     --        --           2

      Securities with a carrying value of $62,097 and $61,415 at year-end 1997 and 1996, were pledged for public deposits and securities sold under agreements to repurchase .

                              BANKFIRST CORPORATION

         (Dollar amounts in thousands, except share and per share data)

NOTE 4 - LOANS AND ALLOWANCE FOR LOANS LOSSES

      At year-end 1997 and 1996, loans consisted of the following:

                                                       1997         1996
                                                    ---------    ---------

     Commercial, industrial and agricultural .....  $  65,681    $  50,286
     Commercial real estate ......................    144,876      140,048
     Real estate construction ....................     18,082       20,894
     Residential real estate .....................     81,235       72,471
     Loans to individuals ........................     39,092       30,782
     Lease financing .............................      1,845        1,055
     Mortgage loans held for sale ................        395          324
     Other .......................................        115          261
                                                    ---------    ---------
         Total loans .............................    351,321      316,121
     Less: Unearned interest income and fees .....       (755)        (872)
           Allowance for loan losses .............     (5,002)      (3,570)
                                                    ---------    ---------
                                                    $ 345,564    $ 311,679
                                                    =========    =========

      Activity in the allowance for loan losses is as follows:

                                                   1997       1996       1995
                                                 -------    -------    -------
     Beginning balance .......................   $ 3,570    $ 3,407    $ 3,282
     Provision ...............................     2,250        517        378
     Loans charged off .......................      (878)      (439)      (400)
     Recoveries of loans charged off .........        60         85        147
                                                 -------    -------    -------
     Balance, end of year ....................   $ 5,002    $ 3,570    $ 3,407
                                                 =======    =======    =======

      Impaired loans consisted of the following at year-end:

                                                    1997      1996
                                                    ----      ----
     Impaired loans
         Loans with allowance allocated .........   $552       $616
         Amount of allowance for loan losses
           allocated ............................     61        216
         Loans with no allowance allocated ......     --         --

                                                    1997       1996    1995
                                                    ----       ----    ----
     Impaired loans
         Average balance during the year ........   $549       $627    $ --
         Interest income recognized thereon .....     --         28      --
         Cash-basis interest income recognized ..     --         28      --

      The aggregate amount of loans to executive officers and directors of the Company and their related interests was approximately $17,157 and $9,595 at year-end 1997 and 1996. During 1997 and 1996, new loans aggregating approximately $9,006 and $605 and amounts collected of approximately $1,444 and $1,569 were transacted with such parties.

                              BANKFIRST CORPORATION

         (Dollar amounts in thousands, except share and per share data)

NOTE 5 - PREMISES, FURNITURE, AND EQUIPMENT

      A summary of premises and equipment as of year-end 1997 and 1996 is as follows:

                                                      1997          1996
                                                    --------      --------

     Land .......................................   $  4,908      $  4,227
     Premises ...................................     11,796         8,855
     Furniture, fixtures and equipment ..........      7,352         5,978
     Construction in progress ...................        963           360
                                                    --------      --------
          Total cost ............................     25,019        19,420
     Accumulated depreciation ...................     (6,282)       (5,225)
                                                    --------      --------
                                                    $ 18,737      $ 14,195
                                                    ========      ========

NOTE 6 - DEPOSITS

      Certificates of deposit of $100 thousand or more were $61,937 and $55,772 at year-end 1997 and 1996.

      At year-end 1997, maturities of time deposits with a term of over one year were as follows, for the next five years.

                 1998 .......................  $ 149,247
                 1999 .......................     22,406
                 2000 .......................      7,081
                 2001 .......................        847
                 2002 .......................      1,941
                 Thereafter .................        325

      The aggregate amount of deposits to executive officers and directors of the Company and their related interests was approximately $1,395 and $912 at year end 1997 and 1996.

NOTE 7 - BORROWINGS

      Securities sold under agreements to repurchase and treasury tax and loan deposits are financing arrangements. Securities involved with the agreements are recorded as assets and are held by a safekeeping agent and the obligations to repurchase the securities are reflected as liabilities. Securities sold under agreements to repurchase consist of short term excess funds from repurchase agreements and overnight liabilities to deposit customers arising from a cash management program. While effectively deposit equivalents, such arrangements are in the form of repurchase agreements. Other borrowed funds were comprised of treasury tax and loan deposits which bear interest at the federal funds rate less .25%.

      Information concerning securities sold under agreements to repurchase at year-end 1997 and 1996 is summarized as follows:

                                                              1997        1996
                                                            -------     -------

     Average month-end balance during the year ...........  $ 9,137     $ 7,365
     Average interest rate during the year ...............     4.76%       4.84%
     Maximum month-end balance during the year ...........  $16,302     $ 9,715

      The aggregate amount of securities sold under agreements to repurchase from executive officers and directors of the Company and their related interests were $4,014 and $-0- at year-end 1997 and 1996.

                              BANKFIRST CORPORATION

         (Dollar amounts in thousands, except share and per share data)

NOTE 7 - BORROWINGS (Continued)

Federal Home Loan Bank advances consist of the following at year-end 1997 and 1996:

                                                                1997      1996
                                                              -------   -------

     6.40% fixed rate advance, interest only monthly,
      principal due at maturity on April 25, 1997 ........... $  --     $ 1,000
     6.60% fixed rate advance, interest only monthly,
       principal due at maturity on October 24, 1997 ........    --       1,000
     Variable rate, interest only monthly, principal due at
       maturity on September 30, 1998 .......................   5,000     5,000
     Variable rate, interest only monthly, principal due at
       maturity on April 30, 1998 ...........................   5,000     5,000
                                                              -------   -------
                                                              $10,000   $12,000
                                                              =======   =======

      These advances are collateralized by a blanket pledge of qualifying mortgage loans totaling $15,000 and $18,000 at year-end 1997 and 1996.

      At year-end 1997, the Company had approximately $29,000 of federal funds lines of credit available from correspondent institutions, and $2,200 unused lines of credit with the Federal Home Loan Bank.

NOTE 8 - RETIREMENT PLANS

      A 401(k) profit sharing plan covers substantially all employees. Employee contributions are voluntary and employer contributions are discretionary. Employee contributions are fully vested and employer contributions are fully vested after five years. Expense was $135, $75 and $56 for 1997, 1996 and 1995.

      The Company has an Employee Stock Ownership Plan (ESOP) which enables employees who have met minimum service and age requirements to acquire shares of the Company's common stock. Cost of the Plan is borne by the Company through discretionary contributions to an employee stock ownership trust. All shares under the plan were allocated at year end 1997, 1996 and 1995. Shares of common stock are allocated to each participating employee and are held in trust until the employee's termination, retirement or death. The Company's contribution to the ESOP was $30 in 1996. There was no contribution in 1997 or 1995.

      Upon withdrawal from the plan, participants are entitled to require the Company to repurchase the stock (referred to as a put option). Withdrawn participants are entitled to exercise the put option for a period of not more than 60 days following the date of distribution of the stock. At year-end 1997, 1996, and 1995, the fair value of ESOP shares subject to repurchase was $1,536, $1,389, and $1,710, the fair value per share was $44.00, $38.40, $34.80, and shares held by the ESOP were 34,915, 36,169, and 49,145. The value of shares subject to the put option have been presented outside of stockholders' equity since no active market existed for the Company's common stock.

NOTE 9 - INCOME TAXES

Income tax expense is summarized as follows:

                                      1997            1996            1995
                                    -------         -------         -------
     Current ....................   $ 2,706         $ 2,209         $ 1,404
     Deferred ...................      (235)            (20)             70
                                    -------         -------         -------
                                    $ 2,471         $ 2,189         $ 1,474
                                    =======         =======         =======

     Federal ....................   $ 2,080         $ 1,852         $ 1,338
     State ......................       391             337             136
                                    -------         -------         -------
                                    $ 2,471         $ 2,189         $ 1,474
                                    =======         =======         =======

                              BANKFIRST CORPORATION

         (Dollar amounts in thousands, except share and per share data)

NOTE 9 - INCOME TAX (Continued)

      Deferred income taxes reflect the effect of "temporary differences" between values recorded for assets and liabilities for financial reporting purposes and values utilized for measurement in accordance with tax laws. The tax effects of the primary temporary differences giving rise to the Company's net deferred tax assets and liability are as follows:

                                           1997                    1996
                                   ---------------------   ---------------------
                                     Assets  Liabilities     Assets  Liabilities
                                   --------- -----------   --------- -----------
Allowance for loan losses .......  $   1,059  $    --      $     516  $    --
Unearned loan income ............       --         --             44       --
Unrealized gain on securities ...       --         (345)        --          (44)
Depreciation ....................       --         (623)        --         (511)
Other real estate ...............         19       --             19       --
FHLB dividends ..................       --         (144)        --          (82)
Other ...........................       --         (261)        --         (169)
                                   ---------  ---------    ---------  ---------
     Total deferred income taxes.  $   1,078  $  (1,373)   $     579  $    (806)
                                   =========  =========    =========  =========

      A reconciliation of expected income tax expense at the statutory federal income tax rate of 34% with the actual effective income tax rates, is as follows:

                                                  1997       1996       1995
                                                ------     ------     ------

     Statutory federal tax rate ...............   34.0%      34.0%      34.0%
     State income tax, net of federal benefit .    4.0        4.0        4.0
     Tax exempt income ........................   (0.1)      (1.4)      (3.4)
     Other ....................................   (0.1)       0.8        (.3)
                                                ------     ------     ------
                                                  37.8%      37.4%      34.3%
                                                ======     ======     ======

NOTE 10 - COMMITMENTS AND FINANCIAL INSTRUMENTS
  WITH OFF-BALANCE-SHEET RISK

      The Bank is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of their customers. These financial instruments include loan commitments and standby letters of credit. The substantial majority of these instruments are with parties in the Knoxville and surrounding East Tennessee area. The instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the financial statements.

      The exposure to credit loss in the event of nonperformance by the other party to the financial instrument for loan commitments and standby letters of credit is represented by the contractual amount of those instruments. The same credit policies are used in making commitments and conditional obligations as are used for on-balance-sheet instruments. There are no significant concentrations of credit risk with any individual counterparty to originate loans.

      Financial instruments whose contract amounts represent credit risk at year-end 1997 and 1996 were as follows:

                                                       1997           1996
                                                     -------        -------

     Loan commitments ............................   $ 8,702        $ 1,400
     Standby letters of credit ...................     6,589          9,052
     Unused lines of credit ......................    50,287         50,015

                              BANKFIRST CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
         (Dollar amounts in thousands, except share and per share data)

NOTE 10 - COMMITMENTS AND FINANCIAL INSTRUMENTS
  WITH OFF-BALANCE-SHEET RISK (Continued)

      Since many of the loan commitments may expire without being drawn upon, the total commitment amount does not necessarily represent future cash requirements. Each customer's credit worthiness is evaluated on a case-by-case basis. The amount of collateral obtained, if deemed necessary upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property, plant, and equipment, and/or income-producing commercial properties.

      The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The aggregate amount of loan commitments and standby letters of credit to executive officers and directors of the Company was approximately $2,832 and $1,718 at year-end 1997 and 1996.

NOTE 11 - RELATED PARTY TRANSACTIONS

      The Bank was a 50% partner with a related party, the purpose of which was to own and operate a building in downtown Knoxville, Tennessee. The Bank's main offices occupy a portion of this building. During 1997, the Bank purchased the other partner's interest in the building at a fair market value of $924 based on an independent appraisal. The partnership was dissolved following the consummation of the transaction. Total payments received from tenants of the buildings other than the Bank totaled $105 in 1997. The Bank's contributions to the partnership expenses were approximately $169, $313 and $192 in 1997, 1996 and 1995.

NOTE 12 - REGULATORY MATTERS

      The Company and Bank are subject to regulatory capital requirements administered by federal and state banking agencies. Capital adequacy guidelines and prompt corrective action regulations involve quantitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices. The prompt corrective action regulations provide five classifications, including well capitalized, adequately capitalized, under capitalized, significantly under capitalized, and critically under capitalized, although these terms are not used to represent overall financial condition. If under capitalized, capital distributions are limited, as is asset growth and expansion, and plans for capital restoration are required.

      At year-end, the capital requirements were met. Actual capital levels (in millions) and minimum required levels were:

                                                                                                Minimum Amounts to be
                                                                                                  Well Capitalized
                                                                         Minimum Required           Under Prompt
                                                                           for Capital            Corrective Action
                                                    Actual              Adequacy Purposes            Provisions
                                               -----------------       -----------------         ------------------
                                               Actual      Ratio       Actual        Ratio       Actual       Ratio
                                               ------      -----       ------        -----       ------       -----
1997
----
Total Capital (to Risk Weighted Assets)
     Consolidated .........................   $   40.4      11.1%     $  29.2         8.0%       $  36.5       10.0%
     BankFirst ............................       42.5      11.6         29.2         8.0           36.5       10.0

Tier 1 Capital (to Risk Weighted Assets)
     Consolidated .........................   $   39.6      10.8%     $  14.6         4.0%       $  21.9        6.0%
     BankFirst ............................       37.9      10.4         14.6         4.0           21.9        6.0

Tier 1 Capital (to Average Assets)
     Consolidated .........................   $   39.6       8.6%     $  18.3         4.0%       $  22.9        5.0%
     BankFirst ............................       37.9       8.3         18.3         4.0           22.9        5.0

                              BANKFIRST CORPORATION

         (Dollar amounts in thousands, except share and per share data)

NOTE 12 - REGULATORY MATTERS (Continued)

                                                                                                Minimum Amounts to be
                                                                                                  Well Capitalized
                                                                         Minimum Required           Under Prompt
                                                                           for Capital            Corrective Action
                                                    Actual              Adequacy Purposes            Provisions
                                               -----------------       -----------------         ------------------
                                               Actual      Ratio       Actual        Ratio       Actual       Ratio
                                               ------      -----       ------        -----       ------       -----
1996
----
Total Capital (to Risk Weighted Assets)
     Consolidated .........................   $   38.8       12.0%    $  25.9           8%       $  32.4        10%
     BankFirst ............................       22.2       13.1        13.6           8           17.0        10
     FNB of Gatlinburg ....................       15.3        9.9        12.3           8           15.4        10

Tier 1 Capital (to Risk Weighted Assets)
     Consolidated .........................   $   35.1       10.9%    $  12.9           4%       $  19.5         6%
     BankFirst ............................       20.3       12.0         6.8           4           10.2         6
     FNB of Gatlinburg ....................       13.7        8.9         6.2           4            9.2         6

Tier 1 Capital (to Average Assets)
     Consolidated .........................   $   35.2        8.3%    $  17.1           4%       $  21.3         5%
     BankFirst ............................       20.3        9.4         8.6           4           10.8         5
     FNB of Gatlinburg ....................       13.7        6.5         8.4           4           10.6         5

      The Company and subsidiary bank were well capitalized at year-end 1997.

      The Company's primary source of funds to pay dividends to stockholders is the dividends it receives from the Bank. The Bank is subject to certain regulations on the amount of dividends it may declare without prior regulatory approval. Under these regulations, the amount of dividends that may be paid in any year is limited to that year's net profits, as defined, combined with the retained net profits of the preceding two years, less dividends declared during those periods. At year-end 1997, $6,200 of retained earnings was available for dividends in future periods.

      The Bank was required to have approximately $3,516 and $2,517 of cash on hand to meet regulatory reserve requirements at year-end 1997 and 1996.

NOTE 13 - STOCK OPTIONS

      The Company maintains a stock option plan, which is administered by the Executive Committee of the Board of Directors. A maximum of 625,000 stock options may be issued to selected directors, officers, and other key employees. The exercise price of each option is the fair market value of the Company's common stock on the date of grant. The maximum term of the options is ten years. Certain options may be exercised immediately upon grant, and certain options vest at an annual rate of 20%, allowing 20% of the options to be exercised at each grant anniversary date. At year-end 1997, 423,961 shares are authorized for future grant.

                              BANKFIRST CORPORATION

         (Dollar amounts in thousands, except share and per share data)

NOTE 13 - STOCK OPTIONS (Continued)

      A summary of the Company's option activity, and related information for the year-ended 1997, 1996, and 1995 is presented below:

                                                   1997                      1996                     1995
                                          ----------------------     ---------------------     ---------------------
                                                        Weighted                  Weighted                  Weighted
                                                         Average                   Average                   Average
                                                        Exercise                  Exercise                  Exercise
                                          Options         Price      Options        Price      Options        Price
                                          -------         -----      -------        -----      -------        -----
Outstanding at beginning
  of year ............................      177,529    $ 26.03        109,404     $ 21.24         93,966    $  18.62
Granted ..............................       32,876       38.40        68,125       34.80         15,438       32.39
Exercised ............................      (28,153)      18.62            --          --             --          --
Forfeited ............................       (9,366)      35.60            --          --             --          --
                                        -----------    --------   -----------     -------    -----------    --------
Outstanding at end of year ...........      172,886       30.94       177,529       26.03        109,404       20.55
Options exercisable at year-end ......       92,443       22.75       108,318       20.45        108,046       20.41
                                        -----------               -----------                -----------
Weighted-average fair value of
 options granted during the year .....  $     15.44               $     12.32                $     14.59
                                        ===========               ===========                ===========

      Options outstanding at year-end 1997 had a range of exercise prices from $18.62 to $38.40 and had a weighted average remaining life of seven years. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in 1997, 1996, and 1995: risk-free interest rate of 6.75%, 7.03% and 7.04%, and expected lives of seven, eight and nine years. No assumption was made for estimated volatility since it is not feasible to determine this assumption for a non-public entity whose stock is not actively traded. With estimated volatility, the option pricing model produces the option's minimum value.

      No expense for stock options is recorded, as the grant price equals the market price of the stock at grant date. The following disclosures show the effect on income and earnings per share had the options' fair value been recorded using an option pricing model. If additional options are granted, the proforma effect will increase in the future.

                                              1997                    1996                   1995
                                      -------------------     -------------------    -------------------
                                         As                      As                     As
                                      Reported   Proforma     Reported   Proforma    Reported   Proforma
                                      --------   --------     --------   --------    --------   --------
   Net income .....................   $ 4,066     $ 3,838      $ 3,664   $ 3,661      $ 2,825    $ 2,544

   Basic earnings per share .......   $  3.12     $  2.94      $  3.06   $  3.05      $  3.07    $  2.84
   Diluted earnings per share .....      2.80        2.57         2.77      2.69         2.76       2.10

                              BANKFIRST CORPORATION

         (Dollar amounts in thousands, except share and per share data)

NOTE 14 - EARNINGS PER SHARE

      A reconciliation of the numerators and denominators of the earnings per common share and earnings per common share assuming dilution computations are presented below.

                                                       1997           1996           1995
                                                    -----------    -----------    -----------
Earnings Per Share

    Net income ...................................  $     4,066    $     3,664    $     2,825
    Less:  Dividends declared on preferred stock .         (161)          (162)           (74)
                                                    -----------    -----------    -----------
       Net income available to common
         stockholders ............................  $     3,905    $     3,502    $     2,751
                                                    ===========    ===========    ===========

    Weighted average common shares outstanding ...    1,251,556      1,145,754        895,843
                                                    ===========    ===========    ===========

       Earnings per share ........................  $      3.12    $      3.06    $      3.07
                                                    ===========    ===========    ===========

Earnings Per Share Assuming Dilution

    Net income available to common stockholders ..  $     3,905    $     3,502    $     2,751

    Add back dividends upon assumed conversion
      of preferred stock .........................          161            162             74
                                                    -----------    -----------    -----------
       Net income available to common
         stockholders assuming conversion ........  $     4,066    $     3,664    $     2,825
                                                    ===========    ===========    ===========

    Weighted average common shares outstanding ...    1,251,556      1,145,754        895,843

    Add:  Dilutive effects of assumed conversions
      and exercises:
       Convertible preferred stock ...............      137,106        139,283         79,522
       Convertible debenture .....................         --            7,813          7,813
       Stock options .............................       62,605         31,633         39,848

    Weighted average common and dilutive
      potential common shares outstanding ........    1,451,267      1,324,483      1,023,026
                                                    -----------    -----------    -----------
       Earnings per share assuming dilution ......  $      2.80    $      2.77    $      2.76
                                                    ===========    ===========    ===========

NOTE 15 - FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying value and estimated fair value of the Company's financial instruments are as follows at year-end 1997 and 1996.

                                              1997                  1996
                                      -------------------   -------------------
                                      Carrying     Fair     Carrying     Fair
                                       Value      Value      Value      Value
                                      --------   --------   --------   --------
Financial assets:
   Cash and cash equivalents .......  $ 24,363   $ 24,363   $ 12,995   $ 12,995
   Securities available for sale ...    71,912     71,912     76,474     76,474
   Loans, net ......................   345,564    348,229    311,679    310,065

Financial liabilities:
   Demand, savings, and money
     market accounts ...............   213,306    213,306    183,483    183,483
   Certificate of deposits .........   181,846    180,856    182,868    183,026
   Advances from FHLB ..............    10,000      9,884     12,000     11,111
   Repurchase agreement and other ..    16,511     16,511      6,516      6,516

                              BANKFIRST CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
         (Dollar amounts in thousands, except share and per share data)

NOTE 15 - FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

      The following methods and assumptions were used to estimate the fair values for financial instruments. The carrying amount is considered to estimate fair value for cash and short-term instruments, demand deposits, liabilities for borrowed money, and variable rate loans or deposits that reprice frequently and fully. Securities available for sale fair values are based on quoted market prices or, if no quotes are available, on the rate and term of the security and on information about the issuer. For fixed rate loans or deposits and for variable rate loans or deposits with infrequent repricing or repricing limits, the fair value is estimated by discounted cash flow analysis using current market rates for the estimated life and credit risk. Fair values for impaired loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable. Liabilities for borrowed money are estimated using rates of debt with similar terms and remaining maturities.

NOTE 16 - PARENT COMPANY CONDENSED FINANCIAL STATEMENTS

                                 BALANCE SHEETS
                     Years ended December 31, 1997 and 1996

                                                              1997        1996
                                                            -------     -------
Assets
   Cash and cash equivalents ............................   $ 1,604     $     9
   Interest bearing deposit .............................      --         1,200
   Investment in subsidiary banks .......................    38,753      34,370
   Other ................................................        58           5
                                                            -------     -------
       Total assets .....................................   $40,415     $35,584
                                                            =======     =======
   Total liabilities ....................................      --            41
                                                            -------     -------

Employee stock ownership plan ...........................     1,536       1,389

Stockholders' equity
   Common stock .........................................     3,099       2,394
   Preferred stock ......................................     1,093       1,128
   Additional paid-in capital ...........................    20,112      19,818
   Retained earnings ....................................    14,013      10,745
   Unrealized gain on securities ........................       562          69
                                                            -------     -------
       Total stockholders' equity .......................    38,879      34,154
                                                            -------     -------
       Total liabilities and stockholders' equity .......   $40,415     $35,584
                                                            =======     =======

                              STATEMENTS OF INCOME
                  Years ended December 31, 1997, 1996, and 1995

                                                     1997      1996       1995
                                                   -------   -------    -------
Dividends from subsidiary banks ................   $   173   $   380    $   700
Other income ...................................       149       141        120
                                                   -------   -------    -------
       Total income ............................       322       521        820

Interest expense ...............................      --         120        296
Other expense ..................................       143       301        788
                                                   -------   -------    -------
       Total expenses ..........................       143       421      1,084
                                                   -------   -------    -------
Income before income taxes .....................       179       100       (264)
Income tax expense (benefit) ...................         3      (106)      (366)
                                                   -------   -------    -------
Income before equity in undistributed
 income of subsidiaries ........................       176       206        102
Equity in undistributed net income
 of subsidiaries ...............................     3,890     3,458      2,723
                                                   -------   -------    -------
Net income .....................................   $ 4,066   $ 3,664    $ 2,825
                                                   =======   =======    =======

                              BANKFIRST CORPORATION

         (Dollar amounts in thousands, except share and per share data)

NOTE 16 - PARENT COMPANY CONDENSED FINANCIAL STATEMENTS (Continued)

                            STATEMENTS OF CASH FLOWS
                  Years ended December 31, 1997, 1996, and 1995

                                                               1997       1996       1995
                                                             -------    -------    -------
Operating activities
   Net income ............................................   $ 4,066    $ 3,664    $ 2,825
   Adjustments to reconcile net income to net
     cash provided by operating activities:
       Undistributed net income of subsidiaries ..........    (3,890)    (3,458)    (2,723)
       Change in assets ..................................       (53)       (23)         2
       Change in liabilities .............................       (41)       (10)      --
                                                             -------    -------    -------
            Net cash provided by operating activities ....        82        173        104
Net cash used in investment activities
   Change in time deposit with other banks ...............     1,200     (1,200)      --
                                                             -------    -------    -------
Financing activities
   Payments of notes payable .............................      --       (3,244)      --
   Preferred stock dividends paid ........................      (161)      (162)       (74)
   Common stock dividends paid ...........................      --         --         (305)
   Cash paid for fractional shares in stock split ........        (3)      --         --
   Effect of internal reorganization .....................      --       (1,846)    (1,235)
   Sales of common stock and stock options exercised .....       524      6,273      1,308
   Repurchase of common stock ............................       (47)      --         --
                                                             -------    -------    -------
       Net cash provided by (used in) financing
         activities ......................................       313      1,021       (306)
                                                             -------    -------    -------
Net change in cash and cash equivalents ..................     1,595         (6)      (202)

Cash and cash equivalents, beginning of year .............         9         15        217
                                                             -------    -------    -------
Cash and cash equivalents, end of year ...................   $ 1,604    $     9    $    15
                                                             =======    =======    =======

NOTE 17 - SUBSEQUENT EVENTS

      On January 16, 1998, the Bank acquired a mortgage loan origination and servicing company for $7.5 million cash in a business combination accounted for as a purchase. The mortgage company's primary asset was loan servicing rights of approximately $7.0 million. The excess of the purchase price over the fair value of net asset acquired, $1.9 million, will be amortized on a straight-line basis over 15 years.

      On March 19, 1998, the Company and First Franklin Bancshares, Inc. ("First Franklin") agreed in principle that all of the outstanding common stock of First Franklin would be acquired by the Company in a business combination to be accounted for as a pooling of interest. At December 31, 1997, First Franklin had total assets of $182.0 million and total equity of $21.0 million. Upon consummation of the transaction, stockholders of First Franklin will receive
4.41 shares of the Company's common stock for each share of First Franklin common stock. Historical financial information presented in future reports will be restated to include First Franklin. Consummation of the transaction is subject to regulatory and stockholder approval.

                              BANKFIRST CORPORATION

         (Dollar amounts in thousands, except share and per share data)

NOTE 17 - SUBSEQUENT EVENTS (Continued)

      The following summarized operating data gives effect to the acquisition had it occurred on January 1, 1995:

                                          1997            1996          1995
                                      ------------    ------------    ----------

Net interest income ...............   $     28,635    $     25,460   $    23,037
                                      ============    ============    ==========

Net income ........................   $      6,628    $      6,049   $     5,179
                                      ============    ============    ==========

Basic earnings per share ..........   $       3.27    $       3.14    $     3.14
                                      ============    ============    ==========

Diluted earnings per share ........   $       3.05    $       2.94    $     2.95
                                      ============    ============    ==========

                              BANKFIRST CORPORATION

                           CONSOLIDATED BALANCE SHEET
         (Dollar amounts in thousands, except share and per share data)

                                                                  March 31, 1998
                                                                  --------------
                                                                    (Unaudited)
ASSETS
   Cash and due from banks .....................................      $ 23,711
   Securities available for sale, at fair value ................        75,206
   Mortgage loans held for sale ................................        19,969
   Loans, net ..................................................       361,029
   Premises and equipment, net .................................        19,202
   Mortgage servicing rights ...................................         6,992
   Federal Home Loan Bank Stock, at cost .......................         2,422
   Intangible assets ...........................................         2,120
   Accrued interest receivable and other asset .................         6,176
                                                                      --------
    Total assets ...............................................      $516,827
                                                                      ========


LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
    Noninterest-bearing deposits ...............................      $ 75,992
    Interest-bearing deposits ..................................       334,133
                                                                      --------
       Total deposits ..........................................       410,125

    Federal funds purchased ....................................        14,500
    Securities sold under agreements
       to repurchase ...........................................        19,175
    Advances from the Federal Home Loan Bank ...................        25,000
    Accrued interest payable and other liabilities .............         6,280
                                                                      --------
       Total liabilities .......................................       475,080

Employee Stock Ownership Plan ..................................         1,745

Stockholders' equity
    Common stock:  $2.50 par value, 3,000,000
      shares authorized, 1,275,893 shares
      outstanding ..............................................         3,105
    Noncumulative convertible preferred stock:  $5 par value,
      1,000,000 shares authorized, 215,805 shares outstanding ..         1,079
    Additional paid-in capital .................................        19,938
    Retained earnings ..........................................        15,206
    Unrealized gain on securities available for sale ...........           674
                                                                      --------
       Total stockholders' equity ..............................        40,002
                                                                      --------
       Total liabilities and stockholders' equity ..............      $516,827
                                                                      ========

        See accompanying notes to the consolidated financial statements.

                              BANKFIRST CORPORATION

                        CONSOLIDATED STATEMENTS OF INCOME
         (Dollar amounts in thousands, except share and per share data)

                                                    Three months ended March 31,
                                                    ----------------------------
                                                             (Unaudited)
                                                      1998                1997
                                                      ----                ----
Interest income
    Interest and fees on loans ....................   $ 9,088           $ 7,753
    Taxable securities ............................     1,089             1,181
    Nontaxable securities .........................        57                32
    Other .........................................        46                59
                                                      -------           -------
                                                       10,280             9,025
Interest expense
    Deposits ......................................     3,774             3,694
    Short-term borrowings .........................       484               168
    Long-term borrowings ..........................       144               169
                                                      -------           -------
                                                        4,402             4,031
                                                      -------           -------
Net interest income ...............................     5,878             4,994
Provision for loan losses .........................       225               300
                                                      -------           -------
Net interest income after
   provision for loan losses ......................     5,653             4,694
Noninterest income
    Service charges and fees ......................       466               537
    Loan servicing income, net of amortization ....       325              --
    Net gain on loan sales ........................       206                52
    Trust department income .......................        24                14
    Other .........................................       452               260
                                                      -------           -------
                                                        1,473               863
Noninterest expenses
    Salaries and employee benefits ................     2,820             1,988
    Occupancy expense .............................       434               261
    Equipment expense .............................       496               495
    Office expense ................................       327                70
    Data processing fees ..........................       285               239
    FDIC assessments ..............................        11                29
    Merger expnese ................................        39              --
    Other .........................................       736               838
                                                      -------           -------
                                                        5,148             3,920
                                                      -------           -------
Income before income taxes ........................     1,978             1,637
Provision for income taxes ........................       746               577
                                                      -------           -------
Net income ........................................   $ 1,232           $ 1,060
                                                      =======           =======
Other comprehensive income (loss),
    net of tax
    Change in unrealized
      gain (loss) on securities ...................       112              (545)
                                                      -------           -------
Comprehensive income ..............................   $ 1,344           $   515
                                                      =======           =======
Earnings per share:
    Basic .........................................   $  0.94           $  0.82
    Diluted .......................................   $  0.84           $  0.74

        See accompanying notes to the consolidated financial statements.

                              BANKFIRST CORPORATION

            CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                        Three Months ended March 31, 1998
                                   (Unaudited)
         (Dollar amounts in thousands, except share and per share data)

                                                                                                        Net
                                                                                                     Unrealized           Total
                                                                         Additional                    Gains              Stock-
                                              Common      Preferred        Paid-in        Retained    (Losses)           holders'
                                               Stock        Stock          Capital         Earnings  on Securities        Equity
                                               -----        -----          -------         --------  -------------        ------
Balance, January 1, 1998 ...................   $3,099       $1,093         $20,112         $14,013        $562           $38,879
Stock options exercised, 814 shares ........        2         --                25            --           --                 27
Conversion of 2,703 shares of
 preferred stock into 1,669 shares
 common stock ..............................        4          (14)             10            --           --               --
Cash dividend on preferred stock ...........    --            --            --                 (39)        --                (39)
Net income .................................    --            --            --               1,232         --              1,232
Reclassification of ESOP shares
 subject to put options ....................    --            --              (209)           --           --               (209)
Change in unrealized gains .................    --            --            --                --           112               112
 (losses)
                                               ------       ------         -------         -------        ----           -------
Balance, March 31, 1998 ....................   $3,105       $1,079         $19,938         $15,206        $674           $40,002
                                               ======       ======         =======         =======        ====           =======

        See accompanying notes to the consolidated financial statements.

                              BANKFIRST CORPORATION

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
         (Dollar amounts in thousands, except share and per share data)

                                                              Three months
                                                             ended March 31,
                                                            ----------------
                                                            1998        1997
                                                            ----        ----
                                                               (Unaudited)
Cash flows from operating activities
   Net income .........................................  $  1,232    $  1,060
   Adjustments to reconcile net income
     to net cash from operating activities
     Provision for loan losses ........................       225         300
     Depreciation .....................................       303         289
     Amortization and accretion, net ..................      (343)        (40)
     Gain on sale of mortgage loans ...................      (206)        (52)
     Proceeds from sales of mortgage loans ............    29,806       1,899
     Purchases of mortgage loans held for sale ........   (11,944)       --
     Originations of mortgage loans held for sale .....   (30,963)     (2,140)
     Changes in assets and liabilities
       Accrued interest receivable and other assets ...    (2,124)       (731)
       Accrued interest payable and other liabilities .      (691)        583
                                                         --------    --------
         Net cash provided by (used in)
            operating activities ......................   (14,705)      1,168

Cash flows from investing activities
   Net cash paid for mortgage company .................    (7,449)       --
   Purchase of securities .............................    (4,095)     (3,522)
   Proceeds from maturities of securities .............     1,000       6,573
   Net increase in loans ..............................   (16,085)    (16,091)
   Purchase of FHLB stock .............................       (42)       (556)
   Premises and equipment expenditures, net ...........      (603)     (1,670)
                                                         --------    --------
     Net cash used in investing activities ............   (27,274)    (15,266)

Cash flows from financing activities
   Net change in deposits .............................    14,973      10,274
   Net change in securities sold
     under agreements to repurchase ...................     2,873         295
   Net change in federal funds purchased ..............    14,291      10,450
   Advances from the FHLB .............................    15,000        --
   Repayment of notes payable .........................    (5,798)       --
   Preferred stock dividends paid .....................       (39)        (40)
   Stock options exercised ............................        27        --
                                                         --------    --------
     Net cash provided by financing activities ........    41,327      20,979
                                                         --------    --------

Net change in cash and cash equivalents ...............      (652)      6,881

Cash and cash equivalents, beginning of period ........    24,363      12,995
                                                         --------    --------

Cash and cash equivalents, end of period ..............  $ 23,711    $ 19,876
                                                         ========    ========


Supplemental disclosures:
   Interest paid ......................................  $  2,013    $  1,827
   Income taxes paid ..................................       250         131
   Loans converted to other real estate ...............       178         107
   Preferred stock converted to common stock ..........        14        --
   Reclassification of ESOP shares ....................       209        --

        See accompanying notes to the consolidated financial statements.

                              BANKFIRST CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
         (Dollar amounts in thousands, except share and per share data)

      Principles of Consolidation: The consolidated financial statements include the accounts of BankFirst Corporation (formerly Smoky Mountain Bancorp, Inc.) (the "Company") and its wholly-owned subsidiary, BankFirst (the "Bank"), and the Bank's wholly-owned subsidiary, Curtis Mortgage Company. In April, 1998, the Company changed its name to BankFirst Corporation.

      The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information, and accordingly they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three month periods ended March 31, 1998 and 1997 are not necessarily indicative of the results that may be expected for the year ended December 31, 1998, or for the year ended December 31, 1997. For further information, refer to the consolidated financial statements and footnotes thereto included BankFirst's consolidated financial statements for the year ended December 31, 1997.

      Mortgage Banking Activities: Mortgage loans are originated and intended for sale in the secondary market are carried at the lower of cost or estimated aggregate market value. Mortgage loans are sold into the secondary market at market prices, which includes consideration for normal servicing fees. The total cost of mortgage loans purchased or originated with the intent to sell is allocated between the loan servicing right and the mortgage loan without servicing, based on their relative fair values. The capitalized cost of loan servicing  rights  is  amortized  in  proportion  to,  and over the  period  of, estimated net future servicing revenue. Mortgage servicing rights are periodically evaluated for impairment by stratifying them based on predominant risk characteristics of the underlying serviced loans, such as loan type, term and note rate. Impairment represents the excess of cost of an individual mortgage servicing rights stratum over its fair value, and is recognized through a valuation allowance.

      Borrowings: Federal funds purchased are overnight borrowings. Advances from the Federal Home Loan Bank are comprised of $15,000 overnight, $5,000 due April 30, 1998, and $5,000 due September 30, 1998.

      Comprehensive Income: The Company adopted Statement of Financial Accounting Standard No. 130, "Reporting Comprehensive Income", effective for the interim period ended March 31, 1998. This Standard requires reporting of comprehensive income, defined as changes in equity other than those resulting from investments by or distributions to stockholders. Net income, plus or minus "other comprehensive income" results in comprehensive income. The only item of other comprehensive income applicable to the Company is the change in unrealized gain or loss on securities available for sale. Comprehensive income is reported on the statement of income. The period ended March 31, 1997 was restated to meet the current reporting format.

      Purchase Transaction: On January 16, 1998, the Bank acquired Curtis Mortgage Company, a mortgage loan origination and servicing company, for $7,500 in a business combination accounted for as a purchase. The results of operations of Curtis Mortgage Company is included in the accompanying financial statements since the date of acquisition. The excess of the purchase price over the fair value of net assets acquired resulted in $1,900 of goodwill, which is being amortized on a straight-line basis over 15 years. Upon the transaction, $6,065 of the purchase price was allocated to mortgage servicing rights, which are being amortized on a level-yield basis over the life of the underlying loans.

      Assets and liabilities acquired were:

        Cash ...................................................  $    51
        Loans held for sale ....................................    6,267
        Mortgage servicing rights ..............................    7,000
        Furniture and equipment ................................      165
        Accrued interest receivable and other assets ...........      375
        Notes payable ..........................................   (5,798)
        Accrued and other liabilities ..........................   (2,460)

                              BANKFIRST CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
         (Dollar amounts in thousands, except share and per share data)

      Subsequent  Event:  On March 19,  1998,  the  Company  and First  Franklin
Bancshares, Inc. ("First Franklin") agreed in principle that all of the outstanding common stock of First Franklin would be acquired by the Company in a business combination to be accounted for as a pooling of interest. At March 31, 1998, First Franklin had total assets of $185 and total equity of $22. Upon consummation of the transaction, stockholders of First Franklin will receive
4.41 shares of the Company's common stock for each share of First Franklin common stock. Historical financial information presented in future reports will be restated to include First Franklin. Consummation of the transaction is subject to regulatory and stockholder approval.

      The following summarized operating data gives effect to the acquisition had it occurred on January 1, 1997:

                                               Three months ended March 31,
                                                1998                1997
                                                ----                ----
      Net interest income ....................  $7,796             $6,745
      Net income .............................  $1,703             $1,567
      Basic earnings per share ...............    $.83               $.78
      Diluted earnings per share .............    $.78               $.72

      Earnings Per Share: Basic earnings per share is based on weighted average common shares outstanding. Diluted earnings per share further assumes issuance of any dilutive potential common shares. Earnings per share are restated for all subsequent stock dividends and splits.

      A reconciliation of the numerators and denominators of the earnings per common share and earnings per common share assuming dilution computations are presented below

                                                         Three months ended
                                                             March 31,
                                                        -------------------
                                                        1998           1997
                                                        ----           ----
                                                            (Unaudited)
Earnings Per Share
    Net income ...................................  $     1,232          1,060
    Less:  Dividends declared on preferred stock .          (39)           (40)
                                                    -----------    -----------
       Net income available to common
         stockholders ............................  $     1,193    $     1,020
                                                    ===========    ===========
    Weighted average common shares outstanding ...    1,273,994      1,242,103
                                                    ===========    ===========
       Earnings per share ........................  $      0.94    $      0.82
                                                    ===========    ===========

Earnings Per Share Assuming Dilution
    Net income available to common stockholders .. $ 1,193 $ 1,020 Add back dividends upon assumed conversion
      of preferred stock .........................           39             40
                                                    -----------    -----------
       Net income available to common
         stockholders assuming conversion ........  $     1,232    $     1,060
                                                    ===========    ===========
    Weighted average common shares outstanding ...    1,273,994      1,242,103
    Add:  Dilutive effects of assumed conversions
      and exercises:
       Convertible preferred stock ...............      134,371        139,847
       Stock options .............................       58,939         57,213
    Weighted average common and dilutive
      potential common shares outstanding ........    1,467,304      1,439,163
                                                    -----------    -----------
Earnings per share assuming dilution .............  $      0.84    $      0.74
                                                    ===========    ===========

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders
First Franklin Bancshares, Inc. and Subsidiary
Athens, Tennessee

We have audited the accompanying consolidated balance sheets of First Franklin Bancshares, Inc. and Subsidiary as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997. These consolidated financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform these audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Franklin Bancshares, Inc. and Subsidiary as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997 in conformity with generally accepted accounting principles.

                                             G. R. RUSH & COMPANY, P.C.

Chattanooga, Tennessee
January 22, 1998
(except for Note 16, as to which the
date is March 19, 1998)

                 FIRST FRANKLIN BANCSHARES, INC. AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1997 AND 1996

                                                           1997           1996
                                                        ---------       --------
                                                       (In Thousands of Dollars)
ASSETS
    Cash and due from banks .........................    $  6,927       $  6,237
    Federal funds sold ..............................        --            5,900
                                                         --------       --------

         Total cash and cash equivalents ............       6,927         12,137
    Securities available for sale,
      at fair value .................................      56,490         58,933
    Loans, net ......................................     113,305         96,391
    Premises and equipment, net .....................       2,729          2,848
    Accrued interest receivable
      and other assets ..............................       2,516          1,982
                                                         --------       --------
         Total assets ...............................    $181,967       $172,291
                                                         ========       ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
    Noninterest-bearing deposits ....................    $ 26,323       $ 26,860
    Interest-bearing deposits .......................     128,294        123,128
                                                         --------       --------

         Total deposits .............................     154,617        149,988

    Other borrowed funds ............................       1,750            714
    Advances from the Federal
      Home Loan Bank ................................       2,121            154
    Accrued interest payable and
      other liabilities .............................       2,462          1,763
                                                         --------       --------

         Total liabilities ..........................     160,950        152,619
                                                         --------       --------
Stockholders' equity
    Common stock:  $5.00 par value,
      400,000 shares authorized,
      164,028 and 164,902 shares
      outstanding in 1997 and 1996 ..................         820            825
    Additional paid-in capital ......................       3,203          3,333
    Retained earnings ...............................      16,595         15,247
    Net unrealized gain on securities
      available for sale ............................         399            267
                                                         --------       --------
         Total stockholders' equity .................      21,017         19,672
                                                         --------       --------
         Total liabilities and
           stockholders' equity .....................    $181,967       $172,291
                                                         ========       ========

                 See notes to consolidated financial statements.

                 FIRST FRANKLIN BANCSHARES, INC. AND SUBSIDIARY

                        CONSOLIDATED STATEMENTS OF INCOME

              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                                                1997        1996         1995
                                              --------    --------     --------
                                                  (In Thousands of Dollars,
                                                  Except Per Share Amounts)
INTEREST INCOME
    Interest and fees on loans ............   $ 10,111    $  9,362     $  9,171
    Taxable securities ....................      2,361       2,473        2,565
    Nontaxable securities .................      1,051       1,016          874
    Other .................................        139         263          260
                                              --------    --------     --------
                                                13,662      13,114       12,870
                                              --------    --------     --------

INTEREST EXPENSE
    Deposits ..............................      6,060       5,989        5,576
    Borrowings ............................        118          50           90
                                              --------    --------     --------
                                                 6,178       6,039        5,666
                                              --------    --------     --------

NET INTEREST INCOME .......................      7,484       7,075        7,204

PROVISION FOR LOAN LOSSES .................        685         150          175
                                              --------    --------     --------

NET INTEREST INCOME AFTER PROVISION
    FOR LOAN LOSSES .......................      6,799       6,925        7,029
                                              --------    --------     --------

NONINTEREST INCOME
    Service charges and fees ..............      1,171       1,181        1,124
    Net securities gains (losses) .........        134         (20)         (68)
    Net gain on loan sales ................       --            35         --
    Trust department income ...............        622         572          551
    Prepaid pension cost adjustment .......        222        --           --
    Other .................................         88          78           73
                                              --------    --------     --------
                                                 2,237       1,846        1,680
                                              --------    --------     --------

NONINTEREST EXPENSES
    Salaries and employee benefits ........      3,124       3,147        3,003
    Occupancy expense .....................        404         405          401
    Equipment expense .....................        509         498          472
    FDIC assessments ......................       --          --            160
    Office expense ........................        150         162          139
    Data processing fees ..................        272         272          234
    Other .................................      1,080         903          903
                                              --------    --------     --------
                                                 5,539       5,387        5,312
                                              --------    --------     --------

INCOME BEFORE INCOME TAXES ................      3,497       3,384        3,397

PROVISION FOR INCOME TAXES ................        935         999        1,043
                                              --------    --------     --------

NET INCOME ................................   $  2,562    $  2,385     $  2,354
                                              ========    ========     ========

EARNINGS PER SHARE:
    Basic .................................   $  15.62    $  14.40     $  14.15

                 See notes to consolidated financial statements.

                 FIRST FRANKLIN BANCSHARES, INC. AND SUBSIDIARY

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY


              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995



                                                                      Additional                      Net Unrealized      Total
                                                       Common          Paid-in         Retained       Gains (Losses)   Stockholders'
                                                       Stock           Capital         Earnings       on Securities       Equity
                                                     ----------       ----------       --------       --------------   -------------
                                                                              (In Thousands of Dollars)
Balance, January 1, 1995 .........................   $    837         $  3,627         $ 12,231         $ (1,454)        $ 15,241

Retirement of repurchased
    shares, 1,200 shares .........................         (6)            (114)            --               --               (120)

Cash dividends on common stock ...................       --               --               (847)            --               (847)

Net income .......................................       --               --              2,354             --              2,354

Change in unrealized gains
    (losses) .....................................       --               --               --              1,808            1,808
                                                     --------         --------         --------         --------         --------

Balance, January 1, 1996 .........................        831            3,513           13,738              354           18,436

Retirement of repurchased
    shares, 1,225 shares .........................         (6)            (180)            --               --               (186)

Cash dividends on common stock ...................       --               --               (876)            --               (876)

Net income .......................................       --               --              2,385             --              2,385

Change in unrealized gains
    (losses) .....................................       --               --               --                (87)             (87)
                                                     --------         --------         --------         --------         --------

Balance, January 1, 1997 .........................        825            3,333           15,247              267           19,672

Sales of common stock,
    267 shares ...................................          1               42             --               --                 43

Retirement of repurchased
    shares, 1,141 shares .........................         (6)            (172)            --               --               (178)

Cash dividends on common stock ...................       --               --             (1,214)            --             (1,214)

Net income .......................................       --               --              2,562             --              2,562

Change in unrealized gains
    (losses) .....................................       --               --               --                132              132
                                                     --------         --------         --------         --------         --------

Balance, December 31, 1997 .......................   $    820         $  3,203         $ 16,595         $    399         $ 21,017
                                                     ========         ========         ========         ========         ========

                 See notes to consolidated financial statements.

                 FIRST FRANKLIN BANCSHARES, INC. AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                 Inflows (Outflows) in Cash and Cash Equivalents

                                                                          1997             1996              1995
                                                                       ---------         --------          --------
                                                                                  (In Thousands of Dollars)
Cash flows from operating activities
    Net income .....................................................   $  2,562          $  2,385          $  2,354
    Adjustment to reconcile net income to net cash
       provided by operating activities
          Provision for loan losses ................................        685               150               175
          Depreciation .............................................        373               344               332
          Amortization .............................................         36                36                36
          Net (gains) losses on securities sales ...................       (134)               20                68
          Net (gains) losses on sales of premises and equipment ....         (8)               (5)                2
          Gain on sale of loans ....................................       --                 (35)             --
          Deferred tax provision ...................................         29                74                13
          Accrued interest receivable and other assets .............       (570)             (115)              151
          Accrued interest payable and other liabilities ...........        552                (3)              135
                                                                       --------          --------          --------
               Net cash flows from operating activities ............      3,525             2,851             3,266
                                                                       --------          --------          --------
Cash flows from investing activities
    Purchases of securities ........................................    (26,898)          (29,544)          (13,431)
    Proceeds from maturities of securities .........................      8,051            13,832             9,010
    Proceeds from sales of securities ..............................     21,637            12,995            14,089
    Net increase in loans ..........................................    (17,598)             (643)          (12,917)
    Proceeds from sales of premises and equipment ..................          8                20              --
    Acquisition of premises and equipment ..........................       (255)             (274)             (362)
                                                                       --------          --------          --------
               Net cash flows from investment activities ...........    (15,055)           (3,614)           (3,611)
                                                                       --------          --------          --------
Cash flows from financing activities
    Net change in deposits .........................................      4,629              (444)            5,075
    Advances from Federal Home Loan Bank ...........................      2,000              --                --
    Repayments of advances from Federal Home Loan Bank .............        (33)               (9)               (8)
    Net change in other borrowed funds .............................      1,073               562              (602)
    Purchase of common stock .......................................       (178)             (186)             (120)
    Sales of common stock ..........................................         43              --                --
    Common stock dividends paid ....................................     (1,214)             (876)             (847)
                                                                       --------          --------          --------
               Net cash flows from financing activities ............      6,320              (953)            3,498
                                                                       --------          --------          --------
Cash and cash equivalents
    Net cash inflow (outflow) ......................................     (5,210)           (1,716)            3,153
    Balance
       Beginning of year ...........................................     12,137            13,853            10,700
                                                                       --------          --------          --------
       End of year .................................................   $  6,927          $ 12,137          $ 13,853
                                                                       ========          ========          ========
Supplemental disclosures:
    Interest .......................................................   $  6,139          $  6,048          $  5,459
    Income taxes ...................................................        983             1,101             1,052
    Total increase in unrealized
       appreciation (depreciation) on
       securities available for sale ...............................        132               (87)            1,808

                 See notes to consolidated financial statements.

                 FIRST FRANKLIN BANCSHARES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES.

      Principles of consolidation. The consolidated financial statements include the accounts of the parent company and its wholly owned subsidiary, First National Bank and Trust Company. All significant intercompany transactions and balances are eliminated in the consolidation.

      Nature of operations. The Company provides a variety of financial services to individuals and corporate customers through its various branches in the McMinn County, Tennessee region. The Company's primary deposit products are demand deposits, NOW accounts, savings accounts and certificates of deposit. Its primary lending products are commercial and single-family residential loans.

      Use of estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses. Management's determination of the allowance for loan losses is based on various factors described below under the caption "Loans and allowance for loan losses".

      While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses. Such agencies may require the Company to recognize additions to the allowance based on their judgments about information available to them at the time of their examination. Because of these factors, it is reasonably possible that the allowance for loan losses may change materially in the near term.

      Cash and cash equivalents. For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

      Securities available for sale. The Company classified all investments as securities available for sale. No investments were classified under the other categories of trading securities and held to maturity securities. Available for sale securities are reported at fair value, with unrealized holding gains and losses excluded from earnings and reported as a separate component of stockholders' equity.

      All investment securities are initially recorded at cost, with adjustments made for amortization of premiums and accretion of discounts, which are recognized as adjustments to interest income. Gains and losses on disposition are based on the net proceeds and the adjusted carrying amount of the securities sold, using the specific identification method.

      Unrealized holding gains and losses, net of deferred tax, on securities available for sale are reported as a net amount in a separate component of stockholders' equity until realized. At December 31, 1997 and 1996, the deferred tax liability was $244 thousand and $163 thousand, respectively.

      Loans and allowance for loan losses. Loans are stated at the amount of unpaid principal, reduced by unearned discount, unamortized loan fees and an allowance for loan losses. Interest on loans is calculated by using the simple interest method on daily balances of the principal amount outstanding. Loan fees are recognized as an adjustment of yield over the lives of the related loans.

      The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely. The allowance is an amount that management believes will be adequate to absorb possible losses on existing loans that may become uncollectible, based on evaluations of the collectibility of loans and prior loan loss experience. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions that may

                 FIRST FRANKLIN BANCSHARES, INC. AND SUBSIDIARY

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued).

affect the borrowers' ability to pay. Accrual of interest is discontinued on a loan when management believes, after considering economic and business conditions and collection efforts, that the borrowers' financial condition is such that collection of interest is doubtful.

      Loans are considered impaired in full payment under the loan terms is not expected. Impairment is evaluated in total for smaller-balance loans of similar nature such as residential mortgage and consumer loans, and on an individual basis for other loans. Impaired loans are carried at the present value of expected cash flows discounted at the loan's effective interest rate or at the fair value of the collateral if the loan is collateral dependent. If impaired loans are significant to management, a portion of the allowance for loan losses is allocated to impaired loans. Loans are evaluated for impairment when payments are delayed, or when the internal grading system indicates a substandard or doubtful classification. Payment on such loans are reported as principal reductions.

      Depreciation. Office equipment and buildings are stated at cost less accumulated depreciation computed on the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized on the straight-line method over the shorter of the estimated useful lives of the improvements or the terms of the related leases.

      Amortization. Intangible assets of the parent company are being amortized on the straight-line method over a fifteen year period.

      Income taxes. Income taxes are allocated based upon each entity's portion of net income at the applicable tax rate. Deferred income taxes are reported for timing differences between items of income or expense reported in the financial statements and those reported for income tax purposes. The differences relate principally to the basis of available for sale securities, depreciation methods, defined benefit pension plan, and the provision for loan losses.

      Fair value of financial instruments. Fair values of financial instruments are estimated using relevant market information and other assumptions, as disclosed in Note 11. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect the estimates.

      Repurchased common stock. All repurchased shares are retired in accordance with Tennessee statutes and are available for issuance.

      Earnings per share. Basic earnings per share are computed under a new accounting standard effective in the quarter ended December 31, 1997. All prior amounts conform to the new standard and do not require restatement. Basic earnings per share is based upon net income divided by the weighted average number of shares outstanding during the year.

      Reclassifications. Certain amounts in 1995 and 1996 have been reclassified to conform with the 1997 presentation.

      Future accounting changes. New accounting standards have been issued which will require future reporting of comprehensive income (net income plus changes in holding gains and losses on available for sale securities) and may require redetermination of industry segment financial information.

                 FIRST FRANKLIN BANCSHARES, INC. AND SUBSIDIARY

2. SECURITIES AVAILABLE FOR SALE.

      Carrying   amounts  and  approximate   market  values  of  securities  are
summarized as follows:

                                                            December 31, 1997
                                          ------------------------------------------------------
                                          Amortized    Unrealized     Unrealized
                                             Cost        Gains           Losses     Market Value
                                          ---------    ----------     ----------    ------------
                                                        (In Thousands of Dollars)

U.S. Treasury ..........................  $ 12,078      $     88       $    (41)      $ 12,125
Obligations of other U.S. government
   agencies:
       Mortgage-backed securities ......     4,481            39            (29)         4,491
       Collateralized mortgage
          obligations ..................     4,473            12            (31)         4,454
       Other ...........................     2,002          --              (11)         1,991
Obligations of states and political
   subdivisions ........................    32,147           624             (8)        32,763
FHLB and FRB stock .....................       666          --             --              666
                                          --------      --------       --------       --------
                                          $ 55,847      $    763       $   (120)      $ 56,490
                                          ========      ========       ========       ========


                                                            December 31, 1996
                                          ------------------------------------------------------
                                          Amortized    Unrealized     Unrealized
                                             Cost        Gains           Losses     Market Value
                                          ---------    ----------     ----------    ------------
                                                        (In Thousands of Dollars)

U.S. Treasury ..........................  $ 13,575      $     88       $   (104)      $ 13,559
Obligations of other U.S. government
   agencies:
       Mortgage-backed securities ......    13,182            58            (48)        13,192
       Collateralized mortgage
          obligations ..................     6,701            22            (84)         6,639
       Other ...........................     4,687            19            (48)         4,658
Obligations of states and political
   subdivisions ........................    19,732           550            (23)        20,259
FHLB and FRB stock .....................       626          --             --              626
                                          --------      --------       --------       --------
                                          $ 58,503      $    737       $   (307)      $ 58,933
                                          ========      ========       ========       ========

      Securities with par amounts of approximately $17,375 thousand and $17,869 thousand for 1997 and 1996, respectively, were pledged to secure deposits and other liabilities of $7,117 thousand and $2,969 thousand. The market value of the pledged securities was $17,553 thousand and $18,000 thousand at December 31, 1997 and 1996, respectively.

      The maturities of securities at December 31, 1997, were as follows:

                                                    Amortized         Market
                                                       Cost            Value
                                                   -----------      -----------
                                                    (In Thousands of Dollars)

Due in one year or less .........................  $     4,549      $     4,532
Due after one year through five years ...........       12,588           12,691
Due after five years through ten years ..........       15,122           15,369
Due after ten years .............................       22,922           23,232
Other securities ................................          666              666
                                                   -----------      -----------
                                                   $    55,847      $    56,490
                                                   ===========      ===========

                                                    1997     1996      1995
                                                   ------   ------    ------
                                                    (In Thousands of Dollars)

Sales of available for sale securities
   Realized gains ...............................   $ 137    $  33     $  20
   Realized losses ..............................       3       53        88

                 FIRST FRANKLIN BANCSHARES, INC. AND SUBSIDIARY

3. NET LOANS.

      Major classifications of loans at December 31, are as follows:

                                                       1997              1996
                                                     ---------        ---------
                                                      (In Thousands of Dollars)

Commercial loans .................................   $  29,462        $  19,328
Real estate loans
   Construction and development ..................       6,895            5,485
   Commercial ....................................      19,226           15,341
   Residential ...................................      38,908           38,165
Installment loans ................................      20,855           19,495
Other ............................................         268              395
                                                     ---------        ---------
   Total loans ...................................     115,614           98,209

Less -
   Unearned interest income ......................      (1,062)            (603)
   Allowance for loan losses .....................      (1,096)          (1,153)
   Unamortized loan fees .........................        (151)             (62)
                                                     ---------        ---------
Net loans ........................................   $ 113,305        $  96,391
                                                     =========        =========

      Impaired loans on which the accrual of interest has been discontinued or reduced had balances of $615 thousand and $275 thousand at December 31, 1997 and 1996, respectively. If interest on those loans had been accrued, such income would have approximated $56 thousand and $12 thousand for the above years. Interest income on this type of loan is recorded only when received.

      Changes in the allowance for loan losses were as follows:

                                               1997         1996         1995
                                              -------      -------      -------
                                                  (In Thousands of Dollars)

      Balance, beginning of year ...........  $ 1,153      $ 1,283      $ 1,244
         Provision .........................      685          150          175
         Loans charged off .................     (955)        (465)        (301)
         Recoveries of loans charged off ...      213          185          165
                                              -------      -------      -------
      Balance, end of year .................  $ 1,096      $ 1,153      $ 1,283
                                              =======      =======      =======

4. PREMISES AND EQUIPMENT.

      Major classifications of these assets are as follows:

                                                         1997            1996
                                                      ----------      ----------
                                                      (In Thousands of Dollars)

      Land ........................................   $      338      $      338
      Buildings ...................................        1,697           1,687
      Leasehold improvements ......................          762             747
      Furniture, fixtures and equipment ...........        3,038           2,832
                                                      ----------      ----------
                                                           5,835           5,604
      Less - accumulated depreciation .............        3,106           2,756
                                                      ----------      ----------
                                                      $    2,729      $    2,848
                                                      ==========      ==========

                 FIRST FRANKLIN BANCSHARES, INC. AND SUBSIDIARY

5. INTANGIBLE ASSETS.

      Included in the caption "Accrued interest receivable and other assets" are intangible assets consisting of goodwill which is being amortized on the straight-line method over its useful life:

                                    Unamortized Cost         Amortization
                                    ----------------   -------------------------
                                     1997     1996      1997     1996     1995
                                    -------  -------   -------  -------  -------
                                              (In Thousands of Dollars)

      Goodwill ..................   $    85  $   121   $    36  $    36  $    36
                                    =======  =======   =======  =======  =======

6. DEPOSITS.

      Certificates of deposit of $100 thousand or more were $16,323 thousand and $13,696 thousand at December 31, 1997 and 1996, respectively.

      At December 31, 1997, scheduled maturities of time deposits were as follows (in thousands of dollars):

      1998 ...................................................  $   46,331
      1999 ...................................................      25,935
      2000 ...................................................       8,678
      2001 ...................................................       6,198
                                                                ----------
                                                                $   87,142
                                                                ==========

7. BORROWINGS.

      Other borrowed funds consist of treasury tax and loan deposits, which are held under a note option with the Federal Home Loan Bank, and federal funds purchased. The note option has a maximum indebtedness of $1,100 thousand, bears an interest rate equivalent to the federal funds rate, and generally matures within seven to fourteen days. Other borrowed funds at December 31, 1997 and 1996 were comprised of the following:

                                                         1997          1996
                                                       ---------      -------
                                                      (In Thousands of Dollars)

      Treasury tax and loan note option .............  $   1,100      $   714
      Federal funds purchased .......................        650           --
                                                       ---------      -------
                                                       $   1,750      $   714
                                                       =========      =======

      Federal Home Loan Bank advances consisted of the following at December 31, 1997 and 1996:

                                                           1997         1996
                                                         -------      -------
                                                      (In Thousands of Dollars)

6.75% fixed rate advance, principal and interest
   monthly, maturing on September 1, 2012 ...........    $   743      $   --
6.51% fixed rate advance, principal and interest
   monthly, maturing on January 1, 2013 .............        500          --
7.20% fixed rate advance, principal and interest
   monthly, maturing on June 1, 2012 ................        490          --
6.80% fixed rate advance, principal and interest
   monthly, maturing on March 1, 2012 ...............        243          --
5.95% fixed rate advance, principal and interest
   monthly, maturing on August 1, 2008 ..............         80          85
5.70% fixed rate advance, principal and interest
   monthly, maturing on September 1, 2008 ...........         65          69
                                                         -------      ------
                                                         $ 2,121      $  154
                                                         =======      ======

      These advances are  collateralized by a blanket pledge of the subsidiary's
qualifying   residential  mortgage  loans  which  have  a  carrying  value  that significantly exceeds the maximum FHLB note amounts.

                 FIRST FRANKLIN BANCSHARES, INC. AND SUBSIDIARY

8. PROVISION FOR INCOME TAXES.

      The provision for income taxes is as follows:

                                               1997         1996         1995
                                             -------      -------      --------
                                                  (In Thousands of Dollards)

      Currently payable -
         Federal .........................   $   713      $   728       $   825
         State ...........................       193          197           205
                                             -------      -------       -------
                                                 906          925         1,030
      Deferred provision -
         Federal and state ...............        29           74            13
                                             -------      -------       -------
                                             $   935      $   999       $ 1,043
                                             =======      =======       =======

      Temporary differences which give rise to the net deferred tax liability at December 31, are as follows:

                                                    1997            1996
                                                  --------        --------
                                                  (In Thousands of Dollars)

      Deferred tax assets:
         Allowance for loan losses .............   $    95         $   103
         Deferred compensation .................        86              89
         Deferred loan fees ....................        57              24
                                                   -------         -------
               Total deferred tax assets .......       238             216
                                                   -------         -------

      Deferred tax liabilities:

         Net unrealized appreciation
            on securities available
            for sale ...........................       244             163
         Depreciation ..........................       209             221
         Defined benefit plan ..................       189              --
         Other .................................        57              42
                                                   -------         -------
            Total deferred tax liabilities .....       699             426
                                                   -------         -------
            Net deferred tax asset (liability) .   $  (461)        $  (210)
                                                   =======         =======

      The net deferred tax asset (liability) amounts are included in the caption "Accrued interest receivable and other assets" and "Accrued interest payable and other liabilities", respectively. The parent company's tax liabilities or expenses were not significant for 1997 or 1996.

      A reconciliation of expected income tax expense at the statutory federal income tax rate of 34% with the actual effective income tax rates, is as follows:

                                                1997       1996       1995
                                                ----       ----       ----

     Statutory federal tax rate ............    34.0%      34.0%      34.0%
     State income tax, net of
       federal benefit .....................     4.0        4.0        4.0
     Tax exempt income .....................   (10.3)     (10.2)      (8.7)
     Other .................................    (1.0)       1.7        1.4
                                                ----       ----       ----
                                                26.7%      29.5%      30.7%
                                                ====       ====       ====

                 FIRST FRANKLIN BANCSHARES, INC. AND SUBSIDIARY

9. RETIREMENT PLANS.

      The First National Bank and Trust Company has defined benefit pension and defined contribution profit sharing plans covering substantially all employees. The benefits for the pension plan are based primarily upon years of service and career average pay. The Bank's funding policy is to make annual contributions as required by applicable regulations. The Bank has charged pension costs as accrued, based on an actuarial valuation and funded the plans through contributions to trust funds that are kept apart from Bank funds.

      The pertinent assumptions and calculations covering the pension plan are summarized below as of December 31:

                                                         1997          1996
                                                       -------       -------
                                                     (In Thousands of Dollars)

      Assumptions:
         Discount rate ...............................    8.5%          8.5%
         Salary increase rate ........................    6.5%          6.5%
         Expected rate of return on plan assets ......    8.5%          8.5%

      Net periodic pension cost:
         Service cost .............................    $   173       $   159
         Interest cost ............................        318           287
         Return on plan assets ....................       (629)         (305)
         Other ....................................        249           (21)
                                                       -------       -------
                 Net periodic pension cost ........    $   111       $   120
                                                       =======       =======

                                                         1997          1996
                                                       -------       -------
                                                     (In Thousands of Dollars)

      Actuarial present value of --
         Vested benefit obligation ................  $  (3,924)       $  (2,708)
         Nonvested benefit obligation .............        (52)             (27)
                                                     ---------        ---------
         Accumulated benefit obligation ...........     (3,976)          (2,735)
         Effect of projected future compensation ..     (1,263)          (1,051)
                                                     ---------        ---------
         Projected benefit obligation .............     (5,239)          (3,786)
      Plan assets at fair value ...................      4,927            4,177
                                                     ---------        ---------
      Plan assets in excess of or (less
         than) projected benefit obligation .......       (312)             391
      Unrecognized transition amount ..............       (150)            (171)
      Unrecognized net loss .......................        959              150
                                                     ---------        ---------
      Net prepaid pension cost ....................  $     497        $     370
                                                     =========        =========

      Plan assets consist principally of U.S. Treasury notes, government agencies, corporate bonds and notes, and common stocks. Contributions to the plans are as follows:

                                                1997          1996        1995
                                               -------       -------     -------
                                                  (In Thousands of Dollars)

      Pension plan ..........................  $   238       $   229     $   243
      Profit sharing plan ...................       83           112         106

                 FIRST FRANKLIN BANCSHARES, INC. AND SUBSIDIARY

10. CONTINGENT LIABILITIES.

      The consolidated financial statements do not reflect various commitments and contingent liabilities which arise in the normal course of business and which involve elements of credit risk, interest rate risk and liquidity risk. These commitments and contingent liabilities are commitments to extend credit, letters of credit, and home equity lines of credit. A summary of the unused portion of these commitments and contingent liabilities at December 31, 1997, is as follows (in thousands of dollars):

     Commercial lines of credit .................................  $   7,541
     Real estate construction lines of credit ...................      5,151
     Personal lines of credit ...................................        472
     Home equity lines of credit ................................      1,216
     Other commitments to extend credit .........................        314
     Standby letters of credit ..................................        171
                                                                   ---------
            Total ...............................................  $  14,865
                                                                   =========

      All of the above commitments and contingent liabilities include exposure to some credit loss in the event of nonperformance of the customer. The credit policies and procedures for these items are the same as those for extensions of credit that are recorded in the consolidated balance sheets. Because the majority of these instruments have fixed maturity dates and all commitments are not utilized before expiration, they do not generally present any significant liquidity risk to the bank. No significant losses have been incurred on its commitments in either 1997 or 1996.

11. FAIR VALUE OF FINANCIAL INSTRUMENTS.

      The fair value of financial instruments is disclosed to comply with Statement of Financial Accounting Standards (SFAS) No. 107, "Disclosure about Fair Value of Financial Instruments". For the purposes of this disclosure, the estimated fair value of financial instruments with immediate and shorter-term maturities (generally 90 days or less) is assumed to be the same as the recorded book value. At December 31, 1997 and 1996, these instruments include the consolidated balance sheet lines captioned "Cash and cash equivalents", interest receivable included in "Accrued interest receivable and other assets" (of $1,192 thousand and $1,245 thousand, respectively), "Noninterest-bearing deposits", NOW account and savings deposits included in "Interest-bearing deposits" (of $41,152 thousand and $39,547 thousand, respectively), "Other borrowed funds", "Advances from the Federal Home Loan Bank", and interest payable included in "Accrued interest payable and other liabilities" (of $944 thousand and $896 thousand, respectively). Investment securities consist entirely of available for sale securities and are recorded at fair value on the consolidated balance sheet.

      The carrying amounts and estimated fair values of other financial instruments at December 31, 1997 and 1996, are summarized as follows:

                                              1997                 1996
                                      ------------------------------------------
                                      Carrying  Estimated   Carrying  Estimated
                                       Amount   Fair Value   Amount   Fair Value
                                      --------  ----------  --------  ----------
                                              (In Thousands of Dollars)

Financial assets:

   Loans, less allowance for
     loan losses ..................   $113,305   $113,939   $ 96,391   $ 97,434

Financial liabilities:

   Time deposits ..................   $ 87,142   $ 87,491   $ 83,581   $ 84,020

Off-balance sheet:

   Commitments to extend
     credit and standby letters
     of credit ....................   $   --     $   --     $   --     $   --

                 FIRST FRANKLIN BANCSHARES, INC. AND SUBSIDIARY

      The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

      Loans. The fair values of variable rate loans that reprice frequently and have no significant change in credit risk are assumed to approximate carrying amounts. The fair value of other loans (e.g., commercial, commercial real estate, certain mortgage loans and consumer loans) are estimated using discounted cash flow analysis, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality and estimates of maturity based on actual maturity dates.

      Time deposits. The fair value for fixed-rate time deposits with stated maturities was estimated using discounted cash flow analyses, using current market rates for instruments with similar maturities.

      Off-balance sheet instruments. These instruments include home equity and personal lines of credit, commercial lines of credit and standby letters of credit. Because the majority of these instruments are not utilized before expiration and generally have maturity dates of less than one year, they do not generally represent any significant financial instrument for the Company.

12. RELATED PARTY TRANSACTIONS.

      At December 31, 1997 and 1996, respectively, related party transactions between the subsidiary bank and its officers and board members were as follows:

                                                       1997           1996
                                                    ---------       ---------
                                                    (In Thousands of Dollars)

      Loans .....................................   $   1,912       $   1,226
      Deposits ..................................       1,082             464

      Trust assets (market value):
         Benefit plans ..........................   $   8,568       $   6,952
         Other ..................................      11,482           9,977

13. REGULATORY MATTERS.

      The Company and subsidiary bank are each independently subject to various regulatory capital requirements administered by their primary federal regulators, the Federal Reserve Bank (FRB) and the Office of Comptroller of the Currency (OCC). Failure to meet the minimum regulatory capital requirements can initiate certain mandatory, and possible additional discretionary actions by regulators, that if undertaken, could have a direct material effect on the Company's consolidated financial statements. Under the regulatory capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and subsidiary bank must each individually meet specific capital guidelines involving quantitative measures of their respective assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company's and subsidiary bank's capital amounts and classification under the prompt corrective action guidelines are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

      Quantitative measures established by regulation to ensure capital adequacy require the Company and subsidiary bank to maintain minimum amounts and ratios of total risk-based capital and Tier 1 capital to risk-weighted assets (as defined in the regulations), and Tier 1 capital to adjusted total assets (as defined). Management believes, as of December 31, 1997, that both the Company and subsidiary bank exceed all the respective capital adequacy requirements to which they are subject.

      As of December 31, 1997, the most recent notification from the OCC categorized both the Company and subsidiary bank as well capitalized under the regulatory framework for prompt corrective action. To remain categorized as well capitalized, the Company and subsidiary bank will have to maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as disclosed in the table below. There are no conditions or events since the most recent notification that management believes have changed the Company's or the subsidiary bank's prompt corrective action category.

                 FIRST FRANKLIN BANCSHARES, INC. AND SUBSIDIARY

                                                                               To Be Well
                                                                            Capitalized Under
                                                            For Capital     Prompt Corrective
                                        Actual          Adequacy Purposes   Action Provisions
                                  ----------------      -----------------   -----------------
                                  Amount     Ratio      Amount     Ratio    Amount      Ratio
                                  ------     -----      ------     -----    ------      -----
                                                   (In Thousands of Dollars)
December 31, 1996
Total Capital (to Risk
  Weighted Assets):
    Consolidated ..............   $21,629    19.1%      $9,069     =>8.0%   $11,337    =>10.0%
    Subsidiary bank ...........   $21,312    18.8%      $9,063     =>8.0%   $11,329    =>10.0%

Tier 1 Capital (to Risk
  Weighted Assets):
    Consolidated ..............   $20,533    18.1%      $4,534     =>4.0%   $ 6,802    => 6.0%
    Subsidiary bank ...........   $20,216    17.8%      $4,531     =>4.0%   $ 6,797    => 6.0%

Tier 1 Capital (to Adjusted
  Total Assets):
    Consolidated ..............   $20,533    11.4%      $5,397     =>3.0%   $ 8,996    => 5.0%
    Subsidiary bank ...........   $20,216    11.2%      $5,396     =>3.0%   $ 8,993    => 5.0%

                                                                               To Be Well
                                                                            Capitalized Under
                                                            For Capital     Prompt Corrective
                                        Actual          Adequacy Purposes   Action Provisions
                                  ----------------      -----------------   -----------------
                                  Amount     Ratio      Amount     Ratio    Amount      Ratio
                                  ------     -----      ------     -----    ------      -----
                                                   (In Thousands of Dollars)
December 31, 1996
Total Capital (to Risk
  Weighted Assets):
    Consolidated ..............   $20,437    20.2%      $8,098    =>8.0%    $10,123    =>10.0%
    Subsidiary bank ...........   $20,229    20.0%      $8,094    =>8.0%    $10,118    =>10.0%

Tier 1 Capital (to Risk
  Weighted Assets):
    Consolidated ..............   $19,284    19.1%      $4,049    =>4.0%    $ 6,074    =>6.0%
    Subsidiary bank ...........   $19,076    18.9%      $4,047    =>4.0%    $ 6,070    =>6.0%

Tier 1 Capital (to Adjusted
 Total Assets):
    Consolidated ..............   $19,284    11.4%      $5,084    =>3.0%    $ 8,474    =>5.0%
    Subsidiary bank ...........   $19,076    11.3%      $5,082    =>3.0%    $ 8,471    =>5.0%

      The  subsidiary  bank,  as a National  Bank,  is  subject to the  dividend restrictions set forth by the Comptroller of the Currency. Under such restrictions, the bank may not, without prior approval of the Comptroller of the Currency, declare dividends in excess of the sum of current year's earnings (as defined) plus the retained earnings (as defined) from the prior two years. The bank was in compliance with these regulations as of December 31, 1997 and 1996.

14. CONCENTRATIONS OF CREDIT RISK.

      Substantially all of the subsidiary bank's loans, commitments and letters of credit have been granted to customers in the bank's market area and are depositors of the bank. Investments in state and municipal securities generally involve governmental entities within Tennessee. Concentrations by type of loan are described in Note 3. Commercial and standby letters of credit were granted primarily to commercial borrowers. The subsidiary bank, as a matter of policy, strives to limit loans to one individual, related group of borrowers, or one industry to twenty-five percent of capital. In addition, the subsidiary bank had the following individual concentrations at December 31:

                                                           1997          1996
                                                         --------      --------
                                                       (In Thousands of Dollars)
Par value of securities issued by governmental
   entities outside  of Tennessee ....................   $ 14,470      $  3,485

Correspondent bank balances ..........................         39         8,276
                                                         --------      --------
                                                         $ 14,509      $ 11,761
                                                         ========      ========

                 FIRST FRANKLIN BANCSHARES, INC. AND SUBSIDIARY

      The correspondent bank balances represent federal funds sold of $0 and $5,900 thousand, respectively, and due from accounts in excess of federal deposit insurance limits amounting to $39 thousand and $2,376 thousand, respectively. The subsidiary bank's Interbank Liability Policy requires the bank to monitor the amount of credit exposure to each correspondent bank on a quarterly basis and to report any policy exceptions to the board of directors.

15.   CONDENSED FINANCIAL STATEMENTS OF PARENT COMPANY.

                            CONDENSED BALANCE SHEETS
                                   December 31

                                                           1997          1996
                                                           ----          ----
                                                       (In Thousands of Dollars)
ASSETS
   Cash .............................................   $   415         $   112
   Other assets .....................................       458             351
   Investment in subsidiary bank ....................    20,615          19,343
                                                        -------         -------
                                                        $21,488         $19,806
                                                        =======         =======

LIABILITIES .........................................   $   432         $    95
EQUITY ..............................................    21,056          19,711
                                                        -------         -------
                                                        $21,488         $19,806
                                                        =======         =======

                         CONDENSED STATEMENTS OF INCOME
                         For the Years Ended December 31

                                                   1997      1996       1995
                                                   ----      ----       ----
                                                    (In Thousands of Dollars)

Dividends from subsidiary bank .................  $1,420     $1,090     $1,025
Equity in subsidiary undistributed income ......   1,272      1,221      3,189
Other income ...................................      71         37         14
Other operating expenses .......................     (70)      (49)        (79)
Income tax (provision) benefit .................       1       ( 1)         13
                                                  ------     ------     ------
Net income .....................................  $2,694     $2,298     $4,162
                                                  ======     ======     ======

                       CONDENSED STATEMENTS OF CASH FLOWS
                         For the Years Ended December 31

                                                      1997      1996     1995
                                                      ----      ----     ----
                                                     (In Thousands of Dollars)

Cash flows from operating activities:
   Net income ....................................  $ 2,694   $ 2,298   $ 4,162
   Reconciling items:
       Equity in undistributed net income ........   (1,272)   (1,221)   (3,189)
       Change in assets ..........................     (107)       30        36
       Change in liabilities .....................      337         1       (24)
                                                    -------   -------   -------
            Net cash from operating
              activities .........................    1,652     1,108       985

Cash flows from financing activities:
   Cash dividends on common stock ................   (1,214)     (876)     (847)
   Sales of common stock .........................       43       --        --
   Retirement of repurchased shares ..............     (178)     (186)     (120)
                                                    -------   -------   -------

            Net cash from financing
              activities .........................   (1,349)   (1,062)     (967)
                                                    -------   -------   -------

Net change in cash and equivalents ...............      303        46        18
Beginning cash and equivalents ...................      112        66        48
                                                    -------   -------   -------
Ending cash and equivalents ......................  $   415   $   112   $    66
                                                    =======   =======   =======
Amount of dividends that could be paid
   from bank subsidiary without
   regulatory approval ...........................  $ 7,364
                                                    =======

                 FIRST FRANKLIN BANCSHARES, INC. AND SUBSIDIARY

16. SUBSEQUENT EVENT.

      On March 19, 1998, the Company entered into an "Agreement and Plan of Merger" with Bankfirst Corporation (formerly Smoky Mountain Bancorp, Inc.). The merger agreement requires that all of the outstanding common stock of the Company be acquired by BankFirst Corporation in a business combination to be accounted for as a pooling of interest. Upon consummation of the transaction, shareholders of the Company will receive 4.41 shares of BankFirst Corporation's common stock for each share of Company common stock. Consummation of the transaction is subject to regulatory and stockholder approval.

                 FIRST FRANKLIN BANCSHARES, INC. AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEETS
                             MARCH 31, 1998 AND 1997

                                                              UNAUDITED
                                                       (In Thousands of Dollars)
                                                       -------------------------
                                                            1998        1997
                                                            ----        ----
ASSETS
    Cash and due from banks ..........................   $   5,404   $   7,477
    Federal funds sold ...............................       5,700       6,400
    Commercial paper .................................        --         1,548
                                                         ---------   ---------
         Total cash and cash equivalents .............      11,104      15,425

    Securities available for sale, at fair value .....      56,211      57,209
    Loans, net .......................................     111,890      96,929
    Premises and equipment, net ......................       2,703       2,777
    Accrued interest receivable and other assets .....       2,697       1,993
                                                         ---------   ---------

         Total assets ................................   $ 184,605   $ 174,333

                                                         =========   =========

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
    Noninterest-bearing deposits .....................   $  25,640   $  25,834
    Interest-bearing deposits ........................     131,463     125,651
                                                         ---------   ---------
         Total deposits ..............................     157,103     151,485

    Other borrowed funds .............................       1,100       1,100
    Advances from the Federal Home Loan Bank .........       2,351         402
    Accrued interest payable and other liabilities ...       2,329       1,835
                                                         ---------   ---------
         Total liabilities ...........................     162,883     154,822
                                                         ---------   ---------

Stockholders' equity
    Common stock:  $5.00 par value, 400,000 shares
       authorized,  164,125 and 163,761 shares
       outstanding in 1998 and 1997 ..................         821         819
    Additional paid-in capital .......................       3,218       3,161
    Retained earnings ................................      17,066      15,754
    Net unrealized gain (loss) on securities
      available for sale .............................         617        (223)
                                                         ---------   ---------
         Total stockholders' equity ..................      21,722      19,511
                                                         ---------   ---------
         Total liabilities and stockholders' equity ..   $ 184,605   $ 174,333
                                                         =========   =========

                 FIRST FRANKLIN BANCSHARES, INC. AND SUBSIDIARY

                        CONSOLIDATED STATEMENTS OF INCOME
               FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND 1997

                                                              UNAUDITED
                                                      (In Thousands of Dollars,
                                                      Except Per Share Amounts)
                                                      -------------------------
                                                         1998         1997
                                                         ----         ----
INTEREST INCOME
    Interest and fees on loans .....................    $ 2,734     $ 2,300
    Taxable securities .............................        351         605
    Nontaxable securities ..........................        397         256
    Other ..........................................         34          59
                                                        -------     -------
                                                          3,516       3,220
                                                        -------     -------
INTEREST EXPENSE
    Deposits .......................................      1,547       1,458
    Borrowings .....................................         51          11
                                                        -------     -------
                                                          1,598       1,469
                                                        -------     -------
NET INTEREST INCOME ................................      1,918       1,751

PROVISION FOR LOAN LOSSES ..........................        309          60
                                                        -------     -------
NET INTEREST INCOME AFTER PROVISION
    FOR LOAN LOSSES ................................      1,609       1,691
                                                        -------     -------
NONINTEREST INCOME
    Service charges and fees .......................        301         264
    Trust department income ........................        161         147
    Other ..........................................         24          24
                                                        -------     -------
                                                            486         435
                                                        -------     -------
NONINTEREST EXPENSES
    Salaries and employee benefits .................        826         810
    Occupancy expense ..............................        107          98
    Equipment expense ..............................        167         149
    Office expense .................................         28          35
    Data processing fees ...........................         80          59
    Other ..........................................        282         269
                                                        -------     -------
                                                          1,490       1,420
                                                        -------     -------
INCOME BEFORE INCOME TAXES .........................        605         706

PROVISION FOR INCOME TAXES .........................        134         199
                                                        -------     -------
NET INCOME .........................................    $   471     $   507
                                                        -------     -------

OTHER COMPREHENSIVE INCOME (LOSS), NET OF TAX
    Change in unrealized gain (loss) on securities .        218        (490)
                                                        -------     -------
COMPREHENSIVE INCOME ...............................    $   689     $    17
                                                        =======     =======
EARNINGS PER SHARE:
    Basic ..........................................    $  2.87     $  3.09

                 FIRST FRANKLIN BANCSHARES, INC. AND SUBSIDIARY

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
               FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND 1997

                                                              UNAUDITED
                                                       (In Thousands of Dollars)
                                   --------------------------------------------------------------
                                                       Additional    Net Unrealized     Total
                                   Common     Paid-in    Retained    Gains (Losses) Stockholders'
                                   Stock      Capital    Earnings    on Securities     Equity
                                   -----      -------    --------    -------------     ------
Balance, January 1, 1997 ......  $    825    $  3,333    $ 15,247      $    267       $ 19,672

Sales of common stock .........        --          --          --            --             --

Retirement of repurchased
    shares, 1,141 shares ......        (6)       (172)         --            --           (178)
Cash dividends on common stock.        --          --          --            --             --

Net income ....................        --          --         507            --            507

Change in unrealized gains
    (losses) ..................        --          --          --          (490)          (490)
                                 --------    --------    --------      --------       --------
Balance, March 31, 1997 .......  $    819    $  3,161    $ 15,754      $   (223)      $ 19,511
                                 ========    ========    ========      ========       ========

Balance, January 1, 1998 ......  $    820    $  3,203    $ 16,595      $    399       $ 21,017

Sales of common stock,
    97 shares .................         1          15          --            --             16

Retirement of repurchased
    shares ....................        --          --          --            --             --

Cash dividends on common stock.        --          --          --            --             --

Net income ....................        --          --         471            --            471

Change in unrealized gains
    (losses) ..................        --          --          --           218            218
                                 --------    --------    --------      --------       --------
Balance, March 31, 1998 .......  $    821    $  3,218    $ 17,066      $    617       $ 21,722
                                 ========    ========    ========      ========       ========

                 FIRST FRANKLIN BANCSHARES, INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
               FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND 1997

                 Inflows (Outflows) in Cash and Cash Equivalents

                                                               UNAUDITED
                                                       (In Thousands of Dollars)
                                                       -------------------------
                                                            1998         1997
                                                            ----         ----
Cash flows from operating activities
    Net income .......................................    $    471     $    507
    Adjustment to reconcile net income to net cash
       provided by operating activities
          Provision for loan losses ..................         309           60
          Depreciation ...............................         108           95
          Amortization ...............................           9            9
          Net (gains) losses on securities sales .....        --           --
          Net (gains) losses on sales of premises
            and equipment ............................         (10)          (8)
          Gain on sale of loans ......................        --           --
          Deferred tax provision (benefit) ...........         (40)         (25)
          Accrued interest receivable and other
            assets ...................................        (190)         (20)
          Accrued interest payable and other
            liabilities ..............................        (227)         396
                                                          --------     --------
               Net cash flows from operating
                 activities ..........................         430        1,014
                                                          --------     --------
Cash flows from investing activities
    Purchases of securities ..........................         (10)        (158)
    Proceeds from maturities of securities ...........         641        1,093
    Proceeds from sales of securities ................        --           --
    Net increase in loans ............................       1,106         (598)
    Proceeds from sales of premises and equipment ....          14            8
    Acquisition of premises and equipment ............         (86)         (24)
                                                          --------     --------

               Net cash flows from investment
                  activities .........................       1,665          321
                                                          --------     --------

Cash flows from financing activities
    Net change in deposits ...........................       2,486        1,497
    Advances from Federal Home Loan Bank .............         250          250
    Repayments of advances from Federal Home
      Loan Bank ......................................         (20)          (2)
    Net change in other borrowed funds ...............        (650)         386
    Purchase of common stock .........................        --           (178)
    Sales of common stock ............................          16         --
    Common stock dividends paid ......................        --           --
                                                          --------     --------
               Net cash flows from financing
                 activities ..........................       2,082        1,953
                                                          --------     --------
Cash and cash equivalents
    Net cash inflow (outflow) ........................       4,177        3,288
    Balance
       Beginning of year .............................       6,927       12,137
                                                          --------     --------
       End of year ...................................    $ 11,104     $ 15,425
                                                          ========     ========
Supplemental disclosures:
    Interest .........................................    $  1,470     $  1,331
    Income taxes .....................................          48           51
    Total increase in unrealized appreciation
      (depreciation) on securities available
      for sale .......................................         218         (490)

                        FIRST FRANKLIN BANCSHARES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

      The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information, and accordingly they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three month periods ended March 31, 1998 and 1997 are not necessarily indicative of the results that may be expected for the year ended December 31, 1998, or for the year ended December 31, 1997. For further information, refer to the consolidated financial statements and footnotes thereto included First Franklin's consolidated financial statements for the year ended December 31, 1997.

                                                                      APPENDIX A

                          AGREEMENT AND PLAN OF MERGER

                                     BETWEEN

                          SMOKY MOUNTAIN BANCORP, INC.

                                       AND

                         FIRST FRANKLIN BANCSHARES, INC.

                                      INDEX

ARTICLE I  .............................................................  Page 2
   DEFINITIONS..........................................................  Page 2
     1.1 Definitions....................................................  Page 2
     Act................................................................  Page 2
     Affiliate .........................................................  Page 2
     Agreement .........................................................  Page 2
     BankFirst .........................................................  Page 2
     BankFirst Subsidiaries.............................................  Page 2
     Certificate........................................................  Page 2
     Closing   .........................................................  Page 2
     Closing Date.......................................................  Page 2
     Code...............................................................  Page 2
     Confidential Information...........................................  Page 3
     ERISA..............................................................  Page 3
     Effective Time.....................................................  Page 3
     Eligible First Franklin  Shareholder...............................  Page 3
     Exchange Act.......................................................  Page 3
     Exchange Agent.....................................................  Page 3
     Exchange Ratio.....................................................  Page 3
     FDIA...............................................................  Page 3
     FDIC...............................................................  Page 3
     FRB................................................................  Page 3
     Federal Reserve....................................................  Page 3
     First Franklin.....................................................  Page 3
     First Franklin Common Stock........................................  Page 3
     First Franklin Employee Plans......................................  Page 4
     First Franklin Financial Statements................................  Page 4
     First Franklin Interim Financial Statements........................  Page 4
     First Franklin Shareholders........................................  Page 4
     First Franklin Shareholders' Meeting...............................  Page 4
     First Franklin Tax Returns.........................................  Page 4
     First Franklin Taxes...............................................  Page 4
     First National.....................................................  Page 4
     First National Subsidiary..........................................  Page 4
     GAAP ..............................................................  Page 4
     Governmental Approvals.............................................  Page 5
     IRS ...............................................................  Page 5
     Merger ............................................................  Page 5
     OCC ...............................................................  Page 5
     Other Plan ........................................................  Page 5


                                       (i)

     Parties............................................................  Page 5
     Pension Plan.......................................................  Page 5
     Person.............................................................  Page 5
     Previously Disclosed...............................................  Page 5
     Proxy Statement....................................................  Page 5
     Records............................................................  Page 5
     Registration Statement.............................................  Page 6
     Regulatory Approval................................................  Page 6
     Regulatory Authorities.............................................  Page 6
     S-4 Registration Statement.........................................  Page 6
     SEC................................................................  Page 6
     Securities Act.....................................................  Page 6
     Shareholders Meetings..............................................  Page 6
     Smoky Mountain.....................................................  Page 6
     Smoky Mountain Common Stock........................................  Page 6
     Smoky Mountain Financial Statements................................  Page 6
     Smoky Mountain's Interim Financial Statements......................  Page 6
     Smoky Mountain's Shareholders' Meeting.............................  Page 7
     Smoky Mountain Taxes...............................................  Page 7
     Smoky Mountain Tax Returns.........................................  Page 7
     Stock Event........................................................  Page 7
     Subsidiary or Subsidiaries.........................................  Page 7
     TDFI...............................................................  Page 7
     Takeover Proposal..................................................  Page 7
     Welfare Plan.......................................................  Page 7

ARTICLE 2  .............................................................  Page 8
   MERGER OF SMOKY MOUNTAIN AND FIRST FRANKLIN..........................  Page 8
     2.1   Merger.......................................................  Page 8
     2.2.  Effective Time of the Merger.................................  Page 8
     2.3   Closing......................................................  Page 8
     2.4   Effect of the Merger.........................................  Page 8
     2.5   Effect of the Merger on the Capital Stock....................  Page 9
           (a) Cancellation of Treasury Stock...........................  Page 9
           (b) Conversion of First Franklin Common Stock................  Page 9
           (c) Dissenter's Rights.......................................  Page 9
     2.6   Exchange of Certificates.....................................  Page 9
           (a) Exchange Agent...........................................  Page 9
           (b) Exchange Procedures...................................... Page 10
           (c) Distributions with Respect to the Unexchanged Share...... Page 10
           (d) No Further Ownership Rights in First Franklin
                 Common Stock........................................... Page 11
           (e) No Fractional Shares..................................... Page 11


                                      (ii)

           (f) Termination of Exchange Fund............................. Page 11
           (g) No Liability............................................. Page 11
     2.7   Shareholders' Meetings....................................... Page 12
     2.8   Regulatory Approvals......................................... Page 12
     2.9   Certain Undertakings......................................... Page 13
           (a) Undertakings of First Franklin........................... Page 13
           (b) Undertakings of Smoky Mountain........................... Page 14

ARTICLE 3............................................................... Page 15
   REPRESENTATIONS AND WARRANTIES OF SMOKY MOUNTAIN..................... Page 15
     3.1   Organization and Corporate Authority......................... Page 15
     3.2   Authorization, Execution and Delivery;
           Agreement Not in Breach...................................... Page 16
     3.3   No Legal Bar................................................. Page 17
     3.4   Regulatory Approvals......................................... Page 17
     3.5   Capitalization............................................... Page 17
     3.6   Smoky Mountain Financial Statements.......................... Page 18
     3.7   Tax Matters.................................................. Page 18
     3.8   Insurance.................................................... Page 20
     3.9   Legal Proceedings............................................ Page 20
     3.10  Compliance with Law.......................................... Page 21
     3.11  Governmental Authorizations.................................. Page 21
     3.12  Supervisory Matters.......................................... Page 22
     3.13  Rights and Licenses.......................................... Page 22
     3.14  Properties................................................... Page 23
     3.15  Absence of Certain Changes or Events......................... Page 23
     3.16  Public Offering of Smoky Mountain Stock...................... Page 23
     3.17  Representations and Warranties True on and as of
           Closing Date................................................. Page 23
     3.18  Material Contracts........................................... Page 23
     3.19  Employee Benefit Plans....................................... Page 24
     3.20  Brokers...................................................... Page 26
     3.21  Books of Account; Corporate Records.......................... Page 26
     3.22. Reserves for Loan Losses..................................... Page 26
     3.23. Labor Relations.............................................. Page 26
     3.24  No Undisclosed Liabilities................................... Page 27
     3.25  Year 2000 Compliance......................................... Page 28
     3.26. Environmental Law Violations................................. Page 28
           (1) Environmental Law........................................ Page 28
           (2) Hazardous Substance...................................... Page 28
           (3) Loan Portfolio Properties and Other Properties Owned..... Page 29


                                      (iii)

ARTICLE 4  ............................................................. Page 29
   REPRESENTATIONS AND WARRANTIES OF FIRST FRANKLIN..................... Page 29
     4.1   Organization and Standing.................................... Page 29
     4.2   Authorization, Execution and Delivery; Agreement
           Not in Breach................................................ Page 30
     4.3   No Legal Bar................................................. Page 30
     4.4   Regulatory Approvals......................................... Page 31
     4.5   Capitalization and Ownership................................. Page 31
     4.6   First Franklin Financial Statements.......................... Page 32
     4.7   Tax Matters.................................................. Page 33
     4.8   Insurance.................................................... Page 35
     4.9   Legal Proceedings............................................ Page 35
     4.10  Compliance with Law.......................................... Page 35
     4.11  Brokers...................................................... Page 36
     4.12  Governmental Authorizations.................................. Page 36
     4.13  Supervisory Matters.......................................... Page 37
     4.14  Rights and Licenses.......................................... Page 37
     4.15  Material Contracts........................................... Page 37
     4.16  Properties................................................... Page 38
     4.17  Employee Benefit Plans....................................... Page 38
     4.18  Absence of Certain Changes or Events......................... Page 40
     4.19  Books of  Account; Corporate Records......................... Page 40
     4.20  Representations and Warranties True on and as of
           Closing Date................................................. Page 40
     4.21. Reserves for Loan Losses..................................... Page 41
     4.22. Labor Relations.............................................. Page 41
     4.23  No Undisclosed Liabilities................................... Page 42
     4.24  Year 2000 Compliance......................................... Page 42
     4.25. Environmental Law Violations................................. Page 43
           (1) Environmental Law........................................ Page 43
           (2) Hazardous Substance...................................... Page 43
           (3) Loan Portfolio Properties and Other Properties Owned..... Page 43

ARTICLE 5  ............................................................. Page 43
   COVENANTS AND AGREEMENTS............................................. Page 43
     5.1   Pre-Merger Conduct of Business by First Franklin, First
           National and the First National Subsidiary................... Page 43
     5.2   Pre-Merger Conduct of Business by Smoky
           Mountain and BankFirst....................................... Page 46
     5.3   Access....................................................... Page 49
     5.4   Confidential Information..................................... Page 49
     5.5   Proxy Statement.............................................. Page 50
     5.6   Furnishing of Information.................................... Page 50
     5.7   Filing for all Regulatory Approvals.......................... Page 51
     5.8   Increase in Authorized Shares................................ Page 51


                                       (iv)

     5.9   No Control of First Franklin by Smoky Mountain............... Page 51
     5.10  Agreements to Use Best Efforts............................... Page 51
     5.11  Press Releases and Public Information........................ Page 52
     5.12  Updating of the Schedules.................................... Page 52
     5.13  Accounting Treatment......................................... Page 52
     5.14. Current SEC Reports.......................................... Page 52
     5.15  Exchange Act Registration.................................... Page 52
     5.16  Indemnification and Insurance................................ Page 53

ARTICLE 6  ............................................................. Page 54
   CONDITIONS PRECEDENT TO OBLIGATION TO CLOSE.......................... Page 54
     6.1   Conditions to Both Parties' Obligation to Close.............. Page 54
           (a) Governmental Approvals................................... Page 54
           (b) Shareholder Approval..................................... Page 54
           (c) Pooling Opinion.......................................... Page 54
           (d) Securities Laws.......................................... Page 54
     6.2   Conditions to First Franklin's Obligation to Close........... Page 55
           (a) Accuracy of Representations and Warranties............... Page 55
           (b) Performance of Covenants and Agreements.................. Page 55
           (c) No Material Change....................................... Page 55
           (d) Fairness Opinion......................................... Page 55
           (e) Consent of Other Persons................................. Page 55
           (f) Legal Opinion of Counsel................................. Page 56
           (g) Updated Smoky Mountain Schedules......................... Page 57
           (h) Tax Treatment............................................ Page 57
           (i) Outstanding Shares....................................... Page 57
           (j) Comfort Letter........................................... Page 58
     6.3   Conditions to Smoky Mountain's Obligation to Closing......... Page 58
           (a) Accuracy of Representations and Warranties............... Page 58
           (b) Performance of Covenants and Agreements.................. Page 58
           (c) Consent of Other Persons................................. Page 58
           (d) No Material Change....................................... Page 58
           (e) Legal Opinion of First Franklin's Counsel................ Page 59
           (f) Updated First Franklin Schedules......................... Page 60
           (g) Outstanding Shares....................................... Page 60
           (h) Resignations of Directors................................ Page 60
           (i) Other Information and Actions............................ Page 60
           (j) Comfort Letter........................................... Page 60


                                       (v)

ARTICLE 7  ............................................................. Page 60
   TERMINATION.......................................................... Page 60
     7.1   Termination.................................................. Page 60
     7.2   Effect of Termination........................................ Page 61
     7.3   Termination Without Cause.................................... Page 62

ARTICLE 8  ............................................................. Page 62
   MISCELLANEOUS........................................................ Page 62
     8.1   Smoky Mountain and First National Boards of Directors........ Page 62
     8.2   Continuation of First National............................... Page 62
     8.3   Expenses..................................................... Page 62
     8.4   Entire Agreement; Amendment.................................. Page 62
     8.5   Waiver....................................................... Page 63
     8.6   Governing Law................................................ Page 63
     8.7   Governmental Agencies........................................ Page 63
     8.8   Specific Performance......................................... Page 63
     8.9   Notices...................................................... Page 63
     8.10  No Third Party Beneficiaries................................. Page 65
     8.11  No Assignment................................................ Page 65
     8.12  Headings..................................................... Page 65
     8.13  Termination of Representations and Warranties................ Page 65
     8.14  Construction................................................. Page 65
     8.15  Counterparts................................................. Page 66
     8.16  Severability................................................. Page 66


                                      (vi)

                          AGREEMENT AND PLAN OF MERGER

      This Agreement and Plan of Merger (the "Agreement") is made and entered into as of the 19th day of March, 1998, by and between SMOKY MOUNTAIN BANCORP, INC., 625 Market Street, Knoxville, Tennessee 37902 ("Smoky Mountain") and FIRST FRANKLIN BANCSHARES, INC., 204 Washington Avenue, Athens, Tennessee 37371-0100 ("First Franklin").

                              W I T N E S S E T H:

      WHEREAS, Smoky Mountain, a Tennessee corporation, and a registered bank holding company under the Bank Holding Company Act of 1956, as amended, (the "Act"), is the owner of all of the issued and outstanding shares of common stock of BankFirst, a Tennessee banking corporation, located at 625 Market Street, Knoxville, Tennessee 37902 ("BankFirst"); BankFirst has two (2) wholly-owned subsidiaries, Curtis Mortgage Company, Inc. and Eastern Life Insurance Company; and

      WHEREAS, First Franklin, a Tennessee corporation, and a registered bank holding company under the Act is the owner of all of the issued and outstanding shares of common stock of First National Bank and Trust Company of Athens, a national banking association, located at 204 Washington Avenue, Athens, Tennessee 37371 ("First National"); and First National Bank has one wholly-owned subsidiary, Friendly Finance Company, Inc., a Tennessee chartered industrial loan and thrift company, located at 620 Decatur Pike, Athens, Tennessee 37303; and

      WHEREAS, Smoky Mountain is undertaking an underwritten public offering of Smoky Mountain common stock; and

      WHEREAS, the parties hereto deem it desirable for First National to be acquired by Smoky Mountain through the Merger of First Franklin with and into Smoky Mountain, pursuant to the applicable laws of the United States and the State of Tennessee, in accordance with the provisions of this Agreement; and

      WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization under the provisions of Section 368 of the Internal Revenue Code of 1986, as amended; and

      WHEREAS, for accounting purposes, it is intended that the Merger shall be accounted for as a "pooling of interest"; and

      WHEREAS, the parties hereto desire to enter into this Agreement for the purpose of setting forth certain representations, warranties, agreements, covenants, conditions and other provisions with respect to the Merger.

      NOW, THEREFORE, in consideration of the mutual covenants and other provisions herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

      1.1 Definitions. As used in this Acquisition Agreement, the following terms have the definitions indicated:

            "Act" shall mean the Bank Holding Company Act of 1956, as amended.

            "Affiliate" shall mean, for purposes of Section 3.19 of this Agreement only, as it applies to Smoky Mountain, BankFirst and BankFirst Subsidiary, and Section 4.17 of this Agreement only, as it applies to First Franklin, First National and First National Subsidiary, all persons under common control with Smoky Mountain, BankFirst, BankFirst Subsidiary, First Franklin, First National and First National Subsidiary, within the meaning of Sections 4001(a)(14) or (b)(1) of ERISA or any regulations promulgated thereunder, or
Section 414(b) or (c) of the Code.

            "Agreement" shall mean this Agreement and Plan of Merger.

            "BankFirst" shall mean BankFirst, a Tennessee banking corporation located at 625 Market Street, Knoxville, Tennessee 37902.

            "BankFirst Subsidiaries" shall mean Curtis Mortgage Company, Inc. and Eastern Life Insurance Company as described in Section 3.1.

            "Certificate"   shall   mean   the   certificate   or   certificates
representing the shares of Smoky Mountain Common Stock to be issued in exchange for the First Franklin Common Stock.

            "Closing" shall mean the closing of the transactions contemplated by this Agreement which shall take place at BankFirst, 625 Market Street, Knoxville, Tennessee 37902 on June 30, 1998, or as specified in Section 2.3 hereof.

            "Closing Date" shall mean June 30, 1998, or such other date on which the Closing is completed as set forth in Section 2.3 hereof.

            "Code" shall mean the Internal Revenue Code of 1986, as amended.

            "Confidential Information" shall mean any and all commercial, financial, technical, or other information regarding Smoky Mountain or First Franklin, or their respective businesses, properties, and personnel, or those of their respective subsidiaries, joint ventures, officers, directors, control persons, or affiliates which is derived or results from one party's access to the properties, books, contracts, commitments, and records of the other pursuant to the provisions of this Agreement, whether obtained before or after the execution of this Agreement, except for information (i) otherwise known to the acquiring party, (ii) already in the public domain, (iii) released without restriction by the proprietor of the information to another person, or (iv) received by the acquiring party on a non-confidential basis from another person lawfully possessing and lawfully entitled to disclose such information.

            "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

            "Effective Time" shall have the meaning assigned in Section 2.2 of this Agreement.

            "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

            "Exchange Agent" shall mean BankFirst, and Smoky Mountain shall deposit with the BankFirst, Trust Department, for the benefit of Eligible First Franklin Shareholders, Certificates representing shares of Smoky Mountain Common Stock for exchange in accordance with the provisions of Section 2.6 of this Agreement.

            "Exchange Ratio" shall have the meaning described in Section 2.5(b) hereof.

            "FDIA" shall mean the Federal Deposit Insurance Act of 1950, as amended.

            "FDIC" shall mean the Federal Deposit Insurance Corporation.

            "FRB" shall have the same meaning as Federal Reserve.

            "Federal Reserve" shall mean the Board of Governors of the Federal Reserve System and shall include the Federal Reserve Bank of Atlanta acting under delegated authority.

            "First Franklin" shall mean First Franklin Bancshares, Inc., a Tennessee corporation and a registered bank holding company with its principal office located at 204 Washington Avenue, Athens, Tennessee 37371-0100.

            "First Franklin Common Stock" shall mean the Five Dollar ($5.00) par value common stock of which 400,000 shares are authorized and 164,125 shares are issued and outstanding.

            "First Franklin Employee Plans" shall mean First National's 401-K Profit Sharing Plan adopted on January 1, 1984, as amended on May 5, 1994, and First National Pension Plan adopted on January 1, 1973, as amended on May 21, 1996.

            "First Franklin Financial Statements" shall mean First Franklin's Audited Consolidated Financial Statements for the calendar years ended December 31, 1997 and 1996.

            "First Franklin Interim Financial Statements" shall mean First Franklin's unaudited consolidated statement of condition (including related notes and schedules, if any), statement of changes in shareholders' equity, and statement of changes in financial position or cash flows (including related notes and schedules, if any) for each quarter ended after December 31, 1997.

            "First Franklin Shareholders" means the holders of record (other than a dissenting shareholder who perfects statutory dissenter's rights) of all of the issued and outstanding First Franklin Common Stock immediately prior to the Effective Time.

            "First Franklin Shareholders' Meeting" shall mean the special meeting of shareholders to be held pursuant to Section 2.7(a) of this Agreement.

            "First Franklin Tax Returns" shall mean all federal, state, local and foreign tax returns, reports and declarations of estimated tax with respect to income, sales, and all other applicable taxes, and all other tax returns and reports (including, without limitation, income, profit, franchise, sales, use, real property, personal property, ad valorem, excise, employment, social security, and wage withholding taxes of every kind, character, or description imposed by any governmental or quasi-governmental authority), the filing of which by First Franklin, First National and First National Subsidiary is required by applicable law (without regard to extensions of time permitted by law, regulation, or otherwise) at or before the Effective Time.

              "First Franklin Taxes" shall mean income, profits, gross receipts, franchise, value added, payroll, sales, employment, use, property, withholding, excise and occupancy taxes, and any penalties, interest, or additions to tax imposed thereon or in connection therewith, due or claimed to be due by any taxing authority in connection with any of the First Franklin Tax Returns.

            "First National" shall mean the First National Bank and Trust Company, a national banking association, located at 204 Washington Avenue, Athens, Tennessee 37371.

            "First National Subsidiary" shall mean Friendly Finance Company, Inc., a Tennessee chartered industrial loan and thrift company, located at 620 Decatur Pike, Athens, Tennessee 37303.

            "GAAP"  shall  mean  generally   accepted   accounting   principles,
consistently applied.

            "Governmental Approvals" shall mean the approval of the FRB, the FDIC, the SEC and/or the TDFI and any other regulatory agency which approves transactions of this type, "Regulatory Approval" and "Governmental Approval" are used interchangeably in this document.

            "IRS" shall mean the Internal Revenue Service.

            "Merger" shall mean the Merger of First Franklin with and into Smoky Mountain pursuant to the applicable laws of the United States and the State of Tennessee, and in accordance with the provisions of this Agreement.

            "OCC" shall mean the Office of the Comptroller of the Currency, a bureau of the United States Department of the Treasury and the regulator of national banks, or any successor agency.

            "Other Plan" shall mean any deferred compensation, bonus, stock option, stock purchase, or other employee benefit plan, agreement, commitment, or arrangement except a Pension Plan or a Welfare Plan.

            "Parties" shall mean Smoky Mountain and First Franklin collectively; each individually may sometimes be referred to as a "Party."

            "Pension Plan" shall mean any employee pension benefit plan as such term is defined in Section 3(2) of ERISA which is maintained by the referenced Party.

            "Person" shall mean any natural person, fiduciary, corporation, partnership, joint venture, business trust or any other entity of any kind.

            "Previously Disclosed" shall mean information (i) delivered prior to the date of this Agreement in the manner prescribed for the giving of notices pursuant to Section 8.9 of this Agreement and describing in reasonable detail the matters contained therein, or (ii) disclosed prior to the date of this Agreement in any report or registration statement filed (or required to be filed) by any party to this Agreement and delivered by that party to the other party hereto.

            "Proxy Statement" shall mean the joint proxy statement to be used by First Franklin and Smoky Mountain to solicit the approval of its shareholders of this Agreement.

            "Records" means with respect to Smoky Mountain, BankFirst and BankFirst Subsidiaries, First Franklin, First National and First National Subsidiary, all available records, original instruments and other documentation, pertaining to their respective assets, liabilities, the Smoky Mountain Common Stock and the First Franklin Common Stock, the deposits and the loans, and all other business and financial records which are necessary or customary for use in the conduct of their respective businesses, as it was conducted prior to the Closing Date.

            "Registration Statement" shall mean the registration statement on form S-1 filed by Smoky Mountain with the SEC to register shares for an underwritten public offering of Smoky Mountain Common Stock.

            "Regulatory Approval" shall mean the same as Governmental Approval.

            "Regulatory  Authorities" shall collectively mean the FRB, the FDIC, the SEC, the TDFI, or any other state or federal governmental or quasi-governmental entity which has, or may hereafter have, jurisdiction over any of the transactions described in this Agreement

            "S-4 Registration Statement" shall mean the registration statement filed with the SEC covering the shares of Smoky Mountain Common Stock issuable in the merger and containing a Prospectus/Proxy Statement with respect to each of the Shareholder's Meetings.

            "SEC"  shall  mean  the  United  States   Securities   and  Exchange
Commission.

            "Securities Act" shall mean the Securities Act of 1933, as amended.

            "Shareholders Meetings" shall mean the special meetings of the shareholders of Smoky Mountain and First Franklin to be held pursuant to Section 2.7(a) and Section 2.7(b) of this Agreement, including any adjournment or adjournments thereof.

            "Smoky Mountain" shall mean Smoky Mountain Bancorp, Inc., a registered bank holding company under the Bank Holding Company Act of 1956, as amended, (the "Act"), which is the owner of all of the issued and outstanding shares of common stock of BankFirst, a Tennessee banking corporation, located at 625 Market Street, Knoxville, Tennessee 37902.

            "Smoky Mountain Common Stock" shall mean the 3,000,000 authorized shares of the voting common stock of Smoky Mountain, $2.50 par value of which Smoky Mountain has 1,275,079 shares issued and outstanding.

            "Smoky Mountain Financial Statements" shall mean Smoky Mountain's audited, consolidated financial statements for the calendar years ended December 31, 1997 and 1996.

            "Smoky Mountain's Interim Financial Statements" shall mean Smoky Mountain's unaudited consolidated statement of condition (including related notes and schedules, if any), statement of changes in stockholder's equity, and statement of changes in financial position of cash-flows for each quarter ended after December 31, 1997.

            "Smoky Mountain's Shareholders' Meeting" shall mean a special meeting of Smoky Mountain's shareholders to be held pursuant to Section 2.7(b) of this Agreement.

            "Smoky Mountain Taxes" shall mean income, profits, gross, receipts, franchise, value added, payroll, sales, employment, use, property, withholding, excise, and occupancy taxes, and any penalties, interest, or additions to tax imposed thereon or in connection therewith, due or claimed to be due by any taxing authority in connection with any of the Smoky Mountain Tax Returns.

            "Smoky Mountain Tax Returns" shall mean all federal, state, local, and foreign tax returns, reports and declarations of estimated tax with respect to income, sales, and all other applicable taxes, and all other tax returns and reports (including, without limitation, income, profit, franchise, sales, use, real property, personal property, ad valorem, excise, employment, social security, and wage withholding taxes, of every kind, character, or description imposed by any governmental or quasi-governmental authority), the filing of which by Smoky Mountain, BankFirst, or the BankFirst Subsidiaries is required by applicable law (without regard to extensions of time permitted by law, regulation, or otherwise) at or before the Effective Time.

            "Stock Event" shall mean any subdivision of the outstanding shares of Smoky Mountain Common Stock into a greater number of shares by means of a stock split, stock dividend, or reclassification.

            "Subsidiary" or "Subsidiaries" shall mean all of those corporations, banks, associations or other entities of which the entity in question owns or controls 5% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 5% or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, however, that there shall not be included any such entity acquired through foreclosure or in satisfaction of a debt previously contracted in good faith, any such entity that owns or operates an automatic teller machine interchange network, any such entity that is a joint venture of the parent or of a Subsidiary of the parent, or any such entity the equity securities of which are owned or controlled in a fiduciary capacity or through a small business investment corporation.

            "TDFI"   shall   mean  the   Tennessee   Department   of   Financial
Institutions.

            "Takeover Proposal" shall have the meaning assigned in Section 5.1(j) or Section 5.2(j) of this Agreement, as the case may be.

            "Welfare Plan" shall mean any "employee welfare benefit plan" as such term is defined in Section 3(1) of ERISA.

                                    ARTICLE 2

                   MERGER OF SMOKY MOUNTAIN AND FIRST FRANKLIN


      2.1 Merger. Subject to the terms and conditions of this Agreement, at the Effective Time of the Merger, First Franklin shall be merged into and with Smoky Mountain in accordance with the provisions of and the effect provided in Tennessee Code Annotated ss.48-21- 101, et. seq., of the Tennessee Business Corporation Act. Smoky Mountain shall be the surviving corporation and shall be governed by the laws of the State of Tennessee.

      2.2. Effective Time of the Merger. Subject to the provisions of this Agreement, Articles of Merger shall be duly prepared, executed and acknowledged by Smoky Mountain and First Franklin and thereafter delivered to the Secretary of State of the State of Tennessee for filing, as provided in the Tennessee Business Corporation Act, Tennessee Code Annotated ss. 48-21-101, et seq., as soon as practical on or after the Closing Date. The Merger shall become effective upon the filing of the Articles of Merger with the Secretary of State of the State of Tennessee, or at such other time as provided in the Articles and Plan of Merger as attached as Schedule 2.2 executed and acknowledged by Smoky Mountain and First Franklin.

      2.3 Closing. The closing of the Merger will take place at 10:00 A.M. on June 30, 1998 at the offices of BankFirst, 625 Market Street, Knoxville, Tennessee 37902, unless another time, date or place is agreed to in writing by the parties hereto. If Regulatory Approvals of the Merger have not been received, the Closing Date will be extended, but in any event not later than September 30, 1998. If the Closing Date is after June 30, 1998, the Closing shall be the last business day of the month after Regulatory Approval.

      2.4 Effect of the Merger. At the Effective Time,

            (a) The separate existence of First Franklin shall cease and First Franklin shall be merged with and into Smoky Mountain;

            (b) The Charter of Smoky Mountain as in effect immediately prior to the Effective Time, shall be the charter of the surviving corporation; and

            (c) The Bylaws of Smoky Mountain as in effect immediately prior to the Effective Time shall be the bylaws of the corporation.

      2.5 Effect of the Merger on the Capital Stock. As of the Effective Time by virtue of the Merger, and without any action on the part of the holders of any shares of First Franklin Common Stock:

            (a) Cancellation of Treasury Stock. All shares of First Franklin Common Stock that are owned by First Franklin as treasury stock shall be canceled and retired and shall cease to exist, and no stock of Smoky Mountain or other consideration shall be delivered in exchange therefor.

            (b)  Conversion  of First  Franklin  Common  Stock.  Each issued and outstanding  share of First  Franklin  Common  Stock  (other  than  shares to be canceled in accordance with Section 2.5(a) above) shall without any action on the part of the holder thereof be converted into four point four one zero (4.410) fully paid and non-assessable shares of Smoky Mountain Common Stock ("Exchange Ratio"). All such shares of First Franklin Common Stock shall no longer be outstanding, and shall automatically be canceled and retired and shall cease to exist, and each certificate previously representing any such shares shall thereafter represent the shares of Smoky Mountain Common Stock into which First Franklin Common Stock has been converted. Certificates previously representing shares of First Franklin Common Stock shall be exchanged for Certificates representing whole shares of Smoky Mountain Common Stock issued in consideration therefor upon the surrender of such certificates in accordance with Section 2.6, without interest. Fractional shares shall be paid for by Smoky Mountain in cash based on a value of Sixty Dollars ($60.00) per share of Smoky Mountain Common Stock.

            (c) Dissenter's Rights. If holders of shares of First Franklin Common Stock are entitled to dissent from the Merger and obtain payment for shares under Tennessee Code Annotated ss. 48-23-101, et seq., issued and outstanding shares of First Franklin Common Stock held by a dissenting shareholder who has not voted in favor of the Merger and who has delivered written demand in accordance with Tennessee Code Annotated ss. 48-23-202 shall not be converted as described in Section 2.5(b) above, but shall from and after the Effective Time represent only the right to receive such consideration as may be determined to be due to such dissenting shareholder pursuant to Tennessee Code Annotated ss. 48-23-101, et seq.; provided, however, that each share of First Franklin Common Stock outstanding immediately prior to the Effective Time and held by a dissenting shareholder who shall, after the Effective Time, withdraw his demand to obtain payment for shares, or lose his/her dissenter's rights, in either case, pursuant to Tennessee Code Annotated ss. 48-23-101, et seq., shall be deemed to be converted into shares of Smoky Mountain Common Stock as of the Effective Time, based upon the Exchange Ratio as provided in Section 2.5(b).

      2.6 Exchange of Certificates.

            (a) Exchange Agent. As of the Effective Time, Smoky Mountain shall deposit or cause to be deposited with BankFirst, or such other bank or trust company designated by Smoky Mountain (and reasonably acceptable to First Franklin) for the benefit of the holders of shares of First Franklin Common Stock, for exchange in accordance with this
Section 2 through the Exchange Agent, Certificates representing the shares of Smoky Mountain Common Stock (such Certificates of Smoky Mountain Common Stock, together with any dividends or other distributions with respect thereto, and amounts sufficient to pay for fractional shares based on the Exchange Ratio, being hereinafter referred to as the "Exchange Fund") issuable pursuant to
Section 2.5(b) upon conversion of outstanding shares of First Franklin Common Stock.

            (b) Exchange Procedures. As soon as reasonably practical after the Effective Time, the Exchange Agent will send to each First Franklin shareholder whose stock shall have been converted into Smoky Mountain Common Stock a notice and transmittal form advising such shareholder of the effectiveness of the Merger and the procedure for surrender to the Exchange Agent of outstanding certificates formerly evidencing First Franklin Common Stock in exchange for new certificates for Smoky Mountain Common Stock. The Exchange Agent shall send: (1) a letter of transmittal, which shall specify that delivery shall be effective, and risk of loss and title to the certificate shall pass, only upon delivery of the certificates to the Exchange Agent, and shall be in such form and have such other provisions as Smoky Mountain and First Franklin may reasonably specify; and (2) instructions for use in effecting the surrender of the certificates evidencing First Franklin Common Stock in exchange for certificates representing shares of Smoky Mountain Common Stock. Upon surrender of a certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Smoky Mountain Common Stock which such holder has the right to receive in respect of the certificate surrendered pursuant to the provisions of this
Section 2 (after taking to account all shares of First Franklin Common Stock then held by such holder) and the certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of First Franklin Common Stock, which is not registered in the transfer records of First Franklin, a certificate representing the proper number of shares of Smoky Mountain Common Stock may be issued to a transferee, if the certificate representing such First Franklin Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer. Until surrendered as contemplated by this Section 2.6, each certificate representing shares of First Franklin Common Stock shall be deemed at anytime after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of Smoky Mountain Common Stock and cash in lieu of fractional shares of Smoky Mountain Common Stock as contemplated by Section 2.5.

            (c) Distributions with Respect to the Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Smoky Mountain Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered certificate with respect to the shares of Smoky Mountain Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to such holder pursuant to
Section 2.5(b) until the holder of such certificate shall surrender such certificate. Subject to the effect of applicable laws, following the surrender of any such certificate, there shall be paid to the holder of the certificates representing whole shares of Smoky Mountain Common

Stock issued in exchange therefor, without interest, (1) at the time of such surrender, the amount of cash payable with respect to a fractional share of Smoky Mountain Common Stock to which such holder is entitled pursuant to Section 2.5(b), and the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Smoky Mountain Common Stock, and (2) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time, but prior to surrender and payment date subsequent to surrender payable with respect to such whole shares of Smoky Mountain Common Stock.

            (d) No Further Ownership Rights in First Franklin Common Stock. All shares of Smoky Mountain Common Stock issued upon conversion of shares of First Franklin Common Stock in accordance with the terms hereof (including any cash paid pursuant to Section 2.5(b) or 2.6(c)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of First Franklin Common Stock, subject, however, to the surviving corporation's obligations to pay any dividends or make any other distributions with a record date prior to the Effective Time, which may have been declared or made by First Franklin on such shares of First Franklin Common Stock in accordance with the terms of this Agreement on or prior to the Effective Time and which remain unpaid at the Effective Time, and there shall be no further registration of transfers on the stock transfer books of Smoky Mountain of the shares of First Franklin Common Stock, which were outstanding immediately prior to the Effective Time. If, after the Effective Time, certificates are presented to Smoky Mountain for any reason, they shall be canceled and exchanged as provided in this Section 2.

            (e) No Fractional Shares. No certificates or script representing fractional shares of Smoky Mountain Common Stock shall be issued upon the surrender or exchange of certificates and such fractional share interest will not entitle the owner thereof to vote or to any rights of a shareholders of Smoky Mountain.

            (f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the shareholders of First Franklin for six months after the Effective Time shall be delivered to Smoky Mountain, upon demand, and any shareholders of First Franklin who have not theretofore complied with this
Section 2 shall thereafter look only to Smoky Mountain for payment of their claim for Smoky Mountain Common Stock, any cash in lieu of fractional shares of Smoky Mountain Common Stock, and any dividends or distributions with respect to Smoky Mountain Common Stock.

            (g) No Liability. Neither Smoky Mountain nor First Franklin shall be liable to any holder of shares of First Franklin Common Stock or Smoky Mountain Common Stock for such shares (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

      2.7 Shareholders' Meetings.

            (a) Simultaneous with the execution of this Agreement, the members of the Board of Directors of First Franklin shall execute the letter in the form attached hereto as Schedule 2.7(a) agreeing, inter alia, to vote for and support the Merger. First Franklin shall call a special meeting of First Franklin shareholders in accordance with the applicable provisions of Tennessee Code Annotated ss. 48-21-104 for the purpose of considering and voting on this Agreement and the transactions contemplated hereby. Subject to the effectiveness of the S-4 Registration Statement, the First Franklin Shareholders' Meeting shall be held as soon as practicable.

            (b) Smoky  Mountain  shall call a special  meeting of Smoky Mountain shareholders entitled to vote on the Merger in accordance with the applicable provisions of Tennessee Code Annotated ss.48-21-104 for the purpose of considering and voting on this Agreement and the transactions contemplated hereby. Subject to the effectiveness of the S-4 Registration Statement, the Smoky Mountain Shareholders' Meeting shall be held as soon as practicable. The Board of Directors of Smoky Mountain, consistent with its fiduciary duties and to the extent permitted by law, shall use its best efforts to solicit the requisite vote for approval of the Merger by the shareholders of Smoky Mountain and shall recommend to such shareholders that they approve the Merger and adopt and approve this Agreement.

      2.8 Regulatory Approvals. Subject to the terms and conditions of this Agreement, Smoky Mountain and First Franklin shall cooperate, and shall cause each of their subsidiaries to cooperate in the preparation and submission by Smoky Mountain and First Franklin as promptly as reasonably practicable such applications, petitions and other documents and materials as any of them may reasonably deem necessary or desirable to the FRB, the FDIC, the SEC and the TDFI, the respective shareholders of Smoky Mountain and First Franklin, and any other persons for the purpose of obtaining any approvals or consents necessary to consummate the transactions contemplated by this Agreement. Prior to making any such filings with any regulatory authority or making any written disclosures with respect to the transactions contemplated hereby to shareholders or to any third person (such as mailings to shareholders or press releases), the parties shall submit to each other the materials to be filed, mailed or released. Any materials shall be reasonably acceptable to all parties, prior to the filing with any regulatory authorities, or the disclosures to shareholders or to any third person, except to the extent that any person is legally required to proceed prior to obtaining approvals from the other parties.

      2.9 Certain Undertakings.

            (a) Undertakings of First Franklin. First Franklin undertakes and agrees:

                  (1) To adopt through action of its Board of Directors this Agreement and to join with Smoky Mountain in executing and delivering the same.

                  (2) To cooperate with Smoky Mountain in the preparation of the S-4 Registration Statement under the Securities Act, and to furnish Smoky Mountain with all information concerning First Franklin and First National and the First National Subsidiary reasonably requested by Smoky Mountain or required for (i) inclusion in the S-4 Registration Statement to be filed by Smoky Mountain for the purpose of registering the shares of Smoky Mountain Common Stock to be exchanged for shares of First Franklin Common Stock in the Merger;
(ii) any application made by Smoky Mountain to any governmental or regulatory body in connection with the transactions contemplated by this Agreement; and
(iii) finalizing and distributing all material in furtherance of the purposes set forth in this Agreement.

                  (3) To use its best efforts and to take any and all necessary or appropriate actions (including the payment of all required filing fees, other than filing fees required to be paid by Smoky Mountain), and to cause its officers, directors, employees, agents, and representatives to use their best efforts and to take all steps in good faith within their power, to cause to be fulfilled those of the conditions precedent to its or to Smoky Mountain's (or their respective subsidiaries') obligations to consummate the Merger which are dependent upon its or their actions, including, but not limited to, (i) requesting the delivery of appropriate opinions and letters from its counsel; and (ii) obtaining any consents, approvals, or waivers required to be obtained from other parties to loan agreements or other contracts material to its business or the business of First National.

                  (4) To join with Smoky Mountain, upon the fulfillment of the conditions precedent to First Franklin's obligations to consummate the Merger, in executing and delivering such documents and making such filings as shall cause the consummation of the Merger.

                  (5) To keep Smoky  Mountain  closely  advised of all  material developments relevant to the consummation of the Merger, to give prompt written notice to Smoky Mountain upon becoming aware of any impending or threatened occurrence of any event that would cause or constitute a breach of any of the representations and warranties of First Franklin contained or referred to in this Agreement (including, without limitation, any representations and warranties made on behalf of First National and the First National Subsidiary), and to use its best efforts to prevent or promptly to remedy the same.

                  (6)  To  maintain,  and  to  cause  its  officers,  directors, employees, agents, and representatives (including the First National Subsidiary and its officers, directors, employees,  agents and  representatives)  to maintain,  in  accordance  with the provisions of Section 5.4 hereof, the confidentiality of all Confidential Information, abstracts and derivatives thereof, furnished to it or them by Smoky Mountain or any Smoky Mountain Subsidiary concerning its business, assets, and financial condition; and not to use, and to cause its officers, directors, employees, agents and representatives (including First National and the First National Subsidiary and their respective officers, directors, employees, agents, and representatives) to not use, such information for a period of two (2) years, except in furtherance of the transactions contemplated by this Agreement; and to return, and to cause its officers, directors, employees, agents, and representatives (including First National and the First National Subsidiary and their respective officers, directors, employees, agents and representatives) to return, if this Agreement is terminated, all documents and copies of Confidential Information, abstracts and derivatives thereof, received from Smoky Mountain or any Smoky Mountain Subsidiary.

                  (7) The  undertakings  of  First  Franklin  set  forth in this
Section 2.9(a) shall terminate on the Effective Time.

            (b) Undertakings of Smoky Mountain. Smoky Mountain undertakes and agrees:

                  (1) To adopt through action of its Board of Directors this Agreement and to join with First Franklin in executing and delivering the same.

                  (2) To prepare or cause to be prepared, as soon as practicable after the date of this Agreement, a draft of the S-4 Registration Statement, to share such draft with First Franklin, and to cooperate with First Franklin in finalizing such S-4 Registration Statement (and any amendments thereto) and to use its best efforts to cause the S-4 Registration Statement to become effective as soon as practicable.

                  (3) To use its best efforts and to take any and all necessary or appropriate actions (including the payment of all required filing fees, other than filing fees required to be paid by First Franklin) and to cause its officers, directors, employees, agents and representatives to use their best efforts and to take all steps in good faith within their power, to cause to be fulfilled those of the conditions precedent to its or First Franklin's (or their respective Subsidiaries') obligations to consummate the Merger which are dependent upon its or their actions, including but not limited to (i) requesting the delivery of appropriate opinions and letters from its counsel; and (ii) obtaining any consents, approvals, or waivers required to be obtained from other parties to loan agreements or other contracts material to its business or the business of the Smoky Mountain Subsidiary.

                  (4) To join with First Franklin, upon the fulfillment of the conditions precedent to Smoky Mountain's obligations to consummate the Merger, in executing and delivering such documents and making such filings as shall cause the consummation of the Merger.

                  (5) To keep First Franklin closely advised of all material developments relevant to the consummation of the Merger, to give prompt written notice to First Franklin upon becoming aware of any impending or threatened occurrence of any event that would cause or constitute a breach of any of the representations and warranties of Smoky Mountain contained or referred to in this Agreement, (including, without limitation, any representations and warranties made on behalf of BankFirst and the BankFirst Subsidiaries), and to use its best efforts to prevent or promptly to remedy the same.

                  (6) To maintain, and to cause its officers, directors, employees, agents, and representatives (including BankFirst and the BankFirst Subsidiaries and their respective officers, directors, employees, agents and representatives) to maintain, in accordance with the provisions of Section 5.4 hereof, the confidentiality of all Confidential Information, abstracts and derivatives thereof, furnished to it or them by First Franklin, First National or the First National Subsidiary concerning their respective businesses, assets, and financial condition; and not to use, and to cause their respective officers, directors, employees, agents and representatives (including BankFirst and the BankFirst Subsidiaries and their officers, directors, employees, agents and representatives) not to use, Confidential Information for a period of two (2) years except in furtherance of the transactions contemplated by this Agreement; and to return, and to cause their respective officers, directors, employees, agents and representatives (including BankFirst and the BankFirst Subsidiaries and their respective officers, directors, employees, agents and representatives) to return, if this Agreement is terminated, all documents and copies of Confidential Information, abstracts and derivatives thereof, received from First Franklin, First National and the First National Subsidiary.

                  (7) The undertakings of Smoky Mountain set forth in Section 2.9(b) shall terminate at the Effective Time.

                                    ARTICLE 3

                REPRESENTATIONS AND WARRANTIES OF SMOKY MOUNTAIN

      As of the date hereof and as of the Closing Date, Smoky Mountain represents and warrants on its behalf and on behalf of BankFirst and the BankFirst Subsidiaries to First Franklin as follows:

      3.1 Organization and Corporate Authority. Smoky Mountain, BankFirst, Curtis Mortgage Company and Eastern Life Insurance Company are corporations duly incorporated, validly existing, and in good standing under the laws of the State of Tennessee. BankFirst, a wholly-owned subsidiary of Smoky Mountain, is a Tennessee state banking institution, duly incorporated, validly existing, and in good standing under the laws of the State of Tennessee. Curtis Mortgage Company, Inc., a wholly-owned subsidiary of BankFirst, is a Tennessee corporation, duly incorporated, validly existing, and in good standing under the laws of the State of Tennessee. Eastern Life Insurance Company, a wholly-owned subsidiary of BankFirst, is an insurance corporation, duly incorporated, validly existing, and in good standing under the laws of the State of Tennessee. Smoky Mountain, BankFirst and the BankFirst Subsidiaries have all necessary corporate power and authority to own or lease their respective properties and to conduct their respective businesses as they are now being conducted, are duly qualified to do business and are in good standing in every jurisdiction in which the nature of the business conducted by them or the character or location of the properties owned or leased by them makes such qualification necessary, except to the extent that any failure to so qualify would not, in the aggregate, have a material adverse effect on the business, financial condition, or results of operations of Smoky Mountain, BankFirst or the BankFirst Subsidiaries, taken as a whole. The deposit accounts of BankFirst are insured by the FDIC to the full extent permitted under applicable law and the rules and regulations of the FDIC. The Charters and Bylaws of Smoky Mountain, BankFirst, Curtis Mortgage Company and Eastern Life Insurance Company, and all amendments thereto to the date hereof (true, correct, and complete copies of which are attached hereto as Schedule 3.1) are in full force and effect as of the date of this Agreement. Smoky Mountain and BankFirst have taken such action and executed and filed such documents and notices as may be necessary to enable BankFirst to exercise the powers conferred on Tennessee banking corporations.

      3.2 Authorization, Execution and Delivery; Agreement Not in Breach.

            (a) Smoky Mountain has all requisite corporate power and authority to execute and deliver this Agreement and Plan of Merger and to consummate the transactions contemplated hereby. This Agreement, and all other agreements contemplated to be executed in connection herewith by Smoky Mountain, have been (or upon execution will have been) duly executed and delivered by Smoky Mountain, have been (or upon execution will have been) duly authorized by the Smoky Mountain Board of Directors, and the matter will be submitted to a specially called meeting of the Smoky Mountain Shareholders to be held as provided in Section 2.7(b). Thereafter, assuming proper shareholder approval, no other corporate proceedings on the part of Smoky Mountain are (or will be) necessary to authorize such execution and delivery, and this Agreement constitutes (or upon execution will constitute) the legal, valid and enforceable obligation of Smoky Mountain, subject, as to enforceability, to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally, and to the application of equitable principles and judicial discretion.

            (b) The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the fulfillment of the terms hereof will not result in a breach of any of the terms or provisions of, or constitute a default under (or an event which, with the passage of time or the giving of notice or both, would constitute a default under), or conflict with, or permit the acceleration of any obligation under, any mortgage, lease, covenant, agreement, indenture or other instrument to which any of Smoky Mountain, BankFirst or BankFirst Subsidiaries is a party or by which it or its property or any of its assets are bound; the Restated Charter or Bylaws of Smoky Mountain; the Charter or Bylaws of BankFirst, the Charter or Bylaws of BankFirst Subsidiaries; or any judgment, decree, order or award of any court, governmental body or arbitrator by which either Smoky Mountain, BankFirst or BankFirst Subsidiaries is bound; or any permit, concession, grant, franchise, license, law, statute, ordinance, rule or regulation applicable to Smoky Mountain or its properties; or result in the creation of any lien, claim, security interest, encumbrance, charge, restriction or right of any third party of any kind whatsoever upon the property or assets of Smoky Mountain, except that the Government Approvals shall be required in order for Smoky Mountain to consummate this Agreement.

            (c) The shares of Smoky Mountain Common Stock to be issued to Eligible First Franklin Shareholders pursuant to the Merger and as contemplated in this Agreement are duly authorized and, when properly issued and delivered following consummation of the Merger, will be validly issued, fully paid and nonassessable. Such shares of Smoky Mountain Common Stock will be delivered to First Franklin Shareholders pursuant to the terms of this Agreement free and clear of all claims, encumbrances, security interests and liens whatsoever and will be fully transferrable by any such holder without any restrictions required under federal or applicable state securities laws, except restrictions applicable to such holders who are deemed "affiliates" of First Franklin under Rule 145 under the Securities Act.

      3.3 No Legal Bar. Smoky Mountain is not a party to, subject to or bound by any agreement, judgment, order, writ, prohibition, injunction or decree of any court or other governmental body of competent jurisdiction which would prevent the execution of this Agreement by Smoky Mountain, its delivery to First Franklin or the consummation of the transactions contemplated hereby, and no action or proceeding is pending against Smoky Mountain in which the validity of this Agreement, any of the transactions contemplated hereby or any action which has been taken by any of the parties in connection herewith or in connection with any of the transactions contemplated hereby is at issue.

      3.4 Regulatory Approvals. No consent, approval, order or authorization of, or registration, declaration or filing with, any federal, state or local governmental authority is required to be made or obtained by Smoky Mountain in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby by Smoky Mountain, except for (a) the prior approval of the FRB of the Agreement under the Act; (b) the prior approval of the FDIC of the Agreement; (c) the approval of the SEC; (d) the prior approval of the TDFI under Tennessee Code Annotated ss. 45-2-1401 et seq and the regulations promulgated by the TDFI thereunder; and (e) a Proxy Statement in definitive form relating to the Smoky Mountain Stockholders Meeting.

      3.5 Capitalization. The authorized capital stock of Smoky Mountain consists of 3,000,000 shares of voting Common Stock of par value of Two Dollars and Fifty Cents ($2.50) per share ("Smoky Mountain Common Stock"); 1,000,000 shares of non-voting Common Stock of par value of Two Dollars and Fifty Cents ($2.50) per share ("Non-Voting Common Stock"), and 1,000,000 shares of preferred stock of par value of Five Dollars ($5.00) per share ("Smoky Mountain Preferred Stock"). As of the date of this Agreement, 1,275,079 shares of Smoky Mountain Common Stock are issued and outstanding and 215,805 shares of Smoky Mountain

Preferred Stock are issued and outstanding, which are presently convertible at the option of the holders thereof to 133,259 shares of Smoky Mountain Common Stock. Additionally, Smoky Mountain is responsible to issue, when vested and if exercised, 201,286 shares of Smoky Mountain Common Stock to option holders. As of February 10, 1998, 93,693 shares are vested and exercisable by the option holders. In addition, Smoky Mountain is holding 1,141 shares of Smoky Mountain Common Stock as treasury stock. No shares of Non-Voting Common Stock are issued and outstanding. All of the outstanding Smoky Mountain Common Stock is validly issued, fully paid, and non-assessable, and has not been issued in violation of any preemptive rights of any Smoky Mountain Shareholder. BankFirst is a wholly-owned subsidiary of Smoky Mountain. Curtis Mortgage Company, Inc. and Eastern Life Insurance Company are wholly-owned subsidiaries of BankFirst.

      3.6 Smoky Mountain Financial Statements. Smoky Mountain has delivered and, to the extent reference is made to financial statements not yet available or capable of development, will deliver to First Franklin true and complete copies of: (i) Smoky Mountain's audited Consolidated Financial Statements for the calendar years ended December 31, 1997, 1996 and 1995; and (ii) Smoky Mountain's unaudited consolidated financial statements for each of the calendar quarters in calendar year 1998 and thereafter, ending prior to the Closing Date. Such financial statements and the notes thereto present fairly, or will present fairly when issued, in all material respects, the consolidated financial position of Smoky Mountain at the respective dates thereof and the consolidated results of operations and consolidated cash flow of Smoky Mountain for the periods indicated, and in each case in conformity with GAAP consistently applied and maintained, subject to normal year-end adjustments.

      3.7 Tax Matters. Except as set forth in Schedule 3.7 hereto:

            (a) Smoky Mountain, BankFirst and BankFirst Subsidiaries have, or, in the case of returns which become due after the date hereof and at or before the Effective Time of the Merger, will have, prior to the Effective Time of the Merger, duly filed with the appropriate governmental agencies all federal, state, local and foreign tax returns, reports, and declarations of estimated tax with respect to income, sales, and all other applicable taxes, and all other tax returns and reports, the filing of which is required by applicable law (without regard to extensions of time permitted by law, regulation, or otherwise) at or before the Effective Time of the Merger (including, without limitation, income, profit, franchise, sales, use, real property, ad valorem, excise, personal property, employment, social security, and wage withholding taxes of every kind, character, or description imposed by any governmental or quasi-governmental authority). All of the Smoky Mountain Tax Returns are (or, in the case of returns becoming due after the date hereof and at or before the Effective Time of the Merger, will be) accurate and complete in all material respects.

            (b) Smoky Mountain, BankFirst and the BankFirst Subsidiaries have collected and withheld all taxes that they are or have been required to collect or withhold and have timely submitted all such collected and withheld amounts to the appropriate authorities. Smoky Mountain, BankFirst and the BankFirst Subsidiaries are in compliance with the back-up withholding and information reporting requirements under the Code and the rules and regulations of the IRS thereunder.

            (c) All federal, state, local, and foreign taxes due and payable pursuant to the Smoky Mountain Tax Returns or pursuant to any installments of estimated taxes, and all other taxes, assessments, deficiencies, levies, imposts, duties, license fees, registration fees, withholding, or other similar governmental charges, and any penalties, interest, or additions to tax imposed thereon or in connection therewith, due or claimed to be due by any taxing authority, have been accrued , adequately reserved against, or paid.

            (d) The reserves for taxes contained in the Smoky Mountain Financial Statements are adequate to cover the payment of all liabilities of Smoky Mountain, BankFirst and the BankFirst Subsidiaries for federal, state, local, and foreign taxes (including installments of estimated taxes and all other taxes, assessments, deficiencies, levies, imposts, duties, license fees, registration fees, withholding, or other similar governmental charges), and any penalties, interest, or additions to tax imposed thereon or in connection therewith due or claimed to be due by any taxing authority in connection with any of the Smoky Mountain Tax Returns. As of December 31, 1997, Smoky Mountain had no net operating loss carryforward (for federal or state income tax purposes), and neither Smoky Mountain, BankFirst or the BankFirst Subsidiaries have a net operating loss carryforward (for federal or state income tax purposes). The reserves for taxes in all of the Smoky Mountain Interim Financial Statements will be adequate to cover liabilities for taxes for all periods up to and including the dates of such financial statements.

            (e) Neither Smoky Mountain, BankFirst nor BankFirst Subsidiaries have received any notice of deficiency or assessment or proposed deficiency or assessment by the IRS or any other taxing authority in connection with the Smoky Mountain Tax Returns. All federal income tax returns of Smoky Mountain, BankFirst and the BankFirst Subsidiaries have been examined by the Internal Revenue Service, or closed without audit by the applicable statute, for all taxable years prior to and including the taxable year ended December 31, 1994. There is no action, suit, proceeding, audit, examination, investigation, or claim pending, or to the knowledge of Smoky Mountain, threatened, in respect of any Smoky Mountain Taxes for which Smoky Mountain, BankFirst or any BankFirst Subsidiary is or may become liable.

            (f) Neither Smoky Mountain nor BankFirst nor the BankFirst Subsidiaries has waived any law or regulation fixing, or consented to the extension of, any period of time with respect to assessment or collection of any Smoky Mountain Taxes, and no power of attorney has been granted by Smoky Mountain, BankFirst or BankFirst Subsidiaries with respect to any tax matters is currently in force.

            (g) Neither Smoky Mountain, BankFirst nor the BankFirst Subsidiaries has made an election under Section 341(f) of the Code.

            (h) Smoky Mountain, BankFirst and the BankFirst Subsidiaries have provided, and until the Effective Time of the Merger will continue to provide, to First Franklin complete and correct copies of their income tax returns and all material correspondence and documents, if any, in their possession relating directly or indirectly to Smoky Mountain Taxes for each taxable year of Smoky Mountain, BankFirst and the BankFirst Subsidiaries for all years as to which the applicable statute of limitations have not run on the date hereof. For this purpose, "correspondence and documents" include amended tax returns, claims for refund, notices from taxing authorities of proposed changes or adjustments to taxes or tax returns, consents to assessment or collection of taxes, acceptances of proposed adjustments, closing agreements, rulings and determination letters and requests therefor, and all other written communications to or from taxing authorities relating to any material tax liability of Smoky Mountain, BankFirst or BankFirst Subsidiaries.

      3.8 Insurance. Schedule 3.8 hereto lists all insurance policies presently carried by Smoky Mountain, BankFirst and the BankFirst Subsidiaries which are currently in force with respect to their business and properties, including without limitation title insurance policies on real property owned (exclusive of foreclosed property). The existing insurance carried by Smoky Mountain,
BankFirst, and the BankFirst Subsidiaries is and will continue to be with reputable insurers and, in respect of the nature of the risks insured against and the amount of coverage provided, not less than that customarily carried by parties similarly situated who own properties and engage in businesses substantially similar to that of Smoky Mountain, BankFirst and the BankFirst Subsidiaries, and such insurance is and will continue to be sufficient for compliance by Smoky Mountain, BankFirst and the BankFirst Subsidiaries with all material requirements of law and agreements to which any of Smoky Mountain, BankFirst or a BankFirst Subsidiary is a party. Except as noted in Schedule 3.8, neither Smoky Mountain, BankFirst, nor the BankFirst Subsidiaries is in default in the payment of any premium, currently has outstanding any claim with respect to such insurance coverage, or has received notification of, or has knowledge of, the existence of any grounds for the cancellation of proposed cancellation of any such policies or bonds.

      3.9 Legal Proceedings. Except as set forth in Schedule 3.9 hereto, there are no judicial or administrative proceedings of any kind or nature pending or, to the knowledge of Smoky Mountain, threatened against Smoky Mountain, BankFirst or the BankFirst Subsidiaries before any court or arbitral tribunal or before or by any governmental department, agency, or instrumentality in any manner involving Smoky Mountain, BankFirst or the BankFirst Subsidiaries or any of their respective properties or capital stock, or the transactions contemplated by this Agreement. Except as set forth in Schedule 3.9 (i) there is, to the best of Smoky Mountain's knowledge, no basis for any action, suit, investigation, or proceeding against Smoky Mountain, BankFirst or the BankFirst Subsidiaries before any court or arbitral tribunal or before or by any governmental department, agency, or instrumentality, which, if determined adversely to Smoky

Mountain, BankFirst or the BankFirst Subsidiaries, would have a material adverse effect on the assets, business, employees, revenue, income, prospects, condition (financial or otherwise),liabilities, net worth or results of operations of Smoky Mountain, BankFirst or the BankFirst Subsidiaries, and (ii) there are no actions, suits, or proceedings pending or, to the knowledge of Smoky Mountain, threatened by or against any officer, director, agent, or employee of Smoky
Mountain , BankFirst or the BankFirst Subsidiaries in connection with the business, properties, affairs or prospects of Smoky Mountain, BankFirst or the BankFirst Subsidiaries. To the knowledge of Smoky Mountain, neither Smoky Mountain, BankFirst nor the BankFirst Subsidiaries is in default with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator, or governmental department, agency, or instrumentality.

      3.10 Compliance with Law. Other than as set forth in Schedule 3.10 hereto, to the knowledge of Smoky Mountain, (i) Smoky Mountain, BankFirst and the BankFirst Subsidiaries are in full compliance with the back-up withholding requirements of Section 3406 of the Code and the Treasury Regulations promulgated thereunder; (ii) Smoky Mountain, BankFirst and the BankFirst Subsidiaries are in full compliance with the reporting and other requirements of the Bank Secrecy Act (including the Currency and Foreign Transaction Reporting
Act) and the regulations promulgated thereunder by the Department of the Treasury; (iii) Smoky Mountain, BankFirst and the BankFirst Subsidiaries are in substantial compliance with the provisions of all other applicable federal, state, and local statutes, and all rules, regulations, or orders of, or understandings or agreements with, governmental agencies having jurisdiction over the assets, business, properties, operations, employees, revenue, income, condition (financial or otherwise), liabilities, net worth, or results of operations of Smoky Mountain, BankFirst and the BankFirst Subsidiaries; and (iv) neither Smoky Mountain, BankFirst nor the BankFirst Subsidiaries is subject to or has been threatened with any material fine, penalty, liability, or legal disability with respect to the assets, business, operations, revenue, income, condition (financial or otherwise), liabilities, net worth, or results of operations of Smoky Mountain, BankFirst and the BankFirst Subsidiaries as the result of the failure of Smoky Mountain, BankFirst or the BankFirst Subsidiaries to comply with any requirement of any governmental body or agency having jurisdiction over them, the conduct of their business, the use of their assets and properties, or any premises occupied by them. Smoky Mountain, BankFirst and the BankFirst Subsidiaries have filed, and until the Effective Time of Merger will continue to file, all reports required to be filed by them with any regulatory agency on or prior to the date such reports were due, and all such reports, as finally amended, complied and will comply in all material respects with applicable requirements of law and, as of their respective dates or the dates as amended, did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were or will be made, not misleading. Except to the extent stated therein, all financial statements and schedules included and to be included in such reports were and will be prepared in accordance with GAAP or such other regulatory accounting requirements as were applicable thereto, applied on a consistent basis with prior periods, subject to normal year-end adjustments, and fairly presented and will fairly present the information purported to be shown therein.

      3.11 Governmental Authorizations. Each of Smoky Mountain, BankFirst and the BankFirst Subsidiaries have all licenses, permits, approvals, and other authorizations from all federal, state, and local authorities as are necessary for the conduct of its business and operations, and all such licenses, franchises, permits, approvals, and other authorizations are in full force and effect and are not subject to any condition, qualification, or limitation. Neither Smoky Mountain, BankFirst nor any of the BankFirst Subsidiaries has received any notification from any agency, department, or instrumentality (or the staff thereof) of federal, state, or local government asserting noncompliance with any of the laws, rules, regulations or orders that such governmental authority enforces or threatening to revoke any license, franchise, permit, or governmental authorization.

      3.12 Supervisory Matters. Neither Smoky Mountain, BankFirst nor any of the BankFirst Subsidiaries has been advised by any regulatory agency that it is contemplating issuing (or requesting ) any written agreement, memorandum of understanding, order, decree, directive, extraordinary supervisory letter, commitment letter, or similar document or taking (or considering the appropriateness of taking) any prompt corrective action (within the meaning of the FDIA). The last examination of BankFirst by the Staff of the FDIC and the Tennessee Department of Financial Institutions prior to the date of this Agreement was performed as of August 29, 1997. The last examination of Smoky Mountain by the Staff of the FRB prior to the date of this Agreement was performed as of December 31, 1996. If either or both of Smoky Mountain or BankFirst was notified of any deficiency as a result of such examinations, or any prior examinations, each such deficiency has been corrected to the satisfaction of the appropriate agency and if changes in the operating methods or organization were required by reason of such examination or such other examination, such changes have been made. The reserve for loan losses for BankFirst has been calculated in accordance with GAAP applied on a consistent basis, as the same are applied to comparable banking institutions, and in accordance with all applicable rules and regulations. The reserves for loan losses set forth in BankFirst's Financial Statements are adequate in all respects to provide for all losses, net of recoveries relating to loans previously charged off, on loans outstanding as of the dates thereof. Further, BankFirst has not been notified in writing that such reserves violated any minimum requirements or that the independent auditors of BankFirst believes such reserves to be inadequate or inconsistent with historical loan loss experience.

      3.13 Rights and Licenses. Set forth in Schedule 3.13 hereto is a list and description of all trademarks, trademark rights, trade names, and licenses owned and/or used by Smoky Mountain, Bank First and the BankFirst Subsidiaries, including all registrations thereof. To the knowledge of Smoky Mountain, neither Smoky Mountain, BankFirst or the BankFirst Subsidiaries are subject to any material disability to conduct their respective businesses as currently conducted or liability by reason of their failure to own or possess the rights to use any other trademark, trademark right, trade name, trade name right, or license. Each of Smoky Mountain, BankFirst and the BankFirst Subsidiaries have full right and authority to own and use all the trademarks, trade names, and licenses listed in Schedule 3.13. Neither Smoky Mountain, BankFirst nor any of the BankFirst Subsidiaries have been held liable for, and no actions, suits, or proceedings are pending or, to the knowledge of Smoky Mountain, threatened against Smoky

Mountain, BankFirst or the BankFirst Subsidiaries, alleging that Smoky Mountain, BankFirst or the BankFirst Subsidiaries are liable for infringement of any trademark, trademark right, trade name, trade name right, or license owned and/or used by any other person or entity. Neither Smoky Mountain, BankFirst or the BankFirst Subsidiaries have knowledge of any infringement on the trademarks, trademark rights, trade names, and licenses owned and/or used by Smoky Mountain, BankFirst and the BankFirst Subsidiaries.

      3.14 Properties. Each of Smoky Mountain, BankFirst and the BankFirst Subsidiaries has good and marketable title to all of their respective assets and properties, including all real, personal, and intangible properties, and such properties and assets are subject to no liens, mortgages, security interests, encumbrances, or charges of any kind except (i) as noted in the Financial Statements described in Section 3.6, (ii) statutory liens not yet delinquent, and (iii) minor defects and irregularities in title and encumbrances that do not materially impair the value or use thereof for the purposes for which they are held.

      3.15 Absence of Certain Changes or Events. Since December 31, 1997, neither Smoky Mountain, BankFirst or the BankFirst Subsidiaries have, except as set forth in Schedule 3.15 heretofore delivered by Smoky Mountain to First Franklin, (i) incurred any material liability, except in the ordinary course of business, consistent with their past practice; (ii) suffered any material adverse change in their respective businesses, operations, assets, or condition (financial or other); (iii) made any material change in its mode of management or operation or method of accounting; or (iv) failed to operate their respective businesses in all material respects in the ordinary course consistent with its past practice.

      3.16 Public Offering of Smoky Mountain Stock. Smoky Mountain, contemporaneous with this Agreement, is undertaking an underwritten public offering of Smoky Mountain Common Stock under the Securities Act. Smoky Mountain has made, or will make, available a true and complete copy of the Registration Statement filed by Smoky Mountain in connection with such public offering, and any correspondence with the SEC related thereto.

      3.17 Representations and Warranties True on and as of Closing Date. All the representations and warranties of Smoky Mountain, on behalf of itself and on behalf of BankFirst and the BankFirst Subsidiaries, contained in this Agreement will be materially true on and as of the Closing Date, except to the extent affected (i) by the transactions contemplated hereby, and (ii) by circumstances disclosed to First Franklin occurring subsequent to the date hereof which in the aggregate are not materially adverse to Smoky Mountain, BankFirst and the BankFirst Subsidiaries.

      3.18 Material Contracts. Except as set forth in Schedule 3.18 heretofore delivered by Smoky Mountain to First Franklin, neither Smoky Mountain, BankFirst nor the BankFirst Subsidiaries are a party to or bound by any (i) employment or consulting contract which is not terminable by Smoky Mountain, BankFirst or any of the BankFirst Subsidiaries on 60 or fewer days' notice, (ii) bonus, stock option, deferred compensation or profit sharing, pension, or retirement plan or arrangements; (iii) material lease or license with respect to any property, real or personal, whether as landlord, tenant, licensor, or licensee, which cannot be terminated without substantial penalty and on notice of not more than 30 days; (iv) contract or commitment for capital expenditures in excess of $5,000 for any one project or $25,000 in the aggregate; (v) material contract or commitment, whether or not made in the ordinary course of business, for the purchase of materials or supplies or for the performance of services over a period of more than 60 days from the date of this Agreement and which cannot be terminated without substantial penalty and on notice of not more than 30 days; (vi) agreement or instrument or charter or other restriction which materially and adversely affects or in the future may materially or adversely affect the business, operations, prospects, properties, assets, or financial condition of Smoky Mountain, BankFirst or any of the BankFirst Subsidiaries;
(vii) contract or option to purchase or sell any real or personal property otherwise than in the ordinary course of business which cannot be terminated without substantial penalty and on notice of not more than 30 days; or (viii) material contract, other than the foregoing, not made in the ordinary course of business, which cannot be terminated without substantial penalty and on notice of not more than 30 days. Smoky Mountain, BankFirst and the BankFirst Subsidiaries have in all material respects performed all obligations required to be performed by them to date and are not in default under, and no event has occurred which with the lapse of time or action by a third party could result in default under, any outstanding indenture, mortgage, contract, lease, or other agreement to which Smoky Mountain, BankFirst or any of the BankFirst Subsidiaries are bound, or under the provisions of their respective Charters or Bylaws.

      3.19 Employee Benefit Plans.

            (a) Schedule 3.19 heretofore delivered by Smoky Mountain to First Franklin lists each pension plan, each welfare plan, and each deferred compensation, bonus, stock option, stock purchase, or other employee benefit plan, agreement, commitment, or arrangements which is or has at any time been established, sponsored, maintained, or contributed to by Smoky Mountain, BankFirst, or any Affiliate. Except as set out in Schedule 3.19, none of Smoky Mountain, BankFirst, or any Affiliate has at any time (i) established, sponsored, maintained, or made any contribution to any Pension Plan; (ii) been a party to any collective bargaining agreement, contract, or other arrangement, or been subject to any statute, rule, or regulation, which required Smoky Mountain, BankFirst, or any Affiliate to establish, maintain, sponsor, or make any contribution to any Welfare Plan; or (iii) established, sponsored, maintained, been a party to, or incurred any obligation or liability under any Other Plan. Smoky Mountain, BankFirst, and their Affiliates have no obligations or liabilities (whether accrued, absolute, contingent, or unliquidated, whether or not known or whether or not due or to become due) with respect to any "employee benefit plan" (as defined in Section 3(3) of ERISA) or Other Plan which is not listed in Schedule 3.19. For the purposes of this Section 3.19, the term "Affiliate" shall include all persons under common control with Smoky Mountain or BankFirst within the meaning of Sections 4001(a)(14) or (b)(1) of ERISA or any regulations promulgated thereunder, or Sections 414(b) or (c) of the Code.

            (b) Smoky Mountain has delivered to First Franklin a copy of each plan or arrangement listed in Schedule 3.19 and any related trust agreements, insurance contracts, and other documents pursuant to which benefits under such plan or arrangement are funded or paid, including all amendments, modifications, and supplements thereto, all of which (except as otherwise indicated in Schedule 3.19) are legally valid and binding and in full force and effect.

            (c) Smoky Mountain has delivered to First Franklin copies of (i) the annual report and actuarial report for each plan or arrangement listed in
Schedule 3.19 for the most recent plan year and the four preceding plan years, if applicable; (ii) all IRS determination letters and rulings, together with all amendments, modifications, or supplements thereto, if applicable, with respect to each such plan and each amendment, modification, or supplement thereto; (iii) all Department of Labor prohibited transaction exemptions letter and determinations with respect to each such plan or arrangement; and (iv) all Pension Benefit Guaranty Corporation determinations and notices with respect to each such plan or arrangement.

            (d) As of the date of this Agreement and as of the Effective Time of the Merger, in the case of each plan or arrangement listed in Schedule 3.19 which is a defined benefit plan (within the meaning of Section 3(35) of ERISA), the net fair market value of the assets held to fund such plan or arrangement will equal or exceed the present value of all accrued benefits thereunder, both vested and nonvested, as determined in accordance with an actuarial costs method acceptable under Section 3(31) of ERISA.

            (e) On a timely basis, Smoky Mountain, BankFirst and their Affiliates have made all contributions or payments to or under each plan or arrangement listed in Schedule 3.19 as required pursuant to each such plan or arrangement, any collective, bargaining agreements or other agreements, ERISA, or other applicable laws, and have made adequate provision for reserves to meet contributions and payments under such plans or arrangements which have not been made because they are not yet due.

            (f) Each Pension Plan listed in Schedule 3.19 has been determined to be qualified under Section 401(a) and, if applicable, Section 401(k) of the Code by the IRS, and nothing has occurred or been omitted since the date of the last such determination which resulted or will result in the revocation of such determination.

            (g) Each plan or arrangement listed in Schedule 3.19 (and any related trust, insurance contract, or other vehicle pursuant to which benefits under such plan or arrangement are funded or paid) has been administered in all respects in full compliance with applicable provisions of ERISA, the Code, the Consolidated Omnibus Budget Reconciliation Act of 1986 and regulations promulgated thereunder ("COBRA"), and other applicable law. Without limiting the generality of the foregoing, none of Smoky Mountain, BankFirst, or any Affiliate has (i) incurred any liability for tax under Section 4971 of the Code on account of any accumulated funding deficiency and no plan or arrangement listed in
Schedule 3.19 has incurred any accumulated funding deficiency within the meaning of Sections 412 or 418(B) of the Code; (ii) applied for or obtained a waiver by the IRS of any minimum funding requirement under Section 412 of the Code; (iii) become subject to any disallowance of deductions under Sections 419 or 419(A) of the Code; (iv) incurred any liability for excise tax under Sections 4972, 4975, or 4976 of the Code or any liability under Section 406 of ERISA; (v) incurred any liability to the Pension Benefit Guaranty Corporation; (vi) had a reportable event (within the meaning of Section 4043 of ERISA); or (vii) breached any of the duties or failed to perform any of the obligations imposed upon the fiduciaries or plan administrators under Title I of ERISA.

            (h) Neither Smoky Mountain, BankFirst nor any Affiliate has incurred any material liability under Section 4201 of ERISA for a complete or partial withdrawal from or have agreed to participate in a multi-employer plan as defined in Section 4001(a)(3) of ERISA.

      3.20 Brokers. No agent, broker, finder, investment banker, person, or firm acting on behalf or under authority of Smoky Mountain, BankFirst or the BankFirst Subsidiaries is or will be entitled to any broker's or finder's fee or any other commissions or similar fee incurred directly or indirectly by or on behalf of Smoky Mountain, BankFirst or the BankFirst Subsidiaries in connection with the transactions contemplated by this Agreement.

      3.21 Books of Account; Corporate Records. The Books of Account of Smoky Mountain, BankFirst and BankFirst Subsidiaries are maintained in substantial compliance with all applicable legal and accounting requirements. The minutes of meetings maintained by Smoky Mountain, BankFirst and the BankFirst Subsidiaries contain complete and accurate records in all material respects of the corporate actions of its shareholders and Board of Directors and all committees thereof.

      3.22. Reserves for Loan Losses. Except as described in Schedule 3.22, the loan loss reserves reflected in the BankFirst Financial Statements are adequate to provide for possible losses on loans (including accrued interest receivable) in the loan portfolio of BankFirst and any losses associated with "Real Estate Owned" by BankFirst, and each such provision has been established in accordance with GAAP.

      3.23. Labor Relations. Except to the extent set forth in Schedule 3.23:

            (a) Smoky Mountain, BankFirst and the BankFirst Subsidiaries are in compliance with all applicable laws and collective bargaining agreements described in Schedule 3.23 respecting employment and employment practices, terms and conditions of employment and employment practices, terms and conditions of employment and wages and hours and occupational safety and health, and are not engaged in any unfair labor practice within the meaning of Section 8 of the National Labor Relations Act;

            (b) There is no unfair labor practice, charge or complaint or any other matter against or involving Smoky Mountain, BankFirst or the BankFirst Subsidiaries pending or, to the knowledge of Smoky Mountain, BankFirst or the BankFirst Subsidiaries, threatened before the National Labor Relations Board or any court of law;

            (c) There is no labor strike, dispute, slowdown or stoppage actually pending or threatened against Smoky Mountain, BankFirst or the BankFirst Subsidiaries;

            (d) No certification or decertification question or organizational drive exists or has existed within the past twelve (12) months respecting the employees of any of Smoky Mountain, BankFirst or the BankFirst Subsidiaries;

            (e) No grievance or arbitration proceeding arising out of or under any collective bargaining agreement is pending against Smoky Mountain, BankFirst or any of the BankFirst Subsidiaries, or, to the knowledge of Smoky Mountain, BankFirst or the BankFirst Subsidiaries, threatened; and, to the knowledge of Smoky Mountain, BankFirst or the BankFirst Subsidiaries, no basis for any claim therefor exists;

            (f) No agreement (including any collective bargaining agreement), arbitration or court decision or governmental order which is binding on Smoky Mountain, BankFirst or the BankFirst Subsidiaries in any way limits or restricts Smoky Mountain, BankFirst or the BankFirst Subsidiaries from relocating or closing any of its operations;

            (g) Smoky Mountain, BankFirst or the BankFirst Subsidiaries have not experienced any organized work stoppage or other labor difficulty within the past three (3) years;

            (h) There are no charges, investigations, administrative proceedings or formal complaints of discrimination (including discrimination based upon sex, age, marital status, race, national origin, sexual preference, handicap or veteran status) pending or, to the knowledge of Smoky Mountain, BankFirst or the BankFirst Subsidiaries, threatened before the Equal Opportunity Commission or any federal, state or local agency or court against Smoky Mountain, BankFirst or the BankFirst Subsidiaries. There have been no audits of the equal employment opportunity practices of Smoky Mountain, BankFirst or the BankFirst Subsidiaries and, to the knowledge of Smoky Mountain, BankFirst or the BankFirst Subsidiaries, no basis for any such audit exists.

      3.24 No Undisclosed Liabilities. Except as set forth in Schedule 3.24 neither Smoky Mountain, BankFirst nor the BankFirst Subsidiaries have any liabilities (absolute, accrued, contingent or otherwise), except liabilities (a) disclosed in the Smoky Mountain Financial Statements; (b) incurred in the ordinary course of business and not required under GAAP to be reflected on the Smoky Mountain Financial Statements; (c) incurred since December 31, 1997 in the ordinary course of business consistent with past practice; or (d) incurred in connection with this Agreement.

      3.25 Year 2000 Compliance. The management and directors of Smoky Mountain, BankFirst and the BankFirst Subsidiaries are aware of the significant risks posed by information systems which are not Year 2000 compliant and have taken appropriate measures and have initiated appropriate plans to require that any vendor or service provider with which Smoky Mountain, BankFirst and the BankFirst Subsidiaries do business be Year 2000 compliant, including, without limitation, vendors and service providers which have supplied or will supply not only information and data processing systems, but environmental systems, elevators, telephone and facsimile machines, heating, ventilation, and air conditioning systems, automatic teller machines, and vaults. Neither Smoky Mountain, BankFirst nor the BankFirst Subsidiaries shall contract with any vendor or service provider for any affected service unless the vendor or service provider can offer written assurances of Year 2000 compliance.

      3.26. Environmental Law Violations.

            (a) For purposes of this Section 3.26, the following terms shall have the indicated meanings:

                  (1) "Environmental Law" means any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any governmental entity relating to (a) the protection, preservation or restoration of the environment (including, without limitation, air, water, vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource); and/or (b) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances. The term "Environmental Law: includes, without limitation, (1) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. ss.9601, et seq., the Resource Conservation and Recovery Act, as amended, 42 U.S.C. ss.6901, et seq., the Clear Air Act, as amended, 42 U.S.C. ss.7401, et seq., the Federal Water Pollution Control Act, as amended, 33 U.S.C. ss.1251, et seq., the Toxic Substances Control Act, as amended 15 U.S.C. ss.9601, et seq., the Safe Drinking Water Act, 42 U.S.C. ss.300(f), et seq., all comparable state and local laws; and (2) any common law (including, without limitation, common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Substance.

                  (2) "Hazardous Substance" means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or by quantity, including any material containing any such substance as a component. Hazardous Substances include, without limitation, petroleum or any derivative or by-product thereof, asbestos, radioactive material, and polychlorinated biphenyls.

                  (3) "Loan Portfolio Properties and Other Properties Owned" means those properties now or previously owned or operated by Smoky Mountain, BankFirst or the BankFirst Subsidiaries, including properties owned or operated in a fiduciary capacity.

            (b) Neither Smoky Mountain, BankFirst nor the BankFirst Subsidiaries have been in violation of or liable under any Environmental Law, except any such violations or liabilities which would not reasonably be expected to singly or in the aggregate have a material adverse effect.

            (c) None of the Loan Portfolio Properties and Other Properties Owned by Smoky Mountain, BankFirst or the BankFirst Subsidiaries have been or are in violation of or liable under any Environmental Law, except any such violations or liabilities which singly or in the aggregate will not have a material adverse effect on such entities.

            (d) To the best knowledge of Smoky Mountain, BankFirst or the BankFirst Subsidiaries, there are no actions, suits, demands, notices, claims, investigations or proceedings pending or threatened relating to the liability of the Loan Portfolio Properties and Other Properties Owned by either Smoky Mountain, BankFirst or the BankFirst Subsidiaries under any Environmental Law, including, without limitation, any notices, demand letters or requests for information from any federal or state environmental agency relating to any such liabilities under or violations of Environmental Law, except such which will not have or result in a material adverse effect on such entities.

                                    ARTICLE 4

                REPRESENTATIONS AND WARRANTIES OF FIRST FRANKLIN

      First Franklin represents and warrants to Smoky Mountain, on its own behalf and on behalf of First National and the First National Subsidiary as follows:

      4.1 Organization and Standing. First Franklin is a corporation, duly incorporated, validly existing, and in good standing under the laws of the State of Tennessee. First National, a wholly-owned subsidiary of First Franklin, is a national banking association duly incorporated, validly existing, and in good standing under the laws of the United States. Friendly Finance Company, Inc. is a Tennessee chartered loan and industrial thrift corporation, validly existing, and in good standing under the laws of the State of Tennessee. First Franklin, First National and the First National Subsidiary have all necessary corporate power and authority to own or lease their properties and assets and to conduct their business and are in good standing in every jurisdiction in which the nature of the business conducted by them or the character or location of the properties owned or leased by them makes such qualification necessary, except to the extent that any failure to so qualify would not, in the aggregate, have a material adverse effect on the business, financial condition, or results of operations of First National, taken as a whole. The deposit accounts of First National are insured by the FDIC to the full extent permitted under applicable law and the rules and regulations of the FDIC. The Charters and Bylaws of First Franklin and the First National Subsidiary, and the Articles of Association and Bylaws of First

National and all amendments thereto to the date hereof (true, correct, and complete copies of which have been previously delivered to Smoky Mountain and are attached hereto as Schedule 4.1) are in full force and effect as of the date of this Agreement. First Franklin and First National have taken such action and executed and filed such documents and notices as may be necessary to enable First National to exercise the powers conferred on national banking associations.

      4.2 Authorization, Execution and Delivery; Agreement Not in Breach

            (a) First Franklin has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement, and all other agreements contemplated to be executed in connection herewith by First Franklin, have been (or upon execution will have been) duly executed and delivered by First Franklin, have been (or upon execution will have been) duly authorized by the First Franklin Board of Directors, and the matter will be submitted to a specially called meeting of the First Franklin Shareholders to be held as provided in Section 2.7(a). Thereafter, assuming proper shareholder approval, no other corporate proceedings on the part of First Franklin are (or will be) necessary to authorize such execution and delivery, and constitute (or upon execution will constitute) the legal, valid and enforceable obligation of First Franklin, subject, as to enforceability, to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally, and to the application of equitable principles and judicial discretion.

            (b) The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the fulfillment of the terms hereof will not result in a breach of any of the terms or provisions of, or constitute a default under (or an event which, with the passage of time or the giving of notice or both, would constitute a default under), or conflict with, or permit the acceleration of any obligation under, any mortgage, lease, covenant, agreement, indenture or other instrument to which either First Franklin, First National or the First National Subsidiary is a party or by which it or its property or any of its assets are bound; the Charter or Bylaws of First Franklin; the Articles of Association or Bylaws of First National; the Charter or Bylaws of the First National Subsidiary; or any judgment, decree, order or award of any court, governmental body or arbitrator by which either First Franklin, First National or the First National Subsidiary is bound; or any permit, concession, grant, franchise, license, law, statute, ordinance, rule or regulation applicable to First Franklin or its properties; or result in the creation of any lien, claim, security interest, encumbrance, charge, restriction or right of any third party of any kind whatsoever upon the property or assets of First Franklin, except that the Government Approvals shall be required in order for First Franklin to consummate this Agreement.

      4.3 No Legal Bar. First Franklin is not a party to, subject to or bound by any agreement, judgment, order, writ, prohibition, injunction or decree of any court or other governmental body of competent jurisdiction which would prevent the execution of this Agreement by First Franklin, its delivery to Smoky Mountain or the consummation of the transactions contemplated hereby, and no action or proceeding is pending against First Franklin in which the validity of this Agreement, any of the transactions contemplated hereby or any action which has been taken by any of the parties in connection herewith or in connection with any of the transactions contemplated hereby is at issue.

      4.4 Regulatory Approvals. No consent, approval, order or authorization of, or registration, declaration or filing with, any federal, state or local governmental authority is required to be made or obtained by First Franklin in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby by First Franklin, except for (a) the prior approval of the FRB of the Agreement under the Bank Holding Company Act of 1956, as amended; (b) the prior approval of the FDIC of the Agreement; (c) the approval of the SEC; and (d) the Proxy Statement in definitive form relating to the Smoky Mountain Stockholders Meeting.

      4.5 Capitalization and Ownership.

            (a) The authorized capital stock of First Franklin consists of 400,000 shares of Common Stock of par value of Five Dollars ($5.00) per share ("First Franklin Common Stock"). As of the date of this Agreement, 164,125 shares of First Franklin Common Stock are issued and outstanding. In addition, First Franklin is holding 35,872 shares of First Franklin Common Stock as treasury stock. All of the outstanding First Franklin Common Stock is validly issued, fully paid and nonassessable, and has not been issued in violation of any preemptive right of any First Franklin Shareholder. As of the Effective Time of the Merger, there will be no more than 164,125 shares of First Franklin issued or outstanding. The authorized capital stock of First National consists solely of 120,000 shares of common stock, par value $10.00 per share, of which, as of the date of this Agreement, 120,000 shares are issued and outstanding, fully paid and non-assessable (except to the extent that capital stock of a national banking association is assessable under the national banking laws), wholly-owned by First Franklin, and have not been issued in violation of the preemptive rights of any person. All of the outstanding shares of common stock of First National owned beneficially and of record by First Franklin are free and clear of any security interest, lien, claim, charge, restriction or encumbrance. The authorized capital stock of Friendly Finance Company, Inc. consists solely of 100,000 shares of common stock at par value of $.01 per share, of which, as of the date of this Agreement, 10,000 shares are issued and outstanding, fully paid and non-assessable, wholly owned by First National, and have not been issued in violation of the preemptive rights of any person. All of the outstanding shares of common stock of Friendly Finance Company, Inc. owned beneficially and of record by First National are free and clear of any security, interest, lien, claim, charge, restriction, or encumbrance. Other than as set forth in this Section, First Franklin does not own directly or indirectly, beneficially or of record, more than five percent (5%) of the outstanding stock of any other corporation and does not otherwise "control" any "company" or "bank" (as those terms are defined in the Act). There are no owners of record of five (5%) percent or more of First Franklin Common Stock.

            (b) Except as previously disclosed to Smoky Mountain in writing, as of the date of this Agreement, there are no, and as of the Closing Date there will not be, outstanding securities convertible into, or exercisable or exchangeable for, First Franklin Common Stock, the common stock of First National, or the common stock of Friendly Finance Company, Inc., or any outstanding options, rights (preemptive or otherwise), or warrants to purchase or to subscribe for any shares of First Franklin Common Stock, of the common stock of First National, or of the common stock of Friendly Finance Company, Inc., or any other securities of First Franklin, First National or Friendly Finance Company, Inc. Except as previously disclosed to Smoky Mountain in writing, as of the date of this Agreement there are, and as of the Closing Date and thereafter there will be, no outstanding agreements, arrangements, commitments, or understandings of any kind, to which First Franklin, First National or the First National Subsidiary or, to the knowledge of management of First Franklin is a party, affecting or relating to the voting, issuance, purchase, redemption, repurchase, or transfer of First Franklin's Common Stock, or any other securities of First Franklin, any shares of the capital stock of First National, or any shares of the capital stock of the First National Subsidiary.

      4.6 First Franklin Financial Statements. First Franklin has delivered and, to the extent reference is made to financial statements not yet available or capable of development, will deliver to Smoky Mountain true and complete copies of (i) First Franklin's audited Consolidated Financial Statements for the calendar years ended December 31, 1997, 1996 and 1995; and (ii) First Franklin's unaudited consolidated financial statements for each of the calendar quarters in calendar year 1998 and thereafter, ending prior to the Closing Date. Such financial statements and the notes thereto present fairly, or will present fairly when issued, in all material respects, the consolidated financial position of First Franklin at the respective dates thereof and the consolidated results of operations and consolidated cash flow of First Franklin for the periods indicated, and in each case in conformity with GAAP consistently applied and maintained, subject to normal year-end adjustments. All of the documents referred to in this Section 4.6, and all such documents hereafter filed by First Franklin, First National and the First National Subsidiary with the appropriate regulatory authorities prior to the Effective Time of the Merger, complied and will comply in all material respects with applicable requirements of law and, as of their respective dates or the dates as amended, did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were or will be made, not misleading. Except to the extent stated therein, the First Franklin Financial Statements and other schedules included in the documents referred to in this
Section 4.6 or to be included in such documents hereafter filed by First Franklin, First National or the First National Subsidiary with the appropriate Regulatory Authorities prior to the Effective Time of the Merger, and the First Franklin Interim Financial Statements and any other such financial statements provided by First Franklin, First National or the First National Subsidiary to Smoky Mountain prior to the Effective Time of the Merger, (i) were prepared, and will be prepared, in accordance with GAAP, applied on a consistent basis with all prior periods, and (ii) fairly present, and will fairly present, the financial position of each of First Franklin, First National and the First National Subsidiary and the results of operations and changes in financial positions for each of First Franklin, First National and the


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                                      A-32

First National Subsidiary at the dates and for the periods referred to therein in conformity with GAAP applied on a consistent basis throughout the periods involved, subject to normal year-end adjustments. All material liabilities of First Franklin, First National and the First National Subsidiary, actual or contingent, which in accordance with GAAP, consistently applied, were required to be reflected or reserved against the consolidated balance sheet or deducted from gross revenues in a consolidated income statement for the periods covered in the First Franklin Financial Statements and the First National Financial Statements are disclosed therein.

      4.7 Tax Matters. Except as set forth in Schedule 4.7 heretofore delivered by First Franklin to Smoky Mountain.

            (a) First Franklin, First National and the First National Subsidiary have (or, in the case of returns becoming due after the date hereof and at or before the Effective Time of the Merger, will have, prior to the Effective Time of the Merger) duly filed with the appropriate governmental agencies all federal, state, local, and foreign tax returns, reports, and declarations of estimated tax with respect to income, sales, and all other applicable taxes, and all other tax returns and reports, the filing of which is required by applicable law (without regard to extensions of time permitted by law, regulation, or otherwise) at or before the Effective Time of the Merger, (including, without limitation, income, profit, franchise, sales, use, real property, personal property, ad valorem, excise, employment, social security, and wage withholding taxes of every kind, character, or description imposed by any governmental or quasi-governmental authority). All of the First Franklin Tax Returns are (or, in the case of returns becoming due after the date hereof and at or before the Effective Time of the Merger, will be) accurate and complete in all material respects.

            (b) First Franklin, First National and First National Subsidiary have collected and withheld all taxes which they are or have been required to collect or withhold and have timely submitted all such collected and withheld amounts to the appropriate authorities. First Franklin, First National and First National Subsidiary are in compliance with the back-up withholding and information reporting requirements under the Code and the rules and regulations of the IRS.

            (c) All federal,  state,  local,  and foreign  taxes due and payable pursuant to First Franklin Tax Returns or pursuant to any installments of estimated taxes, all other taxes, assessments, deficiencies, levies, imposts, duties, license fees, registration fees, withholding, or other similar governmental charges, and any penalties, or interest, or additions to tax imposed thereon or in connection therewith due or claimed to be due by any taxing authority, have been accrued, adequately reserved against, or paid.

            (d) The reserves for taxes contained in the First Franklin Financial Statements, and the First Franklin Interim Financial Statement are adequate to cover the payment by First Franklin, First National or First National Subsidiary of their respective liabilities for federal, state, local, and foreign taxes (including installments of estimated taxes) and all other


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                                      A-33
taxes, assessments, deficiencies, levies, imposts, duties, license fees, registration fees, or other similar governmental charges (including without limitation income, profits, gross receipts, franchise, value added, payroll, sales, employment, use, property, withholding, excise, and occupancy taxes, and any penalties, interest, or additions to tax imposed thereon or in connection therewith due or claimed to be due by any taxing authority in connection with any of the First Franklin Tax Returns for all periods up to and including December 31, 1997. As of February 10, 1998, First Franklin had no net operating loss carryforward (for federal or state income tax purposes), First National had no net operating loss carryforward (for federal or state income tax purposes), and the First National Subsidiary had no net operating loss carryforward (for federal or state income tax purposes) The reserves for taxes in all of the First Franklin Interim Financial Statements will be adequate to cover all liabilities for taxes for all periods up to and including the dates of such financial statements.

            (e) Neither First Franklin, First National nor the First National Subsidiary has received any notice of deficiency or assessment or proposed deficiency or assessment by the IRS or any other taxing authority in connection with the First Franklin Tax Returns. All federal income tax returns of First Franklin, First National and the First National Subsidiary have been examined by the IRS or closed without audit (or the statute of limitations with respect to such returns has expired and no waiver extending the statute of limitations has been requested or granted) for all taxable years prior to and including the taxable year ended 1994. There is no action, suit, proceeding, audit, examination, investigation, or claim pending, or to the knowledge of First Franklin, threatened, in respect of any First Franklin Taxes for which First Franklin, First National or the First National Subsidiary is or may become liable.

            (f) Neither First Franklin, First National nor the First National Subsidiary has waived any law or regulation fixing, or consented to the extension of, any period of time with respect to the assessment or collection of any First Franklin Taxes, and no power of attorney granted by First Franklin, First National or the First National Subsidiary with respect to any tax matters is currently in force.

            (g) Neither First Franklin, First National nor the First National Subsidiary has made an election under Section 341(f) of the Code.

            (h) First Franklin, First National and the First National Subsidiary have provided, and until the Effective Time of the Merger will continue to provide, to Smoky Mountain complete and correct copies of their income tax returns and all material correspondence and documents, if any, in their possession relating directly or indirectly to First Franklin Taxes for each taxable year of First Franklin, First National and the First National Subsidiary as to which the applicable statute of limitations has not run on the date hereof. For this purpose, "correspondence and documents" include amended tax returns, claims for refund, notices from taxing authorities of proposed changes or adjustments to taxes or tax returns, consents to assessment or collection of taxes, acceptances of proposed adjustment, closing agreement, rulings and determination letters and requests therefor, and all other written communications to or from taxing authorities relating to any material liability of First Franklin, First National or the First National Subsidiary.

      4.8 Insurance. Schedule 4.8 hereto lists all insurance policies presently carried by First Franklin, First National and the First National Subsidiary which are currently in force with respect to their business and properties, including without limitation title insurance policies on real property owned (exclusive of foreclosed property). The existing insurance carried by First Franklin, First National and the First National Subsidiary is and will continue to be with reputable insurers and, in respect of the nature of the risks insured against and the amount of coverage provided, not less than that customarily carried by parties similarly situated who own properties and engage in businesses substantially similar to that of First Franklin, First National and the First National Subsidiary, and such insurance is and will continue to be sufficient for compliance by First Franklin, First National and the First National Subsidiary with all material requirements of law and agreements to which any of First Franklin, First National or the First National Subsidiary is a party. Except as noted in Schedule 4.8, neither First Franklin, First National nor the First National Subsidiary is in default in the payment of any premium, currently has outstanding any claim with respect to such insurance coverage, or has received notification of, or has knowledge of, the existence of any grounds for the cancellation or proposed cancellation of any such policies or bonds.

      4.9 Legal Proceedings. Except as set forth in Schedule 4.9 heretofore delivered by First Franklin to Smoky Mountain, there are no judicial or administrative proceedings of any kind or nature now pending or, to the knowledge of First Franklin, threatened against First Franklin, First National or the First National Subsidiary before any court or arbitral tribunal or before or by any governmental department, agency, or instrumentality in any manner involving First Franklin, First National or the First National Subsidiary or any of its or their properties or capital stock to the transactions contemplated by this Agreement. Except as set forth in Schedule 4.9, (i) there is, to the best of First Franklin's knowledge, no basis for any action, suit, investigation, or proceeding against First Franklin, First National or the First National Subsidiary before any court or arbitral tribunal or before or by any governmental department, agency, or instrumentality, which, if determined adversely to First Franklin. First National or First National Subsidiary, would have a material adverse effect on the respective assets, businesses, employees, revenue, income, prospects, condition (financial or otherwise), liabilities, net worth, or results of operations of First Franklin, First National or the First National Subsidiary, (ii) there are no actions, suits, or proceedings pending or, to the knowledge of First Franklin, threatened by or against any officer, director, agent, or employee of First Franklin, First National or the First National Subsidiary in connection with the business, properties, affairs, or prospects of First Franklin, First National or the First National Subsidiary. Neither First Franklin, First National nor the First National Subsidiary is in default with respect to any judgment, order, writ, injunction, decree, award, rule, or regulation of any court, arbitrator, or governmental department, agency or instrumentality.

      4.10 Compliance with Law. Other than as set forth in Schedule 4.10 hereto,
(i) First Franklin, First National and the First National Subsidiary are in full compliance with the back-up withholding requirements of section 3406 of the Code and the Treasury Regulations promulgated thereunder, (ii) First Franklin, First National and the First National Subsidiary are in full compliance with the reporting and other requirements of the Bank Secrecy Act (including the Currency and Foreign Transaction Reporting Act), and the regulations promulgated thereunder by the Department of the Treasury; (iii) First Franklin, First National and the First National Subsidiary are in compliance with the provisions of all other applicable federal, state, and local statutes, and all rules, regulations, or orders of, or understandings or agreements with, governmental agencies having jurisdiction over the assets, business, properties, operations, employees, revenue, income, condition (financial or otherwise), liabilities, net worth, or results of operations of First Franklin, First National and the First National Subsidiary; and (iv) neither First Franklin, First National nor the First National Subsidiary is subject to or has been threatened with any material fine, penalty, liability, or legal disability with respect to the assets, business, operations, revenue, income, condition (financial or otherwise), liabilities, net worth, or results of operations of First Franklin, First National and the First National Subsidiary as the result of the failure of First Franklin, First National or the First National Subsidiary to comply with any requirement of any governmental body or agency having jurisdiction over them, the conduct of their business, the use of their assets and properties, or any premises occupied by them. First Franklin, First National and the First National Subsidiary have filed, and until the Effective Time of the Merger will continue to file, all reports required to be filed by any of them with any Regulatory Agency on or prior to the date such reports were due, and all such reports, as finally amended, complied and will comply in all material respect with applicable requirements of law and, as of their respective dates or the dates as amended, did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent stated therein, all financial statements and schedules included and to be included in such reports were and will be prepared in accordance with GAAP or other regulatory accounting requirements as were applicable thereto, applied on a consistent basis with prior periods subject to normal year-end adjustments, and fairly presented and will fairly present the information purported to be shown therein.

      4.11 Brokers. No agent, broker, finder, investment banker, person, or firm acting on behalf or under authority of First Franklin, First National or the First National Subsidiary is or will be entitled to any broker's or finder's fee or any other commissions or similar fee incurred directly or indirectly by or on behalf of First Franklin, First National or the First National Subsidiary in connection with the transactions contemplated by this Agreement.

      4.12 Governmental Authorizations. First Franklin, First National and the First National Subsidiary have all licenses, permits, approvals, and other authorizations from all federal, state, and local authorities as are necessary for the conduct of their respective business and operations, and all such licenses, franchises, permits, approvals, and other authorizations are in full force and effect and are not subject to any condition, qualification, or limitation. Neither First Franklin, First National nor the First National Subsidiary has received any notification from any agency, department, or instrumentality of federal, state, or local government or the staff thereof asserting noncompliance with any of the laws, rules, regulations, or orders that such governmental authority enforces or threatening to revoke any license, franchise, permit, or governmental authorization.

      4.13 Supervisory Matters. Neither First Franklin, First National nor the First National Subsidiary has been advised by any Regulatory Agency that it is contemplated issuing or requesting (or considering the appropriateness of issuing or requesting) any written agreement, memorandum of understanding, order, decree, directive, extraordinary supervisory letter, commitment letter, or similar document or taking (or considering the appropriateness of taking) any prompt corrective action (within the meaning of the FDIA). The last examination of First National by the staff of the OCC prior to the date of this Agreement was performed as of June 30, 1996. The last examination of the holding company, First Franklin, prior to the date of this Agreement was performed as of December 31, 1996. The First National Subsidiary was examined by the TDFI on December 11, 1997. If either or both of First National or First Franklin was notified of any deficiencies as a result of such examinations or any prior examinations, each such deficiency has been corrected to the satisfaction of the appropriate agency, and if any changes in operating methods or organization were required by reason of such examination or such other examinations, such changes have been made. The loan portfolios of First National reflected in the First National Financial Statements in excess of reserves are, to the best knowledge and belief of First Franklin and First National, collectible. Further, First National has not been notified in writing that such reserves violated any minimum requirements or that the independent auditors of First Franklin believe such reserves to be inadequate or inconsistent with historical loan loss experience.

      4.14 Rights and Licenses. Set forth in Schedule 4.14 hereto is a list and description of all trademarks, trademark rights, trade names, and licenses owned and/or used by First Franklin, First National and the First National Subsidiary, including all registrations thereof. To the knowledge of First Franklin, neither First Franklin, First National nor the First National Subsidiary is subject to any material disability to conduct its business as currently conducted or liability by reason of its failure to own or possess the rights to use any other trademark, trademark right, trade name, trade name right, or license. Each of First Franklin, First National and the First National Subsidiary have full right and authority to own and use all the trademarks, trade names, and licenses listed in Schedule 4.14. Neither First Franklin, First National nor the First National Subsidiary has been held liable for, and no actions, suits or proceedings are pending or, to the knowledge of First Franklin, threatened against First Franklin, First National or the First National Subsidiary, alleging that First Franklin, First National or the First National Subsidiary is liable for infringement of any trademark, trademark right, trade name, trade name right, or license owned and/or used by any other person or entity. Neither First Franklin, First National nor the First National Subsidiary has knowledge of any infringement on the trademarks, trademark rights, trade names, and licenses owned and/or used by First Franklin, First National and the First National Subsidiary.

      4.15 Material Contracts. Except as set forth in Schedule 4.15 heretofore delivered by First Franklin to Smoky Mountain, neither First Franklin, First National nor the First National Subsidiary is a party to or bound by any (i) employment or consulting contract which is not terminable by First Franklin, First National and the First National Subsidiary on 60 or fewer days' notice;
(ii) bonus, stock option, deferred compensation or profit sharing, pension, or retirement plan or arrangements; (iii) material lease or license with respect to any property, real or personal, whether as landlord, tenant, licensor, or licensee, which cannot be terminated without substantial penalty and on notice of not more than 30 days; (iv) contract or commitment for capital expenditures in excess of $5,000 for any one project or $25,000 in the aggregate; (v) material contract or commitment, whether or not made in the ordinary course of business, for the purchase of materials or supplies or for the performance of services over a period of more than 60 days from the date of this Agreement and which cannot be terminated without substantial penalty and on notice of not more than 30 days; (vi) agreement or instrument or charter or other restriction which materially and adversely affects or in the future may materially or adversely affect the business, operations, prospects, properties, assets, or financial condition of First Franklin, First National or the First National Subsidiary;
(vii) contract or option to purchase or sell any real or personal property otherwise than in the ordinary course of business which cannot be terminated without substantial penalty and on notice of not more than 30 days; or (viii) material contract, other than the foregoing, not made in the ordinary course of business, which cannot be terminated without substantial penalty and on notice of not more than 30 days. First Franklin, First National and the First National Subsidiary have in all material respects performed all obligations required to be performed by it to date and is not in default under, and no event has occurred which with the lapse of time or action by a third party could result in default under, any outstanding indenture, mortgage, contract, lease, or other agreement to which First Franklin, First National or the First National Subsidiary is bound, or under the provisions of the Charters of First Franklin and the First National Subsidiary, or Articles of Association of First National, or the Bylaws of First Franklin, First National and the First National Subsidiary.

      4.16 Properties. Each of First Franklin, First National and the First National Subsidiary have good, clear, and marketable title to all of its assets and properties, including all real, personal, and intangible properties, and such properties and assets are subject to no liens, mortgages, security interests, encumbrances, or charges of any kind except (a) as noted in the financial statements described in Section 4.6, (b) statutory liens not yet delinquent, and (c) minor defects and irregularities in title and encumbrances which do not materially impair the value or use thereof for the purposes for which they are held.

      4.17 Employee Benefit Plans.

            (a) Schedule 4.17 heretofore delivered by First Franklin to Smoky Mountain lists each pension plan, each welfare plan, and each deferred compensation, bonus, stock option, stock purchase, or other employee benefit plan, agreement, commitment, or arrangements which is or has at any time been established, sponsored, maintained, or contributed to by First Franklin, First National and the First National Subsidiary, or any Affiliate (as defined below). Except as set out in Schedule 4.17, none of First Franklin, First National or the First National

Subsidiary, or any Affiliate has at any time (i) established, sponsored, maintained, or made any contribution to any Pension Plan; (ii) been a party to any collective bargaining agreement, contract, or other arrangement, or been subject to any statute, rule, or regulation, which required First Franklin, First National or the First National Subsidiary, or any Affiliate to establish, maintain, sponsor, or make any contribution to any Welfare Plan; or (iii) established, sponsored, maintained, been a party to, or incurred any obligation or liability under any Other Plan. First Franklin, First National or the First National Subsidiary, and their Affiliates have no obligations or liabilities (whether accrued, absolute, contingent, or unliquidated, whether or not known or whether or not due or to become due) with respect to any "employee benefit plan" (as defined in Section 3(3) of ERISA) or Other Plan which is not listed in
Schedule 4.17. For the purposes of this Section 4.17, the term "Affiliate" shall include all persons under common control with First Franklin, First National or the First National Subsidiary within the meaning of Sections 4001(a)(14) or
(b)(1) of ERISA or any regulations promulgated thereunder, or Sections 414(b) or
(c) of the Code.

            (b) First Franklin has delivered to Smoky Mountain a copy of each plan or arrangement listed in Schedule 4.17 and any related trust agreements, insurance contracts, and other documents pursuant to which benefits under such plan or arrangement are funded or paid, including all amendments, modifications, and supplements thereto, all of which (except as otherwise indicated in Schedule 4.17) are legally valid and binding and in full force and effect.

            (c) First Franklin has delivered to Smoky Mountain copies of (i) the annual report and actuarial report for each plan or arrangement listed in
Schedule 4.17 for the most recent plan year and the four preceding plan years, if applicable; (ii) all IRS determination letters and rulings, together with all amendments, modifications, or supplements thereto, if applicable, with respect to each such plan and each amendment, modification, or supplement thereto; (iii) all Department of Labor prohibited transaction exemptions letter and determinations with respect to each such plan or arrangement; and (iv) all Pension Benefit Guaranty Corporation determinations and notices with respect to each such plan or arrangement.

            (d) As of the date of this Agreement and as of the Effective Time of the Merger, in the case of each plan or arrangement listed in Schedule 4.17 which is a defined benefit plan (within the meaning of Section 3(35) of ERISA), the net fair market value of the assets held to fund such plan or arrangement will equal or exceed the present value of all accrued benefits thereunder, both vested and nonvested, as determined in accordance with an actuarial costs method acceptable under Section 3(31) of ERISA.

            (e) On a timely basis, First Franklin, First National and the First National Subsidiary and their Affiliates have made all contributions or payments to or under each plan or arrangement listed in Schedule 4.17 as required pursuant to each such plan or arrangement, any collective, bargaining agreements or other agreements, ERISA, or other applicable laws, and have made adequate provision for reserves to meet contributions and payments under such plans or arrangements which have not been made because they are not yet due.

            (f) Each Pension Plan listed in Schedule 4.17 has been determined to be qualified under Section 401(a) and, if applicable, Section 401(k) of the Code by the IRS, and nothing has occurred or been omitted since the date of the last such determination which resulted or will result in the revocation of such determination.

            (g) Each plan or arrangement listed in Schedule 4.17 (and any related trust, insurance contract, or other vehicle pursuant to which benefits under such plan or arrangement are funded or paid) has been administered in all respects in full compliance with applicable provisions of ERISA, the Code, the Consolidated Omnibus Budget Reconciliation Act of 1986 and regulations promulgated thereunder ("COBRA"), and other applicable law. Without limiting the generality of the foregoing, none of First Franklin, First National or the First National Subsidiary, or any Affiliate has (i) incurred any liability for tax under Section 4971 of the Code on account of any accumulated funding deficiency and no plan or arrangement listed in Schedule 4.17 has incurred any accumulated funding deficiency within the meaning of Sections 412 or 418(B) of the Code;
(ii) applied for or obtained a waiver by the IRS of any minimum funding requirement under Section 412 of the Code; (iii) become subject to any disallowance of deductions under Sections 419 or 419(A) of the Code; (iv) incurred any liability for excise tax under Sections 4972, 4975, or 4976 of the Code or any liability under Section 406 of ERISA; (v) incurred any liability to the Pension Benefit Guaranty Corporation; (vi) had a reportable event (within the meaning of Section 4043 of ERISA); or (vii) breached any of the duties or failed to perform any of the obligations imposed upon the fiduciaries or plan administrators under Title I of ERISA.

            (h) Neither First Franklin, First National, nor the First National Subsidiary, or any Affiliate has incurred any material liability under Section 4201 of ERISA for a complete or partial withdrawal from or have agreed to participate in a multi-employer plan as defined in Section 4001(a)(3) of ERISA.

      4.18 Absence of Certain Changes or Events. Since December 31, 1997, neither First Franklin, First National nor the First National Subsidiary has, except as set forth in Schedule 4.18 heretofore delivered by First Franklin to Smoky Mountain, (i) incurred any material liability, except in the ordinary course of business, consistent with its past practice; (ii) suffered any material adverse change in its business, operations, assets, or condition (financial or other); (iii) made any material change in its mode of management or operation or method of accounting; or (iv) failed to operate its business in all material respects in the ordinary course consistent with its past practice.

      4.19 Books of Account; Corporate Records. The books of account of First Franklin, First National and the First National Subsidiary are maintained in substantial compliance with all applicable legal and accounting requirements. The minutes of meetings maintained by First Franklin, First National and the First National Subsidiary contain complete and accurate records in all material respects of the corporate actions of its shareholders and Board of Directors and all committees thereof.

      4.20 Representations and Warranties True on and as of Closing Date. All the representations and warranties of First Franklin, on behalf of itself and First National and the First National Subsidiary, contained in this Agreement will be materially true on and as of the Closing Date, except to the extent affected (i) by the transactions contemplated hereby, and (ii) by circumstances disclosed to Smoky Mountain occurring subsequent to the date hereof which in the aggregate are not materially adverse to First Franklin, First National or the First National Subsidiary.

      4.21. Reserves for Loan Losses. Except as described in Schedule 4.21, the loan loss reserves reflected in the First Franklin Financial Statements are adequate to provide for possible losses on loans (including accrued interest receivable) in the loan portfolio of First National and the First National Subsidiary and any losses associated with "Real Estate Owned" by First National or the First National Subsidiary, and each such provision has been established in accordance with GAAP.

      4.22. Labor Relations. Except to the extent set forth in Schedule 4.22:

            (a) First Franklin, First National and the First National Subsidiary are in compliance with all applicable laws and collective bargaining agreements described in Schedule 4.22 respecting employment and employment practices, terms and conditions of employment and employment practices, terms and conditions of employment and wages and hours and occupational safety and health, and are not engaged in any unfair labor practice within the meaning of Section 8 of the National Labor Relations Act;

            (b) There is no unfair labor practice, charge or complaint or any other matter against or involving First Franklin, First National and the First National Subsidiary pending or, to the knowledge of First Franklin threatened before the National Labor Relations Board or any court of law;

            (c) There is no labor strike, dispute, slowdown or stoppage actually pending or threatened against First Franklin, First National or the First National Subsidiary;

            (d) No certification or decertification question or organizational drive exists or has existed within the past twelve (12) months respecting the employees of First Franklin, First National and the First National Subsidiary;

            (e) No grievance or arbitration proceeding arising out of or under any collective bargaining agreement is pending against First Franklin, First National or the First National Subsidiary, or, to the knowledge of First Franklin threatened; and, to the knowledge of First Franklin no basis for any claim therefor exists;

            (f) No agreement (including any collective bargaining agreement), arbitration or court decision or governmental order which is binding on First Franklin, First National or the First National Subsidiary in any way limits or restricts First Franklin, First National or the First National Subsidiary from relocating or closing any of its operations;

            (g) First Franklin, First National or First National Subsidiary have not experienced any organized work stoppage or other labor difficulty within the past three (3) years;

            (h) There are no charges, investigations, administrative proceedings or formal complaints of discrimination (including discrimination based upon sex, age, marital status, race, national origin, sexual preference, handicap or veteran status) pending or, to the knowledge of First Franklin threatened before the Equal Opportunity Commission or any federal, state or local agency or court against First Franklin, First National or the First National Subsidiary. There have been no audits of the equal employment opportunity practices of First Franklin, First National and the First National Subsidiary and, to the knowledge of First Franklin, First National or the First National Subsidiary, no basis for any such audit exists.

      4.23 No Undisclosed Liabilities. Except as set forth in Schedule 4.23 neither First Franklin, First National or the First National Subsidiary has any liabilities (absolute, accrued, contingent or otherwise), except liabilities (a) disclosed in the First Franklin Financial Statements; (b) incurred in the ordinary course of business and not required under GAAP to be reflected on the First Franklin Financial Statements; (c) incurred since December 31, 1997 in the ordinary course of business consistent with past practice; or (d) incurred in connection with this Agreement.

      4.24 Year 2000 Compliance. The management and directors of First Franklin, First National and the First National Subsidiary are aware of the significant risks posed by information systems which are not Year 2000 compliant and have taken appropriate measures and have initiated appropriate plans to require that any vendor or service provider with which First Franklin, First National and the First National Subsidiary do business be Year 2000 compliant, including, without limitation, vendors and service providers which have supplied or will supply not only information and data processing systems, but environmental systems, elevators, telephone and facsimile machines, heating, ventilation, and air conditioning systems, automatic teller machines, and vaults. Neither First Franklin, First National nor the First National Subsidiary shall contract with any vendor or service provider for any affected service unless the vendor or service provider can offer written assurances of Year 2000 compliance.

      4.25. Environmental Law Violations.

            (a) For purposes of this Section 4.25, the following terms shall have the indicated meanings:

                  (1)  "Environmental  Law" shall have the  meaning  assigned in
Section 3.26.

                  (2) "Hazardous  Substance"  shall have the meaning assigned in
Section 3.26.

                  (3) "Loan Portfolio Properties and Other Properties Owned" means those properties now or previously owned or operated by First Franklin, First National or the First National Subsidiary, including properties owned or operated in a fiduciary capacity.

            (b) Neither First Franklin, First National nor the First National Subsidiary has been in violation of or liable under any Environmental Law, except any such violations or liabilities which would not singly or in the aggregate have a material adverse effect.

            (c) None of the Loan Portfolio Properties and Other Properties Owned by First Franklin, First National or the First National Subsidiary have been or are in violation of or liable under any Environmental Law, except any such violations or liabilities which singly or in the aggregate will not have a material adverse effect on such entities.

            (d) To the best knowledge of First Franklin, First National and the First National Subsidiary, there are no actions, suits, demands, notices, claims, investigations or proceedings pending or threatened relating to the liability of the Loan Portfolio Properties and Other Properties Owned by either First Franklin, First National or the First National Subsidiary under any Environmental Law, including, without limitation, any notices, demand letters or requests for information from any federal or state environmental agency relating to any such liabilities under or violations of Environmental Law, except such which will not have or result in any material liability of First Franklin, First National or the First National Subsidiary.

                                    ARTICLE 5

                            COVENANTS AND AGREEMENTS

      5.1 Pre-Merger Conduct of Business by First Franklin, First National and the First National Subsidiary. First Franklin covenants and agrees, on its own behalf and on behalf of First National and the First National Subsidiary, that from the date hereof until the Effective Time of the Merger, unless Smoky Mountain shall otherwise specifically agree in writing or as otherwise specifically authorized herein:

            (a) The business of First Franklin, First National and the First National Subsidiary shall be conducted only in the usual, regular and ordinary course and in substantially the same manner as heretofore conducted, and, to the extent consistent with such business, First Franklin shall use all reasonable efforts to preserve, and shall cause First National and the First National Subsidiary to preserve, intact their business organization, to keep available the services of their officers and employees, to maintain their rights and franchises, and to preserve their relationships with customers, suppliers, and others having business with First Franklin, First National and the First National Subsidiary to the end that their goodwill and continuing business shall be unaffected in all material respects at the Effective Time of the Merger.

Without limiting the generality of the foregoing, First National and the First National Subsidiary shall not enter into or become bound by any contract, plan, commitment, or instrument described in Section 4.15 hereof or enter into any transaction (whether or not described in Section 4.15 hereof) involving the expenditure, commitment, or lending of money or credit in excess of its legal lending limit.

            (b) Neither First Franklin, First National nor the First National Subsidiary shall (i) issue any shares of capital stock, except for shares to be issued prior to the Effective Time of the Merger in connection with the exercise of options or warrants outstanding on the date hereof and disclosed to Smoky Mountain pursuant to Section 4.5(b) hereof; (ii) declare, set aside, or pay any dividend or other distribution payable in cash, stock, or property with respect to shares of its outstanding capital stock, except for the semi-annual dividend on First Franklin Common Stock as agreed to in writing by the parties; (iii) make any change in its capital stock by split, reverse split, reclassification, reorganization, subdivision, or otherwise; (iv) acquire any shares of its capital stock by tender, redemption, or otherwise; (v) amend its Charter or Articles of Association (whichever is applicable) or Bylaws; or (vi) merge or consolidate with or into, or permit the merger into it of, any other association, corporation, trust, or entity or change the character of its business.

            (c) Neither First Franklin, First National nor the First National Subsidiary shall grant any stock options, warrants, rights, or other securities convertible into, or exercisable or exchangeable for, shares of its capital stock.

            (d) Neither First Franklin, First National nor the First National Subsidiary shall incur any obligations, commitments, or liabilities, whether primarily or by way of guaranty, in excess of its legal lending limit or having a maturity of more than one year from the date of its creation, other than in the ordinary course of business consistent with past practice.

            (e) Except in the ordinary course of business, neither First Franklin, First National nor the First National Subsidiary shall enter into any supply contracts, leases, or other agreements that cannot be terminated without substantial penalty and/or notice of not more than 30 days.

            (f) Except as required by law, neither First Franklin, First National nor the First National Subsidiary shall change any loan, investment, or management policies or make any material alteration in the manner of keeping its books, accounts, and records.

            (g) Except in the ordinary course of business, neither First Franklin, First National nor the First National Subsidiary shall grant any salary increase (other than as required by any existing contract) or bonus or enter into any new employment or employee benefit contract or arrangement.

            (h) Except in the ordinary course of business, neither First Franklin, First National nor the First National Subsidiary shall sell or otherwise dispose of, or agree to sell or otherwise dispose of, any assets.

            (i) Neither First Franklin, First National nor the First National Subsidiary shall take any action that would in any manner adversely affect the ability of any party hereto to obtain the approvals of any Regulatory Authorities required for consummation of the transactions contemplated hereby or otherwise interfere with, impede, delay, or make more costly the consummation of the transactions contemplated hereby.

            (j) Neither First Franklin, First National nor the First National Subsidiary shall authorize or permit any officer, director, employee, investment banker, financial consultant, attorney, accountant, or other agent or representative of First Franklin, directly or indirectly, to initiate contact with any person or entity in an effort to solicit, initiate, or encourage any Take Over Proposal. In addition, except as the fiduciary duties of the Board of Directors of First Franklin, First National or the First National Subsidiary may otherwise require (as evidenced by a reasoned opinion of counsel received prior thereto, with a copy promptly furnished to Smoky Mountain) with respect to an unsolicited, bona fide, written Takeover Proposal, neither First Franklin, First National nor the First National Subsidiary shall authorize or permit any officer, director, employee, investment banker, financial consultant, attorney, accountant, or other agent or representative of First Franklin, First National or the First National Subsidiary, directly or indirectly, (i) to cooperate with, or furnish or cause to be furnished any non-public information concerning the assets, operations, business, properties, prospects, or condition (financial or otherwise), of First Franklin, First National or the First National Subsidiary to any person or entity in connection with any Takeover Proposal; (ii) to negotiate any Takeover Proposal with any person or entity; or (iii) to enter into any agreement or agreement in principle as to any Takeover Proposal. First Franklin shall promptly give notice to Smoky Mountain upon becoming aware of any Takeover Proposal. As used in this paragraph, "Takeover Proposal" shall mean any proposal, other than as contemplated by this Agreement, for a Merger or other business combination involving First Franklin, First National or the First
National Subsidiary or for the acquisition of a five (5%) percent equity interest in First Franklin, First National or the First National Subsidiary, or for the acquisition of five (5%) percent or more of the assets of First Franklin, First National or the First National Subsidiary.

            (k) First Franklin shall not take or fail to take, and shall cause First National and the First National Subsidiary not to take or fail to take, any action that would cause any of the representations or warranties made by First Franklin on its own behalf or on behalf of First National and the First National Subsidiary in this Agreement to be or become untrue. First Franklin shall promptly notify Smoky Mountain in writing of the existence or happening of any fact, event, or occurrence that alters, will alter, or may be expected to alter, in a material respect, the accuracy or completeness of any representation or warranty by First Franklin contained in this Agreement, including, without limitation, any representations and warranties made on behalf of First National and the First National Subsidiary.

            (l) Neither First Franklin, First National nor the First National Subsidiary shall extend credit or accept any deposit or engage in any similar transaction other than on substantially the same terms (including, without limitation, interest rates and collateral) as those prevailing at the time for comparable transactions by other banks in the same geographic market.

      5.2 Pre-Merger Conduct of Business by Smoky Mountain and BankFirst. Smoky Mountain covenants and agrees, on its own behalf and on behalf of BankFirst and the BankFirst Subsidiaries, that from the date hereof until the Effective Time of the Merger, unless First Franklin shall otherwise specifically agree in writing or as otherwise specifically authorized herein:

            (a) The business of Smoky Mountain, BankFirst and the BankFirst Subsidiaries shall be conducted only in the usual, regular and ordinary course and in substantially the same manner as heretofore conducted, and, to the extent consistent with such business, Smoky Mountain shall use all reasonable efforts to preserve, and shall cause BankFirst and the BankFirst Subsidiaries to preserve, intact their respective business organizations, to keep available the services of their respective officers and employees, to maintain their respective rights and franchises, and to preserve their respective relationships with customers, suppliers, and others having business with Smoky Mountain, BankFirst and the BankFirst Subsidiaries to the end that their goodwill and continuing business shall be unaffected in all material respects at the Effective Time of the Merger.

Without limiting the generality of the foregoing, BankFirst and the BankFirst Subsidiaries shall not enter into or become bound by any contract, plan, commitment, or instrument described in Section 3.18 hereof or enter into any transaction (whether or not described in Section 3.18 hereof) involving the expenditure, commitment, or lending of money or credit in excess of its legal lending limit; provided, however, Smoky Mountain, BankFirst and the BankFirst Subsidiaries shall not be prohibited from taking whatever action is reasonably necessary to accomplish the terms of Section 3.16.

            (b) Neither Smoky Mountain, BankFirst nor the BankFirst Subsidiaries shall (i) issue any shares of capital stock, except for shares to be issued prior to the Effective Time of the Merger in connection with the exercise of options or warrants outstanding on the date hereof and disclosed to First Franklin pursuant to Section 3.5(b) hereof; (ii) declare, set aside, or pay any dividend or other distribution payable in cash, stock, or property with respect to shares of its outstanding capital stock, except for the quarterly dividend on Smoky Mountain Preferred Stock as agreed to in writing by the parties; (iii) make any change in its capital stock by split, reverse split, reclassification, reorganization, subdivision, or otherwise; (iv) acquire any shares of its capital stock by tender, redemption, or otherwise; (v) amend its Charter or Bylaws; or (vi) merge or consolidate with or into, or permit the Merger into it of, any other association, corporation, trust, or entity or change the character of its business.

            (c) Neither Smoky Mountain, BankFirst nor the BankFirst Subsidiaries shall grant any stock options, warrants, rights, or other securities convertible into, or exercisable or exchangeable for, shares of its capital stock.

            (d) Neither Smoky Mountain, BankFirst and the BankFirst Subsidiaries shall incur any obligations, commitments, or liabilities, whether primarily or by way of guaranty, in excess of its legal lending limit or having a maturity of more than one year from the date of its creation, other than in the ordinary course of business consistent with past practice.

            (e) Except in the normal course of business, neither Smoky Mountain, BankFirst nor the BankFirst Subsidiaries shall enter into any supply contracts, leases, or other agreements that cannot be terminated without substantial penalty and/or notice of not more than 30 days.

            (f) Except as required by law, neither Smoky Mountain, BankFirst nor the BankFirst Subsidiaries shall change any loan, investment, or management policies or make any material alteration in the manner of keeping its books, accounts, and records.

            (g) Except in the normal course of business, neither Smoky Mountain, BankFirst nor the BankFirst Subsidiaries shall grant any salary increase (other than as required by any existing contract) or bonus or enter into any new employment or employee benefit contract or arrangement.

            (h) Neither Smoky Mountain, BankFirst nor the BankFirst Subsidiaries shall sell or otherwise dispose of, or agree to sell or otherwise dispose of, any assets

            (i) Neither Smoky Mountain, BankFirst nor the BankFirst Subsidiaries shall take any action that would in any manner adversely affect the ability of any party hereto to obtain the approvals of any Regulatory Authorities required for consummation of the transactions contemplated hereby or otherwise interfere with, impede, delay, or make more costly the consummation of the transactions contemplated hereby.

            (j) Neither Smoky Mountain, BankFirst nor the BankFirst Subsidiaries authorize or permit any officer, director, employee, investment banker, financial consultant, attorney, accountant, or other agent or representative of Smoky Mountain, directly or indirectly, to initiate contact with any person or entity in an effort to solicit, initiate, or encourage any Takeover Proposal. In addition, except as the fiduciary duties of the Board of Directors of Smoky Mountain, BankFirst or the BankFirst Subsidiaries may otherwise require (as evidenced by a reasoned opinion of counsel received prior thereto, with a copy promptly furnished to First Franklin) with respect to an unsolicited, bona fide, written Takeover Proposal, neither Smoky Mountain, BankFirst nor the BankFirst Subsidiaries shall authorize or permit any officer, director, employee, investment banker, financial consultant, attorney, accountant, or other agent or representative of Smoky Mountain, BankFirst or the BankFirst Subsidiaries, directly or indirectly, (i) to cooperate with, or furnish or cause to be furnished any non-public information concerning the assets, operations, business, properties, prospects, or condition (financial or otherwise), of Smoky Mountain, BankFirst or the BankFirst Subsidiaries to any person or entity in connection with any Takeover Proposal; (ii) to negotiate any Takeover Proposal with any person or entity; or (iii) to enter into any agreement or agreement in principle as to any Takeover Proposal. Smoky Mountain shall promptly give notice to First Franklin upon becoming aware of any Takeover Proposal. As used in this paragraph, "Takeover Proposal" shall mean any proposal, other than as contemplated by this Agreement, for a merger or other business combination involving Smoky Mountain, BankFirst or the BankFirst Subsidiaries or for the acquisition of a five (5%) percent equity interest in Smoky Mountain, BankFirst or the BankFirst Subsidiaries, or for the acquisition of five (5%) percent or more of the assets of Smoky Mountain, BankFirst or the BankFirst Subsidiaries. Notwithstanding the terms of this Agreement, nothing shall prohibit Smoky Mountain, BankFirst and the BankFirst Subsidiaries from taking the action contemplated under 3.16.

            (k) Smoky Mountain shall not take or fail to take, and shall cause each of BankFirst and the BankFirst Subsidiaries not to take or fail to take, any action that would cause any of the representations or warranties made by Smoky Mountain on its own behalf or on behalf of BankFirst and the BankFirst Subsidiaries in this Agreement to be or become untrue. Smoky Mountain shall promptly notify First Franklin in writing of the existence or happening of any fact, event, or occurrence that alters, will alter, or may be expected to alter, in an important or potentially important respect, the accuracy or completeness of any representation or warranty by Smoky Mountain contained in this Agreement, including, without limitation, any representations and warranties made on behalf of BankFirst and the BankFirst Subsidiaries.

            (l) Neither Smoky Mountain, BankFirst nor the BankFirst Subsidiaries shall extend credit or accept any deposit or engage in any similar transaction other than on substantially the same terms (including, without limitation, interest rates and collateral) as those prevailing at the time for comparable transactions by other banks in the same geographic market.

      5.3 Access. First Franklin, First National and the First National Subsidiary shall afford to Smoky Mountain, and Smoky Mountain, BankFirst and the BankFirst Subsidiaries shall afford to First Franklin, and to each of their respective accountants, counsel, and other representatives, full access during normal business hours and for reasonable periods throughout the period prior to the Effective Time of the Merger all of the records, including their respective properties, books, contracts, commitments, and records (including but not limited to tax returns) and, during such period, shall furnish promptly to each other or their representatives (i) a copy of each report, schedule, piece of correspondence, and other document delivered to, filed with, or received by any of them pursuant to the requirements of federal or state laws in connection with this Agreement; (ii) written notice of any event or development (A) which, had it been known on the date of this Agreement, would have been required to be disclosed under this Agreement, (B) which would cause any of the representations and warranties of First Franklin or of Smoky Mountain contained herein to be inaccurate or incomplete or otherwise misleading, or (C) which materially relates to the satisfaction of the conditions set forth in Article Six of this Agreement, or which are material to the activities of First Franklin and Smoky Mountain; and (iii) all other information concerning their assets, operations, business, employees, revenue, income, prospects, condition (financial or otherwise), liabilities, net worth, or results of operations as they or their representatives may reasonably request. Any inspection or investigation performed pursuant to this Section 5.3 shall be conducted in a manner so as not to interfere unreasonably with the operation of the business of the entity being inspected or investigated and shall not affect or limit in any way any of their respective representations and warranties hereunder.

      5.4 Confidential Information. All Confidential Information shall be held in strict confidence; and the party gaining access to such Confidential Information shall exercise the same degree of care with respect thereto that any such party uses to preserve and safeguard its own confidential proprietary information. Such Confidential Information shall not directly or indirectly be divulged, disclosed, or communicated to any other person or entity or used for any purposes other than those expressly contemplated by this Agreement, except as otherwise required by judicial or regulatory authorities having jurisdiction in respect thereof. In the event the transactions contemplated by this Agreement are not consummated for any reason, all copies of all documents and other recorded material comprising such Confidential Information shall immediately be returned and shall not thereafter be used for any purpose by the acquiring party or any subsidiary or affiliate thereof, and the confidentiality of such Confidential Information shall be maintained, except to the extent that such Confidential Information can be shown to be or to have been (i) otherwise known to the acquiring party, (ii) already in the public domain, (iii) released without restriction by the proprietor of the Confidential Information to another person, or (iv) received by the acquiring party on a non-confidential basis from another person lawfully possessing and lawfully entitled to disclose such information. This undertaking with respect to nondisclosure of Confidential Information is of the essence and will survive any termination of this Agreement or the transactions contemplated hereby.

      5.5 Proxy Statement. First Franklin shall timely mail the Proxy Statement to the shareholders of First Franklin who are entitled to notice of, and to vote at the First Franklin Shareholders' Meeting. First Franklin shall publish such notice or notices of the First Franklin Shareholders' Meeting as may be required, and at the times and in the form and manner required, by applicable provisions of state and federal statutes, regulations, rules and orders and by its Charter. Smoky Mountain shall timely mail the Proxy Statement to the shareholders of Smoky Mountain who are entitled to notice of, and to vote at the Smoky Mountain Shareholders' Meeting. Smoky Mountain shall publish such notice or notices of the Smoky Mountain Shareholders' Meeting as may be required, and at the times and in the form and manner required, by applicable provisions of state and federal statutes, regulations, rules and orders and by its Charter.

      5.6 Furnishing of Information.

            (a) Smoky Mountain and First Franklin shall promptly furnish each other with such information relating to Smoky Mountain and First Franklin as is required under applicable laws and regulations for inclusion in the Registration Statement.

            (b) Each party shall  promptly  furnish  the other such  information relating to Smoky Mountain and First Franklin (i) as is required under applicable laws and regulations for inclusion in any filing with state or federal authorities necessary to obtain approval for, or to give notice of, the Merger or any other transaction contemplated hereby (including, without limitation, any documents filed or to be filed by Smoky Mountain or First Franklin with the FRB, the SEC, the TDFI and the FDIC for authority to consummate the transactions contemplated hereby); (ii) as is necessary for disclosure to First Franklin's and Smoky Mountain's shareholders; or (iii) as reasonably requested by Smoky Mountain and First Franklin. Each party will promptly furnish to the other copies of all quarterly and annual financial reports filed by First Franklin, First National, the First National Subsidiary, Smoky Mountain, BankFirst and the BankFirst Subsidiaries with the state or federal Regulatory Authorities, as well as any examination or similar reports received from such persons, and any correspondence related thereto, to the extent permitted by applicable law. Until the Effective Time of the Merger, each party shall provide to the other party, on or before the twentieth day of each calendar month, monthly financial statements generated by First Franklin, First National, Smoky Mountain and BankFirst for the preceding calendar month period, including a balance sheet and income statement.

            (c) Smoky Mountain and First Franklin shall provide to each other copies of all applications, documents, correspondence, or oral (to the extent material) or written comments that each of them or any of their affiliates files with, send to, or receives from the SEC relative to the Registration Statement and the S-4 Registration Statement, the FRB, the TDFI, and the FDIC, or any other state or federal authorities, or the staff or agents of any of them, relating to this Agreement and the transactions contemplated hereby, including any applications filed for the purpose of obtaining any required regulatory approvals. Copies of all such applications, documents, correspondence, or comments shall be provided by each of the Smoky Mountain and First Franklin to the other's counsel. In the case of applications, documents, correspondence, and comments to be filed by First Franklin or First National or by Smoky Mountain or BankFirst with a Regulatory Authority, copies are to be provided to each other's counsel for review and comment with as much as advance notice as is reasonably practicable, and in the case of correspondence or comments (written or oral) received by First Franklin, First National, the First National Subsidiary, Smoky Mountain, BankFirst or the BankFirst Subsidiaries from a regulatory authority , copies (or, with respect to oral comments, a written summary thereof) are to be provided to each others counsel as promptly as possible after receipt thereof.

      5.7 Filing for all  Regulatory  Approvals.  Subject to the  provisions  of
Section 5.6 hereof, for the purpose of obtaining Regulatory Approval of the Merger, Smoky Mountain shall prepare and file all necessary documents with the FRB, the SEC, the TDFI, and the FDIC. Smoky Mountain and First Franklin shall each diligently pursue the Regulatory Approval process by taking such actions, and causing their respective subsidiaries to take such actions, as may be required to effect the Merger and all other transactions contemplated by this Agreement. Notwithstanding the foregoing, nothing herein shall require Smoky Mountain to take any action, accept any condition, or make any concession which Smoky Mountain reasonably determines to be materially adverse to the assets, business, operations, employees, revenues, income, prospects, condition (financial or otherwise), liabilities, net worth, or results of operations of Smoky Mountain or First Franklin or their subsidiaries.

      5.8 Increase in Authorized Shares If it is necessary to authorize any additional shares of Smoky Mountain Common Stock in order to effect the Merger, and the public offering as described in Section 3.16, Smoky Mountain shall call a meeting of its shareholders in accordance with the applicable provisions of Tennessee law and of Smoky Mountain's Charter for the purpose of amending such Charter.

      5.9 No Control of First Franklin by Smoky Mountain. Notwithstanding any other provision hereof, until the Effective Time of the Merger, the management of First Franklin and the authority to establish and implement its business policies shall continue to reside solely in First Franklin's officers and Board of Directors, and the election of First Franklin's directors shall be solely the prerogative of First Franklin's shareholders.

      5.10 Agreements to Use Best Efforts. Subject to the terms and conditions set forth in this Agreement, First Franklin and Smoky Mountain each agrees to use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper, or advisable to consummate and make effective, as promptly as practicable, the transactions contemplated by this Agreement and to cooperate with each other in connection with the foregoing, including using best efforts (i) to obtain all necessary consents, approvals, and authorizations as are required to be obtained under applicable state and federal statutes and regulations, (ii) to defend all lawsuits or other legal proceedings challenging this Agreement or the consummation of the transactions contemplated hereby, (iii) to lift or rescind any injunction or restraining order or any other order or condition adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement, (iv) to effect all necessary filings with state and federal regulatory agencies, and (v) to continue the business enterprise of First Franklin, within the meaning of Section 368 of the Code, for the purpose of causing the merger to be a tax-free transaction to the First Franklin Shareholders. In the event of the imposition of a condition to any approval by any state or federal Regulatory Authority necessary for the valid consummation of the transactions contemplated by this Agreement which Smoky Mountain and First Franklin deem to be materially burdensome, Smoky Mountain may, after consultation with First Franklin, take such action as Smoky Mountain may deem appropriate for the purpose of obtaining the removal or modification of such condition; provided, however, that nothing in this Section 5.10 shall require Smoky Mountain to institute any litigation in connection therewith, to continue any actions subsequent to any termination of this Agreement, or to assume any obligation that it deems not to be in its best interest.

      5.11 Press Releases and Public Information. Smoky Mountain and First Franklin further agree that no press releases shall mention the public offering being made by Smoky Mountain under the terms of Section 3.16 of this Agreement, unless approved in writing by Smoky Mountain. Subject to compliance with their respective legal obligations, Smoky Mountain and First Franklin will advise and confer with each other and otherwise cooperate in good faith prior to releasing any statement to the press or otherwise making public any information concerning any of the transactions contemplated herein.

      5.12 Updating of the Schedules. First Franklin and Smoky Mountain shall, from time to time, prepare and deliver to each other such supplements to the Schedules attached hereto as may be necessary or appropriate to ensure the accuracy and completeness of the information required to be disclosed in such Schedules at all times prior to the Effective Time of the Merger.

      5.13 Accounting Treatment. Smoky Mountain shall obtain from Crowe Chizek & Company an opinion letter stating that the Merger will qualify for pooling of interests accounting treatment.

      5.14. Current SEC Reports. For so long as and to the extent necessary to permit First Franklin Shareholders to sell Smoky Mountain Common Stock pursuant to Rule 145 and, to the extent applicable, Rule 144 under the Securities Act, Smoky Mountain shall file, on a timely basis, all reports required to be filed with the SEC by it pursuant to Section 13 of the Exchange Act, so long as it is subject to such requirement, shall furnish to any such First Franklin Shareholder upon request a written statement as to whether Smoky Mountain has complied with such reporting requirements during the twelve (12) months preceding any proposed sale under Rule 145 and shall otherwise use its reasonable best efforts to permit such sales pursuant to Rule 145 and 144.

      5.15 Exchange Act Registration. Regardless of whether the offering of Smoky Mountain Common Stock described in Section 3.16 is consummated, Smoky Mountain shall, after the Effective Time of the Merger, take such action as may be required to register with the SEC the

Smoky Mountain Common Stock under Section 12(g) of the Exchange Act.

      5.16 Indemnification and Insurance.

            (a) Smoky Mountain shall, to the fullest extent permitted under applicable law or under its Charter or By-Laws, indemnify and hold harmless, each present and former director, officer or employee of First Franklin, First National and First National Subsidiary (collectively, the "Indemnified Parties") against any costs or expenses (including attorneys' fees), judgment, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, (x) arising out of or pertaining to the transactions contemplated by this Agreement or (y) otherwise with respect to any acts or omissions occurring at or prior to the Effective Time, to the same extent as provided in the Charter, Articles of Association or By-Laws, as the case may be, of First Franklin, First National or First National Subsidiary or any applicable contract or agreement as in effect on the date hereof, in each case for a period of six years after the date hereof. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time, (i) any counsel retained by the Indemnified Parties for any period after the Effective Time shall be reasonably satisfactory to Smoky Mountain, (ii) after the Effective Time, Smoky Mountain shall pay the reasonable fees and expenses of such counsel, promptly after statements therefor are received, and (iii) Smoky Mountain will cooperate in the defense of any such matter, provided, however, that Smoky Mountain shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld); and provided further that, in the event that any claim or claims for indemnification are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until the disposition of any and all such claims. The Indemnified Parties as a group may retain only one law firm to represent them with respect to any single action unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties, in which case each Indemnified Person with respect to whom such a conflict exists (or group of such Indemnified Persons who among them have no such conflict) may retain one separate law firm.

            (b) Smoky Mountain shall honor and fulfill in all respects the obligations of First Franklin pursuant to indemnification agreements and employment agreements, if any, with First Franklin's directors and officers existing at or before the Effective Time.

            (c) For a period of three (3) years after the Effective Time, Smoky Mountain shall maintain in effect, if available, directors' and officers' liability insurance covering those persons who are currently covered by First Franklin's directors' and officers' liability insurance policy (a copy of which has been made available to Smoky Mountain) on terms comparable to those now applicable to directors and officers of First Franklin.


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                                      A-53

                                    ARTICLE 6

                   CONDITIONS PRECEDENT TO OBLIGATION TO CLOSE

      6.1 Conditions to Both Parties' Obligation to Close. The obligations of Smoky Mountain and First Franklin under this Agreement to consummate the transactions contemplated hereby are subject to the satisfaction of the following conditions precedent at or prior to (as the case may be) the Closing, unless any one or more of such conditions, to the extent legally permitted, shall be waived in writing by the parties hereto on or before the Closing Date:

            (a) Governmental Approvals. Any and all orders, permits, approvals, or qualifications from all appropriate state and federal governmental authorities, including without limitation the FRB, the SEC, the TDFI and the FDIC for the lawful consummation of the Merger and the transactions contemplated by this Agreement shall have been obtained within three (3) months following the date of this Agreement, subject to no conditions which in the reasonable judgment of Smoky Mountain and First Franklin would restrict the Surviving Corporation in its spheres of operation and business activities subsequent to the Effective Time of the Merger; provided, however, that if Smoky Mountain is continuing in good faith to seek regulatory approvals at the end of such three
(3) month period, Smoky Mountain may request that First Franklin agree to extend the term of this Agreement by three (3) months, approval of which request shall not be unreasonably withheld by First Franklin. Any waiting period required prior to the consummation of such transactions pursuant to any applicable laws or regulations shall have elapsed, and no court, arbitral tribunal, or governmental agency shall have enjoined, restrained, or prohibited the transactions contemplated by this Agreement, which injunction, restraint, or prohibition shall not have been removed.

            (b) Shareholder Approval. This Agreement shall have been duly adopted and approved by the shareholders of First Franklin and Smoky Mountain, which are entitled to vote with respect to the Merger. If necessary, the shareholders of Smoky Mountain shall have adopted and approved an amendment to the Charter of Smoky Mountain increasing the number of authorized shares of Smoky Mountain Common Stock as contemplated hereby.

            (c) Pooling Opinion. The parties shall have received the pooling opinion letter from Crowe Chizek & Company.

            (d) Securities Laws. The S-4 Registration Statement filed by Smoky Mountain shall be declared effective by the SEC and no order suspending the sale of the shares of Smoky Mountain Common Stock in any jurisdiction shall have been issued, and no proceedings for that purpose shall have been instituted or shall be, to Smoky Mountain's knowledge, contemplated.


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                                      A-54

      6.2 Conditions to First Franklin's Obligation to Close. The obligations of First Franklin under this Agreement to consummate the transactions contemplated hereby are, in addition, subject to the satisfaction of the following conditions on or prior to the Closing Date, unless any one or more of such conditions, to the extent legally permitted, are waived in writing by First Franklin on or before the Closing Date:

            (a) Accuracy of Representations and Warranties. The representations and warranties of Smoky Mountain herein contained shall have been true and correct in all material respects when made, and, in addition, shall be true and correct in all material respects on and as of the Closing Date, with the same force and effect as though made on and as of the Closing Date, except as affected by transactions specifically contemplated or permitted hereby and except for any such representations and warranties made as of a specific date, which shall be true and correct in all material respects as of such date, and except for any changes occurring in the ordinary course of business, none of which individually or in the aggregate has been materially adverse to Smoky Mountain. Smoky Mountain shall present to First Franklin a certificate of the Chief Executive Officer that Section 6.2(a) is true and complete and correct as of the date of Closing.

            (b) Performance of Covenants and Agreements. Smoky Mountain shall have performed in all material respects all obligations and agreements and complied with all covenants contained in this Agreement to be performed and complied with by Smoky Mountain on or prior to the Closing Date.

            (c) No Material Change. Between the date of this Agreement and the Closing Date, there shall not have occurred any material adverse change in the assets, including loan portfolio, business, operations, employees, revenue, income, prospects, condition (financial or otherwise), liabilities, net worth, or results of operations of Smoky Mountain, BankFirst, or the BankFirst Subsidiaries.

            (d) Fairness Opinion. First Franklin shall, as soon as practicable, have obtained an opinion, dated as of the date of this Agreement and issued to First Franklin and its shareholders by Professional Bank Services, Inc. or another investment banking firm or consulting firm acceptable to both Smoky Mountain and First Franklin, suitable for inclusion in shareholder proxy materials, that the transactions contemplated by this Agreement are fair from a financial point of view.

            (e) Consent of Other Persons. To the extent that any lease, contract, or agreement to which First Franklin or First National is a party or by which any of them is bound or to which any of their properties is subject shall require the consent of any other person or entity to the transactions contemplated hereby, such consent shall have been obtained by the Closing Date, unless Smoky Mountain specifically agrees that such consent need not be obtained by the Closing

Date; provided, however, that First National shall not make, as a condition for the obtaining of any such consent, any agreements, representations, warranties, or undertakings that are not specifically approved by Smoky Mountain. Smoky
Mountain shall furnish such information and shall take such other actions as First Franklin may reasonably request in order to obtain any consent of any third party required by Section 6.3(c).

            (f) Legal Opinion of Counsel. Smoky Mountain shall have delivered to First Franklin an opinion or opinions of counsel, dated as of the Closing, in form and substance satisfactory to First Franklin and its counsel, to the effect that:

                  (i) Smoky Mountain is a corporation organized, validly existing, and in good standing under the laws of the State of Tennessee and is duly registered as a bank holding company under the Act; BankFirst is a banking corporation organized, validly existing, and in good standing under the laws of the State of Tennessee; Curtis Mortgage and Eastern Life Insurance Company are nonbank corporations organized, validly existing, and in good standing under the laws of the State of Tennessee; and each of Smoky Mountain, BankFirst and BankFirst Subsidiaries has full corporate power to own and operate its business and properties and to carry on its business as currently conducted.

                  (ii) Execution, delivery, and performance of this Agreement by Smoky Mountain and consummation of the transactions contemplated hereby do not and will not conflict with, or result in the breach of, or constitute a default under, any of the provisions of the Charters or Bylaws of Smoky Mountain, BankFirst or the BankFirst Subsidiaries, or to such counsel's knowledge, any agreement to which any of Smoky Mountain, BankFirst or the BankFirst Subsidiaries is a party or by which their respective properties or assets may be bound.

                  (iii) To the knowledge of such Counsel, except as disclosed herein, there are no outstanding subscriptions, options, warrants or rights to acquire or issue or any outstanding securities or obligations convertible into, shares of Smoky Mountain Common Stock, except as disclosed herein

                  (iv)  To  the  knowledge  of  such   Counsel,   there  are  no
outstanding obligations to purchase, reacquire, or redeem any shares of Smoky Mountain Common Stock.

                  (v) Smoky Mountain has full corporate power and corporate authority to make, execute, deliver and perform this Agreement, and this Agreement has been duly authorized and approved by all necessary corporate action of Smoky Mountain and constitutes a valid and legally binding obligation of Smoky Mountain.

                  (vi) All filings and registrations with, and notifications to, all Regulatory Authorities (including, without limitation, the FRB, the SEC, the TDFI and the FDIC) required on the part of Smoky Mountain for the consummation of the Merger have been made, all approvals and authorizations of all federal and state authorities (including, without limitation, the FRB, the TDFI and the FDIC) required with respect to Smoky Mountain for consummation of the Merger are in full force and effect, and all applicable waiting periods have passed.

                  (vii) The Registration Statement has become effective and, to such counsel's knowledge, no stop order suspending the effectiveness of the Registration Statement has been issued and no proceedings for that purpose have been instituted or are contemplated.

                  (viii) The shares of Smoky Mountain Common Stock to be issued to First Franklin Shareholders pursuant to the Merger and as contemplated in the Agreement are duly authorized and, when properly issued and delivered following consummation of the Merger, will be validly issued, fully paid and nonassessable. Such shares of Smoky Mountain Common Stock will be delivered to First Franklin Shareholders pursuant to the terms of the Plan of Merger free and clear of all claims, encumbrances, security interests and liens whatsoever and will be fully transferable by any such holder without any restrictions required under federal or applicable state securities laws, except restrictions applicable to such holders who are deemed "affiliates" of First Franklin under Rule 145 under the Securities Act.

            (g) Updated Smoky Mountain Schedules. Smoky Mountain shall have delivered to First Franklin such supplements as may be necessary or appropriate to ensure the accuracy and completeness as of the Closing Date of the information disclosed in the schedules provided by Smoky Mountain pursuant hereto.

            (h) Tax Treatment. First Franklin shall have obtained an opinion dated the Closing Date, that the Merger shall be treated for federal income purposes as a tax-free reorganization with respect to First Franklin's shareholders.

            (i) Outstanding Shares. No more than 1,275,079 shares of Smoky Mountain Common Stock and 215,805 shares of Smoky Mountain Preferred Stock shall be outstanding immediately prior to the Effective Time of the Merger, unless options are exercised or preferred shares are converted, and Smoky Mountain shall have no other outstanding equity securities or other securities convertible into, or exercisable or exchangeable for, equity securities of Smoky Mountain, except as shall be disclosed to First Franklin, in accordance with Smoky Mountain's Registration Statement.

            (j) Comfort Letter. First Franklin shall have received from Crowe Chizek and Company letters dated not more than five (5) days prior to (i) the date of the Proxy Statement; and (ii) the Effective Time with respect to the certain financial information concerning Smoky Mountain in form and substance which is customary in transactions of the nature contemplated by this Agreement.

      6.3 Conditions to Smoky Mountain's Obligation to Close. The obligations of Smoky Mountain under this Agreement to consummate the transactions contemplated hereby are subject to the satisfaction of the following additional conditions, on or prior to the Closing Date, unless any one or more of such conditions, to the extent legally permitted, shall be waived in writing by Smoky Mountain on or before the Closing Date:

            (a) Accuracy of Representations and Warranties. The representations and warranties of First Franklin herein contained shall have been true and correct in all material respects when made, and, in addition, shall be true and correct in all material respects on and as of the Closing Date, with the same force and effect as though made on and as of the Closing Date, except as affected by transactions specifically contemplated or permitted hereby and except for any such representations and warranties made as of a specific date, which shall be true and correct in all material respects as of such date, and except for any changes occurring in the ordinary course of business, none of which individually or in the aggregate has been materially adverse to First Franklin. First Franklin shall present to Smoky Mountain a certificate of its Chief Executive Officer that Section 6.3(a) is true and complete and correct as of the date of Closing.

            (b) Performance of Covenants and Agreements. First Franklin shall have performed in all material respects all obligations and agreements and complied with all covenants contained in this Agreement to be performed and complied with by First Franklin on or prior to the Closing Date.

            (c)  Consent  of  Other  Persons.  To the  extent  that  any  lease, contract, or agreement to which First Franklin or First National is a party or by which any of them is bound or to which any of their properties is subject shall require the consent of any other person or entity to the transactions contemplated hereby, such consent shall have been obtained by the Closing Date, unless Smoky Mountain specifically agrees that such consent need not be obtained by the Closing Date; provided, however, that First National shall not make, as a condition for the obtaining of any such consent, any agreements, representations, warranties, or undertakings that are not specifically approved by Smoky Mountain. Smoky Mountain shall furnish such information and shall take such other actions as First Franklin may reasonably request in order to obtain any consent of any third party required by this Section 6.3(c).

            (d) No Material Change. Between the date of this Agreement and the Closing Date, there shall not have occurred any material adverse change in the assets (including loan portfolio), business, operations, employees, revenue, income, prospects, condition (financial or otherwise), liabilities, net worth, or results of operations of First Franklin or First National.


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                                      A-58

            (e) Legal Opinion of First Franklin's Counsel. First Franklin shall have delivered to Smoky Mountain an opinion or opinions of counsel, dated as of the Closing, in form and substance reasonably satisfactory to Smoky Mountain and its counsel, to the effect that:

                  (i) First Franklin is a corporation organized, validly existing, and in good standing under the laws of the State of Tennessee and is duly registered as a bank holding company under the Act; First National is a national banking association organized, validly existing, and in good standing under the laws of the United States; Friendly Finance Company, Inc., is a Tennessee chartered industrial loan and thrift company, validly existing, and in good standing under the laws of the State of Tennessee; and First Franklin, First National and the First National Subsidiary each have full corporate power to own and operate their respective business and properties and to carry on their respective business as currently conducted.

                  (ii) The authorized capital stock of First Franklin consists solely of 400,000 shares of First Franklin Common Stock, of which 164,125 shares are validly issued and outstanding, fully paid and nonassessable, and have not been issued in violation of the preemptive rights of any person; the authorized capital stock of First National consists solely of 120,000 shares of common stock, of which 120,000 shares are validly issued and outstanding, fully paid and nonassessable (except to the extent that capital stock of a national banking association is assessable under the national banking laws), have not been issued in violation of the preemptive rights of any person, and wholly-owned by First Franklin; the authorized capital stock of Friendly Finance Company, Inc. consists solely of 100,000 shares of Common Stock of which 10,000 shares are validly issued and outstanding, fully paid and nonassessable, and have not been issued in violation of the preemption rights of any person, and wholly owned by First National.

                  (iii) To the knowledge of such counsel, there are no outstanding subscriptions, options, warrants, or rights to acquire or issue, or any outstanding securities or obligations convertible into, shares of First Franklin Common Stock.

                  (iv)  To  the  knowledge  of  such   counsel,   there  are  no
outstanding obligations to purchase, reacquire, or redeem any shares of First Franklin Common Stock.

                  (v) Execution, delivery, and performance of this Agreement by First Franklin and consummation of the transactions contemplated hereby do not and will not conflict with, or result in the breach of, or constitute a default under, any of the provisions of the Charter or Bylaws of First Franklin or, to such counsel's knowledge, of any other agreement to which First Franklin is a party or by which its properties or assets or the properties or assets of First National) may be bound.

                  (vi) First Franklin has full corporate power and corporate authority to execute, deliver, and perform this Agreement, and this Agreement has been duly authorized, approved, and adopted by all requisite corporate action of First Franklin, and by the shareholders of First Franklin, and constitutes a valid and binding obligation of First Franklin.

                  (vii) All filings and registrations with, and notifications to, all federal and state authorities required on the part of First Franklin for the consummation of the Merger have been made; all approvals and authorizations of all federal and state authorities required with respect to First Franklin for consummation of the Merger are in full force and effect, and all applicable waiting periods have passed.

            (f) Updated First Franklin Schedules. First Franklin shall have delivered to Smoky Mountain such supplements as may be necessary or appropriate to ensure the accuracy and completeness as of the Closing Date of the information disclosed in the Schedules provided by First Franklin pursuant hereto.

            (g) Outstanding Shares. No more than 164,125 shares of First Franklin Common Stock shall be outstanding immediately prior to the Effective Time of the Merger, and First Franklin shall have no other outstanding equity securities or other securities convertible into, or exercisable or exchangeable for, equity securities of First Franklin.

            (h) Resignations of Directors. The directors of First Franklin shall have submitted their resignations, effective as of the Effective Time of the Merger, subject to acceptance by Smoky Mountain and subject to Section 7.1 of this Agreement.

            (i) Other Information and Actions. First Franklin shall have delivered or caused to be delivered to Smoky Mountain such other documents or instruments, and shall have taken or caused to be taken such other actions, as may reasonably have been requested by Smoky Mountain or its counsel with respect to the transactions contemplated by this Agreement.

            (j) Comfort Letter. Smoky Mountain shall have received from G. R. Rush and Company letters dated not more than five (5) days prior to (i) the date of the Proxy Statement; and (ii) the Effective Time with respect to the certain financial information concerning First Franklin in form and substance which is customary in transactions of the nature contemplated by this Agreement.

                                    ARTICLE 7

                                   TERMINATION

      7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time of the Merger, whether before or after approval by the shareholders of First Franklin and Smoky Mountain by any one of the following means:

            (a) By mutual written consent authorized by the boards of director of each of Smoky Mountain and First Franklin.

            (b) By the Board of Directors of Smoky Mountain, upon delivery of written notice of termination to First Franklin, if any event occurs which renders impossible of satisfaction in any material respect one or more of the conditions to the obligations of Smoky Mountain to effect the Merger set forth in Sections 6.1 and 6.3 hereof and noncompliance is not waived by Smoky Mountain.

            (c) By the Board of Directors of First Franklin, upon delivery of written notice of termination of Smoky Mountain, if any event occurs which renders impossible of satisfaction in any material respect one or more of the conditions to the obligations of First Franklin to effect the Merger set forth in Sections 6.1 and 6.2 hereof and noncompliance is not waived by First Franklin.

            (d) By the Board of Directors of Smoky Mountain or the Board of Directors of First Franklin in the event (i) the Effective Time of Merger shall not have occurred on or before September 30, 1998, and provided that no further government, regulatory, or shareholder approvals are necessary as of such date; or (ii) any court of competent jurisdiction in the United States or other federal or state governmental body shall have issued an order, decree, or ruling or taken any other action restraining, enjoining, or otherwise prohibiting the Merger or other transactions contemplated hereunder and such order, decree, ruling, or other action shall become final and non-appealable, and it is not relieved within thirty (30) days.

      7.2 Effect of Termination.

            (a) If this Agreement is terminated pursuant to Section 7.1 hereof, all further obligations of the parties hereto under this Agreement shall terminate and the Merger shall be abandoned, except that the provisions of this
Section 7.2(a) and Sections 4.11 (brokers), 5.4 (Confidential Information), and 7.2(b) (expenses in the event of termination) hereof shall survive any such termination and abandonment of the Merger.

            (b) Notwithstanding the foregoing, (i) in the event this Agreement is terminated by Smoky Mountain pursuant to Section 7.1(b) hereof (because of any act, condition or omission of First Franklin, First National, or the First National Subsidiary) or by First Franklin pursuant to Section 7.1(c) hereof (because of any act, condition, or omission of Smoky Mountain, BankFirst or the BankFirst Subsidiaries), the party terminating this Agreement shall be entitled to reimbursement from the other party for the costs and expenses (including fees and expenses of attorneys, auditors and financial advisors) actually and reasonably incurred by it in connection with this Agreement and the transactions contemplated hereby.

      7.3 Termination Without Cause. In the event that either party desires to terminate this Agreement, after approval by the stockholders of Smoky Mountain and First Franklin, for any reason, other than as set forth in Section 7.1(b) and Section 7.1(c) hereof, the terminating party shall pay to the non-terminating party the sum of Four Million ($4,000,000.00) Dollars as liquidated damages ("terminating sum"). The terminating sum shall be due and payable at the termination of the Agreement.

                                    ARTICLE 8

                                  MISCELLANEOUS

      8.1 Smoky Mountain and First National Boards of Directors. The parties hereto agree that, at the Effective Time of Merger, the number of directors of Smoky Mountain's Board of Directors shall be increased by three (3) persons. Smoky Mountain shall use its best efforts to have these additional Smoky Mountain directorships filled by the election of three (3) current directors of First Franklin, who shall serve as Smoky Mountain directors. Additionally, the parties agree that the number of directors of First National's Board of Directors shall be increased by at least one (1) person. First National shall use its best efforts to have the additional First National directorship filled by the election of one (1) current director of Smoky Mountain whose name will be set forth in Exhibit 8.1 hereto, who shall serve as a First National Director.

      8.2 Continuation of First National. For a minimum of two (2) years from the Closing Date, the legal status of First National shall not be changed nor shall its name be changed.

      8.3 Expenses. Except as provided in Section 7.2(b) hereof, each party shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereby, including the fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel.

      8.4 Entire Agreement; Amendment. This Agreement, including any Exhibits and Schedules hereto and other writings specifically referred to, constitutes the entire agreement among the parties hereto with respect to the transactions contemplated hereby and supersedes all prior oral or written agreements, commitments, or understandings with respect to the matters provided for herein. No amendment, modification, or discharge of this Agreement shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the amendment, modification, or discharge is sought; provided, however, that, subject to Section 8.4 hereof, after approval by First Franklin's Shareholders, there can be no amendment which will affect the rights of such shareholders in a manner which, in the judgment of First Franklin's Board of Directors, is materially adverse to First Franklin's Shareholders.

      8.5 Waiver. No delay or failure on the part of any party hereto to exercise any right, power, or privilege under this Agreement or under any other instrument given in connection with or pursuant to this Agreement shall impair any such right, power or privilege or be construed as a waiver of any default or as acquiescence therein. No single or partial exercise of any such right, power, or privilege shall preclude the further exercise of any such right, power or privilege or the exercise of any other right, power or privilege. No waiver shall be valid against any party hereto unless made in writing and signed by the party against whom enforcement of such waiver is sought and then only to the extent expressly specified therein.

      8.6 Governing Law. This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating hereto, shall be governed by and construed in accordance with the substantive laws and the procedural provisions of the State of Tennessee as applied to contracts executed in and to be performed in the State of Tennessee, to the extent federal law does not control.

      8.7 Governmental Agencies. All references herein to various applicable governmental regulatory agencies shall be deemed to include, to the extent required by law, any other such regulatory agency that, by virtue of legislative change or any action permitted to a party hereunder, properly assumes jurisdiction of any of the transactions contemplated in this Agreement.

      8.8 Specific Performance. The parties recognize and hereby acknowledge that it is impossible adequately to measure in money the damages that would result to a party by reason of the failure of any of the parties to perform any of the obligations imposed upon it by this Agreement. Accordingly, if, after approval by the shareholders of First Franklin and Smoky Mountain, any party should institute an action or proceeding seeking specific performance of the provisions hereof, each party against which such action or proceeding is brought hereby waives the claim or defense that the party instituting such action or proceeding has an adequate remedy at law and hereby agrees not to assert in any such action or proceeding the claim or defense that such a remedy at law exists.

      8.9 Notices. All notices, demands, requests, or other communications that may be or are required to be given, served, or sent by any party to any other party pursuant to this Agreement shall be in writing and shall be hand delivered or mailed by registered or certified mail, return receipt requested, postage prepaid, or transmitted by telegram, telex, or facsimile transmission, addressed as follows:

If to Smoky Mountain:

             Mr. Fred R. Lawson
             President and Chief Executive Officer
             Smoky Mountain Bancorp, Inc.
             625 Market Street
             Knoxville, TN   37902

With a copy to:

             Robert G. McCullough, Esq.
             Baker, Donelson, Bearman and Caldwell
             511 Union Street, Suite 1700
             Nashville, TN   37219

             Thomas McAdams, Esq.
             Bernstein, Stair and McAdams
             531 South Gay Street
             Suite 700
             Knoxville, TN   37902


If to First Franklin:

             Mr. L. A. Walker
             Chairman and Chief Executive Officer
             First Franklin Bancshares, Inc.
             204 Washington Avenue
             Post Office Box 100
             Athens, TN   37371-0100


With a copy to:

             Scott McGinness, Esq.
             Miller & Martin
             Suite 1000, Volunteer Building
             832 Georgia Avenue
             Chattanooga, TN   37402

             Kathryn R. Edge, Esq.
             Miller & Martin
             Suite 2325
             SunTrust Center
             Nashville, TN   37219

Each party may designate by notice in writing a new address to which any notice, demand, request, or communication may thereafter be so given, served, or sent. Each notice, demand, request, or communication sent by mail shall be deemed to have been given two business days after the date of such mailing (except that a notice of change of address shall not be deemed to have been given until received by the addressee). Notices sent by telegram, telex, facsimile transmission, or hand delivery shall be deemed to have been given as of the date received.

      8.10 No Third Party Beneficiaries. It is the explicit intention of the parties hereto that no person or entity other than the parties hereto is or shall be entitled to bring any action to enforce any provision of this Agreement against any of the parties hereto, and the covenants, undertakings and agreements set forth in this Agreement shall be solely for the benefit of, and shall be enforceable only by, the parties hereto or their respective successors, legal representatives as permitted hereunder, and any other persons or entities specifically designated herein, except to the extent that other persons or entities are direct beneficiaries of the provisions of Sections 5.14, 5.15 and
5.16 hereof.

      8.11 No Assignment. This Agreement may not be assigned by any of the parties hereto , by operation of law, or otherwise, except as contemplated hereby and shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and legal representatives.

      8.12 Headings. Article and section headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction, or scope of any of the provisions hereof.

      8.13 Termination of Representations and Warranties. Except for the provisions of Sections 5.14, 5.15 and 5.16, the undertakings, covenants, representations and warranties of the parties set forth in this Agreement or in certificates, schedules, or other documents delivered pursuant hereto shall expire at, and be terminated and extinguished at, the Closing; provided, however, that in the case of consummation of the Merger, no representation or warranty of First Franklin provided for herein shall be deemed to be terminated or extinguished so as to deprive Smoky Mountain of any defense in law or equity that it otherwise would have to any claim against it by any person or any claim against any person, including, without limitation, any shareholder or former shareholder of First Franklin.

      8.14 Construction. Should any provision of this Agreement require judicial interpretation, the parties hereto agree that the court interpreting or construing the same shall not apply a presumption that the term shall be more strictly construed against one party by the reason of the construction that a document is to be more strictly construed against the party than itself or through its agent prepared the same, it being agreed that Smoky Mountain and First Franklin and their respective agents have participated in the preparation hereof.

      8.15 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original instrument, but all of which counterparts shall constitute one and the same Agreement.

      8.16 Severability. If any portion or provision of this Agreement should be determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any jurisdiction, such portion or provision shall be ineffective as to that jurisdiction to the extent of such invalidity, illegality or unenforceability, without affecting in any way the validity or enforceability of the remaining portions or provisions hereof in such jurisdiction or rendering that or any other portions or provisions of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on their behalf and in their name, on the day and year first above written.

                                    SMOKY MOUNTAIN BANCORP, INC.

                                    By:  /s/ Fred R. Lawson
                                       ---------------------------------------
                                             Fred R. Lawson

                                    Its: President and Chief Executive Officer
ATTEST:

 /s/ Vickie T. Mynatt
----------------------------
Secretary
                                    FIRST FRANKLIN BANCSHARES, INC.

                                    By:  /s/ L. A. Walker, Jr
                                       ---------------------------------------
                                             L. A. Walker, Jr.

                                    Its: Chairman and Chief Executive Officer
ATTEST:

 /s/ Michael L. Bevins
----------------------------
Secretary


                                                                   Page 66 of 66

                                    AMENDMENT
                                       TO
                          AGREEMENT AND PLAN OF MERGER
                                     BETWEEN
                          SMOKY MOUNTAIN BANCORP, INC.
                                       AND
                         FIRST FRANKLIN BANCSHARES, INC.

      This Amendment (the "Amendment") hereby amends the Agreement and Plan of Merger (the "Agreement") made and entered into as of the 19th day of March, 1998, by and between Smoky Mountain Bancorp, Inc., 625 Market Street, Knoxville, Tennessee 37902 ("Smoky Mountain") and First Franklin Bancshares, Inc., 204 Washington Avenue, Athens, Tennessee 37371-0100 ("First Franklin").

                              W I T N E S S E T H

1.    The  Agreement  is hereby  amended to delete  the  following  sentence  in
      Article 2, Section 2.3 ("Closing'):

            If the closing date is after June 30, 1998, the closing shall be the last business day of the month after regulatory approval.

      In all other respects the Agreement shall remain the same.

      IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed on their behalf and in their name, on the day and year first above written.

                                      SMOKY MOUNTAIN BANCORP, INC.

                                      By: /s/ Fred R. Lawson
                                      ------------------------------------------
                                          Fred R. Lawson

                                      Its: President and Chief Executive Officer

ATTEST:

/s/ Vickie Mynatt
------------------------------
Secretary

                                      FIRST FRANKLIN BANCSHARES, INC.

                                      By: /s/ L. A. Walker
                                      ------------------------------------------
                                          L. A. Walker, Jr.

                                      Its: Chairman and Chief Executive Officer

ATTEST:

/s/ Patricia S. Adams
------------------------------
Secretary

                                                                      APPENDIX B

                                FAIRNESS OPINION

                                       OF

                        PROFESSIONAL BANK SERVICES, INC.

                [Letterhead of Professional Bank Services, Inc.]

                                              March 17, 1998

Board of Directors
First Franklin Bancshares, Inc.
204 Washington Avenue
Athens, Tennessee 37303

Dear Members of the Board:

You have requested our opinion as investment bankers as to the fairness, from a financial perspective, to the common shareholders of First Franklin Bancshares, Inc., Athens, Tennessee (the "Company") of the proposed merger of the Company with Smoky Mountain Bancorp, Inc., Knoxville, Tennessee ("SMB"). In the proposed merger, Company common shareholders will receive, 4.410 SMB common shares per Company common share or an aggregate of 723,791 SMB common shares for all 164,125 Company common shares outstanding, as further defined in the Agreement and Plan of Merger between SMB and the Company (the "Agreement"). The most recent trading activity in SMB common shares took place on February 27, 1998, when 1,785 shares traded at $50.00 per share. Under the terms of the Agreement, upon completion of the proposed merger, SMB will seek to commence a secondary offering of shares in the public market at $60.00 per common share and begin trading on the National Association of Securities Dealers Automated Quotations system (NASDAQ). At the pro forma offering price of $60.00 per SMB common share, the consideration to be received by Company common shareholders represents an aggregate value of $43,427,460 or $264.60 per Company common share.

Professional Bank Services, Inc. ("PBS") is a bank consulting firm and as part of its investment banking business is continually engaged in reviewing the fairness, from a financial perspective, of bank acquisition transactions and in the valuation of banks and other businesses and their securities in connection with mergers, acquisitions, estate settlements and other purposes. We are independent with respect to the parties of the proposed transaction.

For purposes of this opinion, PBS performed a review and analysis of the historic performance of the Company and its wholly owned subsidiaries First National Bank and Trust Company, Athens, Tennessee (the "Bank") contained in:
(i) December 31, 1997 and

June 30, 1997 FR Y-9C Consolidated Financial Statements filed by the Company with the Federal Reserve; (ii) December 31, 1997 consolidated audited financial statements and annual report Board of Directors of the Company; and (iii) September 30, 1997 Uniform Bank Performance Reports of the Company. We have reviewed and tabulated statistical data regarding the loan portfolio, securities portfolio and other performance ratios and statistics. Financial projections were prepared and analyzed as well as other financial studies, analyses and investigations as deemed relevant for the purposes of this opinion. In review of the aforementioned information, we have taken into account our assessment of general market and financial conditions, our experience in other transactions, and our knowledge of the banking industry generally.

As part of preparing this Fairness Opinion, PBS performed a due diligence review of SMB the week of March 9, 1998. As part of the due diligence, PBS reviewed the following items: minutes of the Board of Directors meetings of the subsidiary bank, BankFirst, from January 1997 through January 1998; reports of independent auditors and management letters and response thereto, for the years ending
December 31, 1996 and 1997; the most recent analysis and calculation of allowance for loan and lease losses for the subsidiary bank; internal loan review reports; investment portfolio activity reports; asset/liability management reports; asset quality reports; Uniform Holding Company Report for SMB as of December 31, 1996 and September 30, 1997; December 31, 1997 report of Condition and Income and September 30, 1997 Uniform Bank Performance Report for the subsidiary bank; discussion of pending litigation and other issues with senior management of SMB.

We have not compiled, reviewed or audited the financial statements of the Company or SMB, nor have we independently verified any of the information reviewed; we have relied upon such information as being complete and accurate in all material respects. We have not made independent evaluation of the assets of the Company or SMB.

Based on the foregoing and all other factors deemed relevant, it is our opinion as investment bankers, that, as of the date hereof, the merger consideration proposed to be received the holders of all classes of stock of the Company under the Agreement is fair and equitable from a financial perspective.

                                        Very truly yours,

                                        /s/ PROFESSIONAL BANK SERVICES, INC.
                                        ----------------------------------------
                                        Professional Bank Services, Inc.

                                                                      APPENDIX C

                                 PROVISIONS OF

                       TENNESSEE BUSINESS CORPORATION ACT

                                   GOVERNING

                               DISSENTERS' RIGHTS

                            TENNESSEE CODE ANNOTATED
                     TITLE 48. CORPORATIONS AND ASSOCIATIONS
             CHAPTER 23. BUSINESS CORPORATIONS-- DISSENTERS' RIGHTS
             PART 1-- RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

ss. 48-23-101. Definitions

As used in this chapter, unless the context otherwise requires:

      (1) "Beneficial shareholder" means the person who is a beneficial owner of shares held by a nominee as the record shareholder;

      (2) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer;

      (3) "Dissenter" means a shareholder who is entitled to dissent from corporate action under ss. 48-23-102 and who exercises that right when and in the manner required by part 2 of this chapter;

      (4) "Fair value", with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action;

      (5) "Interest" means interest from the effective date of the corporate action that gave rise to the shareholder's right to dissent until the date of payment, at the average auction rate paid on United States treasury bills with a maturity of six (6) months (or the closest maturity thereto) as of the auction date for such treasury bills closest to such effective date;

      (6) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation; and

      (7)  "Shareholder"   means  the  record   shareholder  or  the  beneficial
shareholder.

ss. 48-23-102. Shareholders rights

      (a) A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder's shares in the event of, any of the following corporate actions:

            (1) Consummation of a plan of merger to which the corporation is a party:

                  (A) If shareholder approval is required for the merger by ss. 48-21-103 or the charter and the shareholder is entitled to vote on the merger; or

                  (B) If the corporation is a subsidiary that is merged with its parent under ss. 48-21-104;

            (2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

            (3) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one
(1) year after the date of sale;

            (4) An amendment of the charter that materially and adversely affects rights in respect of a dissenter's shares because it:

                  (A) Alters or abolishes a preferential right of the shares;

                  (B) Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

                  (C) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

                  (D) Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or

                  (E) Reduces the number of shares owned by the shareholder to a fraction of a share, if the fractional share is to be acquired for cash under ss. 48-16-104; or

            (5) Any corporate action taken pursuant to a shareholder vote to the extent the charter, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

      (b) A shareholder entitled to dissent and obtain payment for the shareholder's shares under this chapter may not challenge the corporate action creating the shareholder's entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

      (c) Notwithstanding the provisions of subsection (a), no shareholder may dissent as to any shares of a security which, as of the date of the effectuation of the transaction which would otherwise give rise to dissenters' rights, is listed on an exchange registered under ss. 6 of the Securities Exchange Act of 1934, as amended, or is a "national market system security," as defined in rules promulgated pursuant to the Securities Exchange Act of 1934, as amended.

ss. 48-23-103. Partial dissenters; beneficial owners

      (a) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in the record shareholder's name only if the record shareholder dissents with respect to all shares beneficially owned by any one
(1) person and notifies the corporation in writing of the name and address of each person on whose behalf the record shareholder asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the partial dissenter dissents and the partial dissenter's other shares were registered in the names of different shareholders.

      (b) A beneficial shareholder may assert dissenters' rights as to shares of any one (1) or more classes held on the beneficial shareholder's behalf only if the beneficial shareholder:

            (1) Submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

            (2) Does so with respect to all shares of the same class of which the person is the beneficial shareholder or over which the person has power to direct the vote.

ss. 48-23-201. Notice of shareholders right to dissent

      (a) If proposed corporate action creating dissenters' rights under ss. 48-23-102 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this chapter and be accompanied by a copy of this chapter.

      (b) If corporate action creating dissenters' rights under ss. 48-23-102 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in ss. 48-23-203.

      (c) A corporation's failure to give notice pursuant to this section will not invalidate the corporate action.

ss. 48-23-202. Dissenting shareholders duties

      (a) If proposed corporate action creating dissenters' rights under ss. 48-23-102 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights must:

            (1) Deliver to the corporation, before the vote is taken, written notice of the shareholder's intent to demand payment for the shareholder's shares if the proposed action is effectuated; and

            (2) Not vote the shareholder's shares in favor of the proposed action. No such written notice of intent to demand payment is required of any shareholder to whom the corporation failed to provide the notice required by ss. 48-23-201.

      (b) A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment for the shareholder's shares under this chapter.

ss. 48-23-203. Dissenters' notice

      (a) If proposed corporate action creating dissenters' rights under ss. 48-23-102 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of ss. 48-23-202.

      (b) The dissenters' notice must be sent no later than ten (10) days after the corporate action was authorized by the shareholders or effectuated, whichever is the first to occur, and must:

            (1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

            (2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

            (3) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the principal terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not the person asserting dissenters' rights acquired beneficial ownership of the shares before that date;

            (4) Set a date by which the corporation must receive the payment demand, which date may not be fewer than one (1) nor more than two (2) months after the date the subsection (a) notice is delivered; and

            (5) Be accompanied by a copy of this chapter if the corporation has not previously sent a copy of this chapter to the shareholder pursuant to ss. 48-23-201.

ss. 48-23-204. Shareholder demanding payment and depositing share certificates

      (a) A shareholder sent a dissenters' notice described in ss. 48-23-203 must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenters' notice pursuant to ss. 48-23-203(b)(3), and deposit the shareholder's certificates in accordance with the terms of the notice.

      (b) The  shareholder  who demands  payment and deposits the  shareholder's share certificates under subsection (a) retains all other rights of a shareholder until these rights are canceled or modified by the effectuation of the proposed corporate action.

      (c) A shareholder who does not demand payment or deposit the shareholder's share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for the shareholder's shares under this chapter.

      (d) A demand for payment filed by a shareholder may not be withdrawn unless the corporation with which it was filed, or the surviving corporation, consents thereto.

ss. 48-23-205. Restricting transfer of uncertificated shares

      (a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is effectuated or the restrictions released under ss. 48-23-207.

      (b)  The  person  for  whom   dissenters'   rights  are   asserted  as  to
uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the effectuation of the proposed corporate action.

ss. 48-23-206. Payments to dissenters

      (a) Except as provided in ss. 48-23-208, as soon as the proposed corporate action is effectuated, or upon receipt of a payment demand, whichever is later, the corporation shall pay each dissenter who complied with ss. 48-23-204 the amount the corporation estimates to be the fair value of each dissenter's shares, plus accrued interest.

      (b) The payment must be accompanied by:

            (1) The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen (16) months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

            (2) A statement of the corporation's estimate of the fair value of the shares;

            (3) An explanation of how the interest was calculated;

            (4) A statement of the dissenter's right to demand payment under ss. 48-23-209; and

            (5) A copy of this chapter if the corporation has not previously sent a copy of this chapter to the shareholder pursuant to ss. 48-23-201 or ss. 48-23-203.

ss. 48-23-207. Corporations failure to effectuate proposed action

      (a) If the corporation does not effectuate the proposed action that gave rise to the dissenters' rights within two (2) months after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

      (b) If, after returning deposited certificates and releasing transfer restrictions, the corporation effectuates the proposed action, it must send a new dissenters' notice under ss. 48-23-203 and repeat the payment demand procedure.

ss. 48-23-208. After-acquired shares; withholding payment

      (a) A corporation may elect to withhold payment required by ss. 48-23-206 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the principal terms of the proposed corporate action.

      (b) To the extent the corporation elects to withhold payment under subsection (a), after effectuating the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter's demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under ss. 48-23-209.

ss. 48-23-209. Disagreement between dissenter and corporation regarding fair value

      (a) A dissenter may notify the corporation in writing of the dissenter's own estimate of the fair value of the dissenter's shares and amount of interest due, and demand payment of the dissenter's estimate (less any payment under ss. 48-23-206), or reject the corporation's offer under ss. 48-23-208 and demand payment of the fair value of the dissenter's shares and interest due, if:

            (1) The dissenter believes that the amount paid under ss. 48-23-206 or offered under ss. 48-23-208 is less than the fair value of the dissenter's shares or that the interest due is incorrectly calculated;

            (2) The corporation fails to make payment under ss. 48-23-206 within two (2) months after the date set for demanding payment; or

            (3) The corporation, having failed to effectuate the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within two (2) months after the date set for demanding payment.

      (b) A dissenter waives the dissenter's right to demand payment under this section unless the dissenter notifies the corporation of the dissenter's demand in writing under subsection (a) within one (1) month after the corporation made or offered payment for the dissenter's shares.

ss. 48-23-301. Commencement of proceeding; parties; jurisdiction; judgment

      (a) If a demand for payment under ss. 48-23-209 remains unsettled, the corporation shall commence a proceeding within two (2) months after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the two-month period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

      (b) The corporation shall commence the proceeding in a court of record having equity jurisdiction in the county where the corporation's principal office (or, if none in this state, its registered office) is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

      (c) The corporation shall make all dissenters (whether or not residents of this state) whose demands remain unsettled, parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

      (d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint one (1) or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

      (e) Each dissenter made a party to the proceeding is entitled to judgment:

            (1) For the amount, if any, by which the court finds the fair value of the dissenter's shares, plus accrued interest, exceeds the amount paid by the corporation; or

            (2) For the fair value, plus accrued interest, of the dissenter's after-acquired shares for which the corporation elected to withhold payment under ss. 48-23-208.

ss. 48-23-302. Costs and attorney fees

      (a) The court in an appraisal proceeding commenced under ss. 48-23-301 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under ss. 48-23-209.

      (b) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable against:

            (1) The corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of part 2 of this chapter; or

            (2) Either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

      (c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

                                                                      APPENDIX D

                                  Tax Opinion

                                       of


                             Miller and Martin LLP

                       [Letterhead of Miller & Martin LLP]

                                  June 22, 1998

Mr. L. A. Walker, Jr.
Chairman and Chief Executive Officer
First Franklin Bancshares, Inc.
204 Washington Avenue
P.O. Box 100
Athens, Tennessee 37371-0100

Dear Mr. Walker:

      We have acted as special counsel to First Franklin Bancshares, Inc., a corporation organized under the laws of Tennessee ("FFBS"), in connection with the planned acquisition of FFBS by BankFirst Corporation, a corporation organized under the laws of Tennessee ("BFC"), accomplished by means of a merger of FFBS with and into BFC (the "Merger"), pursuant to the Agreement and Plan of Merger, dated as of the 19th day of March, 1998, by and between FFBS and BFC (the "Merger Agreement"). Capitalized terms used but not defined herein shall have the meanings specified in the Proxy Statement-Prospectus pertaining to the Merger.

      We have assumed with your consent that:

            (a) the Merger will be effected in accordance with the Merger Agreement; and

            (b) the representations contained in the letters of representation from FFBS, BFC and certain management shareholders of FFBS to us will be true on the Effective Date;

            (c) all signatures and documents (whether originals or certified or photostatic copies) are authentic and genuine;

            (d) all participants in the Merger possess adequate legal capacity; and

            (e) FFBS and BFC will comply with all reporting obligations with respect to the Merger required under the Internal Revenue Code of 1986, as amended (the "Code"), and the Treasury Regulations promulgated thereunder.

      On the basis of the foregoing, and our consideration of such other matters of fact and law as we have deemed necessary or appropriate, and subject to the conditions and limitations expressed herein:

            (i) it is our opinion for federal income tax purposes that the Merger will constitute a reorganization under Section 368(a) of the Code; and

            (ii) the statements contained in lettered paragraphs a-g of the section of the Proxy Statement-Prospectus entitled "The Merger - Certain Federal Income Tax Consequences," constitute our opinion with respect to the federal income tax issues discussed in the aforementioned paragraphs.

      The tax consequences described above may not be applicable to FFBS shareholders that (i) are subject to the alternative minimum tax; (ii) acquired their FFBS Common pursuant to the exercise of an employee stock option or right or otherwise as compensation; (iii) hold FFBS Common as part of a "straddle," "conversion transaction," "hedging transaction" or other risk reduction transaction; or (iv) are insurance companies, securities dealers, financial institutions, tax-exempt organizations, or foreign persons.

      The foregoing opinion addresses only certain consequences of a corporate reorganization for federal income tax purposes. We have not considered the effect on this transaction, if any, of foreign, state and local taxes, sales and use taxes, or any other taxes. Moreover, the discussion of United States federal income tax consequences set forth above is based upon the Code, the Treasury Regulations promulgated thereunder and administrative rulings and court decisions effective as of the date hereof. All of the foregoing authorities are subject to change, possibly with retroactive effect, and any such change could affect the validity of the foregoing opinion.

      The foregoing opinion is intended for and may be relied upon solely by FFBS and its shareholders.

      We hereby consent to the reference to us under the heading "THE MERGER -- Federal Income Tax Consequences" in the Proxy Statement-Prospectus pertaining to the Merger and to the filing of this opinion as an exhibit to the related Registration Statement on Form S-4 filed with the Securities and Exchange Commission. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                               Very truly yours,

                                               MILLER & MARTIN LLP

                                               By: /s/ W. Scott McGuiness, Jr.
                                                   -----------------------------
                                                   W. Scott McGuiness, Jr.
                                                   Partner

================================================================================


This prospectus incorporates documents by reference which are not presented herein or delivered herewith. These documents are available upon request from C. David Allen, Chief Financial Officer, BankFirst Corporation, 625 Market Street, Knoxville, Tennessee 37902; (423) 595-1100. In order to ensure timely delivery of the documents, any request should be made by June 26, 1998.


                             ----------------------

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

Available Information.........................................................2
Summary.......................................................................3
Forward Looking Statements....................................................9
Risk Factors..................................................................9
The Special Meetings.........................................................13
The Merger...................................................................15
Pro Forma Financial Information..............................................29
BFC Management's Discussion and Analysis
  of Financial Condition and Results of
  Operations.................................................................36
Business of BFC..............................................................57
Management of BFC............................................................66
Description of BFC Capital Stock.............................................72
FFBS Management's Discussion and
   Analysis of Financial Condition and
   Results of Operations.....................................................73
Business of FFBS.............................................................89
Description of FFBS Capital Stock............................................95
Effect of the Merger on Rights of Shareholders...............................96
Validity of Common Stock.....................................................97
Experts......................................................................97
Index to Financial Statements...............................................F-1

================================================================================

================================================================================


                                 723,791 Shares


                              BankFirst Corporation


                                  Common Stock


                                  -------------

                              JOINT PROXY STATEMENT
                                   PROSPECTUS

                                  -------------



                                  June 22, 1998



================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 21. Exhibits and Financial Statement Schedules

(a)   Exhibits

  Number            Description
  ------            -----------

    2 Agreement and Plan of Merger between Smoky Mountain Bancorp, Inc. and First Franklin Bancshares, Inc., dated March 19, 1998. (Included as Appendix A to the Joint Proxy Statement/Prospectus).

    3.1* Amended and Restated Charter of BankFirst Corporation, as amended.

    3.2*          Bylaws of BankFirst Corporation.

    4*            Form of Common Stock Certificate.

    5* Opinion and Consent of Ritchie & Eubanks PLLC regarding the validity of the Common Stock registered hereunder.

    8             Opinion of Miller & Martin LLP regarding tax matters.

    10.1*         BankFirst Corporation Incentive Stock Option Plan.

    10.2* Smoky Mountain Bancorp, Inc. Employee Stock Ownership Plan, as amended April 1, 1989.

    10.3*         Stock Option Plan of BankFirst dated March 14, 1995.

    10.4*         BankFirst Incentive Stock Option Plan dated October 11, 1995.

    10.5*
                  Agreement to Purchase Stock between BankFirst and Cutis Mortgage Company; William H. Curtis and Gordon C. Curtis, dated January 13, 1998.

    10.6* Agreement and Plan of Merger of BankFirst and First National Bank of Gatlinburg, dated January 16, 1997.

    10.7* Acquisition Agreement between Smoky Mountain Bancorp, Inc. and BankFirst, dated August 15, 1996.

    10.8* BankFirst v. Electronic Communication Corporation, et. al., Partial Settlement Agreement, dated March 18, 1998.

    10.9* Lease Agreement between BankFirst and Clayton Homes, Inc., dated July 1, 1997.

    10.10*        Form of Letter Agreement between Smoky Mountain Bancorp,  Inc.
                  and the Directors of First Franklin Bancshares, Inc.


    16.1** Letter of Coopers & Lybrand, L.L.P. Regarding Change in Certifying Accountant.

    16.2** Letter of Hazlett, Lewis & Bieter, P.L.L.C. regarding change in Certifying Accountant


    21*           List of Subsidiaries.

    23.1*         Consent of Ritchie & Eubanks PLLC (included in Exhibit 5).

    23.2          Consent of Miller & Martin LLP (included in Exhibit 8).

    23.3          Consent of Crowe, Chizek and Company  LLP

    23.4          Consent of Coopers & Lybrand L.L.P.

    23.5          Consent of G.R. Rush & Company, P.C.

    23.6          Consent of Hazlett, Lewis & Bieter, P.L.L.C.

    23.7*         Consent of Professional Bank Services, Inc.

    24*           Powers of Attorney.

    27*           Financial Data Schedule.

    99.1* Form of Proxy for Special Meeting of Shareholders of BankFirst Corporation.

    99.2* Form of Proxy for Special Meeting of Shareholders of First Franklin Bancshares, Inc.

    99.3*         Fairness Opinion of Professional Bank Services, Inc.

    99.4*         Charter of First Franklin Bancshares, Inc.

    99.5*         Bylaws of First Franklin Bancshares, Inc.


    99.6* Consent of L. A. Walker, Jr., W. D. Sullins, Jr. and C. Scott Mayfield, Jr.

    * Filed previously with S-4 Registration Statement No. 333-52051, dated May 7, 1998.

   ** Filed  previously  with Amendment No. 1 to S-4 Registration  Statement No.
      333-52051, dated June 12, 1998.


(b) Financial Statement Schedules.
    Not applicable.

(c) Not Applicable.

Item 22.  Undertakings

      (a) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

      (b) The Registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (a) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant for expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      (d) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus files as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

      The undersigned Registrant hereby further undertakes that, for purposes of determining liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (e) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Proxy Statement-Prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

      (f) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.


      (g) The undersigned Registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus  required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the  prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (iii) To include any material  information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

            (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES


      Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Knoxville, State of Tennessee on June 22, 1998.


                                       BANKFIRST CORPORATION

                                       By: /s/ FRED R. LAWSON
                                           -------------------------------------
                                           Fred R. Lawson, President and Chief
                                                   Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

       Name                             Position                       Date
       ----                             --------                       ----

*
------------------------------
James L. Clayton                 Chairman and Director             June 22, 1998

/s/ FRED R. LAWSON
------------------------------
Fred R. Lawson                   President, Chief Executive        June 22, 1998
                                 Officer and Director

*
------------------------------
C. David Allen                   Chief Financial Officer           June 22, 1998

*
------------------------------
C. Warren Neel                   Director                          June 22, 1998

*
------------------------------
Charles Earl Ogle, Jr.           Director                          June 22, 1998

*
------------------------------
Geoffrey A. Wolpert              Director                          June 22, 1998

*Fred R. Lawson hereby signs this Amendment on June 22, 1998 on behalf of each of the indicated persons for whom he is attorney-in-fact pursuant to a power of attorney previously filed.


     /s/ FRED R. LAWSON
--------------------------------
Fred R. Lawson, Attorney-in-Fact

                                 EXHIBIT INDEX

  Number                             Description                            Page
  ------                             -----------                            ----
    2        Agreement and Plan of Merger between Smoky Mountain Bancorp,
             Inc. and First Franklin  Bancshares,  Inc.,  dated March 19,
             1998.   (Included   as   Appendix  A  to  the  Joint   Proxy
             Statement/Prospectus).

    3.1* Amended and Restated Charter of BankFirst Corporation, as amended.

    3.2*     Bylaws of BankFirst Corporation.

    4*       Form of Common Stock Certificate.

    5* Opinion and Consent of Ritchie & Eubanks PLLC regarding the validity of the Common Stock registered hereunder.

    8        Opinion of Miller & Martin LLP regarding tax matters.

    10.1*    BankFirst Corporation Incentive Stock Option Plan.

    10.2* Smoky Mountain Bancorp, Inc. Employee Stock Ownership Plan, as amended April 1, 1989.

    10.3*    Stock Option Plan of BankFirst dated March 14, 1995.

    10.4*    BankFirst  Incentive  Stock  Option  Plan dated  October 11,
             1995.

    10.5* Agreement to Purchase Stock between BankFirst and Cutis Mortgage Company; William H. Curtis and Gordon C. Curtis, dated January 13, 1998.

    10.6* Agreement and Plan of Merger of BankFirst and First National Bank of Gatlinburg, dated January 16, 1997.

    10.7* Acquisition Agreement between Smoky Mountain Bancorp, Inc. and BankFirst, dated August 15, 1996.

    10.8* BankFirst v. Electronic Communication Corporation, et. al., Partial Settlement Agreement, dated March 18, 1998.

  Number                             Description                            Page
  ------                             -----------                            ----
    10.9* Lease Agreement between BankFirst and Clayton Homes, Inc., dated July 1, 1997.

    10.10* Form of Letter Agreement between Smoky Mountain Bancorp, Inc. and the Directors of First Franklin Bancshares, Inc.


    16.1** Letter of Coopers & Lybrand, L.L.P. Regarding Change in Certifying Accountant.

    16.2** Letter of Hazlett, Lewis & Bieter, P.L.L.C. regarding change in Certifying Accountant


    21*      List of Subsidiaries.

    23.1*    Consent of Ritchie & Eubanks PLLC (included in Exhibit 5).

    23.2     Consent of Miller & Martin LLP (included in Exhibit 8).

    23.3     Consent of Crowe, Chizek and Company, LLP

    23.4     Consent of Coopers & Lybrand, L.L.P.

    23.5     Consent of G.R. Rush & Company, P.C.

    23.6     Consent of Hazlett, Lewis & Bieter, P.L.L.C.

    23.7*    Consent of Professional Bank Services, Inc.

    24*      Powers of Attorney.

    27*      Financial Data Schedule.

    99.1* Form of Proxy for Special Meeting of Shareholders of BankFirst Corporation.

    99.2* Form of Proxy for Special Meeting of Shareholders of First Franklin Bancshares, Inc.

    99.3*    Fairness Opinion of Professional Bank Services, Inc.

    99.4*    Charter of First Franklin Bancshares, Inc.

    99.5*    Bylaws of First Franklin Bancshares, Inc.

    99.6     Consent of L.A. Walker, Jr., W.D. Sullins, Jr. and
             C. Scott Mayfield, Jr.


    *Filed  previously  with  S-4  Registration  Statement  No. 333-52051, dated
     May 7, 1998.

   ** Filed  previously  with Amendment No. 1 to S-4 Registration  Statement No.
      333-52051, dated June 12, 1998.